UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CITIGROUP INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Citigroup Inc.

399 Park Avenue

New York, NY 10043

March 12, 2010

Dear Stockholder:

We cordially invite you to attend Citi’s annual stockholders’ meeting. The meeting will be held on Tuesday, April 20, 2010, at 9AM at the Hilton New York, 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on the Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

The Board would also like to recognize our retiring directors, C. Michael Armstrong, John M. Deutch and Anne M. Mulcahy for their many contributions to Citi. The collective wisdom and insight of these directors have been an invaluable source of strength for Citi.

Thank you for your support of Citi.

Sincerely,

Richard D. Parsons

Chairman of the Board

This proxy statement and the accompanying proxy card are being mailed to

Citi’s stockholders beginning about March 12, 2010.

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citi’s annual stockholders’ meeting will be held on Tuesday, April 20, 2010, at 9AM at the Hilton New York, 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on the Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets. You will need an admission ticket or proof of ownership of Citi stock to enter the meeting.

At the meeting, stockholders will be asked to

➢	act on certain stockholder proposals,

➢	ratify the selection of Citi’s independent registered public accounting firm for 2010,

➢	elect directors,

➢	approve Citi’s 2009 Executive Compensation,

➢	approve additional shares under the Citigroup 2009 stock incentive plan,

➢	approve an amendment to the Citigroup 2009 stock incentive plan to award additional shares required to be issued in accordance with Citi’s agreement to repay its TARP obligations,

➢	ratify the Tax Benefits Preservation Plan,

➢	approve an extension of the Board’s authority to effect a reverse stock split, and

➢	consider any other business properly brought before the meeting.

The close of business on February 25, 2010 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available at Citi’s headquarters, 399 Park Avenue, New York City, before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors

Michael S. Helfer

Corporate Secretary

March 12, 2010

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Citi is soliciting your vote at the 2010 annual meeting of Citi’s stockholders.

Where and when will the annual meeting take place?

The meeting is scheduled to begin at 9 AM on April 20, 2010 at the Hilton New York at 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets.

What will I be voting on?

•	Six stockholder proposals (see page 123).
•	Ratification of KPMG LLP (KPMG) as Citi’s independent registered public accounting firm for 2010 (see page 88).
•	Election of directors (see page 20).
•	Approval of Amendments to the Citigroup 2009 Stock Incentive Plan (to increase authorized shares) (see page 89).
•	Approval of TARP repayment shares (and related amendments to the Citigroup 2009 Stock Incentive Plan) (see page 97).
•	Approval of Citi’s 2009 Executive Compensation (see page 111).
•	Ratification of the Tax Benefits Preservation Plan (see page 111).

• Approval of an extension of the Board’s authority to effect a reverse stock split (REVERSE STOCK SPLIT EXTENSION) (see page 114).

An agenda will be distributed at the meeting.

How many votes do I have?

You will have one vote for every share of Citi common stock you owned on February 25, 2010 (the record date).

How many votes can be cast by all stockholders?

28,558,903,303, consisting of one vote for each of Citi’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 14,279,451,653. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single stockholder control as much as 5% of any class of Citi’s voting stock?

As of December 31, 2009 (i) the U.S. Treasury continues to hold approximately 7.7 billion shares, or approximately 27%, of Citi’s common stock, (ii) the U.S. Treasury and the Federal Deposit Insurance Corporation (FDIC) continue to hold an aggregate of approximately $5.3 billion of Citi’s trust-preferred securities, and (iii) the U.S. Treasury continues to hold three warrants exercisable for an aggregate of approximately 465.1 million shares of Citi’s common stock. See —Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Repayment of TARP and Exit of Loss-Sharing Agreement; Common and Preferred Stock Activities in the Form 10-K for 2009.

For further information, see “Stock Ownership—Owners of More than 5% of Our Common Stock” in this proxy statement.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must either

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,
•	vote by telephone (instructions are on the proxy card), or
•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by April 19, 2010.

Citi employees who participate in equity programs may receive their proxy cards separately.

If you want to vote in person at the annual meeting, and you hold your Citi stock through a securities broker (that is, in “street name”), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citi’s Corporate Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted, in accordance with the board’s recommendation, for the nominees listed on the card, for KPMG as independent registered public accounting firm for 2010, for the amendments to the Citigroup 2009 Stock Incentive Plan, for the TARP repayment shares proposal, for Citi’s 2009 Executive Compensation, for the Tax Benefits Preservation Plan, for the REVERSE STOCK SPLIT EXTENSION proposal and against the other proposals.

Can my broker vote my shares for me on the election of directors?

No. Please note that this year the rules that govern how brokers vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Can my shares be voted if I don’t return my proxy card and don’t attend the annual meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary. KPMG’S appointment, Citi’s 2009 Executive Compensation and the REVERSE STOCK SPLIT EXTENSION proposal are discretionary items. NYSE member brokers that do not receive instructions from beneficial owners may vote on these proposals in the following manner: (1) a Citi affiliated member is permitted to vote your shares in the same proportion as all other shares are voted with respect to each such proposal; and (2) all other NYSE member brokers are permitted to vote your shares in their discretion. The brokers will not be able to vote your shares for the election of directors, the amendments to the Citigroup 2009 Stock Incentive Plan, the TARP repayment shares proposal, the Tax Benefits Preservation Plan, and the stockholder proposals if you fail to provide instructions.

If you don’t vote your shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

If I hold shares through Citigroup’s 401(k) Plan and do not provide voting instructions, how will my shares be voted?

If you hold shares of common stock through Citigroup’s 401(k) Plan and do not provide voting instructions to the plan trustee, your shares will be voted in the same proportion as the shares beneficially owned through our 401(k) Plan for which voting instructions are received, unless otherwise required by law.

How are my votes counted?

You may vote for or against each director nominee, or abstain from voting on a director nominee. Each nominee for director will be elected if the votes for the director exceed the votes against the director. Abstentions will not be counted either for or against the director but will be counted for purposes of establishing a quorum.

You may vote for or against the ratification of KPMG, or abstain from voting on this proposal. If you abstain from voting on the ratification of KPMG, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal.

With respect to the following proposals, you may vote for or against, or abstain from voting. If you abstain from voting, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal. The proposals are:

•	amendments to the Citigroup 2009 Stock Incentive Plan;
•	the TARP repayment shares proposal;
•	Citi’s 2009 Executive Compensation;
•	the Tax Benefits Preservation Plan proposal;
•	the REVERSE STOCK SPLIT EXTENSION proposal; or
•	any stockholder proposal.

How many votes are required to elect directors and to adopt the other proposals?

Citi has adopted a by-law providing a majority vote standard for director elections. The by-law amendment provides that if a nominee receives, in an uncontested election, a number of votes cast against his or her election that is greater than the number of votes cast for the election of the director, such director shall offer to resign from his or her position as a director. Unless the board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election.

KPMG’s appointment, the amendments to the Citigroup 2009 Stock Incentive Plan, the TARP repayment shares proposal, Citi’s 2009 Executive Compensation, the Tax Benefits Preservation Plan, and the stockholder proposals each require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be adopted.

The REVERSE STOCK SPLIT EXTENSION proposal requires the affirmative vote of a majority of the outstanding shares of common stock in order to be adopted. If you neither attend the meeting nor vote by proxy on the REVERSE STOCK SPLIT EXTENSION proposal, your shares will also be counted as votes against the proposal.

Is my vote confidential?

In 2006, the board adopted a confidential voting policy as a part of its Corporate Governance Guidelines. Under the policy, all proxies, ballots, and vote tabulations are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential, please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone or by the Internet. If you hold your shares in “street name” or through an employee benefit plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement. For further details regarding this policy, please see the Corporate Governance Guidelines attached as Annex A to this proxy statement.

Could other matters be decided at the annual meeting?

We don’t know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission ticket or proof of ownership of Citi stock to enter the meeting. When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket will be included in your proxy materials. If you don’t bring your admission ticket, or opted to receive your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citi stockholder. If you hold your shares in a joint account, both owners can be admitted to the meeting, provided that proof of joint ownership is given. Citi will not be able to accommodate guests at the annual meeting. Any persons needing special assistance should contact Shareholder Relations at the following email address: shareholderrelations@citi.com.

How can I access Citi’s proxy materials and annual report electronically?

This proxy statement and the 2009 annual report are available on Citi’s website at www.citigroup.com. Click on “About Citi,” “Corporate Governance,” then “Financial Disclosure,” and then “Annual Reports & Proxy Statements.” Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet.

If you are a stockholder of record, you can choose this option and save Citi the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citi stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Citi’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

How We Have Done

Annual Report

If you received these materials by mail, you should have also received Citi’s annual report to stockholders for 2009 with them. The 2009 annual report is also available on Citi’s website at www.citigroup.com. We urge you to read these documents carefully. In accordance with the Securities and Exchange Commission’s (SEC) rules, the Five-Year Performance Graph appears in the 2009 Annual Report on Form 10-K.

Corporate Governance

Citi continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern Citi’s businesses. Citi is active in ensuring its governance practices are at the leading edge of best practices. Among other initiatives, Citi in recent years has:

➢	amended our by-laws to provide that if Citi does not have an independent chairman of the board, the board shall elect a lead independent director;

➢	amended our by-laws to give holders of at least 25% of the outstanding common stock the right to call a special meeting;

➢	separated the audit and risk management committee into two committees: the audit committee and a separate risk management and finance committee;

➢	eliminated super-majority vote provisions contained in our charter;

➢	amended our by-laws to include a majority vote standard for director elections;

➢	adopted a policy to recoup unearned compensation; and

➢

adopted a Political Contributions and Lobbying Statement under which Citi annually compiles and publishes a list of our political contributions. The policy and a list of our 2009 political contributions are available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The current charters of the audit, Citi Holdings oversight, nomination and governance, personnel and compensation, public affairs and risk management and finance committees, as well as Citi’s Corporate Governance Guidelines, Code of Conduct and Code of Ethics, are available in the “Corporate Governance” section of Citi’s website: www.citigroup.com. Citi stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 425 Park Avenue, 2nd floor, New York, NY 10022.

Nomination and Governance Committee

The nomination and governance committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Citi’s Corporate Governance Guidelines, which are attached to this proxy statement as Annex A. A copy of the committee’s charter is available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

On December 15, 2009, the Board of Directors adopted a by-law amendment which provides that, if the chairman of the board does not qualify as independent under NYSE rules, the board shall elect a lead independent director, and that lead director will be empowered (among other responsibilities) to lead the executive sessions of the non-management directors at board meetings. Details regarding the selection, duties, term, and tenure of the independent lead director are specified in Citi’s Corporate Governance Guidelines, attached as Annex A to this proxy statement.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by security holders. In 2009, the committee engaged Spencer Stuart to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the committee and approved by the board:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•

Whether the candidate has had business, governmental, non-profit or professional experience at the chairman, chief executive officer, chief operating officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale.

•

Whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the company operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

•

Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the board is called upon to make.

•

Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of the company’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the committee and the board.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and members of senior management.

For the 2010 annual meeting, we received timely notice of director nominations from 7 stockholders who nominated themselves or another person to stand for election at the annual meeting. The qualifications of these individuals were discussed at meetings of the nomination and governance committee and the views of Spencer Stuart on the candidates were considered. After deliberation, the committee decided not to include these individuals on the slate of candidates it proposed to the full board for consideration. The committee used the above-mentioned criteria to evaluate the candidates.

Board Diversity

Among the factors that the nomination and governance committee considers when evaluating the composition of the board, diversity is critical. For a company like Citi, which operates in over 100 countries around the globe, diversity includes race, ethnicity and gender as well as the diversity of the communities and geographies in which Citi operates. Included in the qualifications for directors listed in the company’s Corporate Governance Guidelines is “whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the company operates.” Citi’s board is committed to ensuring that it comprises individuals whose backgrounds reflect the diversity represented by our employees, customers and stakeholders. The candidates nominated for election at Citi’s 2010 annual meeting exemplify that diversity: two nominees are women (13 percent) and five nominees (33 percent) – including the chairman and the chief executive officer – are Asian, African-American or Hispanic. In addition, each director candidate contributes to the board’s overall diversity by providing a variety of perspectives, personal and professional experiences and backgrounds, as well as other characteristics, such as global and international business experience. The board is satisfied that the current nominees reflect an appropriate diversity of gender, age, race, geographical background and experience but is committed to continuing to consider diversity issues in evaluating the composition of the board.

Corporate Governance Guidelines

Citi’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the board, is set forth in Annex A to this proxy statement. The Guidelines outline the responsibilities, operations, qualifications and composition of the board.

Our goal is that at least two-thirds of the members of the board be independent. A description of our independence criteria and the results of the board’s independence determinations are set forth below.

The number of other public company boards on which a director may serve is subject to a case-by-case review by the nomination and governance committee, in order to ensure that each director is able to devote sufficient time to performing his or her duties as a director. Interlocking directorates are prohibited (inside directors and executive officers of Citi may not sit on boards of companies where a Citi outside director is an executive officer).

The Guidelines require that all members of the required committees of the board (audit, nomination and governance, and personnel and compensation) be independent. Committee members are appointed by the board upon recommendation of the nomination and governance committee. Committee membership and chairs are rotated periodically. The board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of management.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the independent chairman.

If a director has a substantial change in professional responsibilities, occupation or business association, he or she is required to notify the nomination and governance committee and to offer his or her resignation from the board. The nomination and governance committee will evaluate the facts and circumstances and make a recommendation to the board whether to accept the resignation or request that the director continue to serve on the board. If a director assumes a significant role in a not-for-profit entity, he or she is asked to notify the nomination and governance committee.

Directors are expected to attend board meetings, meetings of the committees and subcommittees on which they serve and the annual meeting of stockholders. All of the directors then in office attended Citi’s 2009 annual meeting.

The nomination and governance committee nominates one of the members of the board to serve as chairman of the board on an annual basis. The nomination and governance committee also conducts an annual review of board performance, and each committee conducts its own self-evaluation. The board and committees may engage an outside consultant to assist in conducting the self-evaluations. The results of these evaluations are reported to the board.

Directors have full and free access to senior management and other employees of Citi. New directors are provided with an orientation program to familiarize them with Citi’s businesses and its legal, compliance, regulatory and risk profile. Citi provides educational sessions on a variety of topics, which all members of the board are invited to attend. These sessions are designed to allow directors to, for example, develop a deeper understanding of a business issue or a complex financial product.

The board reviews the personnel and compensation committee’s report on the performance of senior executives in order to ensure that they are providing the best leadership for Citi. The board also works with the nomination and governance committee to evaluate potential successors to the CEO.

If a director, or an immediate family member who shares the director’s household, serves as a director, trustee or executive officer of a foundation, university, or other not-for-profit organization and such entity receives contributions from Citi and/or the Citi Foundation, such contributions will be reported to the nomination and governance committee at least annually.

The Guidelines affirm Citi’s stock ownership commitment, which is described in greater detail in this proxy statement. In 2008, the stock ownership commitment was reviewed in connection with the reorganization of Citi’s senior management structure and was simplified as part of Citi’s continuing efforts to streamline the organization and become more efficient. The members of the management executive committee are generally required to retain at least 75 percent of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and exercise prices) as long as they are members of senior management. Members of the senior leadership committee are also required to retain at least 50 percent of the same categories of net equity awards for the same period of time. Directors are similarly required to retain at least 75 percent of the net equity awarded to them. In addition, Citi has adopted a personal trading policy which limits trading by directors, members of the senior leadership committee and certain employees in Citi stock and prohibits these individuals from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by the stock ownership commitment and deferred stock compensation structures.

The Guidelines restrict certain financial transactions between Citi and its subsidiaries on the one hand and directors, senior management and their immediate family members on the other. Personal loans to executive officers and directors of Citi and its public issuer subsidiaries and the most senior executives of the company, or immediate family members who share any such person’s household, are prohibited, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker-dealer subsidiary of Citi made on market terms in the ordinary course of business. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 11 of this proxy statement.

The Guidelines prohibit investments or transactions by Citi or its executive officers and those immediate family members who share an executive officer’s household in a partnership or other privately-held entity in which an outside director is a principal or in a publicly-traded company in which an outside director owns or controls more than a 10% interest. Directors and those immediate family members who share the director’s household are not permitted to receive initial public offering allocations. Directors and their immediate family members may participate in Citi-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citi-sponsored investment opportunities. Finally, there is a prohibition on certain investments by directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citi.

Director Independence

The board has adopted categorical standards to assist the board in evaluating the independence of each of its directors. The categorical standards, which are set forth below, describe various types of relationships that could potentially exist between a director or an immediate family member of a director and Citi and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the board will deem such person to be independent.

In 2009, the board and the nomination and governance committee reviewed certain information obtained from directors’ responses to a questionnaire asking about their relationships with Citi, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by Citi’s businesses related to transactions, relationships or arrangements between Citi on the one hand and a director, immediate family member of a director, or a primary business or charitable affiliation of a director, on the other. The board reviewed certain relationships or transactions between the directors or immediate family members of the directors or their primary business or charitable affiliations on the one hand and Citi on the other and determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related categorical standards. The board also determined that, applying the guidelines and standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules and regulations, each of the following directors standing for re-election and the nominee standing for election are independent: Alain J.P. Belda, Timothy C. Collins, Jerry A. Grundhofer, Andrew N. Liveris, Michael E. O’Neill, Richard D. Parsons, Lawrence Ricciardi, Judith Rodin, Robert L. Ryan, Anthony M. Santomero, Diana L. Taylor and William S. Thompson, Jr.

Categorical Standards

•	Advisory, Consulting and Employment Arrangements
➢

During any 12 month period within the last three years, neither a director nor any immediate family member of a director shall have received from the company, directly or indirectly, any compensation, fees or benefits in an amount greater than $120,000, other than amounts paid (a) pursuant to the company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to an immediate family member of a director who is a non-executive employee of the company or another entity.

In addition, no member of the audit committee, nor any immediate family member who shares such individual’s household, nor any entity in which an audit committee member is a partner, member or executive officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the company.

•	Business Relationships
➢

All business relationships, lending relationships, deposit and other banking relationships between the company and a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢

In addition, the aggregate amount of payments for property or services in any of the last three fiscal years by the company to, and to the company from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

➢

Loans may be made or maintained by the company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director, only if the loan: (a) is made in the ordinary course of business of the company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 (SARBANES-OXLEY), Regulation O of the Board of Governors of the Federal Reserve, and the FDIC Guidelines; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

• Charitable Contributions

Annual contributions in any of the last three calendar years from the company and/or the Citi Foundation to a Charitable Organization of

which a director, or an immediate family member who shares the director’s household, serves as a director, trustee or executive officer (other than the Citi Foundation and other Charitable Organizations sponsored by the company) may not exceed the greater of $250,000 or 10% of the Charitable Organization’s annual consolidated gross revenue.

• Employment/Affiliations

➢ An outside director shall not:

(i)	be or have been an employee of the company within the last three years;;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which a current executive officer of the company serves or has served on the compensation committee of a company that concurrently employs or employed the director as an executive officer; or

(iii)	be or have been affiliated with or employed by a present or former outside auditor of the company within the three-year period following the auditing relationship.

➢	An outside director may not have an immediate family member who:

(i)	is an executive officer of the company or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which a current executive officer of the company serves or has served on the compensation committee of a company that concurrently employs or employed such immediate family member as an executive officer; or

(iii)

(A) is a current partner of the company’s outside auditor, or a current employee of the company’s outside auditor and personally works on the company’s audit, or (B) was within the last three years (but is no longer) a partner of or employed by the company’s outside auditor and personally worked on the company’s audit within that time.

•	Immaterial Relationships and Transactions

The Board may determine that a director is independent notwithstanding the existence of an immaterial relationship or transaction between the company and (i) the director, (ii) an immediate family member of the director or (iii) the director’s or immediate family member’s business or charitable affiliations, provided the company’s proxy statement includes a specific description of such relationship as well as the basis for the board’s determination that such relationship does not preclude a determination that the director is independent. Relationships or transactions between the company and (i) the director, (ii) an immediate family member of the director or (iii) the director’s or immediate family member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including but not limited to the Director Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the proxy statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

• Definitions

For purposes of these Corporate Governance Guidelines, (i) the term “immediate family member” means a director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and any person (other than a tenant or domestic employee) who shares the director’s household; (ii) the term “primary business affiliation” means an entity of which the director or executive officer, or an immediate family member of such a person, is an officer, partner or employee or in which the director, executive officer or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “related party transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the company is a participant, and (c) any related person (any director, any executive officer of the company, any nominee for director, any shareholder owning in excess of 5% of the total equity of the company, and any immediate family member of any such person) has or will have a direct or indirect material interest.

Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation

The board has adopted a policy setting forth procedures for the review, approval and monitoring of transactions involving Citi and related persons (directors and executive officers or their immediate family members). A copy of Citi’s Policy on Related Party Transactions is available in the “Corporate Governance” section of the “About Citi” section of Citi’s website: www.citigroup.com. Under the policy, the nomination and governance committee is responsible for reviewing and approving all related party transactions involving directors or an immediate family member of a director. Directors may not participate in any discussion or approval of a related party transaction in which he or she or any member of his or her immediate family is a related person, except that the director shall provide all material information concerning the related party transaction to the nomination and governance committee. The nomination and governance committee is also responsible for reviewing and approving all related party transactions valued at more than $50 million involving an executive officer or an immediate family member of an executive officer. The transaction review committee, comprised of the chief financial officer, chief risk officer, general counsel, chief compliance officer, and the head of corporate affairs, is responsible for reviewing and approving all related party transactions valued at less than $50 million involving an executive officer or an immediate family member of an executive officer. The policy also contains a list of categories of transactions involving directors or executive officers, or their immediate family members, that are pre-approved under the policy, and therefore need not be brought to the nomination and governance committee or transaction review committee for approval.

The nomination and governance committee and the transaction review committee will review the following information when assessing a related party transaction:

•	the terms of such transaction;

•	the related person’s interest in the transaction;

•	the purpose and timing of the transaction;

•	whether Citi is a party to the transaction, and if not, the nature of Citi’s participation in the transaction;

•	if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis;

•	information concerning potential counterparties in the transaction;

•	the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction;

•	a description of any provisions or limitations imposed as a result of entering into the proposed transaction;

•	whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction; and

•	any other relevant information regarding the transaction.

Vikram Pandit entered into an Aircraft Time Sharing Agreement with Citiflight on December 12, 2007, that allows him to reimburse Citi for any personal use of Citi’s aircraft. Mr. Pandit reimbursed Citi $210,769.40 related to his personal use of corporate aircraft during 2009. In September 2009, Mr. Pandit announced that he would no longer use corporate aircraft for personal travel. The personal use reported for Mr. Pandit occurred prior to his announcement and the adoption of Citi’s Luxury Expenditure Policy.

In April 2007, Citi entered into an agreement to purchase 100% of the outstanding partnership interests in Old Lane Partners L.P. (Old Lane), a hedge fund firm co-founded by Vikram Pandit and John Havens in which each of Vikram Pandit, John Havens and Brian Leach had an interest. At the time of the Old Lane acquisition in 2007, a substantial portion of the purchase price paid to the former owners of Old Lane was required to be invested in the Old Lane Fund until July 2011, the fourth anniversary of the closing of the transaction. Accordingly, on behalf of each of Vikram Pandit and John Havens, $100,273,630 was invested (a substantial portion of which was subject to forfeiture until July 2011), and on behalf of Brian Leach, $10,862,222 was invested in the Old Lane Fund. In June 2008, Citi purchased substantially all of the assets in the Old Lane Fund and redeemed substantially all of the interests of investors in the Old Lane Fund. In connection with the redemptions of investors’ interests, distributions were made in respect of a portion of the investments made by the former owners of Old Lane in the Old Lane Fund, including $79,706,630 each, in the case of Mr. Pandit and Mr. Havens, and $8,634,283, in the case of Mr. Leach. The amounts distributed are invested, and all future distributions will be invested, in an account at the Citi Private Bank for the remainder of the period ending July 2011. The funds may be earlier withdrawn in the event the executive dies or his employment with Citi terminates by reason of his disability or without cause or for good reason or, in the case of Mr. Leach, upon termination of his employment with Citi for any reason. A substantial portion of Mr. Pandit’s and Mr. Havens’ investment remains subject to forfeiture if the executive’s employment with Citi terminates for cause or without good reason before July 2011.

Citi has established funds in which employees have invested. In addition, certain of our directors and executive officers have from time to time invested their personal funds directly or directed that funds for which they act in a fiduciary capacity be invested in funds arranged by Citi’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our directors, executive officers, or employees. Other than certain “grandfathered” investments, in accordance with SARBANES-OXLEY and the Citi Corporate Governance Guidelines, executive officers may invest in certain Citi-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

In 2009, Citi performed investment banking, financial advisory and other services in the ordinary course of our business for certain organizations in which some of our directors are officers or directors. Citi may also, in the ordinary course of business, have sponsored investment opportunities in which such organizations participated. In addition, in the ordinary course of business, Citi may use the products or services of organizations in which some of our directors are officers or directors.

The persons listed on page 86 are the current members of the personnel and compensation committee. Mr. Derr was a member of the committee until April 21, 2009 when he retired from the board of directors. Mrs. Mulcahy and Mr. Thompson joined the committee on April 27, 2009. No current or former member of the personnel and compensation committee was a part of a “compensation committee interlock” during fiscal year 2009 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the committee had any material interest in a transaction with Citi or is a current or former officer of Citi, and no member of the committee is a current employee of Citi or any of its subsidiaries.

Certain directors and executive officers have immediate family members who are employed by Citi or a subsidiary. The compensation of each such family member was established by Citi in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers have a material interest in the employment relationships nor do any of them share a household with these employees. These employees are two of the approximately 269,000 employees of Citi. One of them reports to an executive officer of Citi. With respect to this one individual, and in any other instance where a relative may report to an executive officer, that individual’s compensation is reviewed by an independent compensation consultant. A sibling of Manuel Medina-Mora, an executive officer, was employed by Banamex, a subsidiary of Citi, and received 2009 compensation of $874,045. He retired in June 2009. An adult spouse of an adult child of Lewis Kaden, an executive officer, is employed by Citi’s Global Consumer Group and received 2009 compensation of $258,097.

Indebtedness

Other than certain “grandfathered” margin loans, in accordance with SARBANES-OXLEY and the Citi Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citi and such loan is made in the ordinary course of business. Before and during 2009, certain executive officers have incurred indebtedness to broker-dealer subsidiaries of Citi, on margin loans against securities accounts. The margin loans were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions for other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2009 between Citibank and other Citi banking subsidiaries on the one hand and certain directors or executive officers of Citi, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Personal loans made to any director, executive officer or member of the management executive committee must comply with SARBANES-OXLEY, Regulation O and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Citigroup Capital Partners II Employee Master Fund, L.P. was formed in 2006. It invests either directly or via a master fund in private equity investments. Citi matches each dollar invested by an employee with an additional two dollar commitment to each fund, or feeder fund, in which an employee has invested, up to a maximum of $1 million. Citi’s match is made by a loan to the fund. Each employee, subject to vesting, receives the benefit of any increase in the value of the fund attributable to the loan made by Citi, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment.

One-half of the loan is full recourse to the employee via a guaranty and the other half is non-recourse to the employee. Before any distributions (other than tax distributions) are made to an employee, distributions are paid by the fund to Citi to pay interest on and to repay the loan.

Interest on the loans accrues quarterly at a rate determined from time to time by Citi as of the first business day of each quarter equal to the greater of (i) the three-month London Inter-Bank Offered Rate plus 75 basis points (as determined by Citi), and (ii) the short-term applicable federal rate calculated in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended (IRC) (as determined by Citi).

Michael Corbat, who participated in the Citigroup Capital Partners II Employee Master Fund, L.P., became an executive officer in 2009 and, pursuant to the fund’s offering memorandum and in compliance with SARBANES-OXLEY, was required to repay his outstanding leverage and associated interest. He reimbursed Citi $851,679.06 for leverage and interest outstanding to the Citigroup Capital Partners II Employee Fund, L.P.

Business Practices

Citi’s business practices committees, at the corporate level and in each of its business units, review business activities, sales practices, products, potential conflicts of interest, complex transactions, suitability and other reputational concerns providing guidance to ensure that Citi’s business practices meet the highest standards of ethics, integrity and professional behavior. These committees, comprised of our most senior executives, focus on reputational risk while our businesses ensure that our policies are adhered to and emphasize our commitment to the franchise.

Business practices concerns may be surfaced by a variety of sources, including business practices working groups, other in-business committees or the control functions. The business practices committees guide the development of business practices and may change them when necessary or appropriate. These issues are reported on a regular basis to the Citi business practices committee and the public affairs committee of the board.

Code of Ethics

The board has adopted a Code of Ethics for Financial Professionals governing the principal executive officers of Citi and its reporting subsidiaries and all Citi professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Ethics for Financial Professionals.” We intend to disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

Ethics Hotline

Citi strongly encourages employees to raise possible ethical issues. Citi offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. We provide an Ethics Hotline that is available 24 hours a day, seven days a week with live operators who can connect to translators in multiple languages, a dedicated e-mail address, fax line, a web-link and conventional mailing address. Individuals may choose to remain anonymous to the extent permitted by applicable laws and regulations. We prohibit retaliatory actions against anyone who, in good faith, raises concerns or questions regarding ethics, discrimination or harassment matters, or reports suspected violations of other applicable laws, regulations or policies. Calls to the Ethics Hotline are received by a vendor, located in the U.S., which reports the calls to Citi’s Ethics Office for handling.

Code of Conduct

The board has adopted a Code of Conduct, which outlines the laws, rules, regulations and Citi policies that govern the activities of Citi and sets the standards of business behavior and ethics that apply across Citi. The Code of Conduct applies to every director, officer and employee of Citi and each of its subsidiaries. All employees, directors and officers are required to read and follow the Code of Conduct. In addition, other persons performing services for Citi may be subject to the Code of Conduct by contract or agreement. A copy of the Code of Conduct is available on our website at www.citigroup.com. Click on “About Citi,” then “Corporate Governance” and then “Code of Conduct.”

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the Chairman or the non-management directors as a group, may do so by addressing their correspondence to the board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The board of directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Stock Ownership

Citi has long encouraged stock ownership by its directors, officers and employees to align their interests with the long-term interests of stockholders.

The members of the management executive committee are generally required to retain at least 75 percent of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and exercise prices) as long as they are members of senior management. Members of the senior leadership committee are also required to retain at least 50 percent of the same categories of net equity awards for the same period of time. Directors are similarly required to retain at least 75 percent of the net equity awarded to them. In addition, Citi has adopted a personal trading policy which limits trading by directors, members of the senior leadership committee and certain employees in Citi stock and prohibits these individuals from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by the stock ownership commitment and deferred stock compensation structures.

Exceptions to the stock ownership commitment include gifts to charity, certain estate planning transactions, and certain other limited circumstances. In addition, the commitment relates to the net number of shares received in connection with the exercise of employee stock options and the payment of withholding taxes under equity compensation programs.

The following table shows the beneficial ownership of Citi common stock by our directors, nominee and certain executive officers at February 25, 2010.

Name	Position	Common Stock Beneficially Owned Excluding Options		Stock Options Exercisable Within 60 Days of Record Date (A)	Total Common Stock Beneficially Owned (A)
C. Michael Armstrong	Director	408,106		25,495	433,601
Alain J.P. Belda	Director	157,659		65,752	223,411
Timothy C. Collins	Director	59,023		—	59,023
John M. Deutch	Director	237,131		21,637	258,768
John C. Gerspach	Chief Financial Officer	1,139,708		54,427	1,194,135
Jerry A. Grundhofer	Director	104,727		—	104,727
John P. Havens	Chief Executive Officer, Institutional Clients Group	2,841,754		152,542	2,994,296
Robert L. Joss	Director	84,824		—	84,824
Edward J. Kelly	Vice Chairman	2,156,812		165,678	2,322,490
Andrew N. Liveris	Director	82,071		56,600	138,671
Manuel Medina-Mora	Chairman & Chief Executive Officer North America Consumer Banking Latin America & Mexico	5,949,083		631,976	6,581,059
Anne M. Mulcahy	Director	95,728		—	95,728
Michael E. O’Neill	Director	99,983		—	99,983
Vikram S. Pandit	Chief Executive Officer & Director	2,309,879		1,500,000	3,809,879
Richard D. Parsons	Chairman of the Board	226,740		50,746	277,486
Lawrence R. Ricciardi	Director	78,917		—	78,917
Judith Rodin	Director	94,685		35,877	130,562
Robert L. Ryan	Director	95,578		—	95,578
Anthony M. Santomero	Director	95,061		—	95,061
Diana L. Taylor	Director	59,023		—	59,023
William S. Thompson, Jr.	Director	353,598	(1)	—	353,598	(1)
Alberto J. Verme	Co-Chief Executive Officer, Europe, Middle East, & Africa	2,735,407		117,773	2,853,180
Ernesto Zedillo	Nominee	—		—	—
All directors, nominee & executive officers as a group (33 persons)		31,980,160		3,618,741	35,598,901

(1)	Includes 144,542 shares of common stock that Mr. Thompson has the right to acquire as of February 25, 2010 through his ownership of 4,900 units of Citigroup Inc.’s Tangible Dividend Enhanced Common Stock.

(A) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citi options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of .9326627. The expiration and vesting dates of each option did not change.

At February 25, 2010, no director, nominee or executive officer owned as much as 1% of Citi’s common stock.

At February 25, 2010, all of the directors, nominees and executive officers as a group beneficially owned approximately .12% of Citi’s common stock.

Of the shares shown on the preceding page, all of which are deemed to be beneficially owned under SEC rules, some portion may not be held directly by the director or executive officer. The following table details the various forms in which directors or executive officers indirectly hold shares. Such indirectly-held shares may be shares:

•	for which receipt has been deferred under certain deferred compensation plans,

•

held as a tenant-in-common with a family member or trust, owned by a family member, held by a trust for which the director or executive officer is a trustee but not a beneficiary or held by a mutual fund which invests substantially all of its assets in Citi stock,

•	for which the director or executive officer has direct or indirect voting power but not dispositive power, or

•	for which the director or executive officer has direct or indirect voting power but that are subject to restrictions on disposition,

as shown in the following table:

Director/Officer	Receipt Deferred	Owned by or Tenant in Common with Family Member, Trust or Mutual Fund		Voting Power, but not Dispositive Power	Restricted or Deferred Shares Subject to Restriction on Disposition
C. Michael Armstrong	199,938	15,150	(1)	—	—
Alain J.P. Belda	152,660	—		—	—
Timothy C. Collins	59,023	—		—	—
John C. Gerspach	—	79		—	886,720
John M. Deutch	85,048	600		—	—
Jerry A. Grundhofer	79,938	24,789		—	—
John P. Havens	—	—		—	1,731,979
Robert L. Joss	59,023	17,000		—	—
Edward J. Kelly	—	—		—	2,022,721
Andrew N. Liveris	78,842	1,200		—	—
Manuel Medina-Mora	—	—		—	1,928,591
Anne M. Mulcahy	95,669	59		—	—
Michael E. O’Neill	99,984	—		—	—
Vikram S. Pandit	—	—		—	500,000
Richard D. Parsons	168,940	—		—	—
Lawrence R. Ricciardi	78,917	—		—	—
Judith Rodin	94,320	366		—	—
Robert L. Ryan	80,465	—		—	—
Anthony M. Santomero	95,062	—		—	—
Diana L. Taylor	59,023	—		—	—
William S. Thompson, Jr.	79,938	129,118		—	—
Alberto J. Verme	—	900		—	1,445,882
Ernesto Zedillo	—	—		—	—
All directors, nominee & executive officers as a group (33 persons)	1,566,790	1,401,293		—	17,221,902

(1)	disclaims beneficial ownership

Owners of More than 5% of Our Common Stock

As of December 31, 2009 (i) the U.S. Treasury continues to hold approximately 7.7 billion shares, or approximately 27%, of Citi’s common stock, (ii) the U.S. Treasury and FDIC continue to hold an aggregate of approximately $5.3 billion of Citi’s trust-preferred securities, and (iii) the U.S. Treasury continues to hold three warrants exercisable for an aggregate of approximately 465.1 million shares of Citi’s common stock. See —Management’s Discussion and Analysis of Financial Condition and Results of Operations —Executive Summary — Repayment of TARP and Exit of Loss-Sharing Agreement; Common and Preferred Stock Activities in the Form 10-K for 2009.

Proposal 1: Election of Directors

The board of directors has nominated all of the current directors for re-election at the 2010 annual meeting except for C. Michael Armstrong, John M. Deutch, and Anne M. Mulcahy who are retiring from the board. The board has nominated Ernesto Zedillo for election to the board at the 2010 annual meeting. Directors are not eligible to stand for re-election after reaching the age of 72. With respect to Ms. Taylor, Mr. Collins and Dr. Joss, each of whom was appointed to the board in July of 2009, and Ernesto Zedillo, each was recommended to the board by a non-management director and a third-party search firm.

Director Qualifications

The nominees for the board of directors each have the qualifications and experience to focus on the complex issues confronting Citi and the financial industry in the most challenging economic environment since the Great Depression. Citi’s board of directors consists of individuals with the skills, experience and backgrounds necessary to ensure that Citi is taking the right steps to solve problems arising in connection with the current economic environment and the complex financial and regulatory issues that Citi faces.

The nominees listed below are leaders in business, the financial community and academia because of their intellectual acumen and analytic skills, strategic vision, their ability to lead and inspire others to work with them, and their records of outstanding accomplishments over a period of decades. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Citi’s unique challenges and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees has a long record of professional integrity, a dedication to his or her profession and community, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill one’s professional obligations, the ability to maintain a collegial environment, and the experience of having served as a board member of a sophisticated global company.

In evaluating the composition of the board, the nomination and governance committee seeks to find and retain individuals who, in addition to having the qualifications set forth in Citi’s Corporate Governance Guidelines, have the skills, experience and abilities necessary to meet Citi’s unique needs as a highly regulated financial services company with operations in the corporate and consumer business within the United States and over 100 countries around the globe. The committee has determined it is critically important to Citi’s proper operation and success that its board of directors has, in addition to the qualities described above, expertise and experience in the following areas:

•

International Business: As a company with a broad international reach, Citi’s board values the perspectives of directors with international business or governmental experience. Citi’s presence in markets outside the United States is an important competitive advantage for Citi, because it allows us to serve US and foreign businesses and individual clients whose activities span the globe. Directors with international business experience can use the experience and relationships that they have developed through their own business dealings to assist Citi’s board and management in understanding and successfully navigating the business, political, and regulatory environments in countries in which Citi does, or seeks to do, business.

•

Financial Services Industry: Citi is a global diversified banking company whose businesses provide a broad range of financial services to consumer and corporate customers, making it critically important that its board include members who have deep financial services backgrounds. To deepen the financial services strength on its board, Citi had announced on January 21, 2009 that it would ask experienced industry leaders with strong, proven financial and banking sector expertise to join its board of directors. We have done so and the nominees include many individuals with extensive financial institution experience.

•

Risk Management: Risk management is a critical function of a complex global financial services company and its proper supervision requires board members with sophisticated risk management skills and experience. Directors provide oversight of the company’s risk management framework, including the significant policies, procedures and practices used in managing credit, market and certain other risks and review recommendations by management regarding risk mitigation. Citi’s board must include members with risk expertise to assist Citi in ensuring that it is properly identifying, measuring, monitoring, reporting, analyzing and controlling or mitigating risk.

•

Regulatory Compliance: Citi and its subsidiaries are regulated and supervised by numerous regulatory agencies, both domestically and internationally, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, state banking and insurance departments, and international financial services authorities. Having directors with experience serving at, or interacting with, regulators, or operating businesses subject to extensive regulation, is important to ensuring Citi’s continued compliance with its many regulatory requirements and ensuring ongoing productive relationships with its regulators.

•

Consumer Business: With more than 200 million accounts, Citi provides services to its retail customers in connection with its retail banking, credit card, consumer finance, real estate lending, personal loans, investment services, auto loans, small and middle market commercial banking and other financial services businesses. Citi looks to its board members with extensive consumer experience to assist it in evaluating its business model and strategies for reaching and servicing its retail customers domestically and around the world.

•

Corporate Business: Citi provides a wide variety of services to its corporate clients including strategic and financial advisory services, such as mergers, acquisitions, financial restructurings, loans, foreign exchange, cash management, underwriting and distributing equity, and debt and derivative services; global transaction services, including treasury and trade solutions and securities and fund services; and an alternative asset management platform. With a corporate business as extensive and complex as Citi’s, it is crucial that members of the board have the depth of understanding and experience necessary to guide management’s conduct of these lines of business.

•

Corporate Affairs: Citi’s reputation is a vital asset in building trust with its clients and Citi makes every effort to communicate its corporate values to its shareholders and clients, its achievements in the areas of corporate social responsibility and philanthropy, and its efforts to improve the communities in which we live and work. Members of the board with experience in the areas of corporate affairs, philanthropy, communications, and corporate social responsibility assist management by reviewing Citi’s policies and programs that relate to significant public issues as well as by reviewing Citi’s relationships with external stakeholders and issues that impact Citi’s reputation.

•

Financial Reporting: Citi’s internal controls over financial reporting are designed to ensure that Citi’s financial reporting and its financial statements are prepared in accordance with generally accepted accounting principles. While the board and its committees are not responsible for preparing our financial statements, they have oversight responsibility, including the selection of outside independent auditors, subject to shareholder ratification. The board must include members with direct or supervising experience in the preparation of financial statements, as well as finance and accounting expertise.

•

Compensation: Citi’s personnel and compensation committee is responsible for determining the compensation of the CEO and approving the compensation structure for executive officers, other members of senior management and certain highly compensated employees. In order to properly carry out its responsibilities with respect to compensation, Citi’s board must include members who have experience evaluating the structure of compensation for senior executives. They must understand the various forms of compensation that can be utilized, the purpose of each type and how various elements of compensation can be used to motivate and reward executives and drive performance while not encouraging undue risk or simply short-term goals.

•

Corporate Governance: Citi aspires to the highest standards of corporate governance and ethical conduct: doing what we say, reporting results with accuracy and transparency, and maintaining full compliance with the laws, rules and regulations that govern the company’s businesses. The board is responsible for shaping corporate governance policies and practices, including adopting the corporate governance guidelines applicable to the company and monitoring the company’s compliance with governance policies and the guidelines. To carry out these responsibilities, the board must include experienced leaders in the area of corporate governance who must be familiar with governance issues, the constituencies most interested in those issues and the impact that governance policies have on the functioning of a company.

•

Legal Matters: In addition to the regulatory supervision described above, Citi is subject to myriad laws and regulations, and is party to many lawsuits and regulatory proceedings. Citi’s board has an important oversight function with respect to compliance with applicable requirements, monitors the progress of legal proceedings and evaluates major settlements. Citi’s board must include members with experience in complying with regulatory requirements as well as understanding complex litigation and litigation strategies.

Nominee Biographies:

Many of our nominees are either current or former Chief Executive Officers or Chairmen of other large international corporations or have experience operating large, complex academic, governmental or philanthropic institutions or departments. As such, they have a deep understanding of, and extensive experience in, many of the areas that were outlined above as being of critical importance to Citi’s proper operation and success. For the purposes of our analysis, we have determined that nominees who have served as Chief Executive Officer or Chairman of a major corporation or large, complex institution have extensive experience with financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs and legal matters. Below please find a short biography of each of the nominees highlighting the particular skills, qualification and experience of each nominee that supports the conclusion of the nomination and governance committee that these individuals are uniquely qualified to serve on Citi’s board. The more formal and complete biographies of the nominees can be found starting on page 28.

Alain J.P. Belda

Mr. Belda is an experienced executive and has been nominated to serve on the board because of his extensive experience in the areas of International Business, Financial Reporting, Financial Services, Compensation, Regulatory Compliance, Legal Matters, and Risk Management. Mr. Belda gained extensive experience in international business, regulatory compliance and litigation as the Chair and Chief Executive Officer of, and in other executive positions at, Alcoa Inc., as well as in his previous service as a director of DuPont Automotive Co. and as a director of International Business Machines Corp. As the Chief Executive Officer of Alcoa from 1999-2008, as a managing director of Warburg Pincus, where he heads investment activities in Latin America, and provides strategic counsel across that firm’s portfolio, as a former member of the audit and risk management committee of Citi and as former chair of the consumer subcommittee of Citi’s audit and risk management committee, Mr. Belda has had extensive experience with, and gained expertise in, finance, financial reporting and risk management. As the former CEO of Alcoa, as a member of IBM’s executive compensation and management resources committee, and as Chair of Citi’s personnel and compensation committee, Mr. Belda has gained extensive experience with executive compensation. Please find his full biography on page 28.

Timothy C. Collins

Mr. Collins is an experienced investor and executive and has been nominated to serve on the board because of his extensive experience in the areas of Financial Services, Corporate Business, Financial Reporting, Risk Management and International Business. Mr. Collins, through his current role as Chief Executive Officer and Senior Managing Director of Ripplewood Holdings L.L.C., an investment firm that invests in a broad array of industries, including financial services, automotive, manufacturing, consumer and business services, and his previously held executive positions with Lazard Frères & Co., and Booz Allen & Hamilton, has had extensive experience in financial markets, private equity, and other financial services and corporate businesses. As the Chief Executive Officer of Ripplewood and through his service as the Chair of the audit committee of Weather Investments S.p.A., Mr. Collins has had extensive experience with the analysis and preparation of financial statements and risk management. Mr. Collins has developed compensation and governance expertise both through his board service, and on the governance and compensation committee of the Commercial International Bank of Egypt. Through his role as a director of RHJ International, S.A., Commercial International Bank of Egypt and Weather Investments S.p.A., Mr. Collins has had significant international business expertise. Please find his full biography on page 29.

Jerry A. Grundhofer

Mr. Grundhofer is a seasoned banker and has been nominated to serve on the board because of his extensive experience in the areas of Financial Services, Corporate and Consumer Business, Risk Management, Financial Reporting, Compensation

and Regulatory Compliance. Through his previous roles as Chairman and Chief Executive Officer of the Board of U.S. Bancorp, President and Chief Executive Officer of Firstar Corporation and its predecessor Star Banc, and Vice Chairman of BankAmerica Corporation (now Bank of America), Mr. Grundhofer has amassed extensive expertise in financial services, corporate and consumer business, regulatory compliance, financial reporting and compensation. As a member of the compensation committee and finance committee at Ecolab Inc., where he is a director, Mr. Grundhofer has developed extensive skills and expertise in compensation and financial matters. As former chair of the Audit and Risk Management Committee and current chair of the Risk Management and Finance Committee of Citi, Mr. Grundhofer has developed extensive skills and expertise in Risk Management and Financial Reporting. Please find his full biography on page 29.

Robert L. Joss

Dr. Joss is an experienced financial services executive and academic expert and has been nominated to serve as a member of the board because of his extensive experience in the areas of International Business, Financial Services, Financial Reporting, Compensation, Corporate and Consumer Business, Risk Management and Corporate Governance. Through his experience as Chief Executive Officer and Managing Director of Westpac Banking Corporation Ltd., one of the largest banking organizations in Australia and New Zealand, his executive positions at Wells Fargo & Company, including Vice Chairman, as well as his 10-year service as Dean and Philip H. Knight Professor of the Graduate School of Business at Stanford University, and previous service as Deputy to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury, he has gained wide-ranging experience and expertise in the areas of financial services, financial reporting, compensation, corporate and consumer business, risk management and corporate governance. Through his prior service on the boards of directors of Westpac, Shanghai Commercial Bank Ltd., Wells Fargo, where he served as chair of the credit committee and as member of the audit, compliance, nominating and governance and finance committees, and Sallie Mae, as well as his current service on the board of Bechtel Group, Inc., Dr. Joss has deepened his understanding of international business, financial services, compensation, financial reporting, corporate governance and risk management. Please find his full biography on page 30.

Andrew N. Liveris

Mr. Liveris is an experienced international business executive and has been nominated to serve on the board because of his extensive skills and experience in the areas of International Business, Financial Reporting, Regulatory Compliance, Corporate Affairs, Legal Matters, and Risk Management. As the Chairman and Chief Executive Officer of The Dow Chemical Company where he joined in 1976, has served in senior executive positions since 1999, was named Chief Executive Officer in 2004 and has been Chairman and Chief Executive Officer since 2006, Mr. Liveris has had extensive experience and developed considerable skills in the areas of international business, including Asia, financial reporting, regulatory compliance, risk management and legal matters. In addition, as a former member of Citi’s audit and risk management committee and as the former chair of the consumer subcommittee of Citi’s audit and risk management committee, Mr. Liveris has had additional financial reporting and risk management experience. Mr. Liveris also has extensive experience in the area of corporate affairs both through his leadership of Dow, his service on the Dow executive committee and environment, health & safety committee, and his service as a Trustee of the Herbert H. and Grace A. Dow Foundation and of Tufts University, as a member of the CEO Board of the United States Climate Action Partnership, and as the Chairman of the U.S.-China Business Council. Please find his full biography on page 30.

Michael E. O’Neill

Mr. O’Neill is an experienced financial services executive and has been nominated to serve on the board because of his extensive experience in the areas of Financial Services, International Business, Corporate and Consumer Business, Regulatory Compliance, Risk Management and Financial Reporting. As the former Chairman and Chief Executive Officer of the Bank of Hawaii, Vice Chairman and Chief Financial Officer at BankAmerica Corporation (now Bank of America) and Chief Financial Officer of Continental Bank, Mr. O’Neill has had extensive experience and developed his expertise in the areas of financial services, international, corporate and consumer business, regulatory compliance, risk management and financial reporting. Under his leadership, Bank of Hawaii executed a successful three-year strategic turnaround and risk management procedures were overhauled. Furthering his regulatory compliance expertise, while at the Bank of Hawaii, Mr. O’Neill served as district member of the Federal Reserve Advisory Council. During his tenure at Continental Bank and while he was an independent financial consultant Mr. O’Neill gained extensive international financial services experience. Please find his full biography on page 31.

Vikram S. Pandit

Mr. Pandit is an experienced financial services executive and finance professional and has been nominated to serve on the board because of his extensive experience and expertise in the areas of Financial Services, Risk Management, Financial Reporting, International Business, Corporate and Consumer Business, Regulatory Compliance and Corporate Affairs. In his role as Chief Executive Officer of Citigroup Inc., and his prior experience as Chairman and Chief Executive Officer of Citi’s Institutional Clients Group, Chairman and Chief Executive Officer of Citi Alternative Investments, a founding member of Old Lane Partners, LP, and President and Chief Operating Officer of the Institutional Securities and Investment Banking at Morgan Stanley, Mr. Pandit has gained extensive financial services, financial reporting, corporate business and risk management experience. The re-structuring of the independent Risk Management function at Citi was a major focus for Mr. Pandit when he was named CEO. As the CEO of Citi, Mr. Pandit has had extensive experience with respect to regulatory compliance issues as well as consumer and corporate business. Please find his full biography on page 31.

Richard D. Parsons

Mr. Parsons is an experienced executive with both financial services and non-financial services experience and has been nominated to serve on the board because of his extensive experience and skills in the areas of Financial Services, Regulatory Compliance, Consumer Business, International Business, Compensation, Legal Matters, Financial Reporting, Risk Management, and Corporate Affairs. Through current role as Chairman of Citigroup Inc. and his prior experience as Chairman and Chief Executive Officer of Dime Savings Bank of New York from 1991 to 1995 and its President and Chief Operating Officer from 1988 to 1990, Mr. Parsons developed extensive skills and had had wide-ranging experience in the areas of financial services, regulatory compliance, consumer business and corporate affairs. As the Chairman of TimeWarner from 2003 to 2008, its Chief Executive Officer from 2002 to 2007, its Co-Chief Operating Officer from 2001 to 2002, its President from 1995 to 2000, and a Director since 1991, Mr. Parsons has had extensive experience in international and consumer business, financial reporting, compensation, legal matters and corporate affairs. Mr. Parsons has had extensive legal, regulatory compliance and corporate affairs experience in roles as Managing Partner (as well as a Partner and an Associate) at the law firm of Patterson, Belknap, Webb & Tyler, as General Counsel and Associate Director, Domestic Council, at the White House from 1975 to 1977, as Deputy Counsel to the Vice President at the Office of the Vice President of the United States in 1975, and as Assistant and First Assistant Counsel to the Governor of the State of New York from 1971 to 1974. In addition, through his service on Citi’s audit and risk management, personnel and compensation and nomination and governance committees, as well as the compensation and nominating and board affairs committees at The Estee Lauder Companies Inc., where he is also a director, he has had extensive corporate governance, financial reporting, risk management, and compensation experience. Please find his full biography on page 32.

Lawrence R. Ricciardi

Mr. Ricciardi is an experienced executive and has been nominated to serve as a member of the board because of his extensive experience in the areas of Financial Services, Risk Management, Financial Reporting, International Business, Consumer Business, Corporate Governance and Legal Matters. Mr. Ricciardi’s experience as an executive includes senior leadership positions as well as senior legal and finance positions at international consumer products companies giving him particular insight into those areas where law and business interact. From his positions as Chief Financial Officer and Senior Vice President and General Counsel at IBM, and Executive Vice President and General Counsel of RJR Nabisco, as well as his experience as the chairman of the audit committees of Citi, Royal Dutch Shell and Reader’s Digest, Mr. Ricciardi had had extensive experience in financial reporting, risk management and legal matters. In his roles as Senior Vice President and Advisor to the Chairman of IBM Corporation, and as President, Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc., Mr. Ricciardi has had significant international and consumer business experience. As the lead independent director of Reader’s Digest and through his leadership roles at IBM and RJR Nabisco, he gained extensive corporate governance experience. While at IBM, he played a key role on the IBM management team that transformed and reinvigorated the corporation into the competitive market leader that it is today. Please find his full biography on page 33.

Judith Rodin

Dr. Rodin is an experienced leader in the not-for-profit sector and has been nominated to serve on the board because of her skills and experience in the areas of Corporate Affairs, Corporate Governance, Compensation, Financial Reporting, Risk Management and Legal Matters. Through her current role as the President of the Rockefeller Foundation, and her previous positions as President of the University of Pennsylvania from 1994 until her retirement in 2004, and as Provost of Yale University from 1992 to 1994, together with her previous service on Citi’s audit and risk management committee and her service as a member of the Comcast audit committee, Dr. Rodin has had extensive experience in the areas of corporate affairs, financial reporting, risk management and legal matters. As the President of the University of Pennsylvania, which was the largest private employer in Philadelphia, as a member of the compensation committees of both AMR Corporation and Comcast Corporation and as a director of Comcast Corporation, AMR Corporation and Aetna Inc., Dr. Rodin has had extensive experience with compensation matters. Her service as a Director of the World Trade Memorial Foundation, and of Carnegie Hall, as an honorary director of the Brookings Institution, a member of the Council on Foreign Relations, a member of the Institute of Medicine and a member of the New York City Commission for Economic Opportunity have deepened her understanding of corporate affairs issues. Please find her full biography on page 33.

Robert L. Ryan

Mr. Ryan is an experienced finance executive and has been nominated to serve on the board because of his extensive skills and experience in the areas of Financial Reporting, Risk Management and Corporate Affairs. Mr. Ryan has developed extensive expertise in financial reporting and risk management through his roles as Senior Vice President and Chief Financial Officer of Medtronic from 1993 to 2005, Vice President, Finance and Chief Financial Officer of Union Texas Petroleum Corporation from 1984 to 1993, its Controller from 1983 to 1984, and its Treasurer from 1982 to 1983, as well as through his service on Citi’s audit committee, his prior service on Citi’s audit and risk management committee, and his service on the audit committees of General Mills and Hewlett-Packard. Through his service on the boards of Citi, Black & Decker, General Mills, and Hewlett-Packard and his roles as a Trustee of Cornell University and a member of the Visiting Committee of Harvard Business School, Mr. Ryan

has gained valuable corporate affairs expertise and experience. Please find his full biography on page 34.

Anthony M. Santomero

Dr. Santomero is a seasoned economist and economic policy adviser and has been nominated to serve on the board of directors because of his extensive experience in the areas of Risk Management, Regulatory Compliance, and Financial Reporting. Among many other distinguished positions at which he had wide-ranging risk and regulatory experience, Dr. Santomero was most recently a Senior Advisor at McKinsey & Company, served as the President of the Federal Reserve Bank of Philadelphia from 2000-2006, and was Chair of the System’s Committee on Credit and Risk Management, and was a member of the Financial Services Policy Committee and the Payments System Policy Advisory Committee. As the Richard K. Mellon Professor of Finance at the Wharton School of the University of Pennsylvania and Deputy Dean of the School, Dr. Santomero’s particular focus was on issues related to managing risk at the firm level as well as ways to improve productivity and performance, while working closely with industry executives and practitioners to ensure that the research was informed by the operating realities and competitive demands facing industry participants as they pursue competitive excellence. Through his service on Citi’s risk management and finance and audit committees as well as the investment and risk management committee of RennaissanceRe Holdings, he has deepened his risk management experience. Please find his full biography on page 34.

Diana L. Taylor

Ms. Taylor is an experienced financial services executive and regulator and has been nominated to serve on the board of directors because of her wide-ranging experience in the areas of Financial Services, Corporate Business, Regulatory Compliance, Risk Management, Corporate Affairs, Compensation, Corporate Governance, Financial Reporting and Legal Matters. Ms. Taylor has extensive bank regulatory and risk management experience having served as the Superintendent of Banks for the New York State Banking Department. Her financial services and corporate business experience includes in-depth private equity, fund management and investment banking experience as a Managing Director of Wolfensohn Fund Management, L.P., a fund manager, Founding Partner and President of M.R. Beal & Company, a full service investment banking firm, and through various executive positions with Donaldson, Lufkin & Jenrette, Lehman Brothers Kuhn Loeb, Inc., and Smith Barney, Harris Upham & Co. Earlier in her career, Ms. Taylor served as Chief Financial Officer of the Long Island Power Authority. In addition, through her work on the Sotheby’s compensation committee, the Brookfield Properties governance committee, on the compensation committee of, and as chair of the audit committee of, the Dartmouth Board of Trustees, and as chair of Accion International, Ms. Taylor has gained additional experience in corporate affairs, corporate governance, financial reporting, compensation and legal matters. Please find her full biography on page 35.

William S. Thompson, Jr.

Mr. Thomson is an experienced financial services executive and has been nominated to serve on the board of directors because of his extensive experience in the areas of Financial Services, Corporate Governance, Financial Reporting, Compensation, Legal Matters, International Business, Corporate and Consumer Business and Risk Management. As Chief Executive Officer of PIMCO from 1993 to 2009, Chairman of Salomon Brothers Asia Ltd. in Tokyo from 1991 to 1993, and head of Corporate Finance, Western Region and Head of Institutional Sales, Western Region, at Salomon Brothers, Mr. Thompson gained extensive financial services, and corporate, consumer and international business, skills and experience. As a Chief Executive Officer, and through his service on the compensation and personnel committee of Pacific Life Corporation, on whose board he serves, Mr. Thompson developed extensive skills and experience in corporate governance, financial reporting, compensation and legal matters. Please find his full biography on page 35.

Ernesto Zedillo

Mr. Zedillo is the former President of Mexico, a seasoned economist and academic expert and has been nominated to serve on the board of directors because of his extensive experience in the areas of International Business, Financial Services, Regulatory Compliance, Corporate Affairs, Financial Reporting, Risk Management and Corporate Governance. Through his extensive governmental experience, including his service from 1978 to 1987 at the Central Bank of Mexico, as undersecretary of budget for the Mexican government from 1987 to 1988, as secretary of economic programming and the budget from 1988 to 1992 and as President of Mexico from 1994 to 2000, as well as his academic experience, including his roles as the director of the Center for the Study of Globalization at Yale and as Professor in the Field of International Economics and Politics and Professor of International and Area Studies at Yale, he has had extensive experience in the areas of international business, financial services, regulatory compliance and risk management. As President of Mexico, among other achievements, he was credited with strengthening democratic institutions in the country, promoting an economic recovery and expanding Mexico’s ties to countries around the world. His roles as an influential spokesperson on issues of international trade, finance and political economy, as well as on the alleviation of world poverty; as editor of two books, Global Warming: Looking Beyond Kyoto and The Future of Globalization: Explorations in Light of Recent Turbulence; as chair of the Global Development Network, chair of the High Level Commission on Modernization of World Bank Group Governance; on the International Commission on Nuclear Non-proliferation and Disarmament, on the Global Development Program Advisory Panel of the Bill and Melinda Gates Foundation, on the Foundation Board of the World Economic Forum, on the Trilateral Commission, on the International Advisory Board of the Council on Foreign Relations, on the G30, on the board of directors of the Institute for International Economics and of the Inter-American Dialogue, and the board of trustees of the International Crisis Group; on the international advisory boards of ACE Limited, Rolls-Royce, BP and JPMorgan-Chase; as a senior advisor of the Credit Suisse Research Institute, and on the international advisory boards of former Daimler-Chrysler, the Coca-Cola Company, Magna International and Nihon Global Partners, have given him extensive international business, financial services and corporate affairs experience. As a member of the boards of Alcoa Inc., where he is on the audit committee, governance and nominating committee and public issues committee, and Procter & Gamble Company, where he is chair of the governance and public responsibility committee, a member of the innovation and technology committee and a past member of that board’s finance committee, and as a past director of the Union Pacific Corporation, where he served on the audit and finance committees, and as a director of EDS, where he served on the governance committee, Mr. Zedillo has gained experience in financial reporting, risk management, corporate governance and corporate affairs. Please find his full biography on page 36.

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

The board of directors recommends that you vote for each of

the following nominees.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Alain J.P. Belda 66

Chairman

Alcoa Inc.

•Managing Director, Warburg Pincus —August 2009 to present

•Chairman, Alcoa Inc. —2001 to present

•Chief Executive Officer —1999 to 2008

•Director* —1999 to present

•President —1997 to 2001

•Chief Operating Officer —1997 to 1999

•Vice Chairman —1995 to 1997

•Executive Vice President —1994 to 1995

•President, Alcoa (Latin America) —1991 to 1994

•Vice President —1982 to 1991

•President, Alcoa Aluminio SA (Brazil) —1979 to 1994

•Joined Alcoa — 1969

•Director of Citigroup (or predecessor) since 1997

•Other Directorships: IBM Corporation and Renault

•Previous Directorships within the last five years: E.I. du Pont de Nemours and Company

•Other Activities: Brazil Project Advisory Board (Co-Chair) at The Woodrow Wilson International Center for Scholars, The Business Council (member), Business Roundtable (member), Committee to Encourage Corporate Philanthropy (member), World Business Council for Sustainable Development (member), and World Economic Forum — International Business Council (member)

*   Mr. Belda will retire from Alcoa Inc.’s Board of Directors on April 23, 2010.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Timothy C. Collins 53

Chief Executive Officer and Senior Managing Director

Ripplewood Holdings LLC

•    CEO and Senior Managing Director, Ripplewood Holdings LLC — 1995 to present

•    Chairman of the Investment & Strategy Committee of RHJ International S.A., — 2009 to present

•    Co-CEO & Senior Managing Director, RHJ International S.A. — 2007 to 2009

•    CEO & Senior Managing Director, RHJ International S.A. — 2005 to 2007

•    Managing Director, Onex Corporation — 1990 to 1995

•    Vice President, Lazard Freres & Co., LLC — 1984 to 1990

•    Associate, Booz, Allen & Hamilton, Inc. — 1981 to 1984

•    Financial Planning Manager, Cummins Engine Company — 1974 to 1975 and 1978 to 1980

•    Director of Citigroup since 2009

•    Director of Citibank, N.A. – 2009 to present

•    Other Directorships: RHJ International S.A., Weather Investments S.p.A., and AEG Power Solutions

•    Previous Directorships within the last five years: Readers Digest Association, RSC Holdings Inc., WRC Media Inc., Asbury Automotive Group Inc., Shinsei Bank, Ltd. and Commercial International Bank of Egypt

•    Other Activities: Trilateral Commission (member), Yale Divinity School Advisory Board (member), Yale School of Organization and Management Board of Advisors (member), Overseers of the Weill Cornell Medical College (member), Council on Foreign Relations (member), and Tony Blair Faith Foundation (member)

Jerry A. Grundhofer 65

Chairman Emeritus

U.S. Bancorp

•    Chairman Emeritus, U.S. Bancorp — 2007 to present

•    Chairman — 2002 to 2007

•    Chief Executive Officer — 2001 to 2006

•    President — 2001 to 2004

•    Director — 1993 to 2007

•    Chairman, President and Chief Executive Officer, Firstar Corporation and Star Banc Corporation (predecessors to U.S. Bancorp) — 1993 to 2001

•    Director of Citigroup since 2009

•    Director of Citibank, N.A. — 2009 to present

•    Other Directorships: Ecolab Inc.

•    Previous Directorships within the last five years: The Midland Company, Inc. and Lehman Brothers Inc.

•    Other Activities: Danny Thompson Charitable Foundation (Director)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert L. Joss 68

Professor of Finance and Former Dean

Stanford University Graduate School of Business

• Professor of Finance — 2009 to present

• Dean of Stanford University Graduate School of Business — 1999 to 2009

• CEO and Managing Director, Westpac Banking Corporation — 1993 to 1999

• Vice Chairman, Wells Fargo Bank — 1986 to 1993

• Executive Vice President — 1981 to 1986

• Senior Vice President — 1975 to 1981

• Vice President — 1972 to 1975

• Assistant Vice President — 1971 to 1972

• Deputy to the Assistant Secretary for Economic Policy, U.S. Treasury Department — 1969 to 1971

• White House Fellow — 1968 to 1969

• Director of Citigroup since 2009

• Other Directorships: Bechtel Group, Inc., Makena Capital Management, and Macquarie DDR Management Ltd.

• Previous Directorships within the last five years: Agilent Technologies, Inc., Epiphany, Inc., and Wells Fargo & Co.

Andrew N. Liveris 55

Chairman and Chief Executive Officer

The Dow Chemical Company

• Chairman, Chief Executive Officer and President, The Dow Chemical Company — 2006 to present

• President and Chief Executive Officer — 2004 to 2006

• President and Chief Operating Officer — 2003 to 2004

• Director — 2004 to present

• Joined The Dow Chemical Company — 1976

• Director of Citigroup since 2005

• Director of Citibank, N.A. — 2009 to present

• Other Directorships: — IBM Corporation

• Previous Directorships within the last five years: N/A

• Other Activities: Herbert H. and Grace A. Dow Foundation (Trustee), Tufts University (Trustee), United States Climate Action Partnership (member of CEO Board), The American Australian Association (patron), The Business Council (member), Business Roundtable (Vice Chair), The Institute of Chemical Engineers (Fellow), The Société de Chimie Industrielle (Chairman), and The U.S. - China Business Council (Chairman)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Michael E. O’Neill 63

Former Chairman and CEO

Bank of Hawaii Corporation

•    Chairman, Chief Executive Officer and Director, Bank of Hawaii Corporation — 2000 to 2004

•    Elected Chief Executive Officer, Barclay’s PLC — 1999

•    Vice Chairman and Chief Financial Officer, Bank of America — 1995 to 1998

•    Chief Financial Officer, Continental Bank — 1993 to 1995

•    Director of Citigroup since 2009

•    Director of Citibank, N.A. — 2009 to present

•    Other Directorships: FT Ventures (Advisory Board)

•    Previous Directorships within the last five years: Bank of Hawaii Corporation

•    Other Activities: Hawaii Pacific University (Trustee) and Honolulu Academy of Arts (Trustee)

Vikram S. Pandit 53

Chief Executive Officer

Citigroup Inc.

•    Chief Executive Officer, Citigroup Inc. — December 2007 to present

•    Chairman and Chief Executive Officer, Institutional Clients Group — October 2007 to December 2007

•    Chairman and Chief Executive Officer, Citi Alternative Investments — April 2007 to October 2007

•    Founding member and Chairman of members committee, Old Lane Partners, LP — 2005 to April 2007

•    President and Chief Operating Officer, Institutional Securities and Investment Banking, Morgan Stanley — 2000 to 2005

•    Director of Citigroup since 2007

•    Previous Directorships within the last five years: N/A

•    Other Activities: Columbia University (Trustee), Columbia University Graduate School of Business (member of Board of Overseers), Indian School of Business (member of Governing Board), New York City Partnership (Director) and Financial Services Forum (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Richard D. Parsons 61

Chairman

Citigroup Inc.

• Chairman, Citigroup Inc. — 2009 to present

• Special Advisor, Providence Equity Partners Inc. — 2009 to present

• Chairman, Time Warner Inc. — 2003 to 2008

• Chief Executive Officer — 2002 to 2007

• Co-Chief Operating Officer — 2001 to 2002

• President — 1995 to 2000

• Director, Time Warner Inc. (or predecessor) — 1991 to 2008

• Chairman and Chief Executive Officer, Dime Savings Bank of New York — 1991 to 1995

• President and Chief Operating Officer — 1988 to 1990

• Associate, Partner and Managing Partner, Patterson, Belknap, Webb & Tyler — 1977 to 1988

• General Counsel and Associate Director, Domestic Council, White House — 1975 to 1977

• Deputy Counsel to the Vice President, Office of the Vice President of the United States — 1975

• Assistant and First Assistant Counsel to the Governor, State of New York — 1971 to 1974

• Director of Citigroup (or predecessor) since 1996

• Citibank, N.A. director — 1996 to 1998

• Other Directorships: The Estee Lauder Companies Inc.

• Previous Directorships within the last five years: Time Warner Inc.

• Other Activities: Apollo Theatre Foundation (Chairman), Museum of Modern Art (Trustee), Howard University (Trustee), American Museum of Natural History (Trustee), New York City Partnership (Director), Smithsonian Institute of African American History and Culture (Co-Chairman of the Advisory Board), Rockefeller Foundation (Trustee), and Jazz Foundation of America (Chairman of the Board)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Lawrence Ricciardi 69

Senior Advisor, IBM Corporation, Jones Day and Lazard Frères & Co.

• Senior Advisor, IBM Corporation, Jones Day, Lazard Frères & Co. — 2003 to present

• Senior Vice President and Advisor to Chairman, IBM — 2002

• Senior Vice President and General Counsel, IBM — 1995 to 2001

• Chief Financial Officer, IBM — 1997 to 1998

• President, RJR Nabisco, Inc. — 1993 to 1995

• Co-Chairman and Chief Executive Officer, RJR Nabisco, Inc. — 1993

• Executive Vice President and General Counsel, RJR Nabisco, Inc. — 1989 to 1995

• Executive Vice President and General Counsel, American Express Travel Related Services — 1983 to 1989

• Joined American Express — 1973

• Director of Citigroup — 2008 to present

• Director of Citibank, N.A. — 2009 to present

• Other Directorships: Royal Dutch Shell plc

• Previous Directorships within the last five years: Reader’s Digest Association and Royal Dutch Petroleum

• Other Activities: The Andrew W. Mellon Foundation (Trustee), National Humanities Center (Trustee), and The Morgan Library & Museum (Trustee)

Dr. Judith Rodin 65

President

Rockefeller Foundation

• President, Rockefeller Foundation — 2005 to present

• President Emerita, University of Pennsylvania — 2004 to present

• President, University of Pennsylvania — 1994 to 2004

• Provost, Yale University — 1992 to 1994

• Director of Citigroup since 2004

• Other Directorships: Comcast Corporation and AMR Corporation

• Previous Directorships within the last five years: Aetna Inc.

• Other Activities: World Trade Memorial Foundation (Director), Carnegie Hall (Director), Brookings Institution (Honorary Director), White House Project (member), Council on Foreign Relations (member), Institute of Medicine (member), and New York City Commission for Economic Opportunity (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert L. Ryan 66

Chief Financial Officer, Retired

Medtronic Inc.

•Senior Vice President and Chief Financial Officer, Medtronic Inc. — 1993 to 2005

•Vice President, Finance and Chief Financial Officer, Union Texas Petroleum Corporation — 1984 to 1993

•Controller — 1983 to 1984

•Treasurer — 1982 to 1983

•Joined Union Texas Petroleum Corporation — 1982

•Vice President, Citibank, N.A. — 1975 to 1982

•Management Consultant, McKinsey & Co. — 1970 to 1975

•Director of Citigroup since 2007

•Director of Citibank, N.A. — 2009 to present

•Other Directorships: Black & Decker, General Mills and Hewlett-Packard

•Previous Directorships within the last five years: UnitedHealth Group

•Other Activities: Cornell University (Trustee) and Harvard Business School (member of Visiting Committee)

Anthony M. Santomero 63

Former President

Federal Reserve Bank of Philadelphia

•Senior Advisor, McKinsey & Company — 2006 to 2008

•President, Federal Reserve Bank of Philadelphia — 2000 to 2006

•Richard K. Mellon Professor, Finance, The Wharton School at the University of Pennsylvania — 1984 to 2002

•Director of Citigroup since 2009

•Director of Citibank, N.A. — 2009 to present

•Other Directorships: RenaissanceRe Holdings, Ltd., Penn Mutual Life Insurance Company and Columbia Funds

•Previous Directorships within the last five years: N/A

•Other Activities: Drexel University (Trustee), Drexel University College of Medicine (Vice Chair and Trustee) and Ben Franklin Technology Partners of Southeast Pennsylvania (Director)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Diana L. Taylor 55

Managing Director

Wolfensohn Fund Management, L.P.

•Managing Director, Wolfensohn Fund Management, L.P. — 2007 to present

•Superintendent of Banks, State of New York — 2003 to 2007

•Deputy Secretary, Governor Pataki, State of New York — 2002 to 2003

•Chief Financial Officer, Long Island Power Authority — 2001 to 2002

•Vice President, KeySpan Energy — 1999 to 2001

•Assistant Secretary, Governor Pataki, State of New York — 1996 to 1999

•Executive Vice President, Muriel Siebert & Company — 1993 to 1994

•President, M.R. Beal & Company — 1988 to 1993 and 1995 to 1996

•Senior Vice President, Donaldson Lufkin & Jenrette — 1984 to 1988

•Vice President, Lehman Brothers Kuhn Loeb — 1982 to 1984

•Associate, Smith Barney Harris Upham — 1980 to 1982

•Director of Citigroup since 2009

•Other Directorships: Brookfield Properties and Sotheby’s

•Previous Directorships within the last five years: Allianz Global Investors

•Other Activities: Accion International (Chair), AMFAR (Secretary), Columbia Business School (Board of Overseers), Dartmouth College (Trustee), Hudson River Park Trust (Chair), International Women’s Health Coalition (Treasurer), Literacy Partners (member), Mailman School of Public Health (Board of Overseers), New York Women’s Foundation (Vice Chair), The After School Corporation (member), and YMCA of Greater New York (member)

William S. Thompson, Jr. 64

Chief Executive Officer, Retired

Pacific Investment Management Company (PIMCO)

•Chief Executive Officer, PIMCO — 1993 to 2009

•Salomon Brothers Inc. — 1975 to 1993

•Chairman, Salomon Brothers Asia Ltd — 1991 to 1993

•Head of Corporate Finance, Western Region — 1988 to 1991

•Managing Director and Head of Institutional Sales, Western Region — 1981-1988

•Joined Salomon Brothers — 1975

•Other Directorships: Pacific Life Corporation

•Previous Directorships within the last five years: N/A

•Other Activities: Pacific Symphony Orchestra (Director), Thompson Foundation for Autism (Chair), Thompson Family Foundation (President) and University of Missouri (President’s Financial Advisory Council)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Ernesto Zedillo 58

Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University

•   Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University — 2002 to present

•   President of Mexico — 1994 to 2000

•   Secretary of Education, Government of Mexico – 1992 to 1993

•   Secretary of Economic Programming and the Budget, Government of Mexico — 1988 to 1992

•   Undersecretary of the Budget, Government of Mexico — 1987 to 1988

•   Banco de Mexico — Economist, Deputy Manager of Economic Research, Director General of FICORCA, Deputy Director — 1978 to 1987

•   Other Directorships: Alcoa Inc. and Procter & Gamble Company

•   Previous Directorships within the last five years: Electronic Data Systems Corporation and Union Pacific Corporation

•   Other Activities: Member of International Advisory Board of ACE Limited, Rolls-Royce, BP and JPMorgan-Chase. Advisor to the Credit Suisse Research Institute; Foundation Board of the World Economic Forum, the Trilateral Commission, the Global Development Network (Chairman), and Council on Foreign Relations (International Advisory Board)

The one-year term of all of Citi’s directors expire at the annual meeting.

Meetings of the Board of Directors and Committees

The board of directors met 30 times in 2009. During 2009, the audit and risk management committee met 11 times, the personnel and compensation committee met 17 times and the nomination and governance committee met 11 times.

Each director attended at least 75 percent of the total number of meetings of the board of directors and board committees of which he or she was a member in 2009.

Meetings of Non-Management Directors

Citi’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled meeting, which is usually 7 times each year, and, if the board convenes a special meeting, the non-management directors ordinarily meet in executive session. Richard Parsons, as chairman, presided at each executive session of the non-management directors.

Board Leadership Structure

Citi currently has an independent chairman separate from the CEO. The board believes it is important to maintain flexibility in its board leadership structure and has had in place different leadership structures over the past few years, depending on the company’s needs at the time, but firmly supports having an independent director in a board leadership position at all times. Accordingly, Citi’s board, on December 15, 2009, adopted a by-law amendment which provides that, if Citi does not have an independent chairman, the board shall elect a lead independent director, having similar duties to an independent chairman, including leading the executive sessions of the non-management directors at board meetings. Citi’s chairman provides independent leadership of the board. Having an independent chairman or lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The chairman or lead director also serves as a liaison between the board and senior management. Citi’s board has determined that the current structure, an independent chair, separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a board leadership position.

Board’s Role in Risk Oversight

The board oversees Citi’s global risk management framework. At each regularly scheduled board meeting, the board receives a risk report from the chief risk officer with respect to the company’s approach to management of major risks, including management’s risk mitigation efforts, where appropriate. Global Risk Management, led by the chief risk officer, is a company-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect Citi’s ability to execute on its corporate strategy and fulfill its business objectives. The board’s role is to oversee this effort. In 2010, the board, acting upon the recommendation of the nomination and governance committee, reorganized the audit and risk management committee into two separate committees: the audit committee, and a separate risk management and finance committee. The risk management and finance committee enhances the board’s oversight of risk management. The committee’s role is one of oversight, recognizing that management is responsible for executing Citi’s risk management policies. The committee’s responsibilities include reviewing risk management and compliance policies and programs for, and reports on, Citi and its subsidiaries; approving and adjusting risk limits subject to ratification by the board; and consulting with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed. In addition, the public affairs committee reviews reputational issues and the personnel and compensation committee reviews compensation programs to ensure that they do not, among other things, encourage unnecessary or excessive risk-taking.

Committees of the Board of Directors

The standing committees of the board of directors are:

The audit committee, which assists the board in fulfilling its oversight responsibility relating to (i) the integrity of Citi’s consolidated financial statements and financial reporting process and Citi’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review; (iii) the annual independent integrated audit of Citi’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the Independent Auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citi with legal and regulatory requirements, including Citi’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in its charter, as adopted by the board. The report of the committee required by the rules of the SEC is included in this proxy statement.

The board has determined that each of Messrs. Collins, Ricciardi, Ryan and Santomero qualifies as an “audit committee financial expert” as defined by the SEC and, in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE, and the FDIC guidelines.

The audit committee charter, as adopted by the board, is available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The Citi Holdings oversight committee, which is responsible for overseeing the management of the company’s Citi Holdings business segment, which consists of Brokerage and Asset Management, Local Consumer Lending and the Special Asset Pool. The committee monitors management’s strategy for the timely and economically efficient disposition or optimization of Citi Holdings’ assets and businesses, and monitors management’s execution of that strategy through appropriate milestones and metrics. Periodically, the committee will review and discuss with management the company’s risk exposures with respect to Citi Holdings’ assets and the steps management has taken to monitor and control such exposures.

The Citi Holdings oversight committee charter, as adopted by the board, is available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The nomination and governance committee, which is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and makes recommendations as to the composition of the committees for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Citi’s compliance with these policies and the Guidelines. The committee is responsible for reviewing and approving all related party transactions involving directors or an immediate family member of a director and any related party transaction involving an executive officer or immediate family member of an executive officer, if the transaction is valued at $50 million or more. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 11 of this proxy statement for a complete description of the Policy on Related Party Transactions. The committee, as part of its executive succession planning process, evaluates and nominates potential successors to the CEO and provides an annual report to the board on CEO succession. The committee also reviews director compensation and benefits, Citi’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies to monitor that the principles contained in the Codes are being incorporated into Citi’s culture and business practices. The nomination and governance committee may also exercise all powers of the executive committee of the board of directors between meetings of the board.

With respect to regular succession of the CEO and senior management, Citi’s board evaluates internal, and, when appropriate, external, candidates. To find external candidates, Citi seeks input from the members of the board and senior management and/or from recruiting firms. To develop internal candidates, Citi engages in a number of practices, formal and informal, designed to familiarize the board with Citi’s talent pool. The formal process involves an annual talent review conducted by senior management at which the board studies the most promising members of senior management. The board learns about each person’s experience, skills, areas of expertise, accomplishments and goals. This review is conducted at a regularly scheduled board meeting on an annual basis. On an informal basis, members of senior management are periodically asked to make presentations to the board at board meetings and at the board strategy sessions. These presentations are made by senior managers at the various business units as well as those who serve in corporate functions. The purpose of the formal review and informal interaction is to ensure that board members are familiar with the talent pool inside Citi from which the board would be able to choose successors to the CEO and evaluate succession for other senior managers as necessary from time to time.

The board has determined that, in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the nomination and governance committee is independent according to the corporate governance rules of the NYSE. Each of such directors is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” as defined by Section 162(m) of the IRC.

The nomination and governance committee charter, as adopted by the board, is available in the

“Corporate Governance” section of Citi’s website: www.citigroup.com.

The personnel and compensation committee, which is responsible for determining the compensation for the CEO, and approving the compensation structure for senior management, including the management executive committee, members of the senior leadership committee, the most senior managers of corporate staff, and other highly paid professionals in accordance with guidelines established by the committee from time to time. The committee annually reviews and discusses the Compensation Discussion and Analysis (CD&A) with management. The committee has also produced the Personnel and Compensation Committee Report that is included in this proxy statement (on pages 81-86 below).

The committee regularly reviews Citi’s management resources, succession planning and development activities, as well as the performance of senior management. The committee is also charged with monitoring Citi’s performance toward meeting its goals on employee diversity.

The committee is responsible for evaluating the performance of, and determining the compensation for, the CEO and approving the compensation for the management executive committee. The committee also approves the compensation structure for senior management, including members of the senior leadership committee, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the committee from time to time. The committee regularly reviews the design and structure of Citi’s compensation programs to ensure that management’s interests are aligned with stockholders and that the compensation programs are aligned with Citi’s strategic priorities. See the CD&A on page 48 of this proxy statement.

In order to ensure uninterrupted operation of Citi in the event of the unplanned departure or unavailability of Citi’s CEO, Citi’s personnel and compensation committee evaluates a number of individuals who could be asked to assume the CEO’s duties in the event of an unexpected vacancy. The committee then discusses the list with the board which then formalizes its choices of one or more of such individuals. This process is conducted at a regularly scheduled board meeting on an annual basis.

The committee also has the authority to retain and/or engage special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion, and receives funding from Citi to engage such advisors. The committee has retained Independent Compensation Committee Adviser, LLC (ICCA) to provide the committee with advice on Citi’s compensation programs for senior management. ICCA reports solely to the committee and the committee has sole authority to retain, terminate, and approve the fees of ICCA. ICCA does no other work for Citi. The amount the personnel and compensation committee approved for payment to ICCA in 2009 is disclosed in the CD&A on page 60 of this proxy statement. For 2009, no other compensation consultant has been engaged by the personnel and compensation committee.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the personnel and compensation committee is independent according to the corporate governance rules of the NYSE. Each of such directors is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” as defined by Section 162(m) of the IRC.

The personnel and compensation committee charter is available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The public affairs committee, which is responsible for reviewing Citi’s policies and programs that relate to public issues of significance to Citi and the public at large and reviewing relationships with external constituencies and issues that impact Citi’s reputation. The committee also has responsibility for reviewing public policy and reputation issues facing Citi, reviewing political and charitable contributions made by Citi and the Citi Foundation, reviewing Citi’s policies and practices regarding supplier diversity, reviewing Citi’s business practices, particularly as they relate to preserving the good reputation of the company, and reviewing Citi’s sustainability policies and programs, including environmental policies and human rights.

The public affairs committee charter, as adopted by the board, is available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The risk management and finance committee, which has the primary responsibility for (1) oversight of Citigroup’s risk management framework,

including the significant policies, procedures and practices used in managing credit, market and certain other risks and (2) oversight of Citigroup’s policies and practices relating to Treasury matters, including capital, liquidity and financing, as well as merger, acquisition, and divestiture activity (M&A). The committee reports to the board regarding Citigroup’s risk profile, as well as its enterprise risk management framework, including the significant policies, procedures, and practices employed to manage risks in Citigroup’s businesses, as well as the overall adequacy of the Risk Management function. The committee’s role is one of oversight, recognizing that management is responsible for executing Citigroup’s risk management, Treasury and M&A policies.

The risk management and finance committee charter is available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The following table shows the current membership of each of the foregoing committees.

Committees	Current Members
Audit Committee	Timothy C. Collins Lawrence Ricciardi (Chairman) Robert L. Ryan Anthony M. Santomero
Citi Holdings Oversight Committee	John M. Deutch Robert L. Joss Michael E. O’Neill (Chairman) Diana L. Taylor
Nomination and Governance Committee	C. Michael Armstrong Alain J.P. Belda John M. Deutch Jerry A. Grundhofer Anne M. Mulcahy Richard D. Parsons (Chairman) William S. Thompson, Jr.
Personnel and Compensation Committee	C. Michael Armstrong Alain J.P. Belda (Chairman) Anne M. Mulcahy Richard D. Parsons William S. Thompson, Jr.
Public Affairs Committee	Andrew N. Liveris Judith Rodin (Chair) Robert L. Ryan Anthony M. Santomero
Risk Management and Finance Committee	Jerry A. Grundhofer (Chairman) Robert L. Joss Michael E. O’Neill Anthony M. Santomero William S. Thompson, Jr.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, officer, nominee or principal shareholder, or any affiliate thereof, is a party adverse to Citi or has a material interest adverse to Citi.

Directors’ Compensation

Directors’ compensation is determined by the board. Since its initial public offering in 1986, Citi has paid outside directors all or a portion of their compensation in common stock, to ensure that the directors have an ownership interest in common with other stockholders. The nomination and governance committee makes recommendations to the board with respect to compensation of directors. The committee periodically reviews benchmarking assessments in order to determine the level of compensation to attract qualified candidates for board service and to reinforce our practice of encouraging stock ownership by our directors. In 2009, the committee reviewed the current compensation program and determined that no changes were appropriate. Effective January 1, 2005, the last time director compensation was adjusted, non-employee directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000. The deferred stock award is generally granted on the same date that annual incentives are granted to the senior executives. The deferred stock award vests on the second anniversary of the date of the grant, and directors may elect to defer receipt of the award beyond that date. Directors may elect to receive all or a portion of their deferred stock award and cash retainer in the form of common stock, and directors may elect to defer receipt of this common stock.

Directors who are employees of Citi or its subsidiaries do not receive any compensation for their services as directors.

Except as described below, directors receive no additional compensation for participation on board committees. Committee chairs receive additional compensation of $15,000 per year, except for the chairmen of the audit committee, and risk management and finance committee, who receive additional compensation of $35,000 per year. Before they were disbanded in January 2010, the chairmen of the former audit and risk management subcommittees received an additional $35,000 for their service. This additional compensation is paid in the same manner as the annual cash retainer.

Additional compensation for special assignments may be determined on a case by case basis.

In 2009, Messrs. Collins, Grundhofer, Liveris, O’Neill, Ricciardi, Ryan and Santomero were elected to the Citibank, N.A. Board of Directors. Each independent director is entitled to receive $50,000 as an annual retainer; the chairman is entitled to receive an additional $50,000. Committee chairs receive additional compensation of $15,000 per year. All annual retainers and chair fees are paid in four equal quarterly installments per annum. Mr. Deutch served as a director of Citibank from January to July 2009 and received a pro-rated portion of the $50,000 annual retainer. Citibank, N.A. is a wholly-owned subsidiary of Citi.

Citi reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Citi in their capacities as directors. Such expenses include food, lodging and transportation.

The following table provides information on 2009 compensation for non-employee directors.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(a)(b)	Option* Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
C. Michael Armstrong(d)	$75,000	$150,000	$0	$0	$0	$3,162	$228,162
Alain J.P. Belda	$0	$240,000	$0	$0	$0	$0	$240,000
Timothy C. Collins	$62,500	$75,000	$0	$0	$0	$0	$137,500
Kenneth T. Derr(e)	$18,750	$37,500	$0	$0	$0	$0	$56,250
John M. Deutch	$138,750	$150,000	$0	$0	$0	$0	$288,750
Jerry A. Grundhofer	$123,750	$112,500	$0	$0	$0	$0	$236,250
Roberto Hernández Ramirez(e)(f)	$0	$0	$0	$0	$0	$494,000	$494,000
Robert L. Joss (g)	$0	$112,500	$0	$0	$0	$100,000	$212,500
Andrew N. Liveris	$135,000	$150,000	$0	$0	$0	$0	$285,000
Anne M. Mulcahy	$92,500	$150,000	$0	$0	$0	$0	$242,500
Michael E. O’Neill	$25,000	$193,750	$0	$0	$0	$0	$218,750
Richard D. Parsons	$0	$240,000	$0	$0	$0	$0	$240,000
Lawrence R. Ricciardi	$125,000	$150,000	$0	$0	$0	$0	$275,000
Judith Rodin	$90,000	$150,000	$0	$0	$0	$0	$240,000
Robert L. Ryan	$125,000	$150,000	$0	$0	$0	$0	$275,000
Anthony M. Santomero	$32,500	$172,500	$0	$0	$0	$0	$205,000
Diana L. Taylor	$37,500	$75,000	$0	$0	$0	$0	$112,500
Franklin A. Thomas(e)	$22,500	$37,500	$0	$0	$0	$0	$60,000
William S. Thompson, Jr.	$0	$168,750	$0	$0	$0	$0	$168,750

(a) Directors may elect to receive all or a portion of the cash retainer in the form of common stock and may elect to defer receipt of common stock. The Stock Awards column in the Non-Employee Director Compensation Table also includes shares of common stock that directors elected to receive in exchange for all or a portion of their cash retainer and chair fees, as applicable. These directors also elected to defer receipt of the shares. The following directors elected to receive all or a portion of their Citigroup 2009 retainer in deferred stock: Mr. Belda (100%); Dr. Joss (100%); Mr. O’Neill (100%); Mr. Parsons (100%); Dr. Santomero (100%); and Mr. Thompson (100%). The number of shares they received was: Mr. Belda 34,201; Dr. Joss 8,802; Mr. O’Neill 20,045; Mr. Parsons 34,201; Dr. Santomero 15,123; and Mr. Thompson 14,177.

(footnotes continued on following page)

The aggregate number of shares of deferred stock outstanding at the end of 2009 was:

Mr. Armstrong	157,276
Mr. Belda	104,591
Mr. Collins	16,361
Mr. Deutch	47,724
Mr. Grundhofer	37,276
Dr. Joss	16,361
Mr. Liveris	36,180
Mrs. Mulcahy	53,007
Mr. O’Neill	57,321
Mr. Parsons	112,555
Mr. Ricciardi	36,255
Dr. Rodin	51,658
Mr. Ryan	37,803
Dr. Santomero	52,400
Ms. Taylor	16,361
Mr. Thompson	37,276

(b) The values in this column represent the aggregate grant date fair values of the 2009 deferred stock awards. The grant date fair value is based on a grant date of January 14, 2009 and a grant price determined by the average NYSE closing price of Citi’s common stock for the 5 trading days from January 12, 2009 to January 16, 2009. The amounts in the below chart represent deferred stock awards only and not shares awarded in lieu of the cash retainer and/or committee chair fees. The grant date fair value of those awards are set forth below:

	Deferred Stock Granted in 2009 (#)	Grant Date Fair Value ($)
Armstrong	32,106	$150,000
Belda	32,106	$150,000
Collins	16,361	$ 75,000
Derr	8,026	$ 37,500
Deutch	32,106	$150,000
Grundhofer	37,276	$112,500
Joss	16,361	$ 75,000
Liveris	32,106	$150,000
Mulcahy	32,106	$150,000
O’Neill	37,276	$112,500
Parsons	32,106	$150,000
Ricciardi	32,106	$150,000
Rodin	32,106	$150,000
Ryan	32,106	$150,000
Santomero	37,276	$112,500
Taylor	16,361	$ 75,000
Thomas	8,026	$ 37,500
Thompson	37,276	$112,500

(c) Beginning in 2009, directors were no longer able to elect to receive any of their compensation in the form of options to purchase shares of common stock.

(d) Travelers Property Casualty Corp., formerly a subsidiary of Citi, sponsored a Director’s Charitable Award Program originally adopted by The Travelers Corporation, a Citi predecessor, under which all members of its board of directors were eligible, subject to certain vesting requirements, to have the program make charitable contributions to eligible tax-exempt organizations recommended by the directors up to an aggregate of $1,000,000. In connection with Citi’s distribution of shares of Travelers to its stockholders, at which time Travelers became a separate public company, Citi assumed responsibility under the program with respect to the vested interests of all participants in the program. Travelers initially funded the program through the purchase of life insurance policies on the lives of the directors. Generally, eligible directors were paired for purposes of buying second-to-die life insurance policies. The proceeds of these policies are used to fund the contributions to the organizations selected by the directors immediately upon the death of both vested directors in five equal, annual installments. Mr. Armstrong, a current member of Citi’s board, was a director of Travelers and a participant in the Director’s Charitable Award Program. The annual costs Citi incurs in connection with the administration of this program which are attributable to Mr. Armstrong amount to $3,162.

(e) Kenneth Derr, Roberto Hernández Ramirez and Franklin A. Thomas retired from the board on April 21, 2009.

(f) In consideration of his service as non-executive chairman of Banco Nacional de México, an indirect wholly owned subsidiary of Citi, and other duties and services performed for such entity and its affiliates during the period he served as a director of Citi in 2009, including governmental and client relations and strategic development, Citi, or certain of its Mexico affiliates, provided certain security

(footnotes continued on following page)

services to Roberto Hernández and members of his immediate family as well as office, secretarial and related services, and aircraft usage for Citi business-related purposes. The aggregate amount of such expenses for Mr. Hernández for January 1 – April 21, 2009 is estimated to be approximately $494,000. Included in this amount are salary and benefits expenses incurred by the company in connection with the employment of security personnel engaged to provide protective services to Roberto Hernández and members of his immediate family and expenses associated with the ownership, operation and maintenance of armored vehicles.

(g) Dr. Joss was paid $100,000 for consulting services provided to the company during 2009.

The following chart shows the amount of dividend equivalents and interest paid to the non-employee directors in 2009 with respect to shares of Citi common stock held in their deferred stock accounts.

Director	Dividend Equivalents and Interest Paid on Deferred Stock Account(A)
C. Michael Armstrong	$1,560
Alain J.P. Belda	698
Timothy C. Collins	0
Kenneth T. Derr	815
John M. Deutch	473
Jerry A. Grundhofer	0
Roberto Hernández Ramirez	0
Robert L. Joss	0
Andrew N. Liveris	359
Anne M. Mulcahy	530
Michael E. O’Neill	0
Richard D. Parsons	777
Lawrence R. Ricciardi	359
Judith Rodin	512
Robert L. Ryan	394
Anthony M. Santomero	0
Diana L. Taylor	0
Franklin A. Thomas	328
William S. Thompson	0

(A) Dividend equivalents are paid quarterly, in the same amount per share and at the same time as dividends are paid to stockholders. Interest accrues on the amount of the dividend equivalent from the payment date until the end of the quarter, at which time the dividend equivalent is either distributed to the director in cash or reinvested in additional shares of deferred stock. Since February 2009, Citi has not paid dividends or dividend equivalents on its common stock. Differences in the amounts paid to directors can be attributed to a variety of factors including length of service and elections made by individual board members with respect to the form in which they receive their cash retainers or deferred stock awards. Generally, directors who have served on the board for longer periods of time have accumulated more shares in their deferred stock accounts than directors with a shorter tenure and as a result receive higher dividend equivalent payments. The number of shares owned by each director is reported on page 17.

(footnotes continued on following page)

Director Stock Option Grant Table

Director	Date of Grant	Number of Shares Outstanding at 12/31/09	Expiration Date	Shares Exercisable as of 12/31/09
C. Michael Armstrong	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	5,361	1/16/2011	5,361
	2/13/2002	5,361	2/13/2012	5,361
	1/20/2004	5,000	1/20/2010	5,000
	1/18/2005	4,736	1/18/2011	4,736
	1/17/2006	4,599	1/17/2012	4,599
	1/16/2007	2,758	1/16/2013	2,758
Alain J.P. Belda	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	12,929	1/16/2011	12,929
	2/13/2002	14,266	2/13/2012	14,266
	1/20/2004	5,000	1/20/2010	5,000
	1/17/2006	9,198	1/17/2012	9,198
	1/16/2007	8,275	1/16/2013	8,275
	1/22/2008	18,404	1/22/2014	0
Kenneth T. Derr	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	5,361	1/16/2011	5,361
	2/13/2002	9,813	2/13/2012	9,813
	1/20/2004	5,000	1/20/2010	5,000
John M. Deutch	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	9,144	1/16/2011	9,144
	2/13/2002	9,813	2/13/2012	9,813
	1/20/2004	5,000	1/20/2010	5,000
Andrew N. Liveris	1/1/2006	2,318	1/1/2012	2,318
	1/17/2006	9,198	1/17/2012	9,198
	1/16/2007	8,275	1/16/2013	8,275
	1/22/2008	36,809	1/22/2014	0
Richard D. Parsons	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	5,361	1/16/2011	5,361
	2/13/2002	5,361	2/13/2012	5,361
	1/20/2004	5,000	1/20/2010	5,000
	1/18/2005	18,947	1/18/2011	18,947
	1/17/2006	18,397	1/17/2012	18,397
Judith Rodin	1/17/2006	9,198	1/17/2012	9,198
	1/16/2007	8,275	1/16/2013	8,275
	1/22/2008	18,404	1/22/2014	0
Franklin A. Thomas	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	11,718	1/16/2011	11,718
	2/13/2002	10,347	2/13/2012	10,347
	1/20/2004	5,000	1/20/2010	5,000

Audit Committee Report

The Audit Committee (“Committee”) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Board of Directors has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all communications required by generally accepted auditing standards.

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2009 with management, the internal auditors, and Citigroup’s independent auditors.

The Committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related and tax compliance services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

THE AUDIT COMMITTEE:

Timothy C. Collins

Lawrence R. Ricciardi (Chairman)

Robert L. Ryan

Anthony M. Santomero

Dated: February 23, 2010

Executive Compensation

Compensation Discussion and Analysis

Overview

Citi is committed to responsible compensation practices and structures. For 2009 Citi has balanced the need to reward its employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of risk management and performance metrics that reflect long-term contributions to sustained profitability, as well as fidelity to the values and rules of conduct expected of them.

Exceptional employees, and exceptional efforts by those employees, have been required to move Citi towards enhanced profitability at a time of intense worldwide competition for proven talent in the financial services industry. While recognizing these market factors, Citi has compensated executives within regulatory restrictions and has implemented several important protections for stockholders and other stakeholders to focus executives on long-term performance, as described below.

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The Special Master’s decisions governed the amount and structure of Citi’s executive compensation for 2009. The Office of the Special Master for TARP Executive Compensation (the Special Master) determined the maximum amount and structure of the 2009 compensation paid to Citi’s senior executive officers and next 20 most highly compensated employees and determined the structure of 2009 compensation for Citi’s next 75 most highly compensated employees. All of the named executive officers were in one of those two groups. Citi agreed to comply with the Special Master’s compensation determinations for 2009 even though Citi was no longer a recipient of exceptional governmental assistance at December 31, 2009; in December 2009, Citi repaid $20 billion of funds invested in the company by the US government through the Troubled Asset Relief Program (TARP) and exited the loss-sharing agreement with the government. The Special Master’s determinations followed extended discussions with Citi regarding executive compensation, as explained below under “Process for determining executive officer compensation.”

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No cash bonuses were paid to the named executive officers. While Citi has long awarded a significant percentage of incentive compensation to senior management in stock, the percentage was increased this year. One hundred percent of all incentive compensation awarded to the named executive officers was awarded in stock. With the exception of CEO Vikram Pandit, who declined all incentive compensation for 2009, 95 percent of the aggregate total compensation paid to the named executive officers was awarded in Citi stock. The incentive award portion of the compensation payable to the named executive officers is subject to a stock ownership commitment, and Citi has trading policies which prevent hedging or other strategies that undercut the purpose of the stock ownership commitment. In addition, many executives remain at risk after termination of employment through stock that vests or is subject to sale restrictions after termination of employment and through stock options that depend on Citi’s share price for value.

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Citi’s executive compensation structure for 2009 is aligned with risk mitigation principles through clawbacks and deferrals. The structure of compensation for the senior executive officers and top 100 most highly compensated employees, including the named executive officers, emphasizes deferrals (including sale restrictions) and clawbacks. If 2009 performance turns out to be based on materially inaccurate performance criteria, incentive compensation for 2009 will be forfeited or recovered (i.e., is subject to a “clawback”). Malfeasance is not required for a clawback, and in addition Citi has imposed a unique clawback on incentive compensation that is applicable if an executive materially violates risk limits. In addition, Citi provides for deferrals or sale restrictions on significant amounts of incentive compensation, meaning that for as long as the stock cannot be transferred, the value of the executive’s award is at risk if Citi’s stock price declines. For 2009, 95 percent of the aggregate total compensation awarded to the named executive officers is either deferred or subject to a clawback, or both.

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Citi has a strong compensation governance process. The composition of the Personnel and Compensation Committee (the committee) reflects its strong governance focus; each committee member is a non-executive independent director with CEO experience. Citi is a diversified financial services company with staff in over 100 countries around the world, and given the complexities that stem from local market and legal requirements, we have made important strides to promote consistency and transparency in our approach to compensation. We have a common set of compensation principles and a primary incentive compensation program, which accounts for over 80 percent of annual incentive award payments.

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Involvement of independent risk management function. Citi’s Chief Risk Officer (CRO) and Citi’s independent risk management function have important roles in evaluating the performance of senior management and the top 100 highly compensated employees by providing specific ratings on their risk management practices. The committee also conducted an extensive and multi-layered review of risk in compensation plans throughout Citi in 2009, thereby integrating Citi’s independent risk function into compensation governance and oversight. As explained in detail in the Personnel and Compensation Committee Report, beginning on page 81, Citi’s CRO conducted a review of risk in Citi’s compensation plans and concluded that the plans do not pose unnecessary or excessive risks to the company.

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Citi’s CEO declined incentive pay for 2008 and 2009. As announced in February 2009, CEO Vikram Pandit will earn base pay at a rate of $1 per year and no incentive compensation until Citi returns to profitability. The committee determined that Mr. Pandit’s performance in 2009 merited an incentive award, but the committee respected Mr. Pandit’s commitment and awarded no incentive compensation.

•	Independent compensation consultant. For the 2009 compensation year, the only consultant retained by the committee to advise the committee on its compensation determinations was Independent Compensation Committee Adviser, LLC (ICCA). ICCA performs no work for Citi other than its assignments for the committee.

Objectives of Citi’s executive compensation programs.    The committee made compensation decisions consistent with the objectives of Citi’s executive compensation programs. The programs aim to attract and retain the best talent, motivate and reward executives to perform by linking incentive compensation to demonstrable performance-based criteria, align the long-term interests of management with those of stockholders and other stakeholders, and deliver compensation at levels that are competitive within the financial services market. Citi’s compensation programs are designed to effect the following:

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Facilitate competitiveness. Compensation structure and amounts should be competitive within the global financial services market. Compensation programs must support the attraction and retention of talented employees. Citi should provide fixed compensation at a level commensurate with the market.

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Reward performance over an appropriate period. Incentives should be based on financial measures that best reflect the state of ongoing operations, including risk-related metrics. Performance rewards must balance financial and non-financial measures. Compensation for senior executives should be subject to a clawback.

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Promote meritocracy by recognizing employee contributions. Individual compensation decisions should be differentiated based on financial and non-financial performance and reflect current or prospective contributions to the value of Citi. Unit and corporate goals should be balanced depending on an individual’s role within the organization. Compensation awards should vary considerably depending on actual contribution and performance.

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Enhance Citi franchise value. Compensation should align the long-term interests of management with stockholders by having them share both upside opportunities and downside risk. Citi’s compensation structure must support and promote company integrity and stability by encouraging sustainable business performance and long-term retention of key employees. Strong partnership across internal businesses and regions is critical. In addition, expatriates provide expertise, enhance partnership and serve as a leadership pipeline; the expatriate program is necessary to protect employees from being disadvantaged as they relocate their families to a foreign country.

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Discourage unnecessary or excessive risk-taking. Programs should be designed to avoid unnecessary or excessive risks that can harm the franchise while encouraging appropriate entrepreneurial activity to improve Citi’s performance.

Key 2009 accomplishments. The committee made executive compensation decisions for 2009 in the context of Citi’s performance in 2009. In awarding compensation to the named executive officers for 2009, the committee took into account the substantial progress made against Citi’s strategic priorities. Citi is focusing on its core historical strengths and clients’ needs, with an emphasis on the growing segments of financial services. Citi is committed to generating long-term profitability and growth from Citicorp, which comprises its core franchise, as well as managing and optimizing the assets and businesses within Citi Holdings.

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In 2009, Citi built its financial strength. Citi substantially increased its capital and improved its liquidity position. Citi significantly increased its Tier 1 Common and Tangible Common Equity (TCE) ratios during 2009. At December 31, 2009, Citi’s Tier 1 common ratio was 9.6 percent and its TCE ratio was 10.9 percent, compared to 2.3 percent and 3.1 percent at December 31, 2008, respectively. Structural liquidity (defined as deposits plus long-term debt plus equity as a percent of total assets) improved to 73 percent at year-end 2009 compared to 66 percent at year-end 2008. Citi had $193 billion of cash and deposits with banks at December 31, 2009. In addition, firm-wide deposits increased by $62 billion in 2009, to a total of $836 billion as of year-end. Citi also reduced expenses by 20 percent during the year, excluding the impact of goodwill impairment in 2008.

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Demonstrated strength of the core Citicorp franchise. Despite very difficult market and economic conditions, Citicorp remained profitable during 2009 with $14.8 billion in net income compared to $6.2 billion in 2008. Regional consumer banking deposits grew 12 percent, and Securities and Banking revenues were $29.4 billion (excluding credit value adjustments (CVAs)), up 23 percent compared to 2008. Transaction Services net income increased by 12 percent during 2009.

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Citi continued to successfully execute on its strategy to wind down Citi Holdings. Citi Holdings assets declined $168 billion or 23 percent in 2009, and have declined by $351 billion from peak levels in the first quarter of 2008.

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Citi is uniquely positioned as a global organization. At its core, Citicorp is a global bank for businesses and consumers, with an unmatched global network and emerging markets footprint. Citi believes it is well-positioned to leverage this global network and emerging markets footprint to service the needs of retail, private banking and commercial customers around the world.

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TARP repayment. In December 2009, Citi repaid $20 billion of funds invested in the company by the US government through TARP and exited the loss-sharing agreement with the US government. The repayment of this investment and exit of the loss-sharing agreement follow the successful completion of securities offerings in which Citi raised an aggregate of approximately $21.0 billion, including $17.5 billion in common shares and $3.5 billion in tangible equity units. Following these transactions, the US Treasury continues to hold approximately 7.7 billion shares of common stock, warrants to purchase approximately 465.1 million shares of Citi common stock, and trust preferred securities with an aggregate liquidation amount of $5.3 billion. The US Treasury has stated that it intends to sell its common stock holdings in Citi in 2010, subject to the expiration of a lock-up agreement expiring on March 16, 2010.

Awards made by the committee for 2009

The committee approved the following compensation amounts for 2009 to the named executive officers:

Name	Cash Salary	Cash Bonus	Salary Stock	Stock Incentive Award	Long Term Restricted Stock Award	Total
Vikram Pandit	$125,001	$0	$0	$0	$0	$125,001
John Gerspach	$416,667	$0	$2,916,666	$0	$1,666,667	$5,000,000
Edward Kelly	$270,833	$0	$5,062,500	$0	$2,666,667	$8,000,000
John Havens	$500,000	$0	$475,000	$6,150,000	$2,375,000	$9,500,000
Manuel Medina-Mora	$521,797	$0	$450,000	$5,778,203	$2,250,000	$9,000,000
Alberto Verme	$266,667	$0	$4,683,333	$0	$2,475,000	$7,425,000
Gary Crittenden	$277,778	$0	$0	$0	$0	$277,778

The terms of these awards are described in the next section. The table shows how the committee viewed its compensation decisions for 2009, but is not a replacement for the disclosure required by the Summary Compensation Table. More detail on the differences between the committee’s decisions and the disclosure in the Summary Compensation Table is included in the 2009 equity awards section of this Compensation Discussion and Analysis below.

Compensation structure

The compensation structures for 2009 for the named executive officers are described below. These structures were governed by the determination memoranda issued by the Special Master in October and December 2009. On October 22, 2009, the Special Master issued his determination memorandum regarding the amount and structure of 2009 compensation for the 2009 senior executive officers and next 20 most highly compensated employees for 2009 (the Top 25). Senior executive officers for 2009 are those executives appearing as named executive officers in the Citi proxy statement filed in March 2009 and any other executive who served as CFO during any portion of 2009. Of the named executive officers, Mr. Pandit, Mr. Gerspach, Mr. Kelly, Mr. Verme and Mr. Crittenden were in the Top 25 for 2009. On December 11, 2009, the Special Master issued his determination memorandum regarding the structure of 2009 compensation for the next 75 most highly compensated employees for 2009 (the Next 75). Of the named executive officers, Mr. Havens and Mr. Medina-Mora were in the

Next 75 for 2009. Together, the Top 25 and the Next 75 constitute the Top 100. The Top 100 employees were identified based on 2008 compensation determined under SEC rules governing proxy disclosures.

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Mr. Pandit. In February 2009, CEO Vikram Pandit advised Citi’s board that he would accept no incentive compensation and would accept base pay at a rate of $1 per year until Citi returns to profitability. Cash salary amounts above $1 shown in the tables are attributable to compensation already paid in 2009 before Mr. Pandit made his commitment. Based on Mr. Pandit’s performance against the company’s strategic priorities, the committee determined that Mr. Pandit merited consideration for an incentive award for 2009; however, based on Mr. Pandit’s commitment, the committee agreed to award him no incentive compensation for 2009.

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Other named executive officers. The other named executive officers received approximately 95 percent of their 2009 aggregate total compensation in stock that is subject to deferral (including sale restrictions) or clawback, or both, as explained in more detail below:

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Cash base salary. As determined by the Special Master, Citi limited the cash base salary of each such officer to $500,000 annually. The payment of cash compensation reflects the need to provide some liquidity to attract and retain executives.

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Salary stock. The Special Master determined that compensation in the form of immediately vested stock (salary stock) was consistent with the public interest if structured in the long-term interest of stakeholders. Accordingly, the salary stock awarded to the Top 25 net of tax withholdings is transferable in 36 monthly installments beginning in January 2011, with each installment transferable one year early if Citi repays any portion of its TARP obligations (as occurred in December 2009, so monthly installments commenced becoming transferable in January 2010). The salary stock awarded to Mr. Havens and Mr. Medina-Mora net of tax withholdings is transferable over a 12-month period beginning in January 2010. There are no provisions for early release of these transfer restrictions in the event of retirement, involuntary termination of employment or change in control, or any other reason.

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Long-term restricted stock. Annual incentive awards for 2009 were awarded to all of the named executive officers other than Mr. Pandit in the form of “long-term restricted stock” (LTRS). These awards are based on performance against objective performance criteria that were developed and reviewed in consultation with the Special Master, as described in more detail below under “Process for determining executive officer compensation.” The maximum amount of these awards was determined by the Special Master, and the committee reserved discretion to award lesser amounts. The LTRS will not vest unless the employee remains employed until January 20, 2013. Vested awards become transferable in 25 percent installments as each 25 percent of Citi’s TARP obligations is repaid. The LTRS awards are subject to clawbacks satisfying legal requirements and an additional clawback for noncompliance with risk policies. LTRS awards are the only incentive compensation payable to the 2009 senior executive officers and Top 25, in accordance with the Emergency Economic Stabilization Act of 2008, as amended (EESA). There are no provisions for early vesting of

LTRS in the event of retirement, involuntary termination of employment or change in control, but early vesting will occur upon death or disability.

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Stock incentive awards. As members of the Next 75, Mr. Havens and Mr. Medina-Mora received incentive awards other than and in addition to LTRS. Although the Special Master determined that a portion of the incentive compensation payable to the Next 75 could have been paid in cash, the committee determined that none of the named executive officers should receive any cash incentive awards to align their interests with stockholders and other stakeholders. Accordingly, a portion of incentive compensation awarded to Mr. Havens and Mr. Medina-Mora was instead awarded in fully vested common stock which is immediately transferable. The Special Master determined that 50 percent of total compensation for the Next 75 should become transferable after three years, and accordingly, a portion of the incentive awards for Mr. Havens and Mr. Medina-Mora are payable in fully vested Citi common stock (a stock incentive award) that becomes transferable on the third anniversary of the date of grant. These incentive awards are also subject to Citi’s extensive clawbacks. There are no provisions for early release of sale restrictions in the event of retirement, involuntary termination of employment or change in control, or any other reason.

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Other compensation and perquisites. Citi has imposed substantial limits on perquisites for many years, as Citi believes that perquisites are in most cases inconsistent with its philosophy of pay for performance. At the same time, we recognize that incidental perquisites may have advantages to Citi if they enable a senior executive to fulfill his or her employment duties. Except in unusual or special circumstances, Citi’s executive perquisites have in the past been less than $25,000 annually for each named executive officer, and for 2009, consistent with the

Special Master’s determination, Citi limited perquisites to $25,000 annually except through approved expatriate arrangements. Citi’s Expatriate Program covers a relatively small number (approximately 600) of senior and high potential employees and is a fundamental component of Citi’s global strategy, as it enables Citi’s leaders to gain global management experience without the administrative burdens and legal constraints of local employment. One named executive officer, Mr. Verme, is a participant in Citi’s Expatriate Program. The Special Master approved additional compensation of up to $350,000 annually under Citi’s Expatriate Program in recognition of the legitimate purpose of the program.

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No supplemental executive retirement plans (SERPS) or nonqualified retirement plans. Citi does not generally provide for current benefit accruals under nonqualified executive retirement programs except to specified grandfathered and expatriate populations. None of the named executive officers were eligible for additional benefit accruals under any of these plans in 2009, although Mr. Gerspach is eligible for certain grandfathered benefits that were frozen at December 31, 2001.

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Severance or change in control payments. The named executive officers are not eligible for any severance upon termination of employment due to EESA restrictions and have no “golden parachute” agreements. Mr. Crittenden did not receive any compensation upon his resignation from Citi and he forfeited all his nonvested equity awards.

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Qualified retirement plans. The Special Master authorized participation in qualified retirement plans. The purpose of these plans is to provide employees with tax-advantaged savings opportunities and income after retirement or other termination from Citi. Eligible pay under these plans is limited to Internal Revenue Code (IRC) annual limits ($245,000 for 2009). Eligible Citi employees, including the named executive officers, will receive a matching contribution for 2009 under the Citigroup 401(k) Plan. For 2009, the 401(k) plan provides a matching contribution of up to 6 percent of eligible pay to all US employees, subject to IRC annual limits, and that maximum has been reduced to 4 percent of eligible compensation for 2010. The matching contributions made to the named executive officers’ 401(k) plan accounts for 2009 are disclosed in the All Other Compensation column of the Summary Compensation Table, and the named executive officers participate in the 401(k) plan on the same terms and conditions as those made available to other eligible US employees. The Citigroup Pension Plan was closed to new entrants after December 31, 2006; accordingly, Mr. Pandit, Mr. Kelly, Mr. Havens and Mr. Crittenden are not eligible to participate in the plan. The Citigroup Pension Plan ceased cash balance accruals for all eligible participants, including the eligible named executive officers, effective December 31, 2007. In addition, Mr. Medina-Mora is eligible for the broad-based retirement benefits available to Mexico employees and is not eligible for US retirement benefits.

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Health and insurance plans. Other than Mr. Medina-Mora, the named executive officers are eligible to participate in the company-sponsored US benefit programs for active employees on the same terms and conditions as those made available to US salaried employees or expatriates generally. Mr. Medina-Mora is eligible to participate in the company-sponsored benefit programs for active Mexico employees on the same terms and conditions as those made available to Mexico salaried employees. Basic health benefits, life insurance, disability benefits and similar programs are provided in the US, in Mexico, and to expatriates to ensure that employees have access to healthcare and income protection for themselves and their family members. Under Citi’s US medical plans, higher-paid employees are required to pay a significantly higher amount of the total premiums, while the premiums paid by lower paid employees receive a higher subsidy from Citi.

Clawbacks applicable to executive compensation. All incentive compensation payable to the Top 100 employees, including the named executive officers, in respect of 2009 is subject to “clawback” in a variety of circumstances. Unvested amounts are forfeited and Citi has the right to recover vested amounts if the incentive award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or if the employee is terminated due to misconduct that occurred during the period in which the incentive award was earned. Specifically, incentive awards to this group are also subject to cancellation, forfeiture or recovery by Citi if the committee determines that the employee (a) received an award based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (b) knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, or (c) materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head. Incentive compensation is also subject to cancellation by Citi if the employee’s employment terminates on account of misconduct.

In addition, since 2008, any bonus or incentive compensation for members of the senior leadership committee is subject to recovery by Citi (e.g., by forfeiture of nonvested awards or repayment of vested awards) if such compensation is based on statements of earnings, gains or other criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct. (The senior leadership committee is a group of about 45 executives that includes business leaders and leaders of control functions.) A substantial portion of the incentive compensation for the senior leadership committee is also deferred.

Since 2002, the board has had in effect a narrower “clawback” policy based upon SARBANES-OXLEY.

As part of Citi’s Corporate Governance Guidelines, Citi has required reimbursement, in all appropriate cases, of any bonus or incentive compensation awarded to an executive officer or effecting the cancellation of nonvested restricted or deferred stock awards previously granted to the executive officer if: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Process for determining executive officer compensation

The role of the Personnel and Compensation Committee.    The committee regularly reviews the design and structure of Citi’s compensation programs to ensure that management’s interests are aligned with stockholders and other stakeholders and that the compensation programs are aligned with Citi’s strategic priorities. The committee is responsible for evaluating the performance of and determining the compensation for the CEO, and, in accordance with guidelines established by the committee, approves the compensation for the senior leadership committee. In 2009, the committee also approved the compensation for the Top 100.

In furtherance of these goals, the committee has retained ICCA to provide independent evaluations and advice regarding executive compensation. ICCA does no other work for Citi, reports directly to the chair of the committee and meets with the committee in executive session, without the presence of Citi management. ICCA was asked to review the committee’s process, its decisions regarding the compensation of members of senior management, and the reasons for reaching those decisions.

Compensation process and approach for 2009.    The timing and approach to executive compensation for 2009 was driven by compliance with EESA and the Treasury regulations issued thereunder (the Compensation Regulations) as well as discussions with the Special Master. In February 2009, EESA was amended to govern the structure of compensation for the Top 25. In June 2009, the Department of the Treasury adopted the Compensation Regulations, which enabled Citi to determine who the Top 25 would be for 2009 and which also set forth additional restrictions on compensation. The Compensation Regulations also created the Office of the Special Master for TARP Executive Compensation and provided for Special Master review of the compensation for the Top 100.

The Special Master required Citi to present a proposal for 2009 compensation for the Top 25 by August 11, 2009, and accordingly, the committee, ICCA and management met frequently during the summer to consider alternative structures for compensation based on discussions held by management with the Special Master. None of the named executive officers participated in these discussions. As part of these discussions, the Special Master reviewed the form of the balanced scorecard, including the objective criteria, used in the performance evaluations of the Top 100. As explained in more detail below, the balanced scorecard shows a variety of objective criteria to be used in awarding compensation (e.g., financial measures are to be balanced with risk and quality considerations). The committee, ICCA and management also met frequently during the year to develop compensation proposals for the Next 75.

The committee ultimately approved the submissions made to the Special Master and the compensation amounts and structures set forth in the Special Master’s determination memoranda. The committee also reviewed the requirements of the Compensation Regulations and adopted restrictions on compensation consistent with such regulations, such as limitations on perquisites and prohibitions on impermissible tax gross-ups.

In December, the committee met with management to review preliminary financial data and management’s estimates of company-wide bonus pools and the bonus pools for senior management. In January, the committee determined the size of the bonus pool for the senior leadership committee and the Top 100. Although the value of the company-wide discretionary bonus pool was 28.8 percent higher than the pool for similar positions in 2008, it was 28 percent lower than such pool for 2007.

The committee devoted a substantial amount of time to analyzing risk in Citi compensation programs throughout the 2009 compensation process. Full details of the committee’s analysis of risk in compensation programs are included in the compensation committee report following this Compensation Discussion and Analysis.

Performance evaluations and determination of incentive compensation.    Incentive compensation for 2009 was awarded to the named executive officers other than Mr. Pandit at the discretion of the committee, up to the maximum amounts set forth in the Special Master’s determination letters.

The committee used a balanced scorecard in determining compensation for the applicable named executive officers. The scorecard provides information on the 2009 results for the businesses led by the executive using objective metrics, including percentage increases or decreases in the item from the prior year. For the named executive officers, the metrics were:

•	Revenue (unadjusted for marks, but stated with and without credit valuation adjustments (CVAs))

•	Non-incentive Compensation Expense (expenses other than incentive compensation)

•	Cost of Credit (credit write-offs and provisions for credit losses, net of credit recoveries)

•	Pre-tax pre-bonus income (Revenue less Non-incentive Compensation Expense less Cost of Credit)

•	Total Expenses (includes all expenses — compensation and non-compensation — managed by the business)

•	Net Income (Revenues less Total Expenses less Cost of Credit less taxes)

•	Efficiency Ratio (Total Expenses divided by Revenues)

•	Risk Capital (measures the potential unexpected loss of economic value over one year, calculated at a very high confidence level)

•	Return on Risk Capital (Net Income divided by Risk Capital)

•	GAAP Assets (assets valued according to GAAP)

•	RAP Assets (risk-weighted assets, net of credit default swap hedges)

•	Headcount (full-time employees)

The scorecard also includes (a) ratings from Citi’s independent risk management function on the executive’s risk knowledge, appropriate risk mitigation, and overall risk management, (b) information on performance against objective control metrics, such as internal audit scores, major business issues cited in internal audits, and (c) relative scores on qualitative measures, such as client service, teamwork and partnership, producing results with integrity, and leadership. Finally, the scorecard contains information on prior years’ compensation and market compensation data.

The committee reviewed general market data regarding compensation trends in the financial services industry as well as market data that was used in the scorecards. This data was collected by management from publicly available sources and third-party proprietary databases, and Bank of America/Merrill Lynch, Barclays, Credit Suisse, Deutsche Bank, Goldman Sachs, JPMorgan Chase, Morgan Stanley, and UBS were the companies considered to be comparable. The market information was developed based on parameters set by management. The market information provided background and context for committee decisions; the information regarding pay practices of the peer group informed but did not govern the committee’s award determination for any particular named executive officer or any other executive.

The committee then determined the nominal amount of each named executive officer’s compensation, based on recommendations made by the CEO. Each of the factors comprising the performance results was considered by the committee in determining compensation amounts, but the committee used its business judgment in making compensation determinations taking into account the limitations and structures imposed by the Special Master, competitive marketplace for individuals with widely differing job responsibilities at Citi, length of service, size of the business or function for which they are responsible, and tenure in the financial services industry. In addition, the committee considered and discussed scorecard ratings on risk management and control metrics. Evaluations of executives in corporate functions were necessarily based more on performance against non-financial goals. Formulaic approaches were not used to weight the factors shown on the scorecard, consistent with the committee’s and Citi’s belief that the adoption of any given formula could inadvertently encourage undesirable behavior (e.g., favoring one financial measure to the exclusion of other important metrics and values). Accordingly, although the objective performance criteria listed above were a basis for determining incentive compensation, no specific performance targets were used in developing specific compensation recommendations, approving specific compensation amounts, or in any other aspect of Citi’s executive compensation process.

The committee followed a similar process in evaluating the recommendations made by management regarding compensation for the Top 100. The same scorecard was used for the Top 100, except that executives in the Global Banking business used a more detailed scorecard that was tailored to the financial metrics used in that business. These metrics included information on percentage of overall industry fees, industry rankings, and volume metrics, by products.

UK regulatory process. Discussions with Citi’s UK regulator, the Financial Services Authority (FSA), informed the decision-making process for

2009 for executives based in the UK. Mr. Verme, who is based in London and Dubai, was subject to the FSA process, and no other named executive officers were covered by the FSA process. The FSA issued its final rules on financial sector compensation in August 2009 and required that relevant regulated entities operating in the UK discuss and obtain agreement on their 2009 discretionary incentive and retention remuneration proposals with the FSA prior to finalization and communication. Citi therefore worked with the FSA, in parallel with Citi’s internal review process and timelines, to review provisional recommendations and the structures and proportions of deferrals so as to ensure that the incentive awards ultimately approved by the committee for UK-based employees also met with the FSA’s approval.

In addition to reviewing matters relating to governance, metrics and the determination of discretionary remuneration pools, the FSA determined compliance against its code by reference to a structural framework for mandatory deferrals. Consistent across all the relevant financial sector regulated entities in the UK, the FSA stipulated minimum deferral requirements based on a combination of total compensation thresholds, the level of 2009 awards relative to base salary and whether an individual’s role involved managing material risk and/or fulfilled certain FSA registered significant influence functions. For individuals covered by the FSA’s criteria, minimum mandatory deferrals were stipulated as either 60 percent or 40 percent of incentive and retention awards, with 75 percent or more of the mandatory deferral deferred into a performance adjusted plan, an equity plan, a phantom equity plan or combinations thereof.

Finally, the FSA stipulated that mandatory deferrals should vest no more quickly than ratably over three years.

As well as promoting compensation policies and practices that are generally consistent with and promote effective risk management, the specific focus on minimum mandatory deferrals into equity and performance plans for employees receiving material awards or in key roles is designed to ensure that these employees will receive sizeable portions of their incentive awards over time and that the amounts ultimately received from these deferrals will be influenced by performance and/or by movements in Citi’s stock price. Accordingly, the interests of these employees are directly and materially aligned with their performance and with Citi’s performance over the medium to long term.

The FSA undertook to understand and assess the 2009 compensation structures for those in the Top 25 and the Next 75 to the extent that these structures were applicable to individuals within the scope of the FSA’s review of relevant UK employees. Since these structures generally met or exceeded the minimum requirements mandated by the FSA’s criteria, no further adaptations were required to the relevant compensation structures on account of the FSA’s review.

Citi actively participated in the consultative process prior to the issuance of the FSA’s code in August 2009 and, as the FSA has indicated that the code will be reviewed and potentially revised during 2010 to take account of developments since August 2009, Citi intends to continue to participate in any consultation on the code initiated by the FSA during 2010.

2009 Equity Awards

In December 2009, the SEC issued final regulations generally requiring that the grant date fair value of equity awards be disclosed in the Summary Compensation Table for the year in which the equity awards were granted. As a result, the equity awards for two performance years are shown as 2009 compensation in the 2009 Summary Compensation Table: (1) the awards granted in January 2009 in connection with performance in 2008, and (2) the awards granted for 2009 performance to the named executive officers in December 2009 in accordance with the Special Master’s December 11, 2009 determination memorandum. The table set forth below summarizes the difference between the equity award values granted by the committee for performance during 2009 and the aggregate equity award values appearing in this year’s Summary Compensation Table. The first column (after the executives’ names) below shows values for the stock awards that were made by the committee for 2009. The second column shows the values for stock awards required to be shown in the Summary Compensation Table in accordance with SEC rules. The last column shows the difference between the first column (the values for 2009) and the second column (values required by SEC rules to be included in the Summary Compensation Table).

Name	Stock Awarded for 2009	Value of Stock Awards Shown in 2009 Summary Compensation Table	Difference Between Stock Awarded for 2009 and Summary Compensation Table Values
Vikram Pandit	$0	$0	$0
John Gerspach	$4,583,333	$4,583,333	$0
Edward Kelly	$7,729,167	$9,170,843	$(1,441,676)
John Havens	$9,000,000	$10,327,374	$(1,327,374)
Manuel Medina-Mora	$8,478,203	$9,328,010	$(849,807)
Alberto Verme	$7,158,333	$7,158,333	$0
Gary Crittenden	$0	$0	$0

The values for the 2009 stock option awards disclosed in the Summary Compensation Table also differ from committee action for the 2009 performance year. As shown in the table below, the options shown in the 2009 Summary Compensation Table were awarded in January 2009 in connection with 2008 performance.

Name	Options Awarded for 2009	Value of Options Shown in 2009 Summary Compensation Table	Difference Between Options Awarded for 2009 and Summary Compensation Table Values
Vikram Pandit	$0	$0	$0
John Gerspach	$0	$0	$0
Edward Kelly	$0	$471,785	$(471,785)
John Havens	$0	$434,380	$(434,380)
Manuel Medina-Mora	$0	$361,984	$(361,984)
Alberto Verme	$0	$0	$0
Gary Crittenden	$0	$0	$0

Important compensation policies affecting named executive officers for 2009

•

Limits on bonus pools. On June 9, 2009, Citi entered into a definitive agreement (the Exchange Agreement) with the Department of the Treasury (Treasury) pursuant to which Treasury exchanged a portion of its preferred securities for Citi common stock equal to approximately 34 percent of Citi’s then-outstanding shares of common stock. In connection with that agreement, Citi launched exchange offers for publicly held convertible and non-convertible preferred and trust preferred securities. Under the terms of the Exchange Agreement, the bonus pool for 2009 for members of the senior leadership committee is limited to 60 percent of such pool for 2007. The compensation for the named executive officers who are members of the senior leadership committee was structured to comply with this limitation on the bonus pool. In addition, the Special Master directed the committee to impose a limit on the incentive compensation pool for the Next 75. The committee limited this pool to 3 percent of eligible earnings, defined as pre-tax net income from Citicorp’s continuing operations plus the proposed total discretionary incentive compensation pool. This limit was selected by looking at company performance, market factors, and individual performance of the Next 75. After evaluating Citi’s performance, the incentive compensation actually awarded to the Next 75 was approximately 1.3 percent of eligible earnings.

•

Stock ownership commitment. While stock ownership commitments recently have become widely recognized hallmarks of good corporate governance, Citi has had some form of a stock ownership commitment for well over a decade. As part of Citi’s stock ownership commitment, the members of the management executive committee are generally required to retain at least 75 percent of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and exercise prices) as long as they are members of senior management. Members of the senior leadership committee are also required to retain at least 50 percent of the same categories of net equity awards for the same period of time. This policy has always been intended to align the interests of senior management even further with the interests of stockholders.

•

Personal trading and anti-hedging policies. Citi has adopted a personal trading policy which limits trading by management and other employees in Citi stock and prohibits covered employees from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by deferred stock compensation structures. The named executive officers and the Top 100 employees are among those covered by these policies.

•

Dividend equivalents. As authorized by its stockholder-approved stock incentive plans, Citi pays dividend equivalents on nonvested restricted or deferred stock awards under the Capital Accumulation Program (CAP) and certain other stock awards on the same basis to all employees receiving such awards, which includes a significant percentage of all employees worldwide. Outstanding option awards are not eligible for dividend equivalents. In addition, certain outstanding senior executive incentive awards, such as the performance vesting stock awards made in respect of 2008 performance, do not pay dividend equivalents on nonvested stock. Where dividend equivalents are paid on equity awards, the dividend rate is the same for the named executive officers as for other stockholders. This practice is consistent with and furthers the goal of aligning the interests of employees with those of stockholders. Furthermore, since February 2009, Citi has not paid dividends or dividend equivalents on its common stock. Accordingly, the named executive officers and other employees have received and will continue to receive a direct decrease in income, in proportion to their share holdings. In 2009, the named executive officers received the following dividend equivalents:

Name	Amount Paid as Dividend Equivalents in 2009 on Restricted and/or Deferred Stock Awards
Vikram Pandit	$7,975
John Gerspach	$547
Edward Kelly	$362
John Havens	$0
Manuel Medina-Mora	$1,966
Alberto Verme	$3,185
Gary Crittenden	$3,949

•

Timing of awards. The incentive awards to the named executive officers for performance in 2009 were made on December 30, 2009 in advance of year end and the customary award date in January for the preceding year. These awards were made in December to facilitate compliance with EESA and the Special Master’s determination memorandum of December 11, 2009. The closing price of Citi common stock on the date of grant was used to price all stock awards in respect of 2009 granted to the named executive officers.

•

Grants of stock options. In accordance with the determination of the Special Master, the committee did not award any options to the named executive officers for 2009. However, in January 2009, the committee awarded performance priced options in respect of 2008 performance. The committee believes that performance priced options can be an important component of aligning executives’ interests with those of stockholders by compensating executives only if the stock price attains specified targets. None of the named executive officers received reload options in 2009, which would have been issued only with respect to rights granted as part of earlier option grants and under Citi’s stockholder-approved equity compensation plans. Since 2003, Citi has not granted reload options to anyone except to the extent required by the terms of previously granted options. In 2009, Citi made a broad-based discretionary option grant to employees, but none of the named executive officers, Top 100 employees, or senior leadership committee members were eligible for that option grant.

•

Pricing of stock options. To facilitate compliance with SEC disclosure rules, Citi’s current equity plan generally provides that for executive officers, the exercise price of options is no less than the closing price of a share of Citi common stock on the NYSE on the date on which the option was granted. For other employees, the exercise price is no less than the closing price of a share of Citi common stock on the NYSE on the trading date immediately preceding the date on which the option was granted, so that on the date of grant, the committee has information available that describes the cost of the actual grant. Citi believes that both pricing approaches are appropriate measures of fair market value for options with exercise prices that are intended to be at (and not above) market on the date of grant.

•

Use of compensation consultants. The committee charter provides that its compensation determinations regarding the CEO and other members of senior management should reflect the advice of an independent compensation consultant. The committee retained ICCA starting in 2006 as part of its effort to ensure the independence of the advice it receives. ICCA advises the committee on its compensation decisions regarding executive compensation and other compensation matters as requested by the committee. ICCA performs no work for Citi other than its assignments from the committee, and received total fees of $23,900 in respect of all its services for the 2009 compensation year. ICCA meets separately with the committee and its chair outside the presence of management at meetings at which compensation decisions are made. For the 2009 compensation year, the committee did not engage any other compensation consultant.

•	Tax deductibility of the named executive officers’ incentive and retention compensation. Under EESA, Citi must not claim deductions for federal income tax purposes in excess of $500,000 for any senior executive officer’s compensation that would not be deductible under IRC section 162(m)(5). While Citi currently seeks to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, Citi has retained the flexibility to provide nondeductible compensation arrangements necessary to recruit and retain its executives. As detailed above, non-deductible compensation was paid to some named executive officers for 2009 in order to compensate fairly the executives considered to be critical to managing and improving Citi’s performance in the future.

•

Policy on tax “gross-ups.” Citi does not allow tax gross-ups, either directly or indirectly, for any of the named executive officers or any other member of the Top 100 employees, except through bona fide tax equalization programs for expatriates as expressed in Citi’s Expatriate Program. The tax equalization policies are designed so that expatriate employees will bear the same or similar tax burdens as they would if they were employed in their referenced home country. Expatriates are also eligible for certain other benefits designed to facilitate their (and their families’) transition to expatriate status and to minimize additional costs and hardships that may be experienced while living and working in the assignment country. These benefits include cash allowances and reimbursements for moving, housing, cost-of-living, and expenses to travel home. Citi pays all taxes on these benefits because they are unique to the expatriate assignment and would not be provided had the expatriate remained employed in his or her home country.

•	Change in control agreements. Citi’s omnibus 2009 Stock Incentive Plan provides that no awards made under that plan may be paid solely as a result of a change in control of Citi. In addition, under EESA and the rules established by the Special Master, none of the named executive officers are eligible to receive any payments resulting from a change in control of Citi. In 2002, Citi’s board adopted a resolution specifically prohibiting cash payments to a departing executive officer in the event of a change in control that would equal or exceed three times the executive officer’s annual income. Citi generally does not provide for change in control protection as part of individual employment arrangements.

•

Policy on severance pay and “golden parachutes.” As explained in more detail in the Potential Payments upon Termination or Change in Control section, the named executive officers cannot receive any severance pay or accelerated vesting of equity or deferred cash awards in connection with their termination of employment or in connection with a change in control of Citi.

•

Policy on employment agreements. Citi will enter into a new employment agreement with an executive officer or a candidate only when necessary to attract or retain exceptional personnel. Any employment agreement with an executive officer (a) must be approved by the committee; (b) should have as short a term as possible and provide as few terms and conditions as are necessary to accomplish its purpose; and (c) if required by law to be available for public review, must be filed promptly with the appropriate regulatory authority. Employment agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to employees or retirees, except with the express prior approval of the board.

Compensation Information

For a complete understanding of actions taken by the committee with respect to compensation awards for 2009, please see the “Awards made by the Committee for 2009” section of the Compensation Discussion and Analysis.

Summary Compensation Table

The following table shows Citi’s compensation for any person serving as Chief Executive Officer or Chief Financial Officer during 2009 and Citi’s three other most highly compensated executive officers, with their titles in effect on December 31, 2009. The form and content of the table is prescribed by SEC regulations.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Stock Options ($)(2)		Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Vikram Pandit CEO	2009	$125,001	(5)	$0		$0		$0		$0	$0	$3,750	$128,751
	2008	$958,333		$0		$28,830,000	(6)	$8,432,911	(7)	$0	$0	$16,193	$38,237,437
	2007	$250,000		$0		$2,914,320		$0		$0	$0	$0	$3,164,320
John Gerspach(8) CFO	2009	$416,667		$0		$4,583,333		$0		$0	$49,117	$14,700	$5,063,817
Edward Kelly(9) Vice Chairman	2009	$270,834		$0		$9,170,843	(10)	$471,785	(11)	$0	$0	$14,000	$9,927,462
John Havens(8) CEO—Clients Group	2009	$500,000		$0		$10,327,374	(12)	$434,380	(11)	$0	$0	$14,700	$11,276,454
Manuel Medina- Mora(8)—Chairman and CEO Latin America and Mexico	2009	$546,966	(13)	$0		$9,328,010	(14)	$361,984	(11)	$0	$163,047	$0	$10,400,007
Alberto Verme(8) Co-CEO of EMEA (Central and Eastern Europe)	2009	$266,667		$0		$7,158,333		$0		$0	$12,794	$364,700	$7,802,494
Gary Crittenden(15) Former CFO	2009	$277,778		$0		$0		$0		$0	$0	$39,700	$317,478
	2008	$500,000		$0		$9,941,667	(16)	$0		$0	$0	$140,056	$10,581,723
	2007	$403,410		$14,030,000	(17)	$17,400,907	(18)	$0		$0	$0	$85,224	$31,919,541

(1)

The values in this column represent the aggregate grant date fair values of the awards, as described in more detail in the applicable footnotes below. The values shown include salary stock amounts awarded consistent with the determinations made by the Special Master. Salary stock awards were granted to the named executive officers as follows: $2,916,666 to Mr. Gerspach, $5,062,500 to Mr. Kelly, $475,000 to Mr. Havens, $450,000 to Mr. Medina-Mora, and $4,683,333 to Mr. Verme.

(2)

The values in this column represent the aggregate grant date fair values of the awards, as described in more detail in the applicable footnotes below. The assumptions made when calculating the amounts in this column for 2009 and 2008 awards are found in footnote 8 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the SEC on Form 10-K for 2009.

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(3)

These amounts are the increases in the present value of pension benefits for Mr. Gerspach, Mr. Medina-Mora and Mr. Verme, as more fully described in the Pension Benefits table. Mr. Gerspach’s benefit under The Citigroup Pension Plan increased $30,275 and his benefit under the Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates increased $18,842. Mr. Medina-Mora’s benefit under the Banamex Pension Plan increased by $162,282 and his statutory seniority premium increased by $765. The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0.

(4)	Set forth below is a breakdown of All Other Compensation (including personal benefits):

Name	Security Services/ Systems ($)	Aircraft ($)	Ground Transportation ($)	Financial and Tax Planning ($)	Medical and Dental Benefits ($)	Hart-Scott- Rodino Filing Fees ($)
Vikram Pandit	$0	$0	$0	$0	$0	$0
John Gerspach	$0	$0	$0	$0	$0	$0
Edward Kelly	$0	$0	$0	$0	$0	$0
John Havens	$0	$0	$0	$0	$0	$0
Manuel Medina-Mora	$0	$0	$0	$0	$0	$0
Alberto Verme	$0	$0	$0	$0	$0	$0
Gary Crittenden	$0	$0	$25,000	$0	$0	$0

Name	401(k) Plan Matching Contributions ($)	Temporary Living and Home Leave ($)	Housing/ Cost of Living Allowance ($)	Tax Reimbursements ($)	Other Income ($)	Total ($)
Vikram Pandit	$3,750	$0	$0	$0	$0	$3,750
John Gerspach	$14,700	$0	$0	$0	$0	$14,700
Edward Kelly	$14,000	$0	$0	$0	$0	$14,000
John Havens	$14,700	$0	$0	$0	$0	$14,700
Manuel Medina-Mora	$0	$0	$0	$0	$0	$0
Alberto Verme	$14,700	$0	$350,000	$0	$0	$364,700
Gary Crittenden	$14,700	$0	$0	$0	$0	$39,700

Mr. Crittenden’s ground transportation was provided under the terms of his employment agreement dated February 23, 2007, pursuant to which Citi was obligated to provide a car and driver for Mr. Crittenden’s personal use. The amount listed is the amount Citi reimbursed Mr. Crittenden under this arrangement and was attributable to personal use prior to his resignation effective July 21, 2009.

The named executive officers (other than Mr. Medina-Mora) received 401(k) plan matching contributions pursuant to the formula available to all eligible US employees.

Mr. Verme’s housing benefits and cost of living allowances are delivered pursuant to Citi’s formal Expatriate Program available to all participants who are transferred from the US on temporary assignments to other countries. As Co-CEO for EMEA, Mr. Verme has been assigned as an expatriate employee to London and Dubai pursuant to the terms of Citi’s Expatriate Program. In addition to providing developmental opportunities to employees and filling specific business needs, the purpose of the Expatriate Program is to neutralize the tax and other financial advantages or disadvantages of accepting an assignment outside an employee’s home country, thereby removing personal financial considerations from the decision of whether to accept an assignment. Expatriates are eligible for certain

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personal benefits intended to minimize the disruption of a temporary assignment. Under Citi’s tax equalization policies for expatriates, Citi pays all taxes on these benefits because they are unique to the expatriate assignment and would not be provided had the expatriate remained employed in his or her home country. There are no amounts reported as tax payments or reimbursements made in respect of 2009 due to the fact that Mr. Verme received no benefit from the tax equalization arrangement in 2009. This arrangement could result in benefits to Mr. Verme in future years and will be disclosed accordingly if Mr. Verme is a named executive officer in such years.

(5)	Mr. Pandit agreed to accept $1 per year in salary effective in February 2009. Amounts in excess of $1 reflect compensation paid in 2009 prior to his announcement.
(6)

In connection with his appointment as CEO, the committee made equity awards to Mr. Pandit in January 2008 that were designed to incentivize and reward him based on the future performance of Citi. The awards of 1 million shares, with an aggregate grant date fair value of $26,330,000 on the award date, had a market value of $3,310,000 on December 31, 2009.

(7)

These performance-priced options were granted in connection with Mr. Pandit’s promotion to CEO and have a ten-year term. One-third of the options have an exercise price equal to the grant date price ($24.40), one-third have an exercise price that is 25 percent above the grant date price ($30.50), and one-third have an exercise price that is 50 percent above the grant date price ($36.60). The options will only have value to the extent that the Citi stock price exceeds each exercise price after the vesting of such options, and they currently have no intrinsic value.

(8)	Compensation for Mr. Gerspach, Mr. Havens, Mr. Medina-Mora and Mr. Verme is provided only for 2009 because they were not named executive officers in prior years.
(9)

Mr. Kelly was CFO from March 20, 2009 through July 9, 2009 and accordingly is listed in the Summary Compensation Table and subsequent compensation tables. Compensation for Mr. Kelly is provided for 2009 only because he was not a named executive officer in prior years.

(10)

This amount includes $1,441,676 attributable to a performance-vesting equity award made to Mr. Kelly in January 2009 in connection with 2008 performance. See “General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” following the Grants of Plan Based Awards Table.

(11)

These performance-priced options were awarded in January 2009 in connection with 2008 performance and have exercise prices of $10.61 or $17.85. See “General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” following the Grants of Plan Based Awards Table.

(12)

This amount includes $1,327,374 attributable to a performance-vesting equity award made to Mr. Havens in January 2009 in connection with 2008 performance. See “General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” following the Grants of Plan Based Awards Table.

(13)	Mr. Medina-Mora’s base salary was targeted at $500,000 but exceeded such amount due to foreign currency fluctuations. The Special Master approved the excess attributable to such fluctuations.
(14)

This amount includes $849,807 attributable to a performance-vesting equity award made to Mr. Medina-Mora in January 2009 in connection with 2008 performance. See “General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table” following the Grants of Plan Based Awards Table.

(15)	Mr. Crittenden voluntarily resigned from the company effective July 21, 2009.
(16)	Of this amount, shares with a grant date fair value of $6,743,750 were forfeited upon Mr. Crittenden’s resignation.
(17)	This amount includes a sign-on award of $11,180,000 paid in respect of equity awards that were forfeited upon resignation from his former employer.
(18)	Of this amount, shares with a grant date fair value of $2,914,320 were forfeited.

Grants of Plan-Based Awards

The table below provides information regarding equity awards made by the committee in 2009, including each award’s grant date fair value. The awards made in January 2009 were made for the 2008 performance year and the awards granted in November and December of 2009 were made for the 2009 performance year. The table accordingly shows equity awards attributable to more than one year, in accordance with SEC requirements.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)		Maxi- mum (#)
Vikram Pandit	—	—	—	—	—	—		—	—		—		—	—
John Gerspach	11/30/2009	—	—	—	—	—		—	709,651	(1)	—		—	$2,916,666
	12/30/2009	—	—	—	—	—		—	502,008	(2)	—		—	$1,666,667
Edward Kelly	1/14/2009	—	—	—	—	627,674	(3)	—	—		—		—	$1,441,676
	1/14/2009	—	—	—	—	—		—	—		331,356	(4)	$10.61	$307,084
	1/14/2009	—	—	—	—	—		—	—		331,356	(4)	$17.85	$164,701
	11/30/2009	—	—	—	—	—		—	1,231,751	(1)	—		—	$5,062,500
	12/30/2009	—	—	—	—	—		—	803,212	(2)	—		—	$2,666,667
John Havens	1/14/2009	—	—	—	—	577,910	(3)	—	—		—		—	$1,327,374
	1/14/2009	—	—	—	—	—		—	—		305,085	(4)	$10.61	$282,738
	1/14/2009	—	—	—	—	—		—	—		305,085	(4)	$17.85	$151,642
	12/30/2009	—	—	—	—	—		—	715,361	(2)	—		—	$2,375,000
	12/30/2009	—	—	—	—	—		—	715,361	(6)	—		—	$2,375,000
	12/30/2009	—	—	—	—	—		—	1,137,048	(5)	—		—	$3,775,000
	12/30/2009	—	—	—	—	—		—	143,072	(1)	—		—	$475,000
Manuel Medina-Mora	1/14/2009	—	—	—	—	369,988	(3)	—	—		—		—	$849,807
	1/14/2009	—	—	—	—	—		—	—		254,238	(4)	$10.61	$235,615
	1/14/2009	—	—	—	—	—		—	—		254,238	(4)	$17.85	$126,369
	12/30/2009	—	—	—	—	—		—	677,710	(2)	—		—	$2,250,000
	12/30/2009	—	—	—	—	—		—	677,710	(6)	—		—	$2,250,000
	12/30/2009	—	—	—	—	—		—	1,062,711	(5)	—		—	$3,528,203
	12/30/2009	—	—	—	—	—		—	135,542	(1)	—		—	$450,000
Alberto Verme	11/30/2009	—	—	—	—	—		—	1,139,497	(1)	—		—	$4,683,333
	12/30/2009	—	—	—	—	—		—	745,481	(2)	—		—	$2,475,000
Gary Crittenden	—	—	—	—	—	—		—	—		—		—	—

(1)

This award is fully vested as “salary stock” and is subject to transfer restrictions for up to 36 months from the date earned. See discussion above under “Compensation Structure — Salary Stock.” The award was made under the 2009 Stock Incentive Plan.

(2)

This award of LTRS vests at least three years after the grant date and is subject to transfer restrictions and clawbacks. See discussion above under “Compensation Structure — Long Term Restricted Stock.” The award was made under the 2009 Stock Incentive Plan.

(3)

This award was made in respect of performance during 2008 and vests only if Citi stock attains certain price targets. See discussion of 2008 Performance-Vesting Stock below. The award was made under the 1999 Stock Incentive Plan.

(footnotes continued on following page)

(footnotes continued from previous page)

(4)	This award was made in respect of performance during 2008. See discussion of 2008 Performance-Priced Options below. The award was made under the 1999 Stock Incentive Plan.
(5)

This stock incentive award is immediately vested and is not subject to transfer restrictions but is subject to clawbacks. See discussion above under “Compensation Structure — Stock Incentive Awards.” The award was made under the 2009 Stock Incentive Plan.

(6)

This stock incentive award is immediately vested and subject to transfer restrictions and clawbacks. See discussion above under “Compensation Structure — Stock Incentive Awards.” The award was made under the 2009 Stock Incentive Plan.

General discussion of the Summary

Compensation Table and Grants of Plan-Based

Awards Table

Set forth below is a discussion of the awards disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table, to the extent not described in the Compensation Discussion and Analysis.

2008 Performance-Vesting Stock.    Members of the management executive committee as of January 2009 (except the CEO and CFO) received 30 percent of their total annual incentive awards for performance in 2008 as performance-vesting equity awards. These awards are intended to link incentive compensation for Citi’s senior executives to the performance of Citi. The awards were made to balance the need to compensate key executives, who (if they received any awards at all) received significantly reduced total annual incentive awards at market levels while linking their compensation to Citi’s future performance.

These performance-vesting stock awards vest if the price of a share of Citi common stock meets specified price targets prior to January 14, 2013 (the delivery date), with a minimum one-year vesting period. Half of each executive’s award has a price target of $17.85 and half has a price target of $10.61, with the price target deemed met only if the NYSE closing price of Citi stock equals or exceeds the applicable price target for at least 20 NYSE trading days within any period of 30 consecutive NYSE trading days ending on or before the delivery date. These price targets were chosen based on the conversion prices of the warrants to purchase common stock issued by Citi to Treasury on

October 28, 2008 and on December 31, 2008. Any shares that have not vested by the delivery date will vest according to a fraction, the numerator of which is the share price on the delivery date and the denominator of which is the price target of the nonvested shares. Vested shares are not distributed to the executive until the delivery date, and no dividend equivalents are paid on these awards prior to vesting. If a named executive officer who received an award resigns or is involuntarily terminated before the delivery date, all nonvested shares are forfeited; however, some or all of the shares will vest and become immediately deliverable if the executive terminates employment prior to the delivery date due to death or disability, and shares will remain eligible to vest upon retirement for any executive who was not a named executive officer on the grant date after meeting an age and service rule, provided that the executive does not compete with the company’s business operations. The age and service rules are described in the narrative following the Nonqualified Deferred Compensation Table.

2008 Performance-Priced Options.    Members of the management executive committee as of January 2009 received 10 percent of their total annual incentive awards for performance in 2008 as performance-priced stock options, which have an exercise price that places the awards significantly “out of the money” on the date of grant. These options have the same purposes as the performance-vesting stock awards. Half of each executive’s options have an exercise price of $17.85 and half have an exercise price of $10.61 (as determined pursuant to the terms of the awards), and were granted on January 14, 2009, when the closing price of Citi common stock was $4.53. The named executive officers who received awards accordingly will receive value from the options only if the Citi stock price increases significantly over its current price. The options have a 10-year term and vest ratably over a four-year period. If the named executive officer resigns, retires or is involuntarily terminated before the delivery date, all nonvested options are forfeited; however, the options will vest if the executive terminates employment prior to the vesting date due to death or disability.

Outstanding Equity Awards at Fiscal Year-End

The market values in this table were computed using the closing price of a share of Citi common stock on December 31, 2009, which was $3.31.

					Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)			Number of Securities Underlying Unexercised Options (#) Unexercisable(2)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Initial		Reloads	Initial		Reloads
Vikram Pandit	1/22/2008	250,000	(3)	—	750,000		—	—	$30.5000	1/22/2018	—		—	—		—
	1/22/2008	250,000	(3)	—	750,000		—	—	$36.6000	1/22/2018	—		—	—		—
	1/22/2008	250,000	(3)	—	750,000		—	—	$24.4000	1/22/2018	—		—	—		—
	1/22/2008	—		—	—		—	—	—	—	47,474	(4)	$157,139	—		—
	1/22/2008	—		—	—		—	—	—	—	500,000	(5)	$1,655,000	—		—
John Gerspach	1/16/2001	16,082	(6)	—	—		—	—	$49.5477	1/16/2011	—		—	—		—
	2/13/2002	3,860	(7)	—	—		—	—	$42.1097	2/13/2012	—		—	—		—
	1/6/2004	—		12,331	—		—	—	$49.7900	4/18/2010	—		—	—		—
	1/20/2004	16,000	(8)	—	—		—	—	$49.5000	1/20/2010	—		—	—		—
	1/23/2004	—		3,433	—		—	—	$50.6900	2/13/2012	—		—	—		—
	5/1/2006	—		8,274	—		—	—	$49.9500	4/18/2010	—		—	—		—
	10/6/2006	—		10,447	—		—	—	$50.9900	2/13/2012	—		—	—		—
	1/22/2008	—		—	—		—	—	—	—	11,393	(9)	$37,711	—		—
	12/30/2009	—		—	—		—	—	—	—	502,008	(10)	$1,661,646	—		—
Edward Kelly	2/4/2008	—		—	—		—	—	—	—	27,124	(11)	$89,780	—		—
	1/14/2009	—		—	—		—	—	—	—	—		—	627,675	(12)	$2,077,604
	1/14/2009	—		—	331,356	(13)	—	—	$10.6100	1/14/2019	—		—	—		—
	1/14/2009	—		—	331,356	(13)	—	—	$17.8500	1/14/2019	—		—	—		—
	12/30/2009	—		—	—		—	—	—	—	803,212	(10)	$2,658,632	—		—
John Havens	1/14/2009	—		—	—		—	—	—	—			—	577,910	(12)	$1,912,882
	1/14/2009	—		—	305,085	(13)	—	—	$10.6100	1/14/2019	—		—	—		—
	1/14/2009	—		—	305,085	(13)	—	—	$17.8500	1/14/2019	—		—	—		—
	12/30/2009	—		—	—		—	—	—	—	715,361	(10)	$2,367,845	—		—

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					Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)			Number of Securities Underlying Unexercised Options (#) Unexercisable(2)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Initial		Reloads	Initial		Reloads
Manuel Medina-Mora	10/16/2001	107,219	(14)	—	—		—	—	$41.7833	10/16/2011	—		—	—		—
	2/13/2002	107,219	(7)	—	—		—	—	$42.1097	2/13/2012	—		—	—		—
	2/13/2002	16,259	(15)	—	—		—	—	$41.8971	2/13/2012	—		—	—		—
	1/20/2004	31,256	(8)	—	—		—	—	$49.5000	1/20/2010	—		—	—		—
	1/20/2004	70,000	(8)	—	—		—	—	$49.5000	1/20/2010	—		—	—		—
	1/17/2006	95,176	(16)	—	31,725		—	—	$48.9200	1/17/2012	—		—	—		—
	1/22/2008	—		—	—		—	—	—	—	56,969	(9)	$188,567	—		—
	1/22/2008	—		—	—		—	—	—	—	45,575	(4)	$150,853	—		—
	1/22/2008	73,630	(17)	—	220,890		—	—	$24.4500	1/22/2014	—		—	—		—
	1/14/2009	—		—	254,238	(13)	—	—	$10.6100	1/14/2019	—		—	—		—
	1/14/2009	—		—	254,238	(13)	—	—	$17.8500	1/14/2019	—		—	—		—
	1/14/2009	—		—	—		—	—	—	—			—	369,988	(12)	$1,224,660
	12/30/2009	—		—	—		—	—	—	—	677,710	(10)	$2,243,220	—		—
Alberto Verme	1/16/2001	42,887	(6)	—	—		—	—	$49.5477	1/16/2011	—		—	—		—
	1/20/2004	42,152	(8)	—	—		—	—	$49.5000	1/20/2010	—		—	—		—
	1/20/2004	22,446	(8)	—	—		—	—	$49.5000	1/20/2010	—		—	—		—
	1/17/2006	—		—	—		—	—	—	—	4,271	(18)	$14,137	—		—
	5/1/2006	—		21,572	—		—	—	$49.9500	4/18/2010	—		—	—		—
	10/5/2006	—		42,929	—		—	—	$51.0300	2/13/2012	—		—	—		—
	1/16/2007	—		—	—		—	—	—	—	9,793	(19)	$32,415	—		—
	7/17/2007	—		10,385	—		—	—	$52.4600	2/13/2012	—		—	—		—
	1/22/2008	—		—	—		—	—	—	—	9,577	(9)	$31,700	—		—
	1/22/2008	—		—	—		—	—	—	—	178,788	(4)	$591,788	—		—
	12/30/2009	—		—	—		—	—	—	—	745,481	(10)	$2,467,542	—		—
Gary Crittenden	—	—		—	—		—	—	—	—	—		—	—		—

(1)	The options shown in this column are vested as of December 31, 2009.
(2)	The options shown in this column are nonvested as of December 31, 2009.

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(footnotes continued on following page)

(3)	This option granted on January 22, 2008 vests in four equal annual installments beginning on January 22, 2009.
(4)

This stock award granted on January 22, 2008 vests in two equal annual installments beginning on January 20, 2009, except the award granted to Mr. Pandit which vests in two equal annual installments beginning on January 22, 2009.

(5)	This stock award granted on January 22, 2008 vests in four equal annual installments beginning on December 11, 2008.
(6)	This option granted on January 16, 2001 vested in five equal annual installments beginning on July 16, 2002.
(7)	This option granted on February 13, 2002 vested in five equal annual installments beginning on July 13, 2003.
(8)	This option granted on January 20, 2004 vested in three equal annual installments beginning on July 20, 2005.
(9)	This stock award granted on January 22, 2008 vests in four equal annual installments beginning on January 20, 2009.
(10)	This stock award granted on December 30, 2009 vests on January 20, 2013.
(11)	This stock award granted on February 4, 2008 vests in four equal annual installments beginning on February 4, 2009.
(12)	This stock award granted on January 14, 2009 vests only if Citi stock attains certain price targets measured over a specified period of time. See Performance Vesting Stock above.
(13)	This option granted on January 14, 2009 vests in four equal annual installments beginning on January 14, 2010.
(14)	This option granted on October 16, 2001 vested in five equal annual installments beginning on October 16, 2002.
(15)	This option granted on February 13, 2002 vested in five equal annual installments beginning on February 13, 2003.
(16)	This option granted on January 17, 2006 vested in four equal annual installments beginning January 20, 2007.
(17)	This option granted on January 22, 2008 vests in four equal annual installments beginning January 20, 2009.
(18)	This stock award granted on January 17, 2006 vests in four equal annual installments beginning on January 20, 2007.
(19)	This stock award granted on January 16, 2007 vests in four equal annual installments beginning on January 20, 2008.

(footnotes continued from previous page)

Shares that are subject to a Rule of 60 or Rule of 75 provision and that are held by named executive officers who have met the Rule of 60 or the Rule of 75 are not shown as outstanding in the Outstanding Equity Awards at Fiscal Year-End Table. For a full discussion of the Rule of 60 and the Rule of 75, see the Nonqualified Deferred Compensation Table below.

The Outstanding Equity Awards at Fiscal Year-End Table describes options as either “initial” or “reload.” Initial option grants made in 2003 or later do not have a reload feature; however, options granted prior to 2003 retain that feature, as do any options granted upon exercise of an option using the reload feature. The grant of a reload option is not a discretionary award for the year in which the reload right is exercised; rather, the grants are made pursuant to the terms of previously granted options. Under the reload program, if shares of Citi common stock that have been owned for at least six months are used to pay the exercise price of an option and the income taxes due on exercise of the option, the option holder will receive a new reload option to make up for the shares the option holder used to pay the purchase price and tax withholding obligations. The reload option does not vest (i.e., become exercisable) for six months and expires on the expiration date of the initial grant. A reload option will not be granted upon the exercise of an option with a reload feature unless the market price of Citi common stock on the date of exercise is at least 20 percent greater than the option exercise price. The purpose of granting reload options was to maintain the option holder’s commitment to Citi by maintaining as closely as possible the option holder’s net equity position — the sum of shares owned and shares subject to option.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Vikram Pandit	0	$0	297,474	$1,132,504
John Gerspach(1)	0	$0	725,681	$2,981,248
Edward Kelly	0	$0	1,240,792	$5,095,366
John Havens	0	$0	1,995,481	$6,625,000
Manuel Medina-Mora	0	$0	1,940,527	$6,434,165
Alberto Verme	0	$0	1,333,968	$5,303,703
Gary Crittenden	0	$0	260,241	$606,032

(1)	Mr. Gerspach’s total stock vesting in 2009 includes 8,236 shares vesting on August 24, 2009 when Mr. Gerspach met the Rule of 75. Those shares were valued on the vesting date at $39,707.

The values shown above reflect the market value of Citi stock as of the vesting dates. These prices ranged from $1.5750 to $4.8200. For purposes of this table, stock is considered vested if the stock is subject to a Rule of 60 or Rule of 75 provision and the named executive officer meets the Rule of 60 or the Rule of 75 at the time of the award or during the vesting period. For a full discussion of the Rule of 60 and the Rule of 75, see the Nonqualified Deferred Compensation Table below.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)
Vikram Pandit	N/A	N/A	$	N/A	$0
John Gerspach(2)	The Citigroup Pension Plan	17.7		$286,813	$0
	Supplemental ERISA Compensation Plan of Citibank N.A. and Affiliates (Citibank Pay Cap Plan)	9.7		$184,507	$0
Edward Kelly	N/A	N/A	$	N/A	$0
John Havens	N/A	N/A	$	N/A	$0
Manuel Medina-Mora	Banco Nacional de Mexico, S.A. Pension Plan (Banamex Pension Plan)	38.2		$4,303,472	$0
	Statutory Seniority Premium	38.2		$6,063	$0
Alberto Verme	The Citigroup Pension Plan	13.5		$76,454	$0
Gary Crittenden	N/A	N/A	$	N/A	$0

(1)

The material assumptions used in determining the present value of The Citigroup Pension Plan and Citibank Pay Cap Plan benefits are (a) the IRS 2010 annuitant mortality table, (b) a discount rate of 5.90 percent, and (c) an interest crediting rate on cash balance plan benefits of 4.90 percent. The material assumptions used in determining the present value of Banamex Pension Plan benefits are (a) the EMSSAH 97 mortality table and (b) a discount rate of 9.50 percent. The plan discount rates are the same as the year-end 2009 rates used to prepare footnote 9 to the Consolidated Financial Statement of Citigroup Inc. and its subsidiaries, as filed with the SEC on Form 10-K for 2009. The other assumptions are not required to be stated in that footnote 9.

(2)

Mr. Gerspach has more years of service under The Citigroup Pension Plan than under the Citibank Pay Cap Plan because Mr. Gerspach was not eligible for benefit accruals under the Citibank Pay Cap Plan for eight of his years of employment.

Citi’s current general policy on pension plans is that executives should accrue retirement benefits on the same basis available to Citi employees generally under Citi’s broad-based, tax-qualified retirement plans. This approach reflects Citi’s senior executive compensation principles, which generally provide that most compensation for senior executives should be based on performance. Citi has not granted extra years of credited service under any retirement plan to any of the named executive officers. Mr. Pandit, Mr. Kelly, Mr. Havens, and Mr. Crittenden are ineligible for pension benefits because they were hired after The Citigroup Pension Plan was closed to new members.

The following describes the pension plans listed in the Pension Benefits Table.

The Citigroup Pension Plan.    The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all US employees. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased. Mr. Gerspach and Mr. Verme were the only named executive officers eligible for benefits under this plan and they continue to earn interest credits, like other plan participants. Mr. Gerspach accrued a cash balance benefit from 2000 through 2007, and Mr. Verme’s entire benefit is a cash balance plan benefit.

Prior to January 1, 2008, the plan generally provided for a cash balance benefit formula for most of the covered population, including the applicable named executive officers. This benefit was expressed in the form of a hypothetical account balance. Benefit credits accrued annually at a rate between 1.5 percent and 6 percent of eligible compensation; the rate increased with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Employees became eligible to participate in The Citigroup Pension Plan after one year of service, and benefits generally vested after three years of service. Eligible compensation generally included base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during the year, including any amount payable for such year but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock and/or stock options under CAP, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or a section 83(b) election with respect to, an award of restricted stock, moving expenses, welfare benefits, and payouts of deferred compensation. Annual eligible compensation was limited by IRC rules to $225,000 for 2007 (the final year of cash balance benefit accrual).

Prior to 2000, Mr. Gerspach accrued a benefit under the Citibank Retirement Plan formula, which is a component of The Citigroup Pension Plan. That formula generally provided for an annual benefit of (2 percent times (years of credited service up to 30 years plus 0.75 percent times years of credited service up to five in excess of 30 years) times average annual compensation) minus (1.667 percent times years of credited service (up to 30 years) times the Estimated Social Security Benefit, as defined in the plan). Annual compensation includes base salary and excludes bonus and incentive pay, and average annual compensation means the average of the five highest years of annual compensation out of the last 10 annual computation periods. Annual compensation is also subject to IRC limits. Mr. Gerspach is eligible for a frozen accrued benefit under the Citibank Retirement Plan formula but has not been eligible for ongoing benefits under that formula since 1999, and is therefore considered to be a “nongrandfathered” Citibank participant.

The normal form of benefit under The Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical account balance and the benefit accrued under the Citibank Retirement Plan for “nongrandfathered” participants such as Mr. Gerspach may also be payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is age 65. All optional forms of benefit under the cash balance benefit formula available to Mr. Gerspach and Mr. Verme are actuarially equivalent to the normal form of benefit. Benefits are generally eligible for commencement under the cash balance benefit formula upon termination of employment at any age; however, a portion of Mr. Verme’s benefit is not available as a lump sum unless his employment with Citi terminates after he attains age 55 with at least ten years of service.

The portion of an eligible participant’s benefit determined under the Citibank Retirement Plan formula may be paid upon the participant reaching early retirement. Early retirement is defined for this purpose as the first day of the month after the later of the participant’s 55th birthday or the date on which the participant completes a year of service (as defined in the plan). The amount payable to a participant who terminates employment and elects to commence benefit payments early (before age 60 or 65, depending on his or her age at the time he or she separates from service) but after attaining age 55, is reduced by factors set forth in the Citigroup Pension Plan. These reduction factors reflect the longer payment period, and the factor that will be applied depends on whether the participant separates from service before or after he or she is eligible for early retirement. The reduction factors that apply to participants who incur a separation from service after attaining their early retirement date range from 70 percent for benefits commencing at age 55 to no reduction for benefits paid on or after age 60. Mr. Gerspach has attained eligibility for early retirement under the Citibank Retirement Plan formula.

Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates.    The Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates (Citibank Pay Cap Plan) is an unfunded, nonqualified deferred compensation plan that limits participation to a select group of management or highly compensated employees (commonly referred to as a “top hat plan”). Benefit accruals under the Citibank Pay Cap Plan were frozen effective January 1, 2002 for most participants in the plan, including Mr. Gerspach. The purpose of the plan was to provide a participant with supplemental retirement benefits equal to the retirement benefit he or she would have received under The Citigroup Pension Plan but for the limits imposed by sections 415 and 401(a)(17) of the IRC. To the extent that a participant’s benefit is determined under the cash balance formula in the Citigroup Pension Plan, eligible plan compensation was limited to $500,000 beginning January 1, 2000. The benefit payable under the plan is reduced by the actual amounts payable under The Citigroup Pension Plan and the Supplemental ERISA Excess Plan of Citibank, N.A. and Affiliates, if any. Benefits under the plan are payable at the same time as benefits are payable under the Citigroup Pension Plan, and accordingly, Mr. Gerspach is eligible for early retirement and immediate commencement under the Citibank Pay Cap Plan. The plan provides that at the time a participant becomes eligible to commence benefit payments, the participant and the company will enter into a contract which will stipulate the amount and the terms of the payments to be made to the participant.

Banco Nacional de Mexico, S.A. Pension Plan.     Mr. Medina-Mora participates in the Banco Nacional de Mexico, S.A. Pension Plan (the Banamex Pension Plan), which provides benefits to all Mexico permanent full-time employees. Participants such as Mr. Medina-Mora who met age and service criteria at December 31, 2001 may choose, at retirement, benefits under one of two benefit formulas under the Banamex Pension Plan: (a) a traditional benefit or (b) a hybrid benefit. The traditional pension plan benefit provides for a life annuity at normal retirement age equal to 2.5 percent times eligible compensation times years of credited service, where eligible compensation is annual base earnings, including the year-end salary-based bonus, averaged over the final 24 months preceding retirement, with a maximum monthly pension equal to the employee’s final monthly salary. The hybrid defined benefit/defined contribution formula provides for a traditional pension of 1.0 percent of eligible compensation times years of credited service plus an account balance. Under the account balance feature, employees may contribute up to 8 percent of eligible compensation on a pre-tax basis, with the employer providing a notional matching contribution of 50 percent of the amount contributed by the employee (i.e., for a total notional match of up to 4 percent of eligible compensation). If an employee elects the traditional benefit, all employer-provided benefits under the hybrid formula, including the matching contribution, are forfeited. The portion of the account balance relating to the accumulated employee contributions is not forfeited.

Mr. Medina-Mora’s benefit under the traditional formula is substantially larger than his benefit under the hybrid formula, so only the traditional benefit is shown in the Pension Benefits Table. He is eligible for immediate commencement of benefits under the Banamex Pension Plan, which does not have early retirement factors or eligibility. The normal retirement eligibility under the traditional formula is the earliest of (a) attainment of age 55 with 35 years of service, or (b) attainment of age 60 with five years of service. The only form of benefit available under the Banamex Pension Plan is a single life annuity.

Statutory Seniority Premium.    Mr. Medina-Mora is eligible for a seniority premium generally available to all Mexico permanent full-time employees and required under Mexico law, payable as a single sum from employer assets upon retirement. The benefit corresponds to 12 days’ salary, up to three times the mandatory minimum local wage, for each year of service.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)
Vikram Pandit	—	—	—	—	—
John Gerspach
Citicorp Deferred Compensation Plan	$0	$0 0	$239,264	$0	$628,210
Capital Accumulation Program	$0	$39,636	($193,543)	$56,280	$143,187
Edward Kelly	—	—	—	—	—
Deferred Cash Award	$0	$1,955,000	$13,918	$0	$1,968,918
John Havens	—	—	—	—	—
Deferred Cash Award	$0	$1,800,000	$12,814	$0	$1,812,814
Manuel Medina-Mora
Deferred Cash Award	$0	$1,500,000	$10,679	$0	$1,510,679
Capital Accumulation Program	$0	$0	($511,453)	$173,795	$311,218
Alberto Verme
Capital Accumulation Program	$0	$0	($668,541)	$248,318	$384,092
Gary Crittenden	—	—	—	—	—

None of the amounts shown in the tables have previously been reported in a prior year Summary Compensation Table, as Mr. Gerspach, Mr. Kelly, Mr. Havens, Mr. Medina-Mora and Mr. Verme first became named executive officers for 2009.

Citicorp Deferred Compensation Plan. Mr. Gerspach participates in the Citicorp Deferred Compensation Plan (the DCP). The DCP, which was closed in 2001, provided for mandatory and voluntary deferrals of compensation from 1996 through 2000 for employees of Citicorp, prior to its merger with Travelers. All mandatory deferrals under the DCP have been distributed to participants, but voluntary deferrals are notionally invested at the participant’s election in one of six pre-determined investment alternatives. Participants may change investment elections up to four times per year. The investment alternatives elected for 2009 for Mr. Gerspach were based on the S&P 500 index and Russell 2000 index. All amounts deferred under the DCP are fully vested and are distributed in a lump sum upon termination before age 55, or in a lump sum or installments at the participant’s election upon termination at or after the attainment of age 55.

Capital Accumulation Program. For many years, Citi has provided that a percentage of annual incentive awards must be made in the form of restricted or deferred stock under CAP. Under current CAP rules, the shares vest in four equal annual installments beginning on the January 20 of the year following the year of grant. These awards have special provisions applicable to employees who meet the Rule of 60 or the Rule of 75 at the time of termination of employment. Not all Citi equity awards have these special provisions.

Under the current CAP terms, an employee meets the Rule of 60 if his or her age plus years of service equal at least 60 and either (a) he or she is at least age 50 with at least five years of service, or (b) is under age 50 with at least 20 years of service. An employee meets the Rule of 75 if his or her age plus years of service equal at least 75. If a participant meets the Rule of 60 but does not meet the Rule of 75 and voluntarily terminates his or her employment, the participant’s basic and supplemental CAP shares will be distributed to the participant on the regularly scheduled vesting dates, provided that he or she does not compete with Citi’s business operations, and nonvested premium shares are forfeited. If a participant meets the Rule of 75 and voluntarily terminates his or her employment, the participant’s restricted or deferred stock awards under CAP will be distributed to the participant on the regularly scheduled vesting dates, provided that the participant does not compete with Citi’s business operations during the vesting period. If the participant meets the Rule of 60 or the Rule of 75 at the time of involuntary termination other than for gross misconduct, the participant is eligible for the same value of benefits but the noncompetition provisions are not applicable. In contrast, if a participant does not meet either of these rules, upon voluntary resignation, CAP shares are forfeited, and in the event of involuntary termination other than for gross misconduct, CAP shares immediately vest and are delivered.

Prior to the January 2009 awards, CAP awards consisted generally of a core CAP award and a supplemental CAP award. Core CAP awards were discounted 25 percent from market value and typically represented 25 percent of the executive’s total incentive compensation. The additional shares that were awarded as a result of the discount are referred to as premium CAP shares. Supplemental CAP awards were not discounted and represented up to 15 percent of an executive’s total incentive compensation. CAP is available to all Citi employees whose incentive awards exceed a certain threshold (in 2009 the threshold was raised to $100,000 for all employees worldwide). The discount feature was eliminated for the January 2009 and future awards.

Mr. Gerspach and Mr. Medina-Mora met the Rule of 75 and Mr. Verme met the Rule of 60 prior to December 31, 2009. CAP shares that became subject to one of these rules during 2009 are shown in the Nonqualified Deferred Compensation Table as

Registrant Contributions. That table also shows the aggregate realized or unrealized gains and losses on all CAP shares held by the participant and subject to none of these rules. The distributions column shows CAP shares subject to one of these rules that vested during 2009 pursuant to CAP’s four-year vesting schedule. The Aggregate Balance at Last Fiscal Year End column shows the year-end value of all the executive’s CAP awards that are subject to one of these rules.

Deferred Cash Awards.    In January 2009, Mr. Kelly, Mr. Havens and Mr. Medina-Mora received a deferred cash award under the Deferred Cash Award Program (DCAP) as a component of their annual incentive awards earned for 2008. The awards were deferred on a mandatory basis. DCAP awards vest ratably over a four-year period and are credited with a notional interest rate based on 90-day LIBOR. Under the general award terms before taking into account any restrictions imposed by EESA or Citi policy, the executive must be employed on the applicable vesting dates in order to receive an award payment, unless the executive dies, becomes disabled or there is a change in control of Citi, or the executive meets the Rule of 60 or the Rule of 75. Mr. Medina-Mora met the Rule of 75 on the award date, and Mr. Kelly and Mr. Havens did not meet either of these rules.

Potential Payments upon Termination or Change in Control

General policies.    Citi does not routinely provide guaranteed levels of severance or change in control agreements and none of the named executive officers have individually negotiated separation arrangements. Citi did not enter into a separation agreement with or make any separation payment to Mr. Crittenden in connection with his resignation effective July 21, 2009.

Except as otherwise permitted by EESA and the Exchange Agreement, the named executive officers are not eligible for severance pay upon termination of employment or payments in connection with a change in control of Citi. The description of the awards below reflects those restrictions, which override potentially inconsistent original terms of the awards.

Equity awards. The equity awards described below were disclosed in the summary compensation tables of prior proxy statements as long-term or other equity compensation awards, except for those held by executives who were not in prior proxy statements. No executive is entitled to a grant of any additional equity awards in connection with his or her termination of employment. In developing the estimates in this section, the closing price of Citi’s common stock on December 31, 2009 ($3.31) was used, and it was assumed that all events took place on December 31, 2009. It was also assumed that the EESA prohibition on severance pay to senior executive officers applied to all of the named executive officers as of December 31, 2009.

Set forth below is a table showing the value of equity awards on December 31, 2009 had the applicable event occurred for each named executive officer under the circumstances described below. All outstanding options were assigned a zero value as they had no intrinsic value as of December 31, 2009 (i.e., the exercise prices were above the Citi stock closing price on that date). No values in the table are reported for Mr. Crittenden, as he did not receive any compensation upon his resignation from Citi, and he forfeited all his nonvested equity awards.

Name	Termination for Gross Misconduct	Death or Disability	Upon Change in Control	Other Termination
Vikram Pandit	$0	$1,812,140	$0	$0
John Gerspach	$0	$1,699,361	$0	$0
Edward Kelly	$0	$3,265,122	$0	$0
John Havens	$0	$2,843,585	$0	$0
Manuel Medina-Mora	$0	$2,887,221	$0	$0
Alberto Verme	$0	$3,137,592	$0	$0
Gary Crittenden	$0	$0	$0	$0

Termination for Gross Misconduct

Under the terms of the awards, including those held by the named executive officers, if a participant’s employment is terminated for gross misconduct, his or her nonvested and vested, but undistributed, stock awards and outstanding options will be forfeited or cancelled on his or her termination date.

Death or Disability

Under the terms of the awards, all nonvested stock awards made to the named executive officers that were outstanding on December 31, 2009 will vest immediately and will be distributed to the named executive officer (or his estate), if the named executive officer’s employment terminates on account of death or disability. In addition, Mr. Gerspach, Mr. Medina-Mora and Mr. Verme will receive shares with a value equal to the amount shown for each executive in the Aggregate

Balance at Last Fiscal Year End column in the Nonqualified Deferred Compensation Table for CAP awards. The named executive officers’ nonvested stock options will vest and the named executive officer (or his estate) will have up to the earlier of (a) the original option expiration date or (b) two years to exercise the stock options. As stated above, all outstanding options were assigned a zero value as they had no intrinsic value as of December 31, 2009.

Change in Control

Under the terms of Citi’s equity programs, a change in control is defined as the acquisition of a participant’s employer by another entity in a transaction that constitutes a change in control under IRC Section 409A. The Citi equity programs that have change in control provisions provide that, in the event of a change in control, a participant’s award will either be 100 percent vested or that the participant will receive the same treatment as an executive whose employment is involuntarily terminated other than for gross misconduct. As EESA and the Exchange Agreement restrictions on severance pay were in effect as of December 31, 2009, no equity awards made to the named executive officers outstanding on December 31, 2009 would have vested in connection with a change in control of Citi, but awards eligible for treatment under the Rule of 60 or Rule of 75 would have continued to be treated as vested. The value of the CAP awards eligible for treatment under a Rule are set forth in the Aggregate Balance at Last Fiscal Year End column in the Nonqualified Deferred Compensation Table for Mr. Gerspach, Mr. Medina-Mora and Mr. Verme.

Other Termination

In general, Citi’s equity awards provide for forfeiture of nonvested equity awards and cancellation of unexercised stock options in the event of voluntary resignation. More favorable treatment, including accelerated vesting in the event of involuntary termination and limited post-termination periods to exercise stock options, may be available for specified nonvested awards in the event of involuntary termination of employment other than for gross misconduct. However, due to the EESA prohibition on severance payable to the named executive officers, the more favorable treatment is not available to Citi’s named executive officers and accordingly these more favorable provisions are not reflected in the above chart. However, Mr. Gerspach, Mr. Medina-Mora and Mr. Verme will receive CAP shares with a value equal to the amount shown for each executive in the Aggregate Balance at Last Fiscal Year End column in the Nonqualified Deferred Compensation Table for CAP in connection with their voluntary resignation or involuntary termination other than for gross misconduct, as they each meet one of the CAP age and years of service rules.

Some of Citi’s equity programs contain provisions for vesting after attaining an age and service rule.

•

If a participant meets the Rule of 75 and voluntarily terminates his or her employment, the participant’s restricted or deferred stock awards will continue to vest on schedule, provided that the participant does not compete with Citi’s business operations. In addition, if a participant meets the Rule of 75 and terminates his or her employment, the participant’s stock options will vest on the last day of employment and the participant will have up to two years to exercise his or her vested stock options, provided that he or she does not compete with Citi’s business operations. If the participant meets the Rule of 75 at the time of involuntary termination other than for gross misconduct, the participant’s awards receive the same treatment, except that the noncompetition provisions are not applicable. At December 31, 2009, Mr. Gerspach and Mr. Medina-Mora met the Rule of 75.

•

If a participant does not meet the Rule of 75 but meets the Rule of 60 and voluntarily terminates his or her employment, the participant’s basic and supplemental CAP shares will be distributed to the participant on the regularly scheduled vesting dates, provided that he or she does not compete with Citi’s business operations, and nonvested premium shares are forfeited. In addition, if a CAP participant meets the Rule of 60 and terminates his or her employment, vesting of the participant’s stock options will stop on his or her last day of employment and the participant may have up to two years to exercise his or her vested stock options. If a participant does not meet the Rule of 75 but meets the Rule of 60 at the time his or her employment is terminated other than for gross misconduct, the participant’s basic and supplemental CAP shares and a pro-rated portion of his or her premium CAP shares will be distributed to the participant on the regularly scheduled vesting dates, and the noncompetition provisions will not apply. (This general rule would not apply to the extent that EESA precludes the accelerated vesting of the pro-rata portion of the premium shares as prohibited severance, and that prohibition is reflected in the chart above.) In addition, if a participant meets the Rule of 60 at the time his or her employment is terminated other than for gross misconduct, the vesting of the participant’s stock options will stop on his or her last day of employment and the participant may have an extended period of time, in some cases up to two years, to exercise his or her vested stock options. At December 31, 2009, Mr. Verme met the Rule of 60.

2008 performance-vesting stock awards.    Under the terms of the 2008 performance-vesting stock awards, if a participant, including a named executive officer, resigns prior to meeting the Rule of 75 or the Rule of 60 or is involuntarily terminated other than for gross misconduct, vesting stops and the vested shares are delivered within 30 days of award termination date, which is January 14, 2013. If a participant, including a named executive officer, resigns after meeting the Rule of 75 or the Rule of 60, the participant’s performance vesting shares will continue to be eligible to vest, provided that he or she does not compete with Citi’s business operations through and including the award termination date. On the award termination date, the participant will receive a distribution of any vested shares, and, if any of the participant’s shares did not vest pursuant to a trigger price condition, then the nonvested shares allocated to each trigger price condition that was not met will be multiplied by a fraction, the numerator of which is the NYSE closing price of

Citi stock on the award termination date, and the denominator of which is (1) $10.61, for the shares that did not vest pursuant to trigger price condition 1, and/or (2) $17.85, for the shares that did not vest pursuant to trigger price condition 2, and the resulting number of shares will be delivered on the award termination date. In no event may the number of shares vesting on the award termination date exceed 100 percent of the number of shares eligible to vest upon satisfaction of the relevant trigger price condition. As neither of the trigger price conditions were met during 2009 and as the price of Citi stock on the award termination date is unknown, no value was reported in the chart above with respect to the these awards as they could not be valued as of December 31, 2009.

DCAP awards.    Set forth below is a table showing the value of DCAP awards on December 31, 2009 had the applicable event occurred for each named executive officer under the circumstances described below. The values reported below are consistent with restrictions imposed by EESA and the Exchange Agreement on severance pay to the named executive officers, which override potentially inconsistent original terms of the awards. No values in the chart are reported for Mr. Crittenden, as he did not receive any compensation upon his resignation from Citi.

Name	Termination for Gross Misconduct	Death or Disability	Upon Change in Control	Other Termination
Vikram Pandit	$0	$0	$0	$0
John Gerspach	$0	$0	$0	$0
Edward Kelly	$0	$1,968,918	$0	$0
John Havens	$0	$1,812,814	$0	$0
Manuel Medina-Mora	$0	$0	$0	$0
Alberto Verme	$0	$0	$0	$0
Gary Crittenden	$0	$0	$0	$0

Termination for Gross Misconduct

DCAP awards will be forfeited or cancelled on a named executive officer’s termination date if his employment is terminated for gross misconduct.

Death or Disability

Under DCAP, all nonvested DCAP awards will vest immediately and will be distributed to the executives (or their estates), if their employment terminates on account of death or disability. In addition, the vested, but undistributed DCAP award shown in the Nonqualified Deferred Compensation Table for Mr. Medina-Mora is not subject to EESA and would be distributed to Mr. Medina-Mora in connection with the termination of his employment on account of death or disability.

Change in Control

Under the terms of DCAP, a change in control is defined as the acquisition of a participant’s employer by another entity in a transaction that constitutes a change in control under IRC Section 409A. Under DCAP, in the event of a change in control of Citi, a participant’s award will be 100 percent vested. As the EESA and Exchange Agreement restrictions on severance pay were in effect as of December 31, 2009, DCAP awards granted to Mr. Kelly and Mr. Havens would not vest or otherwise be distributable to them in connection with a change in control of Citi. However, the DCAP award granted to Mr. Medina-Mora set forth in the Nonqualified Deferred Compensation Table would continue to be deliverable after a change in control as Mr. Medina-Mora has attained the Rule of 75.

Other Termination

In general, DCAP provides for forfeiture of nonvested awards in the event of voluntary resignation. DCAP also provides for accelerated vesting of DCAP awards in the event of involuntary termination other than for gross misconduct before the participant meets the age and service rules contained in DCAP, which are same as the age and years of service rules contained in certain of Citi’s equity award programs, including CAP. Due to the EESA and Exchange Agreement prohibition on severance payable to the named executive officers, accelerated vesting of DCAP awards in the event of involuntary termination of employment other than for gross misconduct is not available to the nonvested DCAP awards granted to Mr. Kelly and Mr. Havens. However, the DCAP award granted to Mr. Medina-Mora set forth in the Nonqualified Deferred Compensation Table would continue to be deliverable after a voluntary resignation or involuntary termination other than for gross misconduct as Mr. Medina-Mora has attained the Rule of 75.

Other termination of employment provisions

Under the terms of Mr. Kelly’s employment agreement dated February 4, 2008, the nonvested portion of the sign-on equity award granted to Mr. Kelly would vest in the event he is involuntarily terminated other than for cause (as defined in his employment agreement) or he terminates his employment for good reason (as defined in his employment agreement), or at Citi’s election, he would be paid the cash equivalent of any forfeited shares. However, as a result of the EESA and Exchange Agreement prohibition on separation pay, the nonvested shares subject to Mr. Kelly’s sign-on award would not have vested in the event he was involuntarily terminated other than for cause or he terminated his employment for good reason on December 31, 2009, and he would not have been entitled to a cash payment equal to the value of such forfeited shares.

Mr. Gerspach, Mr. Medina-Mora and Mr. Verme are eligible to receive the retirement benefits described in the Pension Benefits Table upon termination of employment for any reason because they are vested. Mr. Gerspach is also entitled to receive the DCP benefits described in the Nonqualified Deferred Compensation Table upon the termination of his employment.

The Personnel and Compensation Committee Report

Overview of risk and compensation plans.    As stated in the Compensation Discussion and Analysis, Citi’s future depends on having sound compensation practices that reward fairly the exceptional employees, and exceptional efforts by those employees, that are required to return Citi to profitability, while assuring that their compensation reflects principles of risk management and performance metrics that reflect long-term contributions to sustained profitability, as well as fidelity to the values and roles of conduct expected of them. The committee intends to continue to emphasize the importance of integrity and working for the well being of the firm. We believe that we should link human resources practices, including our compensation practices, to our risk management practices. We are committed to continually evaluating and improving our compensation programs through:

•	Frequent self-examination of the impact of our compensation practices on Citi’s risk profile, as well as evaluation of our practices against emerging industry-wide practices;

•	Systematic improvement of our compensation principles and practices, ensuring that our compensation practices improve Citi’s overall safety and soundness; and

•	Continuing development of compensation practices that provide a strategic advantage to Citi and provide value for all stakeholders.

Citi’s compensation practices are important components of our approach to risk management. Business managers bear primary responsibility for managing risk. Citi’s Independent Risk Management function (Independent Risk), when combined with the in-business risk managers, controls risks, mitigates behavior that might otherwise expose Citi to unnecessary and excessive risks, and improves our understanding and management of potential “fat tail” events. Citi has strengthened its risk management framework, but the committee is not complacent and recognizes that Citi must constantly improve these practices in light of a dynamic financial services environment and improvements in risk management policies, procedures and practices, as well as regulatory requirements. Citi has developed better methodologies to assure full identification and transparency of risks, including market, credit, liquidity and operational risk exposures; to monitor and control such exposures, including risk assessment processes and policies; and to develop enhanced metrics for risk decision making. Citi has also developed better methodologies to evaluate risk/returns relative to capital at risk, considering, among other things, fat-tail risk, stress scenarios and risk capital evaluation.

Review by the chief risk officer as directed by the committee.    As an integral part of the 2009 compensation process, the committee directed the CRO to conduct a review of risk in Citi’s compensation programs, examining three issues: (1) whether the compensation for the senior executive officers encourages them to take unnecessary and excessive risks that threaten the value of Citi; (2) whether Citi’s employee compensation plans pose unnecessary risks to Citi; and (3) whether there was any need to eliminate any features of these plans to the extent that they encouraged the manipulation of reported earnings of Citi to enhance the compensation of any employee. The committee provided substantial oversight, review and direction throughout the process described below.

Senior executive officer compensation plans.    The CRO reviewed the structure of the awards to the 2009 and 2010 senior executive officers, who were eligible for cash salary, salary stock, long-term restricted stock (LTRS), and stock incentive awards. While the terms of these awards varied somewhat from last year’s awards, this approach to compensating senior executives is generally consistent with the approach taken to compensating executives for 2008 performance, which was reviewed by the committee and the CRO in January 2009. Under that approach, the risks were identified, the behaviors of the individuals who were compensated through the structure were assessed, and finally the compensation structure was evaluated in light of the observed risks and behaviors.

As in the prior year’s analysis, the CRO evaluated the disclosures in Citi’s periodic financial statements made available to the public and determined that Citi’s long-term and short-term risks are set forth in the risk factors identified therein.

The CRO, with the assistance of other senior risk officers, then reviewed members of senior management to determine whether the behaviors exhibited over the course of 2009 were consistent with the risk culture outlined by the CEO and CRO. Citi’s risk culture is based on taking intelligent risk with shared responsibility, without forsaking individual accountability. Senior management was evaluated by those members of Independent Risk’s senior management, the Risk Management Executive Committee, who had significant direct interaction with them during 2009. They received a rating of “Superior,” “Satisfactory” or “Unsatisfactory” with respect to three risk related behaviors: the individuals’ knowledge and understanding of risk management; whether the individual takes appropriate risk mitigation initiatives; and the individual’s overall risk management behavior. These ratings were provided to Human Resources (HR) and were part of the balanced scorecards for these individuals. Where none of the Risk Management Executive Committee had significant interaction with the executive, the risk organization took additional steps to assess the risks associated with the individual’s business and behavior.

The CRO then reviewed the proposed compensation structure, concluding that the new “clawback” features of the awards were likely to support prudent risk behavior. While there have been certain modifications to the form and mix of compensation components, the CRO concluded that these changes do not encourage unnecessary or excessive risk taking. The 2009 awards generally provide for more equity, less cash, and less incentive compensation as a percentage of total compensation.

The CRO then reviewed the compensation plan structure including the cash salary, salary stock, LTRS, stock incentive awards, the clawback provisions and stock ownership commitment of the senior executive officers. The CRO determined that:

—

The clawback feature covering inaccurate financial statements, inaccurate performance metrics and termination for misconduct that occurred during the compensation period encourages executives to maintain accurate books and records and management reporting systems and comply with relevant accounting policies.

—

The transfer restrictions and vesting periods for the salary stock, LTRS and stock incentive awards as well as the stock ownership commitment (including the prohibition on hedging) strongly align the interests of senior management with the long-term health of the company, the quality of Citi’s earnings and the interests of stakeholders.

—	The mix of cash and equity in the incentive compensation awards incents an appropriate balance between short-term and long-term risk and reward decisions.

For these reasons, the CRO concluded that all reasonable efforts have been undertaken to ensure that these compensation plans do not encourage senior management or senior executive officers to take unnecessary and excessive risks that threaten the value of Citi. Rather, they encourage these individuals to appropriately balance risk and reward in running their businesses or business support functions.

Risk in employee compensation plans. The review directed by the CRO focused on elements of Citi’s compensation plans that have the potential to affect the behavior of employees with respect to their job-related responsibilities, or might directly impact the financial condition of Citi. Based on advice from representatives of the HR department HR, the CRO has determined that Citi’s compensation plans globally generally share some common elements. Each element may present different risks to Citi; however, each has risk mitigants and many of them have no potential to encourage the manipulation of reported earnings.

The following table lays out the various elements of ongoing Citi compensation plans, identifies the principal risks to Citi that may be relevant for each element, indicates certain of the mitigants for those risks, and assesses whether there is any potential relationship between the compensation element and Citi’s reported earnings.

Compensation Element	Potential Risk to Citi	Mitigant for Risk	Potential Impact on Reported Earnings
Base salary	Unsustainable level of fixed expenses; retention issues if not at market	Management focus on expense controls; HR market surveys	No link; base salary does not vary with company earnings
Discretionary incentive compensation (including equity and deferred cash awards)(1)	Inadequate management focus, combined with a failure of standard risk controls could result in imprudent risk taking with the objective of maximizing short-term returns	Senior management
and HR scrutiny of
award ranges; limit
framework(2),
independent risk
management; mark
reviews(3) ; clawback
provisions (including
clawback for violation
of risk policies);
structure of incentive
awards (deferrals,
vesting provisions,
stock ownership
		commitment)	Potential link: see further discussion below
Fixed formula incentive compensation (including equity and deferred cash awards)	Failure of standard risk controls could result in imprudent risk taking with the objective of maximizing short-term returns	Limit framework, independent risk management; mark reviews; clawback provisions; structure of incentive awards	Potential link: see further discussion below
Health and insurance benefits	Unsustainable level of expenses; retention issues if not at market	Management focus on expense controls; employee contributions are inversely related to compensation in the US; HR market surveys	No link: Health and insurance benefits do not increase in value with increased earnings
Pension and retirement	Unsustainable level of expenses; legal and compliance risks; retention issues if not at market	Management focus on expense controls; limited nonqualified retirement benefits; expert third party advisors; HR market surveys; introduction of clawback on any new executive retirement programs	No or limited link: tax-qualified pension and retirement benefits are generally limited by local law and/or based on base salary. Citi offers limited nonqualified benefits

Compensation Element	Potential Risk to Citi	Mitigant for Risk	Potential Impact on Reported Earnings

Severance plans	Unsustainable level of expenses; payout for involuntary termination may reward poor performance	Management focus on expense controls; limits on “golden parachutes”	No link: severance plans in many countries (including the US) are tied to base salary, not incentive compensation or are otherwise limited by local law

Perquisites and expatriate benefits	Unsustainable level of expenses; retention issues if not at market; reputational risks if perquisites are considered excessive	Management focus on limiting eligibility for the expatriate program and degree of benefits; luxury expenditure policy limits or eliminates perquisites	No link: perquisites and expatriate benefits do not depend on reported earnings

(1)

The one-time broad-based option grant made in October 2009 with the general purpose of retaining employees is not a component of the annual incentive award process and risks were separately considered by the committee as part of the award process. No named executive officer or executive in the Top 100 or on the senior leadership committee was included in this option award.

(2)	Citi’s Risk Management policies require escalating independent review and approval of significant transactions that give rise to market or credit risk.
(3)

Citi’s Finance policies provide for periodic oversight of the valuation of all trading account positions, wherever possible, through independent external sources or validation of the inputs into valuation models.

On the basis of the above analysis, the CRO determined that the focus of the inquiry should be on incentive compensation plans. The review focused on the different risk characteristics and mitigants in discretionary and formulaic compensation plans, as well as common risk mitigants, such as compensation plans having a mix of cash and equity compensation and a mix of current and deferred compensation.

With the committee’s oversight and review, the CRO directed an inventory and review of all of Citi’s employee incentive compensation plans globally (including both discretionary and fixed formula plans); these plans are identified below by type followed by the actual number of plans, the applicable number of countries, and each type’s percentage of the total:

Structure of plan (i.e., plan type)	Description of plan type	Number of plans	Number of countries in which plan type is used	Percent of total incentive plans
Sales Commission	For new business or increasing the share of business with existing customers.	334	41	45%
Collections	For recovering unpaid business and other customer payments.	225	21	30%
Functional or unit-specific	For key or select individuals that are critical to a particular business or function.	79	17	11%
Bonus	Single payment made at the end of performance period to reward effort and/or achievement.	61	90	8%
Account Management Incentive	For maintaining and/or servicing new or existing accounts.	42	12	6%

As directed by the committee and the CRO, the Risk Management Chief Administrative Officer (Risk CAO) reviewed the descriptions of these incentive compensation plans and worked with HR to analyze all of the Company’s incentive plans. The analysis covered important risk-related characteristics of the programs: the nature of the business using the plan, the discretionary or formulaic structure of the program, the payment frequency, the form of payment (cash or stock), deferral and vesting periods, number of participants, amount of payouts in the last 12 months, the plan’s performance metrics and weighting of such metrics, clawbacks, deferral and vesting provisions, size of potential maximum individual payout under the plan, and plan documentation. After this analysis, the limits on maximum payouts and existence of clawbacks were determined to be critical risk mitigants, and accordingly, 20 plans were selected for further review based on the size of the potential payout and absence of clawbacks. Citi’s principal discretionary incentive award program, including CAP, as well as the other five ongoing plans that paid out $5 million or more in total across all plan participants, and plans that paid out between $1 million and $5 million in total were selected for an outside review by Mercer LLC (Mercer) of the risk-related characteristics of the plans. Mercer was retained by management and did not provide recommendations on the amount or form of compensation.

After taking into account the analysis conducted by HR and the Risk CAO in reaching conclusions with respect to the employee plans, the CRO concluded that none of these plans pose unnecessary risks to Citi. Risks to Citi are concentrated in the principal discretionary award program, including CAP, which pays out 82 percent of all incentive compensation at Citi, where there are substantial risk mitigants in place, such as deferrals, vesting periods, clawbacks for senior executives, management discretion to reduce compensation for violation of risk limits or other improper risk-taking behavior, and the inclusion of risk-adjusted financial metrics in making compensation decisions. Other plans that have potentially significant payouts were also found to have substantive risk mitigants in place. In addition, compensation plans must be viewed in the context of Citi’s overall risk management framework. Citi’s general approach to risk prevents individuals from taking unnecessary risks in the first instance, by imposing risk limits and controls and allocating risk capital in accordance with the company’s risk policy, which addresses many types of risk, including market, credit, liquidity and operational risk exposures.

Manipulation of earnings.    The CRO review found that the incentive plans inventoried, classified and reviewed do not have terms that base the amount awarded to an individual or group of individuals on the reported earnings of Citi. As such, a manipulation of Citi’s reported earnings will not directly result in a higher award under any of Citi’s plans or programs. The CRO also determined that there are robust controls in place to prevent manipulation of earnings. Citi has a tightly controlled process of producing its reported earnings each quarter. This process has been reviewed by Citi’s internal audit group and Citi’s external auditor and is sufficiently robust to detect manipulation. In connection with indirect incentives to manipulate earnings, Citi has an explicit clawback in the event of misstated earnings for senior employees who may be in a position to influence earnings. Accordingly, the CRO concluded that Citi’s employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Committee Certifications.    The committee certifies that (1) it has reviewed with Citi’s CRO the senior executive officer compensation plans and has made all reasonable efforts to ensure that such plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of Citi; (2) it has reviewed with the CRO Citi’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks those plans pose to Citi, and (3) it has reviewed Citi’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Citi to enhance the compensation of any employee. The foregoing review and report of Citi’s CRO sets forth the committee’s (1) description of each senior executive officer compensation plan and explanation of how each senior executive officer compensation plan does not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of Citi, (2) identification of the employee compensation plans and explanation of how any unnecessary risks posed by the plans have been limited, and (3) explanation of how the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

The committee certifies that all incentive compensation awarded in respect of 2009 to the senior executive officers and top 100 most highly compensated employees was awarded pursuant to objective performance criteria and evaluations as set forth in the Compensation Discussion and Analysis.

The committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review, the committee recommended to the Board of Directors of Citigroup Inc. that the Compensation Discussion and Analysis be included in Citi’s annual report on Form 10-K and proxy statement on Schedule 14A filed with the Securities and Exchange Commission.

THE PERSONNEL AND COMPENSATION COMMITTEE:

Alain J.P. Belda (Chair)

C. Michael Armstrong

Anne M. Mulcahy

Richard D. Parsons

William S. Thompson, Jr.

February 22, 2010

Management Analysis of Material Adverse Effects of Compensation Plans

Management has concluded that Citi’s compensation plans are not reasonably likely to have a material adverse effect on Citi. Management believes that, in order to give rise to a material adverse effect on Citi, a compensation plan must itself be of sufficient size to be material to Citi or it must motivate individuals at Citi who are in a position to have a material impact on Citi to behave in a manner that is materially adverse to Citi. The risk-related review conducted by management, as described in the Personnel and Compensation Committee Report and the Compensation Discussion and Analysis, sets forth the principal elements of the analysis performed in reaching this conclusion.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee has selected KPMG as the independent registered public accounting firm of Citi for 2010. KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969.

Arrangements have been made for representatives of KPMG to attend the annual meeting. The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following is a description of the fees earned by KPMG, for services rendered to Citi for the year ended December 31, 2009:

Audit Fees:    This includes fees earned by KPMG in connection with the annual integrated audit of Citi’s consolidated financial statements, internal controls over financial reporting under SARBANES-OXLEY Section 404, audits of subsidiary financial statements and reviews of Citi’s interim financial statements. The aggregate fees earned by KPMG for audit services rendered to Citi and its subsidiaries for the years ended December 31, 2008 and December 31, 2009 totaled approximately $69.8 million and $67.2 million, respectively.

Audit Related Fees:    This includes fees for services performed by KPMG that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include comfort letters and consents related to SEC registration statements and other capital raising activities and certain reports relating to Citi’s regulatory filings, reports on internal control reviews required by regulators, accounting advice on completed transactions, due diligence services related to contemplated mergers and acquisitions, accounting consultations, internal control reviews not required by regulators, securitization related services, employee benefit plan audits and certain attestation services as well as certain agreed upon procedures. Fees earned by

KPMG for audit related services arising from Citi’s Loss Sharing Agreement with the United States Government totaled $0.8 million. The aggregate fees earned by KPMG for audit related services rendered to Citi and its subsidiaries for the years ended December 31, 2008 and December 31, 2009 totaled approximately $16.6 million and $18.7 million, respectively.

Tax Compliance Fees:    This includes corporate tax compliance services. Tax counsel and advisory services are no longer being provided by KPMG to Citi and its subsidiaries. The aggregate fees earned by KPMG for tax compliance related services for the years ended December 31, 2008 and December 31, 2009 totaled approximately $9.7 million and $10.0 million, respectively.

The 2008 tax compliance fees were increased by $0.8 million and offset by a decrease of $0.8 million to the 2008 audit related fees to account for a reclassification of one engagement.

All Other Fees:    Citi has not engaged KPMG for any non-audit services.

Approval of Independent Registered Public Accounting Firm Services and Fees

Citi’s audit committee has reviewed and approved all fees earned by Citi’s independent registered public accounting firm, and actively monitored the relationship between audit and non-audit services provided. The committee has concluded that the fees earned by KPMG were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

The audit committee must pre-approve all services provided and fees earned by Citi’s independent registered public accounting firm. The committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit related fees and tax compliance fees with specific dollar value limits for each category of service. The committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (i.e., internal control engagements). On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chair of the committee for approval and to the full committee at its next regular meeting.

The Accounting Firm Engagement Directive is the basis upon which management ensures the independence of its public accountant. Administration of the Directive is centralized in, and monitored by, Citi senior corporate financial management, which reports the engagements earned by KPMG throughout the year to the audit committee. The Directive also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citi satisfies the SEC’S auditor independence rules.

Disclosure relating to Morgan Stanley Smith Barney Holdings LLC

In 2009, Citi and Morgan Stanley (MS) formed Morgan Stanley Smith Barney Holdings LLC (MSSB), a joint venture to combine Citi’s retail brokerage and futures business operations with those of MS. For financial reporting and accounting purposes, MS holds the majority interest in MSSB and Citi does not exercise authority over the day-to-day operations of MSSB. Citi has determined that it does not control MSSB, nor is MSSB material to Citi, for purposes of SEC Regulation S-X. Accordingly, the auditor of MSSB, Deloitte & Touche LLP, has determined it is not required to be independent of Citi, and the auditor of Citi, KPMG LLP, has determined it is not required to be independent of MSSB for purposes of applying Regulation S-X, including Rule 2-01 thereunder.

The board recommends that you vote for ratification of KPMG

as Citi’s independent registered public accounting firm for 2010.

Proposal 3: Approval of Amendments to the Citigroup 2009 Stock Incentive Plan (to increase authorized shares)

Stockholders approved the Citigroup 2009 stock incentive plan (2009 plan) at our annual meeting on April 21, 2009. That plan authorized enough shares for one year’s anticipated grants for the coming year. The personnel and compensation committee (the committee) therefore recommended, and the board of directors has unanimously approved, amendments to the 2009 plan that would increase the number of authorized shares and make certain other amendments.

The amendments are to be voted on in two separate proposals. This proposal 3 relates only to amendments that would increase the number of shares authorized for grant pursuant to awards under the 2009 plan and change the manner of counting the available shares. The amendments to be voted on in this proposal are intended to provide sufficient shares to support expected grant activity for one additional year, that is, through April 2011.

Proposal 4, which appears on page 97 of this proxy statement and is to be voted on separately, relates solely to an amendment to the 2009 plan that is recommended to be adopted in order to fulfill a specific commitment to the US government to issue shares to employees in lieu of certain cash compensation. Although proposals 3 and 4 will be voted on separately, they both relate to the 2009 plan.

If stockholders approve proposal 3, effective April 20, 2010, the number of authorized shares will increase by 800 million, and all available shares may be issued pursuant to any award type permitted under the 2009 plan. Currently, for purposes of counting shares available for grant, the 2009 plan distinguishes between “full-value” awards (e.g, restricted and deferred stock awards) and stock options and stock appreciation rights (SARs). Each share subject to a “full-value” award is counted as if 2.3 shares were granted from the available shares, and each share granted pursuant to an option or SAR is counted as a grant of one share. The theory is that a share subject to a “full-value” award is worth more than a share that may be acquired upon the exercise of a stock option or SAR, and that more shares are therefore required to deliver the same value through a stock option or SAR grant as can be delivered with a “full-value” award. Because our expected grant activity over the next 12 months will involve mostly “full-value” awards, retaining this counting method in the 2009 plan would require that we ask for many more shares to be authorized for grant than we will actually award, thereby unnecessarily inflating the potential dilution represented by the 2009 plan.

Shares Currently Available under the 2009 Plan

Following the 2009-2010 award activity described below, as of January 31, 2010, approximately 49.95 million shares remain available for grant pursuant to the various types of awards allowed under the 2009 plan. Because of the existing counting rules in the 2009 plan (described above), that number of shares would be issued only if all the remaining shares were granted subject to stock options or SARs. Assuming none of the available shares are granted pursuant to options or SARs, as of January 31, 2010, no more than approximately 21.72 million shares are available for grant pursuant to restricted stock, deferred stock and other “full-value” awards.

The initial share authorization approved when the 2009 plan was adopted last year was for a maximum 250 million shares, subject to adjustment (and subject to the counting rules described above). As approved by stockholders, the 2009 plan called for an increase in the number of shares authorized for grant to reflect the increase in the number of shares of common stock outstanding that would result from an expected issuance of new shares of common stock in exchange for publicly traded preferred securities and outstanding preferred securities owned by the US government and private parties. Following consummation of the last of these transactions, as of September 10, 2009, the remaining shares authorized for grant increased (in proportion to the total increase in shares outstanding) to 1,032,916,032 shares.

Award Activity in 2009-2010

On October 29, 2009, stock options covering approximately 313.55 million shares were granted to 69,349 employees worldwide, with the general purpose of retaining and motivating employees. Most of the options vest in three annual installments beginning October 29, 2010. They may be exercised at a grant price of $4.08 per share, which was the grant-date “fair market value,” as defined under the plan. No options were granted to the named executive officers, the top 100 most highly compensated employees, as determined by the Special Master for TARP Executive Compensation (Special Master) or senior leadership committee members.

In December 2009 and January 2010, equity incentive awards covering an additional 263.25 million shares (which equal 605.48 million shares when applying the current rules for counting shares available for grant under the plan) were granted as restricted stock, deferred stock or other “full-value” awards. During this time, approximately 3.73 million shares were also granted subject to stock options. Most of the “full-value” awards were pursuant to CAP, which defers a portion of annual incentive awards, usually ranging from 25%-40%, in the form of restricted or deferred stock. CAP awards usually vest in four equal annual installments beginning on the first anniversary of the award date. Generally, in 2010, in order to reduce the use of shares under the plan by CAP, 75% of the deferred incentive awards to CAP-eligible employees in the US and UK were delivered in the form of restricted or deferred stock and stock units, and 25% in deferred cash. Combined, the stock awards and stock units vest on the same four-year vesting schedule and pursuant to the same terms as CAP awards. Except as described below for certain executives and highly compensated employees (who received 100% of their annual incentives in equity-based instruments), immediate cash awards in 2010 were generally capped at US$75,000, and an aggregate of $1.7 billion in incentives that would normally have been paid in cash were instead awarded as “common stock equivalent” awards. These awards are payable in stock in April 2010 (subject to stockholder approval), and some of the shares to be delivered will be subject to restrictions on sale or transfer until January 20, 2011, 2012, 2013 and 2014. (See proposal 4 beginning on page 97 for more information.)

In lieu of participation in CAP and the other programs described above, certain executives (other than the CEO) and highly compensated employees received incentive awards in December 2009 and January 2010 in shares pursuant to compensation structures approved by the Special Master. These awards included long-term restricted stock and other restricted and deferred stock awards subject to vesting requirements and sale restrictions, fully-vested shares subject to sale restrictions of up to three years, and (in some cases) “common stock equivalent” awards. The long-term restricted stock for these employees generally will not vest unless the recipient remains employed by Citi until January 20, 2013, and once vested, the shares received will become transferable only in 25% installments as each 25% of Citi’s TARP obligations is repaid. The awards are also subject to clawback provisions. Similar to CAP awards, the long-term restricted stock awards will vest in the event of the recipient’s death or disability, but vesting upon retirement or a change in control are not provided. The other restricted and deferred stock awards vest ratably over three years pursuant to terms similar to CAP awards, but vested shares are subject to sale restrictions until the later of the first anniversary of the regularly scheduled vesting date, or January 20, 2013.

From November 2009 to January 2010, 27.58 million shares (63.43 million shares under current counting rules), have been delivered as stock payments to certain executives and highly compensated employees, as also required by the Special Master. These “salary stock” payments are fully vested and become transferable in monthly installments over periods of either one or three years beginning in January 2010.

Additionally, from January 1, 2009 to January 31, 2010, 9.36 million shares (21.53 million shares under current counting rules) were granted subject to sign-on awards of restricted or deferred stock to new hires.

Additional information on the grants described above can be found under the headings “Compensation Discussion and Analysis” and “Compensation Tables,” and in Note 8 to the financial statements contained in our 2009 annual report on Form 10-K.

Why Should You Vote to Approve the Proposed Amendments to the 2009 Plan?

Although the 2009 plan has a five-year term, when it was first adopted in April 2009 we sought approval for only enough shares for one year of anticipated grants. Thus, it was contemplated last year that it would be necessary to seek approval to increase the number of authorized shares as early as April 2010 in order to support Citi’s usual equity award programs. The proposed amendment to increase the number of shares authorized for grant will enable Citi to continue offering competitive compensation opportunities that comply with regulatory mandates on compensation structures. The proposed amendment to remove the counting provision allows us to propose an increase in the number of authorized shares that more accurately reflects our expected grant activity during the next 12 months in light of our intention, for regulatory and other reasons, to grant primarily “full-value” awards. Approval of these amendments will allow us to accomplish the following objectives:

•

Aligning employee and stockholder interests. Our equity compensation programs, which emphasize awards of restricted or deferred stock, are one of our principal means of aligning the interests of employees with those of stockholders. With a stock ownership commitment that generally requires members of the management executive committee and the board of directors to retain at least 75% of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and exercise prices) for as long as they are members of senior management or the board (and members of the senior leadership committee to retain 50%), and policies that require highly compensated employees to receive up to 40% of their annual incentives in stock awards, our executives and other employees have significant long-term personal financial stakes tied to the performance of our common stock. If the proposal to amend the 2009 plan is approved, this means of aligning the interests of our employees with the interests of our stockholders will be able to continue.

•

Attracting and retaining talent. A talented, motivated and effective management team and workforce are essential to completing a successful turnaround of our company. We cannot afford to lose existing and prospective talent to competitors in our industry and other companies that may have more flexibility to offer competitive compensation arrangements.

•

Compliance with emerging regulatory requirements. In 2009, compensation at Citi was subject to restrictions enacted by Congress and administered by the Special Master. Under the approved structures, equity is a highly favored vehicle for delivering long-term, performance-based compensation. In addition, financial regulators worldwide are effectively requiring compliance with compensation structures that rely heavily on equity-based compensation. For instance, the Financial Stability Board (FSB), a consortium of financial regulators from the “G20” nations and other countries and including representatives of international organizations, formed in April 2009 to develop and implement strong regulatory, supervisory and other policies in the interest of global financial stability, has adopted principles of sound compensation practices that call for in excess of 50% of variable compensation for many employees at significant financial institutions to be delivered in the form of equity-based instruments. While Citi has long favored the use of equity as a compensation vehicle, we will be able to offer competitive compensation arrangements that comply with compensation structures mandated by these principles only if the proposed amendments to the 2009 plan are approved. It is for this reason, as we said last year, that we believe the 2009 plan is vital to our goal of returning the company to profitability and maintaining our commitment to sound compensation principles.

•

Avoiding disruption in compensation programs. If the proposed amendments to the 2009 plan are not approved, we will be required to restructure existing compensation programs throughout Citi for reasons not directly related to the achievement of our business objectives. To remain competitive without a stockholder-approved equity compensation plan, it will likely be necessary to replace components of compensation that would have been awarded in equity with cash, or with other instruments that may not align employee interests with those of stockholders as well as equity awards would have. Replacing equity with cash will increase cash compensation expense and will be a drain on cash flow that would be better utilized if reinvested in our core businesses. Moreover, because of evolving regulations based on the FSB’s principles mentioned above, without an effective equity compensation plan it might prove extremely difficult or even impossible for us to offer competitive compensation packages for executives in vital positions and at the same time comply with regulatory mandates regarding the form of compensation.

•

Continuing our commitment to sound equity compensation practices and pay-for-performance. We believe that equity compensation, by its very nature, is performance-based compensation. We are also mindful that equity grants dilute stockholder equity and must therefore be used judiciously. The emphasis in our equity programs on “full-value” awards limits their potential dilutive effects, and substantial performance-vesting criteria were included in certain awards to senior executives in 2007 and 2009 to ensure that shares would be issued only upon the achievement of measurable positive results. The option grant in 2009 involved options that vest over a three-year period. Approval of the proposed amendments to the 2009 plan will allow us to maintain our focus on delivering substantial portions of incentive pay to our executives and employees in the form of common equity, in keeping with our belief that this is an effective way of aligning employee and stockholder interests, and in step with evolving regulatory trends.

The affirmative vote of a majority of the shares voting on this proposal is required to adopt the proposed amendments to the 2009 plan.

2009 Plan Highlights

Approval of this proposal 3 will not change any other provision of the 2009 plan, which will continue to include the following features that protect the interests of our stockholders:

•	Administration by a committee composed entirely of independent directors.

•	A fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.

•

Three-year minimum vesting requirements that will apply to at least 80% of the shares that may be awarded (except as described in proposal 4, in certain other limited circumstances, or when awards are subject to performance-vesting criteria based on a performance period of at least one year). The committee will continue to have discretion to award up to 20% of the authorized shares without regard to minimum vesting periods, and would do so primarily for recruitment and retention purposes.

•	Exercise prices that must be at least 100% of fair market value on the date of the award.

•	Awards that may not be repriced.

•	A prohibition against reload option grants (except as required by the terms of currently outstanding options).

•	A prohibition against re-granting shares used to pay option exercise prices or withheld to pay taxes on awards.

•	A prohibition against the payment or accrual of dividend equivalents on unvested shares that are subject to performance-vesting awards.

•	A requirement that participants must experience an involuntary termination of employment as a result of a change of control for the vesting of an award to be accelerated or to receive any other benefit triggered by a change of control of Citigroup Inc.

•	Change of control definitions that would not be triggered by acquisitions of less than 25% of our outstanding voting securities.

•	Restrictions on payments upon a participant’s separation from service and “clawback” provisions mandated by EESA and Citi’s own policies.

•	A requirement for stockholder approval of any plan amendment that constitutes a “material revision” per current NYSE standards.

Additional information on our equity plans and grant practices can be found elsewhere in this proxy statement under the headings “Compensation Discussion and Analysis,” “Compensation Tables,” “Equity Compensation Plan Information,” and in Note 8 to the financial statements contained in our 2009 annual report on Form 10-K.

Under the heading “Equity Compensation Plan Information” on page 108, as required by SEC rules, we provide information about shares of common stock that may be issued under our existing equity compensation plans as of December 31, 2009. The tables below update and supplement that data. We believe this additional information is useful for gaining a complete understanding of the two 2009 plan proposals—proposal 3 above and proposal 4, which follows the presentation below.

You are urged to read both proposals, the summary description of the 2009 plan beginning on page 98, the Equity Compensation Plan Information beginning on page 108, and the text of the 2009 plan (as amended to reflect the amendments that will be made if proposal 3 and proposal 4 are approved), which is attached as Annex B, for a complete understanding of the 2009 plan and the amendments you are being asked to approve.

The board recommends that you vote for approval of the amendments to the Citigroup 2009 stock incentive plan described in proposal 3.

Supplemental Information on Equity Plan Grants

Tables I and II below illustrate the “overhang” from our equity plans, and Table III shows our “burn rates” over the prior three calendar years.

“Overhang” refers to the potential stockholder dilution represented by outstanding employee equity awards and shares available for future grants. We monitor simple overhang and fully diluted overhang, which are calculated as follows:

Simple overhang	=	Outstanding awards + shares available for grant
Common shares outstanding

Fully diluted overhang	=	Outstanding awards + shares available for grant
Common shares outstanding + Outstanding awards + Shares available for grant

“Simple overhang” shows the number of common shares that may become issued and outstanding—as a percentage of the number of shares currently outstanding—if all currently unvested stock awards vest, all unexercised stock options are exercised, and if all shares still available for grant are ultimately issued upon the vesting or exercise of awards yet to be made. “Fully diluted overhang” shows the percentage of outstanding common equity that would be owned by employees in the future, assuming all shares underlying currently unvested stock awards vest, all outstanding options are exercised, and all shares currently available for grant are ultimately issued pursuant to future awards under the plan.

The following table shows—as of January 31, 2010—the number of shares remaining available for grant under the 2009 plan, the number of shares subject to outstanding (vested and unvested) and unexercised stock options, and the number of shares subject to outstanding (unvested) “full-value” awards (i.e., restricted and deferred stock awards). The outstanding awards were granted under the 2009 plan and prior equity plans that have been terminated for purposes of new grants. No SARs have been granted.

Table I

	January 31, 2010 (in millions)
Shares available for grant	49.95	(1)
Full-value awards outstanding (unvested)	352.62	(2)(3)
Options outstanding	389.91	(2)
Total	792.48

Weighted average exercise price of outstanding options	$11.5008	(4)
Weighted average remaining life of outstanding options	5.06 years	(5)

(1)	Assumes all shares are granted subject to options or SARs. Does not include 66.45 million shares available for purchase pursuant to the stockholder-approved, tax-qualified 2000 employee stock purchase plan, which expires April 30, 2010. There are no outstanding offers under this plan. These shares are not available for non-qualified stock option grants or awards of restricted or deferred stock.
(2)

Of the shares indicated in this table as subject to outstanding options or “full-value” awards, 109.55 million are subject to awards granted under prior stock incentive plans, and as such, may not be re-granted as new awards under the 2009 plan or any other plan if the underlying options expire unexercised or if the awards are forfeited prior to vesting. If any shares subject to awards reflected in this table are used to pay exercise prices or withheld to pay taxes, they may not be re-granted as new awards under the 2009 plan or any other plan.
(3)	Includes 131.13 million shares subject to unvested restricted stock awards. These unvested shares are already considered outstanding.
(4)	Includes 79.90 million shares subject to options granted under prior plans and which have a weighted average exercise price of $40.2997 per share. If these options are canceled or expire unexercised, the underlying shares may not be re-granted under the 2009 plan or any other plan. The remaining 310.01 million options were granted under the 2009 plan and have a weighted average exercise price of $4.0786 per share.
(5)	Includes 79.90 million shares subject to options granted under prior plans and which have a weighted average remaining life of 2.40 years. If these options are canceled or expire unexercised, the underlying shares may not be re-granted under the 2009 plan or any other plan. The remaining 310.01 million options were granted under the 2009 plan and have a weighted average remaining life of 5.75 years.

Our simple overhang and fully diluted overhang are stated in Table II below, as of January 31, 2010, and as estimated as of April 20, 2010, assuming proposal 3 is approved, assuming proposal 4 is approved, and if both proposal 3 and proposal 4 are approved. The calculations are based on the figures reported in Table I and common shares outstanding as of January 31, 2010. For these purposes, it is assumed that the number of common shares outstanding on April 20, 2010, and the number of shares subject to outstanding awards on April 20, 2010, will be the same as on January 31, 2010. If only proposal 3 is approved, at April 20, 2010, there will be a maximum of approximately 849.95 million shares available for grant as “full-value” awards or as stock options or SARs. If proposal 4 is approved, up to 850 million additional shares as authorized thereby will be issued immediately as stock payments in settlement of “common stock equivalent” awards. As described in proposal 4 beginning on page 97 of this proxy statement, the actual number of shares that are issued will depend on the average of the high and low prices of Citi stock on the NYSE on the settlement date, which is expected to occur in April. The maximum 850 million shares that are the subject of proposal 4 would be issued only if the applicable price on the settlement date were $2.00 per share.

The figures reflected in Table II below include the 389.91 million shares subject to currently outstanding options appearing in Table I above. As reported in the notes to Table I, options covering 79.90 million of these shares have a weighted average exercise price of $40.2997 and a weighted average remaining life of 2.40 years, which reduces the likelihood that any shares will be issued pursuant to these options. Additionally, shares subject to these options will not become available for new awards if the options are canceled or expire unexercised (or if any shares are used to pay exercise prices or withheld to pay taxes), because the options were granted under prior plans that have since been terminated or expired.

Table II

	January 31, 2010		April 20, 2010 (estimated)

	21.72 million shares available for “full-value” awards	49.95 million shares available for options/ SARS	1.59 billion shares available (if only proposal 3 is approved)(1)	1.64 billion shares available (if only proposal 4 is approved)(2)	2.44 billion shares available (if both proposal 3 and proposal 4 are approved)(3)

Simple overhang	2.68%	2.78%	5.58%	5.75%	8.56%
Fully diluted overhang	2.61%	2.70%	5.28%	5.44%	7.88%

(1)	If only proposal 3 is approved, all shares available for grant may be issued pursuant to any award type permitted under the plan.
(2)	If only proposal 4 is approved, approximately 21.72 million shares will be available for “full-value” awards, assuming none are granted subject to options or SARs (approximately 49.95 million could be granted subject to options or SARS if none are issued subject to “full-value” awards). In addition, up to 850 million shares would be issued in April 2010 in settlement of “common stock equivalent” awards, assuming the average of the high and low prices of Citi stock on the NYSE on the April 2010 settlement date is $2.00. At a price of $3.50, no more than approximately 485.71 million shares would be issued and the remaining shares from the 850 million authorized would be canceled.
(3)	If both proposal 3 and proposal 4 are approved, all shares available for grant may be issued pursuant to any award type permitted under the plan, but, depending on the price of Citi stock in April, it is possible that not all of the shares authorized for grant pursuant to proposal 4 will be issued (see note 2),

“Burn rate” expresses the amount of equity in the form of stock options or stock awards a company grants annually relative to its number of common shares outstanding. It is calculated as follows:

Burn rate (%)	=	Shares subject to options and awards granted during year
Common shares outstanding

Table III shows our burn rates for the 12-month periods ending December 31, 2007, 2008 and 2009, and the three-year average. The calculations are based on annual grant data contained in our annual reports on Form 10-K and the basic weighted average number of common shares outstanding during those periods. The sharp increase in the burn rate from 2007 to 2008 is due to the decline in the market price of the common stock in 2008. The more modest increase from 2008 to 2009 is attributable in part to the favoring of equity in compensation structures approved by the Special Master. However, Citi has taken steps to control the burn rate.

Effective with the January 2009 incentive awards, participation in Citi’s principal equity award program, CAP, was significantly curtailed by limiting eligibility only to employees with total incentive compensation of US$100,000 or more.

Previously, employees with total incentive compensation of as low as US$20,000 were included. Under CAP (except in 2010, as described on pages 90-91), 25%-40% of a participant’s total incentive compensation is delivered in the form of Citi common stock; prior to 2009, the number of shares in each CAP award representing 25% of the total incentive was calculated based on a 25% discount to the fair market value of the shares on the award date. Also, CAP participants used to be offered an election to receive all or a portion of their CAP award in the form of a stock option, receiving four option shares in lieu of every share of restricted or deferred stock. This “stock option election” feature was eliminated for all but a very few participants beginning in 2009. These changes to CAP have reduced the number of participants and the number of shares each participant would receive.

Table III

	2007	2008	2009	Three-year average
Burn rates for 12-month periods ending December 31	1.92%	3.18%	4.18%	3.09%

Proposal 4: Approval of TARP Repayment Shares (and related amendments to the Citigroup 2009 Stock Incentive Plan)

In December 2009, Citi repaid $20 billion of funds invested in the company by the US government through TARP and exited its loss-sharing agreement with the government. To facilitate this repayment, the company issued $17.5 billion of common stock and an additional $3.5 billion in tangible equity units. The company also announced that it would increase its common equity by issuing $1.7 billion of “common stock equivalent” awards to employees in lieu of cash incentive compensation they would otherwise receive. The committee approved these awards to 5,679 employees on January 19, 2010.

Generally, the “common stock equivalent” awards were made to employees who were awarded US$100,000 or more in total annual incentives in 2010. The awards were made in lieu of the percentage of the total incentive that would otherwise have been awarded as fully-vested cash in January 2010. Generally, no employee in this class received more than US$75,000 in immediate cash awards in January 2010. Certain highly compensated employees whose compensation structure was approved by the Special Master also received “common stock equivalent” awards.

These stock awards in lieu of cash compensation were not contemplated when the plan was proposed for approval in April 2009. Because there are insufficient shares currently authorized for grant under the plan, and because these awards will be fully vested in April 2010, settlement of these awards in stock is conditioned upon approval by stockholders of amendments to the plan. The number of shares to be issued as stock payments to settle the “common stock equivalent” awards will equal the US dollar value of the awards divided by the “fair market value” of Citi stock on the settlement date, which is expected to occur in April 2010, as soon as practicable following the annual meeting. The “fair market value” for these purposes will be the average of the high and low prices of Citi stock on the NYSE on the settlement date.

A portion of the shares deliverable to employees whose compensation structure was approved by the Special Master will be issued subject to sale restrictions that will not lapse until January 20, 2011. A portion of the shares deliverable to certain other employees will be issued subject to sale restrictions that will lapse in equal installments on January 20, 2011, 2012, 2013 and 2014.

To provide for the settlement of the “common stock equivalent” awards in stock, the committee recommended, and the board of directors has unanimously approved, amendments to the 2009 plan that will increase the number of shares authorized for grant by no more than 850 million, and waive application of the three-year minimum vesting requirement contained in Section 7(d) of the plan, but only for shares issued in settlement of “common stock equivalent” awards. The maximum number of shares proposed to be authorized—850 million—is the number of shares that would have to be granted to settle the “common stock equivalent” awards at a share price of $2.00. At a share price of $3.50, 485.71 million shares would be required to settle the “common stock equivalent” awards.

If this proposal 4 is approved, the number of shares required to settle the “common stock equivalent” awards dated January 19, 2010 (not to exceed 850 million), will be immediately granted as fully vested stock payments and the minimum vesting requirement contained in Section 7(d) of the 2009 plan will be waived, with respect to those shares only. Except as described above, most of the shares to be delivered as stock payments may be sold immediately. To the extent the awards are settled by the grant of fewer than 850 million shares (because the share price on the settlement date is greater than $2.00, or if some awards are canceled), any shares remaining from this proposed authorization will be canceled and will not be available for grant pursuant to any award type permitted under the 2009 plan or otherwise.

As is typically allowed upon the vesting of restricted or deferred stock awards under the 2009 plan, recipients of stock payments in settlement of “common stock equivalent” awards may elect to pay taxes in cash or by having shares otherwise deliverable to them withheld by Citi. In accordance with the existing terms of the 2009 plan which will not change as a result of approval of this proposal, any shares withheld for taxes will not be available for re-grant. However, Citi intends to sell the number of shares withheld for taxes in order to fully carry out its commitment to the US government to capitalize the $1.7 billion incentive pool awarded in January 2010.

If this proposal 4 is not approved, Citi will still be obligated to settle the “common stock equivalent” awards. We have not decided how we would do so, but we believe settlement in any manner other than by shares will have an adverse impact on employee morale and regulatory relationships. Additionally, to the extent the “common stock equivalent” awards are not settled in stock, Citi still will be required to fulfill its commitment to the U.S. government (as it intends to), and it will do so by raising up to $1.7 billion in capital through a primary offering of its stock in public or private transactions.

Why Should You Vote to Approve the

Proposed Amendments to the 2009 Plan?

Settling the “common stock equivalent” awards in stock will enable us to fulfill our commitment to the US government to pay our employees in shares. It will improve our already strengthened capital ratios and further align the interests of our employees with the interests of our stockholders.

This is a one-time award arising out of extraordinary circumstances.

The affirmative vote of a majority of the shares voting on this proposal is required to adopt this proposal 4.

The board recommends that you vote for approval of the amendments to the Citigroup 2009 stock incentive plan described in proposal 4.

Description of the Citigroup 2009 Stock Incentive Plan (including as proposed to be amended by proposal 3 and proposal 4)

The following is a brief description of certain important features of the 2009 plan, the full text of which, as proposed to be amended by proposal 3 and proposal 4, is attached as Annex B. This summary is qualified in its entirety by reference to Annex B.

If proposal 3 and/or 4 is approved, we intend to file a registration statement, pursuant to the Securities Act of 1933, as amended, on Form S-8, to register the additional shares authorized for grant thereby under the 2009 plan.

General. The 2009 plan provides for various types of awards denominated in shares of Citi common stock to employees, officers, non-employee directors and agents of Citi and its participating subsidiaries. The purposes of the 2009 plan are to align participants’ interests with those of our stockholders, to attract and retain employees and other eligible service providers by providing competitive compensation opportunities, and to provide incentives for those participants who contribute to the long-term performance and growth of Citi.

Administration. The 2009 plan is administered by the personnel and compensation committee of the board. All members of the committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of Section 162(m) of the IRC. With respect to participants who are directors, the plan may be administered by the board.

The committee has the authority to administer and interpret the 2009 plan, to determine the employees and other eligible service providers to whom awards will be made under the 2009 plan and, subject to the terms of the 2009 plan, the type and size of each award, the terms and conditions for vesting, cancellation and forfeiture of awards and the other features applicable to each award or type of award. The committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate with respect to the administration of the 2009 plan, subject to the minimum vesting requirements of the 2009 plan, the prohibitions in the 2009 plan against re-pricing, the provisions of Sections 162(m) and 409A of the IRC and any applicable laws or exchange rules.

The committee may delegate some or all of its authority over administration of the 2009 plan to one or more officers or directors, except with respect to persons who are Section 16(a) officers or covered employees (as defined in Section 162(m) of the IRC.

Eligibility. All “employees” of Citi—within the broad definition set forth in the instructions to the SEC’s Form S-8 registration statement—are eligible to receive awards under the 2009 plan. This definition includes non-employee directors of Citi and exclusive and non-exclusive insurance agents. Based on worldwide employment at December 31, 2009, approximately 269,000 persons are eligible to participate in the 2009 plan. Participation is discretionary—awards are subject to approval by the committee.

Shares Subject to the Plan. As of January 31, 2010, approximately 49.95 million shares are available for grant pursuant to the various types of awards that may be granted under the plan, but each share subject to an option or SAR is counted as one share, and each share subject to an award of restricted stock, deferred stock, a stock payment or stock unit is counted as 2.3 shares. If proposal 3 is approved, on April 20, 2010, an additional 800 million shares of Citi common stock will become available for grant, and each share awarded on or after such date will count against the total authorized shares as only one share, regardless of the award type pursuant to which it is awarded. If proposal 4 is also approved, no more than 850 million shares will also become available for grant, but no more shares will be issued from this authorization than are necessary to settle in April 2010 the “common stock equivalent” awards dated January 19, 2010. If proposal 4 but not proposal 3 is approved, no more than 850 million shares will become available for grant as stock payments (as described above), and the existing share-counting ratios contained in Section 7(d) of the plan will remain intact for all awards granted thereafter but will not apply to the shares subject to stock payments granted in settlement of the “common stock equivalent” awards dated January 19, 2010.

The number of shares authorized for grant under the 2009 plan is subject to adjustment, as described below, if there is a change in the common stock, such as a stock split or other transaction that increases (or decreases) the number of shares of common stock outstanding.

The NYSE closing price of a share of Citi common stock on March 5, 2010, was $3.50.

The maximum number of shares of Citi common stock that may be issued under the 2009 plan will not be affected by the payment in cash of dividends or dividend equivalents in connection with outstanding awards, the granting or payment of stock-denominated awards that by their terms may be settled only in cash, or awards that are granted in connection with a transaction between Citi or a subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become employees (as defined in the 2009 plan) as a result of such transaction.

Shares of Citi common stock issued in connection with awards under the 2009 plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both.

If an award under the 2009 plan is forfeited, canceled, or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the 2009 plan. However, shares subject to outstanding awards granted under other plans shall not be subject to future issuance pursuant to awards granted under the 2009 plan.

Limits on Awards. There are no limits to the class or classes of employees to which awards may be granted under the 2009 plan, or to the number of shares authorized for grant that may be granted pursuant to the various types of awards permitted under the plan. However, the aggregate number of shares of Citi common stock that may be subject to awards of stock options, SARs and/or stock awards under the 2009 plan to any one employee in a calendar year shall not exceed 20,656,243. This limit was equitably adjusted from 5 million shares pursuant to Section 6(e) of the 2009 plan as a result of the issuance of shares of common stock in exchange for preferred securities in July and September 2009. This limit will be subject to further adjustment, as described below, to reflect other changes in the outstanding common stock, such as a stock split.

Types of Awards. The following types of awards may be made under the 2009 plan. All of the awards described below are subject to the conditions, limitations, restrictions, and vesting and forfeiture provisions determined by the committee, in its sole discretion, subject to such limitations as are provided in the plan. The number of shares subject to any award is also determined by the committee, in its discretion.

Restricted Stock. A restricted stock award is an award of outstanding shares of Citi common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend equivalent payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and are also generally entitled to indicate a voting preference with respect to the shares underlying their awards. All shares underlying outstanding (unvested) restricted stock awards as to which no voting instructions are received are voted proportionately to the restricted shares for which voting instructions are received.

Deferred Stock. A deferred stock award is an unfunded, unsecured promise to deliver shares of Citi common stock to the participant in the future, if the participant satisfies the conditions to vesting, as determined by the committee. Participants do not have voting rights, but generally receive dividend equivalent payments during the vesting period (unless the awards are subject to performance-vesting criteria).

Stock Units. A stock unit is an award denominated in shares of Citi common stock that may be settled either in shares and/or cash, subject to terms and conditions determined by the committee.

Stock Payment. Subject to plan limits, the committee may issue unrestricted shares of Citi common stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the committee shall determine. A stock payment may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the IRC), or to provide incentives or recognize special achievements or contributions.

Because stock payments are not subject to vesting conditions, they may be made only from the 20% of the shares authorized for awards under the 2009 plan that are not subject to the minimum vesting requirements described below. If proposal 4 is approved, the shares subject to stock payments granted in settlement of “common stock equivalent” awards dated January 19, 2010, will not be subject to the three-year minimum vesting requirement and will not count against the 20% limit on exceptions to the minimum vesting requirement.

Non-qualified Stock Options. An award of a non-qualified stock option under the 2009 plan grants a participant the right to purchase a specified number of shares of Citi common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the “fair market value” (see below) of Citi common stock on the grant date. The term of a non-qualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid with cash, shares of Citi common stock already owned by the participant, or with the proceeds from a sale of the shares subject to the option. A non-qualified stock option is an option that does not qualify under Section 422 of the IRC.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the IRC, which include an exercise price of no less than 100% of “fair market value” on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders. If certain holding period requirements are met and there is no disqualifying disposition of the shares, the participant will be able to receive capital gain (rather than ordinary income) treatment with respect to any gain related to the exercise of the option.

Stock Appreciation Rights. A SAR, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citi common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of fair market value of a share of Citi common stock on the grant date) times the number of shares subject to the SAR. A SAR may be granted in substitution for a previously granted option, and if so, the exercise price of any such SAR may not be less than 100% of the fair market value of Citi common stock as determined at the time the option for which it is being substituted was granted. Payment to a participant upon the exercise of a SAR may be in cash and/or shares of Citi common stock.

Definition of “Fair Market Value.” For purposes of setting the exercise price of any option or SAR granted under the 2009 plan, “fair market value” means the NYSE (or other national securities exchange) closing price on the trading date immediately preceding the grant date, or the closing price on the grant date, in the case of a grant to a Section 16(a) officer. The committee, in its discretion, may apply other definitions of fair market value for other purposes in administering the plan, such as when determining the number of shares in an award.

Minimum Vesting Requirements. Under the 2009 plan, not more than 20% of the shares available for awards under the plan may be subject to awards that may vest in full prior to the third anniversary of the award date (except in certain circumstances, such as retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a participant’s employer or other similar event). Additionally, this three-year minimum vesting schedule will not apply to the extent that any award would become vested upon the achievement of performance objectives over a period of at least one year, and such objectives are in fact achieved. Notwithstanding the foregoing, if proposal 4 is approved, any shares subject to stock payments granted in settlement of “common stock equivalent” awards dated January 19, 2010, will be exempt from this minimum vesting requirement, and such shares will not count against the 20% of total authorized shares that may vest in fewer than three years.

Payment of Exercise Price. Payment of the exercise price of a non-qualified stock option or incentive stock option may be made by methods permitted by the committee from time to time, including payment in cash, by tendering (actually or by attestation) shares of Citi common stock owned by the participant for any minimum period of time that the committee may specify, and that have a fair market value equal to the exercise price; by a combination of cash and shares of Citi common stock; or by authorizing the sale of the number of shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price. Additionally, the committee may provide that stock options can be “net exercised”—that is, by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares plus the amount of withholding tax due upon exercise.

Prohibition Against Repricing. The 2009 plan prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of awards.

Limitation of Reload Options. The 2009 plan prohibits the grant of reload options, except upon the exercise of options previously granted under other plans that included a reload feature, or upon the exercise of such subsequently granted reload options.

Additional Forfeiture Provisions. Awards granted under the 2009 plan are subject to forfeiture if, after a termination of employment, the participant engages in certain activities that are materially injurious to or in competition with Citi. As described below, in compliance with EESA, certain awards may be subject to forfeiture or repayment if they were based on performance metrics that are later determined to be materially inaccurate.

Non-U.S. Participants. To accommodate differences in local law, tax policy or custom, awards granted to employees who are not U.S. nationals or who are employed outside the U.S. may be subject to special terms, conditions and documentation as provided by the committee.

Deferrals. The committee may postpone the exercise of awards, or the issuance or delivery of shares or cash pursuant to any award, for such periods and upon such terms and conditions as the committee determines, but not in contravention of Section 409A of the IRC. In addition, the committee may, but not in contravention of Section 409A of the IRC, determine that all or a portion of a payment to a participant, whether in cash and/or shares, will be deferred in order to prevent Citi or any subsidiary from being denied a deduction under Section 162(m) of the IRC with respect to an award granted under the 2009 plan.

Non-Transferability. During the vesting period, and prior to the lapse of any sale restriction on shares delivered in an option or SAR exercise, awards and sale restricted shares are not transferable other than by will or the laws of descent and distribution. However, the committee may permit participants to transfer certain non-qualified stock options or shares issued as a result of an option or SAR exercise but that are subject to a restriction on transferability one time to an immediate family member or a trust for the benefit of immediate family members.

Adjustments. The 2009 plan provides that the committee shall make appropriate equitable adjustments to the maximum number of shares available for issuance under the 2009 plan and other limits stated in the plan, the number of shares covered by outstanding awards, and the exercise prices and performance measures applicable to outstanding awards. Such changes will be made to reflect changes in the capital structure of Citigroup Inc. (including a change in the number of shares of common stock outstanding) on account of any stock dividend, stock split, reverse stock split or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization or similar event, and/or to the extent necessary to prevent the enlargement or diminution of participants’ rights by reason of any such transaction or event or any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders. Such adjustments will be made only to the extent they conform to the requirements of applicable provisions of the IRC and other applicable laws and regulations. The committee, in its discretion, may decline to adjust an award if it determines that the adjustment would violate applicable law or result in adverse tax consequences to the participant or to the company.

Pursuant to this adjustment provision in the 2009 plan, effective September 10, 2009, the number of shares available for grant as of such date proportionately increased to 1,032,812,186 shares (from 250,000,000 shares at April 20, 2009) to reflect increases in the number of shares of common stock outstanding that resulted from the company issuing new shares of common stock in exchange for outstanding preferred securities on July 29 and September 10, 2009. As described in the proposal to adopt the 2009 plan in the 2009 proxy statement, this adjustment was made to ensure that the percentage of outstanding common equity authorized for grant under the plan would not be reduced by the issuance of new shares of common stock in the exchange transactions that were expected to occur later that year, and for which purpose stockholders approved a charter amendment on September 3, 2009, increasing the number of shares of common stock the company is authorized to issue to 60 billion.

Change of Control. The 2009 plan provides that at any time prior to, at or after the time of a “change of control” (see below) that, with respect to a participant whose employment has been terminated as a result of the change of control, the committee, may, in its discretion, provide for the acceleration of any time periods or the waiver of any other conditions to vesting, exercise, payment or distribution of an award, or provide for the purchase of any award. For these purposes, a termination as a result of the change of control shall mean involuntary termination of employment other than for “gross misconduct” or by the participant for “good reason” (each as defined in the applicable award agreement) upon, or on or prior to the first anniversary of the change of control. In addition, the committee may also provide for the termination or adjustment of awards as it deems necessary to reflect a transaction or change, or for the assumption or substitution of awards by a surviving corporation, upon a change of control.

The 2009 plan defines a “change of control” to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 25% or more of the combined voting power of then outstanding securities (except the acquisition of common stock by the U.S. government in exchange for preferred securities pursuant to the transaction announced by Citi on February 27, 2009, and consummated on September 10, 2009); (ii) adoption by stockholders of a plan or proposal for the dissolution or liquidation of Citigroup Inc.; (iii) specified changes in the majority of the board of directors (not including the election of directors whose election or nomination was approved by a majority of the then incumbent board); (iv) a sale, transfer or distribution of all or substantially all of Citi’s assets; or (v) a reorganization, merger, consolidation or other corporate transaction that results in Citi stockholders not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

Notwithstanding the foregoing, for any awards subject to Section 409A of the IRC, the effect of a change of control and what constitutes a change of control shall be set forth in the terms governing the actual award.

Amendment and Termination. The 2009 plan may be further amended or terminated by the committee at any time, provided that no amendment shall be made without stockholder approval if it would materially increase the number of shares available under the plan, materially expand the types of awards available under the plan or the class of persons eligible to participate in the plan, materially extend the term of the plan, materially change the method of determining the exercise price of an option or SAR granted under the plan, delete or limit the prohibition against repricing, or otherwise require approval by stockholders in order to comply with applicable law or the rules of the NYSE (or principal national securities exchange upon which Citi’s common stock is traded). Notwithstanding the foregoing, with respect to awards subject to Section 409A of the IRC, any termination, suspension or amendment of the plan shall conform to the requirements of Section 409A of the IRC. Except as may be required to comply with applicable tax law or as set forth in the following paragraph regarding EESA, no termination, suspension or amendment of the plan shall adversely affect the right of any participant with respect to a previously granted award without the participant’s written consent.

Compliance with EESA. Certain participants in the 2009 plan may be subject to limits or restrictions on the types and amount of compensation they may receive pursuant to the requirements of EESA. The 2009 plan provides that to the extent any such requirements apply to awards under the plan, the plan and any award agreement under the plan will be interpreted or reformed to comply with such requirements. The 2009 plan also provides that if a payment or accrual pursuant to an award to any participant would violate EESA, or limit or adversely impact the ability of Citi to participate in the Troubled Asset Relief Program or the Capital Purchase Program, or to qualify for any other relief under EESA, the participant will be deemed to have waived his or her right to such payment or accrual. To the extent applicable, awards will also be subject to forfeiture or repayment if the award is based on performance metrics that are later determined to be materially inaccurate.

Duration. The 2009 plan will terminate on April 21, 2014, unless terminated earlier by the board.

New Plan Benefits

No awards will be granted under the 2009 plan with respect to the increases to the shares authorized for grant requested pursuant to proposals 3 and 4 prior to approval by stockholders. Except as described in proposal 4 (and illustrated below), future benefits under the 2009 plan are not yet determinable. Any future awards under the 2009 plan will be granted at the discretion of the committee, and actual benefits to participants will depend on a number of factors, including the fair market value of Citi stock on future dates, actual company performance against performance goals that may be established with respect to specific awards, other terms and conditions of the awards, and decisions made by the participants.

Notwithstanding the foregoing, if proposal 4 is approved, stock payments totaling $1.7 billion in pre-tax value will be granted in settlement of “common stock equivalent” awards dated January 19, 2010, and which by their terms may be settled in stock or otherwise.

Stock Payments under the 2009 Stock Incentive Plan

(subject to stockholder approval of proposal 4)

Name and Position	Dollar Value ($)	Number of Units
Vikram Pandit, CEO	0	0
John Gerspach, CFO	0	0
Edward Kelly, Vice Chairman (former CFO)	0	0
John Havens, CEO Institutional Clients Group	0	0
Manuel Medina-Mora, CEO Consumer Banking for the Americas	0	0
Alberto Verme, CEO EMEA	0	0
Gary Crittenden (former CFO)	0	0
Executive Group(1)	$17,076,573	4,879,021	(2)
Non-Executive Director Group(3)	0	0
Non-Executive Officer Employee Group	$1,682,923,427	480,835,265	(2)

(1)	Stock payments in settlement of “common stock equivalent” awards will not be made to any associates of any executive officer, and no such person has received such an award.
(2)	If proposal 4 is approved, up to $1.7 billion of “common stock equivalent” awards dated January 19, 2010, will be settled by the grant of stock payments under the 2009 plan. No individual has been awarded as much as five percent of the total “common stock equivalent” awards that are the subject of proposal 4. The “common stock equivalent” awards were denominated in US dollars or other currency. The number of shares in each stock payment to be granted in settlement of these awards will equal the US dollar value of the awards divided by the average of the high and low prices of Citi common stock on the NYSE on the settlement date, which is expected to occur in April 2010. The number of units reported in the table is the number of shares that would be granted on a pre-tax basis at a share price of $3.50, which is the NYSE closing price of Citi common stock on March 5, 2010.
(3)	Stock payments in settlement of “common stock equivalent” awards will not be made to any director, director nominee or any associate of any directors or director nominees, and no such person has received such an award.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the 2009 plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock. A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time, less any amount paid for the shares.

Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the IRC within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently forfeited, no deduction or tax refund will be allowed for the amount previously recognized as income (for 2010 only, absent a change in legislation).

Unless a participant makes a Section 83(b) election, dividends or dividend equivalents paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income, which currently is subject to the same rate as capital gains income.

Except as described under “Certain Limitations on Deductibility of Executive Compensation” below,

Citi will ordinarily be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, Citi will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Deferred Stock. A participant will generally not recognize taxable income on the grant of a deferred stock award until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the shares of Citi common stock on the date of distribution. Any dividend equivalents paid on unvested deferred stock awards are taxable as ordinary income when paid to the participant.

Except as described under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant. Citi will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

Stock Units. Awards of stock units that are subject to a substantial risk of forfeiture are treated, for federal income tax purposes, in substantially the same manner as deferred stock awards described above.

Stock Payments. A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant.

Non-Qualified Stock Options. Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citi common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as described under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction on the exercise date in an amount equal to the amount of ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise.

Incentive Stock Options (ISOs). No taxable income is recognized by a participant on the grant of an ISO. If a participant exercises an ISO in accordance with the terms of the ISO and does not dispose of the shares acquired within two years from the date of the grant of the ISO nor within one year from the date of exercise, the participant will be entitled to treat any gain related to the exercise of the ISO as capital gain (instead of ordinary income), and Citi will not be entitled to a deduction by reason of the grant or exercise of the ISO. If a participant holds the shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the shares for at least two years from the grant date, the participant’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the participant’s basis in the shares acquired. If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date (or, if less, the amount realized upon disqualifying disposition) over the participant’s tax basis in the shares acquired. Additionally, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant. Except as described under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction in an amount equal to the amount of the ordinary income resulting from a disqualifying disposition.

Stock Appreciation Rights. Generally, a participant will not recognize taxable income upon the grant of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the difference between the fair market value of the Citi common stock received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of a SAR regardless of whether the shares of Citi common stock acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant’s basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant’s holding period for shares acquired pursuant to the exercise of a SAR begins on the exercise date. Except as described under “Certain Limitations on Deductibility of Executive Compensation” below, upon the exercise of a SAR, Citi will ordinarily be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Withholding. Citi and each subsidiary that participates in the 2009 plan retain the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the 2009 plan.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions,

Section 162(m) of the IRC limits the deduction to Citi for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer (covered employees) to $1 million per executive per taxable year. However, compensation paid to covered employees will not be subject to such deduction limit if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the IRC. The 2009 plan is designed so that options and SARs qualify for this exemption, and it permits the committee to grant other awards designed to qualify for this exemption. The committee is authorized to also grant awards that are not qualified under Section 162(m) of the IRC.

Citi may nevertheless be denied a tax deduction for performance-based compensation paid to its “senior executive officers,” pursuant to Section 162(m)(5) of the IRC or the terms of its participation in the Troubled Asset Relief Program, the Capital Purchase Program, sale of troubled assets to the U.S. Secretary of the Treasury or other relief under EESA.

The accelerated vesting of awards under the 2009 plan upon a change of control of Citigroup Inc. could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the IRC), which payments are subject to a 20% excise tax imposed on the participant. Citi would not be able to deduct the excess parachute payments made to a participant. Such payments to certain participants may also be restricted or prohibited pursuant to EESA.

Section 409A of the IRC. Certain awards under the 2009 plan may be subject to Section 409A of the IRC, which regulates “nonqualified deferred compensation” (as defined in Section 409A). If an award under the 2009 plan (or any other Citi plan) that is subject to Section 409A is not administered in compliance with Section 409A, then all compensation under the 2009 plan that is considered “nonqualified deferred compensation” (and awards under any other Citi plan that are required pursuant to Section 409A to be aggregated with the award under the 2009 plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Equity Compensation Plan Information

Most of Citi’s outstanding equity awards have been granted under four stockholder approved plans—the 2009 plan, the Citigroup 1999 stock incentive plan (1999 plan); the Travelers Group capital accumulation plan (Travelers plan); and the 1997 Citicorp stock incentive plan (Citicorp plan). There were no offerings under the stockholder-approved, tax-qualified 2000 employee stock purchase plan since the final purchase date under the last offering under this plan in 2005. A small percentage of currently outstanding equity awards have been granted under several plans that have not been approved by stockholders, primarily the Citigroup employee incentive plan (EIP). All such awards were granted prior to April 19, 2005.

All of the plans are administered by the committee, which is comprised entirely of non-employee independent directors. Employees eligible to participate in Citi’s equity plans are selected by management from time to time subject to the committee’s approval.

Effective April 21, 2009, stockholders approved adoption of the 2009 plan, and the 1999 plan was terminated as a source of shares for future awards. The stock purchase plan will terminate on April 30, 2010. The other plans mentioned above were terminated with respect to future awards effective April 19, 2005.

Please refer to proposals 3 and 4 in this proxy statement for details regarding proposed amendments to the 2009 plan.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	498,579,031	(1)	$12.3881	(2)	646,783,603	(3)
Equity compensation plans not approved by security holders	3,476,426	(4)	$48.2477		0	(5)

Total	506,164,732		$12.7616		646,783,603

(1)	Includes 99.42 million shares issuable upon the vesting of deferred stock awards. Does not include an aggregate of 1.42 million shares subject to outstanding options granted by predecessor companies under plans assumed by Citi in connection with mergers and acquisitions. Citi has not made any awards under these plans, and they are not considered as a source of shares for future awards.

(2)	As described in footnote 1 above, does not include 1.42 million shares subject to outstanding options under certain plans assumed by Citi in connection with mergers and acquisitions, and 99.42 million shares subject to deferred stock awards. The weighted-average exercise price of the options is $31.2179 per share.

(3)	Represents a maximum of 580.34 million shares available for issuance pursuant to various types of awards under the 2009 plan, and 66.45 million shares that could be offered for purchase under the stock purchase plan. The stock purchase plan will terminate by its terms on April 30, 2010. Under the current terms of the 2009 plan, each share that is subject to a restricted stock award, a deferred stock award or any other “full-value” award counts as a grant of 2.3 shares against the plan limit. Accordingly, of the number of shares available for future issuance, no more than 252.32 million shares are available under a plan as of December 31, 2009, that provides for awards of restricted stock, in addition to (or in lieu of) options, warrants and rights, assuming all shares available under the 2009 plan are granted pursuant to “full-value” awards. If the amendments to the 2009 plan described in proposal 3 are approved, effective April 20, 2010, the maximum number of shares available for grant under the plan will increase by 800 million, and all shares available for grant may be granted pursuant to any type of award permitted under the plan.

(4)	Includes 14,324 shares issuable upon the vesting of deferred stock awards.

(5)	Does not include shares that may be purchased pursuant to the Travelers stock purchase plan for PFS representatives. This plan allows eligible PFS representatives to use their earned commissions to periodically purchase shares of Citi common stock at current market prices. Certain high performers may purchase shares, subject to plan limits, at discounts of up to 25%. The discount is funded by Primerica Financial Services and is considered additional compensation. Shares are purchased on the open market; no newly-issued or treasury shares are used in this program.

The following disclosure is provided with respect to plans that have not been submitted to stockholders for approval, and which remain active only with respect to previously granted awards.

Except for the 2000 international stock purchase plan (which is administered under the stockholder-approved 2000 employee stock purchase plan), and the plan of an acquired company under which options are still outstanding but which was terminated upon its acquisition, all of the plans described below that were not approved by stockholders were terminated as sources of shares for new awards effective upon approval by stockholders of the amended and restated 1999 plan on April 19, 2005. Because the plans continue to govern outstanding awards granted prior to April 19, 2005, various technical amendments designed to comply with changes in tax law and/or accounting standards have been made to the plans described below since April 19, 2005. Additional information regarding Citi’s equity compensation programs can be found in Note 8 to Citi’s financial statements contained in its 2009 annual report on Form 10-K.

Non-Stockholder Approved Plans

The EIP was originally adopted by the board of directors in 1991. Executive officers and directors of the company were not eligible to receive awards under the EIP. The EIP was used to grant stock options and restricted or deferred stock awards to participants in CAP and to new hires. CAP is an incentive and retention award program pursuant to which a specified portion of a participant’s incentive compensation (or commissions) is delivered in the form of a restricted or deferred stock award, or in some cases, restricted or deferred stock and/or stock options. Vesting periods for restricted and deferred stock awards under the EIP, including awards pursuant to CAP, were generally from three to five years. Stock options awarded under the EIP, including CAP options, are non-qualified stock options. Options granted prior to January 1, 2003 have ten-year terms and vest at a rate of 20% per year, with the first vesting date generally occurring twelve to eighteen months following the grant date. Options granted on or after January 1, 2003, but prior to January 1, 2005, generally have six-year terms and vest at a rate of one-third per year, with the first vesting date generally occurring twelve to eighteen months following the grant date. Options granted under this plan in 2005 generally have six-year terms and vest at a rate of 25% per year. Generally, the terms of restricted and deferred stock awards and options granted under the EIP provide that the awards will be canceled if an employee leaves the company, except in cases of disability or death, or after satisfying certain age and years of service requirements.

Additionally, since December 2001, deferred stock awards that used to be made under certain deferred compensation plans administered by Citigroup Global Markets Holdings Inc. for Smith Barney employees were made under the EIP. These plans provide for deferred stock awards to employees who meet certain specified performance targets. Generally, the awards vest in five years. Following the divestiture of Smith Barney in 2009, only 183 shares remain outstanding pursuant to awards granted under these plans.

The Travelers Group capital accumulation plan for PFS representatives (PFS CAP) and similar plans were adopted by Citi at various times. These plans provided for CAP awards and other restricted stock awards to agents of certain subsidiaries or affiliates of Citi. Awards are no longer being granted under these plans, and of awards previously granted under these plans, only awards from PFS CAP remain outstanding. Beginning in July 2002, awards that used to be granted pursuant to PFS CAP were made under the EIP; since April 2005, these awards have been made under the 1999 plan.

The Citigroup 2000 international stock purchase plan was adopted in 2000 to allow employees outside the United States to participate in Citi’s stock purchase programs. The terms of the international plan are substantially identical to the terms of the stockholder-approved stock purchase plan, except that it is not intended to be qualified under Section 423 of the IRC. The number of shares available for issuance under both plans may not exceed the number authorized for issuance under the stockholder-approved plan. The stock purchase plan will expire by its terms on April 30, 2010.

Proposal 5: Approval of Citi’s 2009 Executive Compensation

Section 111(e) of the EESA, as amended by the American Recovery and Reinvestment Act of 2009, requires that Citi seek a non-binding advisory vote from its stockholders to approve the compensation awarded to our executives during the period in which any obligation arising from financial assistance provided Citi under the Troubled Asset Relief Program remains outstanding. Because the required vote is advisory, it will not be binding upon the board.

Citi has in place comprehensive executive compensation programs. The proxy statement fully and fairly discloses all material information regarding the compensation of Citi’s named executive officers, so that stockholders can evaluate Citi’s approach to compensating its executives. Citi and the personnel and compensation committee continually monitor executive compensation programs and adopt changes to reflect the dynamic, global marketplace in which Citi competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

Citi will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term stockholders and require executives to retain ownership of a significant portion of Citi stock they receive as compensation. Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of Citi’s executive compensation practices and philosophy.

You have the opportunity to vote for, against or abstain from voting on the following resolution relating to executive compensation:

Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.

The board recommends that you vote for the foregoing resolution approving Citi’s executive compensation as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related materials contained in this proxy statement.

Proposal 6: Ratification of the Tax Benefits Preservation Plan

On June 9, 2009, the board of directors of Citi adopted a Tax Benefits Preservation Plan (PLAN). This proposal asks our stockholders to ratify the decision by the board of directors to adopt the PLAN.

Background and Reasons for the Proposal

The purpose of the PLAN is to protect Citi’s ability to utilize certain tax assets, such as net operating loss carryforwards and tax credits (the TAX BENEFITS), to offset future income. Citi has accumulated a substantial amount of net deferred tax assets, which is included in its tangible common equity. As of December 31, 2009, Citi had recognized net deferred tax assets of approximately $46.1 billion. The board of directors believes that it was in the best interests of Citi and its shareholders to adopt the PLAN. As further described below, the PLAN is designed to prevent certain acquisitions of Citi’s stock which could adversely affect Citi’s ability to use its net deferred tax assets.

Citi’s use of the TAX BENEFITS in the future could be limited significantly if it experiences an OWNERSHIP CHANGE for U.S. federal income tax purposes. In general, an “ownership change” will occur if there is a cumulative change in Citi’s ownership by 5-PERCENT SHAREHOLDERS (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period. Transactions during 2009 in Citi’s stock have increased the risk that Citi would experience an OWNERSHIP CHANGE in the future. In addition, transactions in Citigroup stock that may not be within Citigroup’s control may cause it to experience an OWNERSHIP CHANGE.

A corporation that experiences an OWNERSHIP CHANGE will generally be subject to an annual limitation on certain of its pre-OWNERSHIP CHANGE tax assets equal to the value of the corporation immediately before the OWNERSHIP CHANGE, multiplied by the long-term tax-exempt rate (subject to certain adjustments), provided that the annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. If Citi’s TAX BENEFITS are subject to limitation because it experiences an OWNERSHIP CHANGE, Citi’s tangible common equity might be reduced.

The PLAN is designed to reduce the likelihood that Citi will experience an OWNERSHIP CHANGE by (i) discouraging any person or group from becoming a 5-PERCENT SHAREHOLDER and (ii) discouraging any existing 5-PERCENT SHAREHOLDER from acquiring more than a specified number of additional shares of Citi stock. There is no guarantee, however, that the PLAN will prevent Citi from experiencing an OWNERSHIP CHANGE.

Description of the PLAN

The following description of the PLAN is qualified in its entirety by reference to the text of the PLAN, which is attached to this proxy statement as Annex C. Please read the PLAN in its entirety as the discussion below is only a summary.

Unlike traditional shareholder rights plans (so-called poison pills) which are designed and put in place to deter unsolicited takeovers bids, the PLAN is designed solely to protect Citi’s tax assets by deterring actions that could increase the likelihood of a loss of tax assets. The PLAN does this by discouraging present and prospective shareholders from acquiring a certain level of equity ownership in Citi. The PLAN differs in certain key respects from a traditional shareholder rights plan, including that the PLAN does not apply to acquisitions of a majority of Citi’s common stock made in connection with an offer to acquire 100 percent of Citi’s common stock, and the PLAN lasts for only 36 months (i.e., until June 2012) whereas traditional shareholder rights plans generally last for 10 years.

The Rights.    In connection with the adoption of the PLAN, on June 9, 2009, the board of directors declared a dividend of one preferred stock purchase right (a RIGHT) for each share of Citi’s common stock outstanding on June 22, 2009 (the RECORD DATE). A RIGHT will also be received with respect to each share of common stock issued after the RECORD DATE. Each RIGHT initially represents the right to purchase, for $20.00 (the PURCHASE PRICE), one one-millionth of a share of Series R Cumulative Participating Preferred Stock, par value $1.00 per share (the SERIES R PREFERRED STOCK).

Any RIGHTS held by an ACQUIRING PERSON (as defined below) are void and may not be exercised. The board of directors may exempt any person or group from being deemed an ACQUIRING PERSON (as defined below) if it determines, in its sole discretion, that such person’s or group’s attainment of 5-PERCENT SHAREHOLDER status has not jeopardized or endangered Citi’s utilization of the TAX BENEFITS.

Exercisability.    The RIGHTS are not exercisable until the earlier of (i) the close of business on the 10th business day after the date of the announcement that a person has become an ACQUIRING PERSON (as defined below) and (ii) the close of business on the 10th business day (or such later day as may be designated by the board of directors before any person has become an ACQUIRING PERSON (as defined below)) after the date of the commencement of a tender or exchange offer by any person which could, if consummated, result in such person becoming an ACQUIRING PERSON (as defined below). The date that the RIGHTS become exercisable is referred to as the DISTRIBUTION DATE.

Prior to the DISTRIBUTION DATE, the RIGHTS will be evidenced by the certificates for (or current ownership statements issued with respect to uncertificated shares in lieu of certificates for), and will be transferred with, Citi’s common stock, and the registered holders of Citi’s common stock will be deemed to be the registered holders of the RIGHTS. Prior to the DISTRIBUTION DATE, the RIGHTS are not severable from Citi common stock, have no independent voting or dividend rights associated with them and can be transferred only in connection with the transfer of the “attached” shares of Citi common stock. After the DISTRIBUTION DATE, the rights agent will mail separate certificates evidencing the RIGHTS to each record holder of Citi’s common stock as of the close of business on the DISTRIBUTION DATE, and thereafter the RIGHTS will be transferable separately from Citi’s common stock.

After any person has become an ACQUIRING PERSON (as defined below), each RIGHT (other than RIGHTS treated as beneficially owned under certain U.S. tax rules by the ACQUIRING PERSON) will generally entitle the holder to purchase for the PURCHASE PRICE a number of shares of SERIES R PREFERRED STOCK having a market value of twice the PURCHASE PRICE.

An ACQUIRING PERSON means, in general, any person or group that has become a “5-percent shareholder” of Citi, other than (A) Citi or any subsidiary or employee benefit plan or compensation arrangement of Citi; (B) the United States government; (C) certain existing 5-PERCENT SHAREHOLDERS (including certain persons who were 5-PERCENT SHAREHOLDERS following the exchange offers with Citi) so long as each such shareholder does not acquire more than a specified number of additional shares of Citi’s stock; (D) certain other “grandfathered persons” (as described in the PLAN), so long as such

“grandfathered persons” satisfy the applicable requirements in the PLAN; (E) any person or group that the board of directors determines, in its sole discretion, has inadvertently become a 5-PERCENT SHAREHOLDER (or inadvertently failed to continue to qualify as a “grandfathered person”), so long as such person or group promptly divests sufficient shares so as to no longer own 5 percent of Citi’s stock; (F) any person or group that has become a 5-PERCENT SHAREHOLDER (or failed to qualify as a “grandfathered person”) solely as a result of certain in-kind distributions, so long as such person or group satisfies the applicable requirements set forth in the PLAN; (G) any person or group that the board of directors determines, in its sole discretion, has not jeopardized or endangered Citi’s utilization of its TAX BENEFITS, so long as each such shareholder does not acquire any additional shares of Citi’s stock and so long as the board of directors does not, in its sole discretion, make a contrary determination; and (H) any person that acquires at least a majority of Citi’s common stock in connection with an offer to acquire 100 percent of Citi’s common stock then outstanding.

Exchange.    At any time after any person has become an ACQUIRING PERSON (but before any person becomes the beneficial owner of 50 percent or more of the outstanding shares of Citi’s common stock), the board of directors may generally exchange all or part of the RIGHTS (other than RIGHTS beneficially owned under certain U.S. tax rules by an ACQUIRING PERSON) for shares of SERIES R PREFERRED STOCK at an exchange ratio of one one-millionth of a share of SERIES R PREFERRED STOCK per RIGHT (subject to adjustment).

Redemption.    The board of directors may, at its option, redeem all, but not less than all, of the then outstanding RIGHTS at a redemption price of $0.00001 per RIGHT (the REDEMPTION PRICE) at any time prior to a DISTRIBUTION DATE. Immediately upon any redemption of the RIGHTS, the right to exercise the RIGHTS will terminate and the only right of the holders of RIGHTS is to receive the REDEMPTION PRICE for each RIGHT so held.

Expiration.    The RIGHTS will expire on June 10, 2012, unless earlier exchanged or redeemed.

Antidilution Provisions.    The PLAN includes antidilution provisions designed to maintain the effectiveness of the RIGHTS.

Amendments.    At any time prior to a DISTRIBUTION DATE, the PLAN may be amended in any respect unilaterally by Citi. At any time after the occurrence of a DISTRIBUTION DATE, the PLAN may be amended unilaterally by Citi in any respect that does not adversely affect RIGHTS holders (other than any ACQUIRING PERSON).

Because the PLAN protects the value of the deferred tax assets for the benefit of all stockholders, the board of directors recommends that you vote for ratification of the PLAN.

Proposal 7: Approval of the Reverse Stock Split Extension

Overview and History

On September 2, 2009, our stockholders approved by written consent a proposal to authorize (but not require) the board of directors to select and file one of several possible amendments to Citi’s restated certificate of incorporation to effect a reverse stock split of all issued and outstanding shares of our common stock at one of seven reverse stock split ratios, 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by the board in its sole discretion, and to effect a corresponding proportionate reduction in the total number of authorized shares of our common stock in connection with the reverse stock split (together, the REVERSE STOCK SPLIT). The board of directors was authorized by our stockholders to file such amendment, at the board’s sole discretion, at any time prior to June 30, 2010. To date, we have not effected such a REVERSE STOCK SPLIT.

Our board of directors proposes that our stockholders approve the REVERSE STOCK SPLIT within the same parameters previously approved by our stockholders, except that the board’s authorization to undertake such a REVERSE STOCK SPLIT, in the sole discretion of the board, will be extended from June 30, 2010 to June 30, 2011. We use the term REVERSE STOCK SPLIT EXTENSION to refer to the amendment to our restated certificate of incorporation (attached to this proxy statement as Annex D) which gives our board of directors authority to effect the REVERSE STOCK SPLIT through June 30, 2011, together with a proportionate reduction in the number of our authorized shares of common stock set forth in our restated certificate of incorporation (as described below).

On February 24, 2010, the board of directors adopted resolutions (1) declaring that an amendment to our restated certificate of incorporation to effect a REVERSE STOCK SPLIT, as described below and in substantially the form previously approved by our stockholders, at any time prior to June 30, 2011 was advisable and (2) directing that a proposal to approve the REVERSE STOCK SPLIT EXTENSION be submitted to the holders of our common stock for approval.

Description of the Reverse Stock Split Extension and the Reverse Stock Split

The form of the proposed amendment to Citi’s restated certificate of incorporation to effect the REVERSE STOCK SPLIT is attached to this proxy statement as Annex D and is in substantially the form of the certificate of amendment previously approved by our stockholders. If approved by our stockholders, the REVERSE STOCK SPLIT EXTENSION would extend from June 30, 2010 to June 30, 2011 the approval permitting (but not requiring) the board to effect a reverse stock split of our common stock at any time prior to June 30, 2011 at one of seven reverse split ratios, 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20, 1-for-25 or 1-for-30, as determined by the board in its sole discretion. We believe that leaving the ratio to the discretion of the board (provided that it is one of the seven proposed ratios) will provide Citi with the flexibility to implement the REVERSE STOCK SPLIT in a manner and at a time designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, the board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;
•	the number of shares of our common stock outstanding;
•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the REVERSE STOCK SPLIT on the trading market for our common stock;
•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
•	prevailing general market and economic conditions.

The board reserves its right to elect to abandon the REVERSE STOCK SPLIT, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the REVERSE STOCK SPLIT is no longer in the best interests of Citi and its stockholders.

Depending on the ratio for the REVERSE STOCK SPLIT determined by the board, two, five, ten, fifteen, twenty, twenty-five or thirty shares of existing common stock will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the board. The amendment to Citi’s restated certificate of incorporation that is filed to effect the REVERSE STOCK SPLIT, if any, will include only the reverse split ratio determined by the board to be in the best interests of stockholders and all of the other proposed amendments at different ratios will be abandoned.

If the REVERSE STOCK SPLIT is effected, we will also proportionately reduce the number of authorized shares of our common stock, as described below in “—Authorized Shares.” Accordingly, we are also proposing to extend, from June 30, 2010 to June 30, 2011, the board’s authorization to amend Citi’s restated certificate of incorporation to reduce the total number of authorized shares of common stock, depending on the reverse split ratio determined by the board. The amendment, if any, to Citi’s restated certificate of incorporation that is filed will include only the total number of authorized shares of common stock determined by the board to be in the best interests of stockholders and all of the other proposed amendments for different numbers of authorized shares will be abandoned. If the board abandons the REVERSE STOCK SPLIT, it will also abandon the related reduction in the number of authorized shares.

The REVERSE STOCK SPLIT would become effective upon the filing (the EFFECTIVE TIME) of a certificate of amendment to Citi’s restated certificate of incorporation with the Secretary of State of the State of Delaware. The exact timing of the filing of the REVERSE STOCK SPLIT will be determined by the board based on its evaluation as to when such action will be the most advantageous to Citi and its stockholders. If the REVERSE STOCK SPLIT EXTENSION is approved by our stockholders, our board would be authorized to effect the REVERSE STOCK SPLIT at any time prior to June 30, 2011; however, if the REVERSE STOCK SPLIT EXTENSION is not approved by our stockholders, our board would nevertheless remain authorized by the stockholder approval received on September 2, 2009, to effect the REVERSE STOCK SPLIT at any time prior to June 30, 2010.

In addition, the board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the REVERSE STOCK SPLIT if, at any time prior to filing the certificate of amendment, the board, in its sole discretion, determines that it is no longer in Citi’s best interests and the best interests of its stockholders to proceed with the REVERSE STOCK SPLIT. If a certificate of amendment effecting the REVERSE STOCK SPLIT has not been filed with the Secretary of State of the State of Delaware by the close of business on June 30, 2011 (if the REVERSE STOCK SPLIT EXTENSION is approved by the stockholders) or by the close of business on June 30, 2010 (if the REVERSE STOCK SPLIT EXTENSION is not approved by stockholders), the board will abandon the REVERSE STOCK SPLIT.

To avoid the existence of fractional shares of our common stock, stockholders of record who would otherwise hold fractional shares of our common stock as a result of the REVERSE STOCK SPLIT will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our agent. The total amount of cash that will be paid to holders of fractional shares following the REVERSE STOCK SPLIT will be an amount equal to the net proceeds (after customary brokerage commissions, other expenses and applicable withholding taxes) attributable to the sale of such fractional shares following the aggregation and sale by our agent of all fractional shares otherwise issuable. Holders of fractional shares as a result of the REVERSE STOCK SPLIT will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.

Background and Reasons for the Reverse Stock Split Extension and Reverse Stock Split

The board is submitting the REVERSE STOCK SPLIT EXTENSION to stockholders for approval for the same reasons the board submitted the REVERSE STOCK SPLIT to stockholders for approval in June 2009. The board believes that the REVERSE STOCK SPLIT, if implemented, would have the effect of increasing the price of our common stock to make our common stock more attractive to a broader range of institutional and other investors. In addition to increasing the price of our common stock, the REVERSE STOCK SPLIT would also reduce certain of our costs, such as proxy solicitation fees. Moreover, extending the authorization of the board to effect a REVERSE STOCK SPLIT from June 30, 2010 to June 30, 2011 would extend Citi’s flexibility to react to then-current market conditions and potentially improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock. Accordingly, for these and other reasons discussed below, we believe that stockholder approval of the REVERSE STOCK SPLIT EXTENSION is in Citi’s and our stockholders’ best interests.

We believe that the REVERSE STOCK SPLIT will extend the board’s flexibility to make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that stockholder approval of the REVERSE STOCK SPLIT EXTENSION will extend the board’s flexibility to make our common stock a more attractive and cost effective investment for many investors, which we believe will enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the REVERSE STOCK SPLIT is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the REVERSE STOCK SPLIT, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the REVERSE STOCK SPLIT or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a

REVERSE STOCK SPLIT will increase in proportion to the reduction in the number of shares of our common stock outstanding before the REVERSE STOCK SPLIT. Accordingly, the total market capitalization of our common stock after the REVERSE STOCK SPLIT may be lower than the total market capitalization before the REVERSE STOCK SPLIT.

In addition to increasing the price of our common stock, we believe that a REVERSE STOCK SPLIT will provide Citi and its stockholders with other benefits. Currently, the fees that we pay to list our shares on the NYSE are based on the number of shares we have outstanding. Also, the fees that we pay for custody and clearing services and the costs of our proxy solicitations are all based on or related to the number of shares being held or cleared, as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and taxes that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Shares of common stock issued and outstanding at the time that the REVERSE STOCK SPLIT is completed will be affected by the REVERSE STOCK SPLIT. The number of shares of common stock issued and outstanding (or reserved for issuance as of January 31, 2010) is approximately 31.32 billion.

Depending on the ratio for the REVERSE STOCK SPLIT determined by the board of directors, two, five, ten, fifteen, twenty, twenty-five or thirty shares of existing common stock will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the board. The table below shows the number of authorized and issued (or reserved for issuance as of January 31, 2010) shares of common stock that will result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Hypothetical reverse stock split ratio	Approximate number of shares of common stock outstanding plus shares of common stock reserved for issuance (as of January 31, 2010) following the Reverse Stock Split (millions of shares)
1 for 2	15,660
1 for 5	6,246
1 for 10	3,132
1 for 15	2,088
1 for 20	1,566
1 for 25	1,253
1 for 30	1,044

The actual number of shares outstanding after giving effect to the REVERSE STOCK SPLIT, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board.

If approved and effected, the REVERSE STOCK SPLIT will be realized simultaneously and in the same ratio for all of our common stock. The REVERSE STOCK SPLIT will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in Citi, except, that, as described below in “—Fractional Shares,” holders of common stock otherwise entitled to a fractional share as a result of the REVERSE STOCK SPLIT will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-REVERSE STOCK SPLIT holders of our common stock to the extent there are currently stockholders who would otherwise receive less than one share of common stock after the REVERSE STOCK SPLIT. In addition, the REVERSE STOCK SPLIT will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The REVERSE STOCK SPLIT may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the EFFECTIVE TIME, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon completion of the REVERSE STOCK SPLIT, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the REVERSE STOCK SPLIT for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the REVERSE STOCK SPLIT and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his/her bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book- entry form with the transfer agent, after the

EFFECTIVE TIME he/she will automatically receive any cash payment in lieu of fractional shares or other distributions, if any, that may be declared and payable to holders of record following completion of the REVERSE STOCK SPLIT.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the EFFECTIVE TIME. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the OLD CERTIFICATES) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of POST-REVERSE STOCK SPLIT common stock (the NEW CERTIFICATES). No NEW CERTIFICATES will be issued to a stockholder until such stockholder has surrendered all OLD CERTIFICATES, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its OLD CERTIFICATES. Stockholders will then receive a NEW CERTIFICATE(S) representing the number of whole shares of common stock that they are entitled as a result of the REVERSE STOCK SPLIT. Until surrendered, we will deem outstanding OLD CERTIFICATES held by stockholders to be cancelled and only to represent the number of whole shares of POST-REVERSE STOCK SPLIT common stock to which these stockholders are entitled. Any OLD CERTIFICATES submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for NEW CERTIFICATES. If an OLD CERTIFICATE has a restrictive legend, the NEW CERTIFICATE will be issued with the same restrictive legends that are on the back of the OLD CERTIFICATE(S). If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “—Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the REVERSE STOCK SPLIT. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the REVERSE STOCK SPLIT is not evenly divisible by the split ratio ultimately determined by the board will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our agent. Our agent will aggregate all fractional shares following the REVERSE STOCK SPLIT and sell them into the market. The total amount of cash that will be paid to holders of fractional shares following the REVERSE STOCK SPLIT will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Holders of fractional shares as a result of the REVERSE STOCK SPLIT will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.

If a stockholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the stockholder will receive a check as soon as practicable after the EFFECTIVE TIME and after the stockholder has submitted an executed transmittal letter and surrendered all OLD CERTIFICATES, as described above in “—Holders of Certificated Shares of Common Stock.” If a stockholder holds shares of our common stock with a bank, broker, custodian or other nominee, the stockholder should contact his/her bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by his/her bank, broker, custodian or other nominee. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the EFFECTIVE TIME and the date payment is received and any such payments will be subject to applicable withholding taxes.

Authorized Shares

If and when the board elects to effect the REVERSE STOCK SPLIT, we will also reduce the number of authorized shares of common stock in proportion to the reverse stock split ratio. The reduction in the number of authorized shares would be effected by the filing of the certificate of amendment to our restated certificate of incorporation, as discussed above. The table below shows the number to which authorized shares of common stock will be reduced resulting from the listed hypothetical reverse stock split ratios indicated below:

Hypothetical reverse stock split ratio	Number of authorized shares of common stock following the reverse stock split (millions of shares)
1 for 2	30,000
1 for 5	12,000
1 for 10	6,000
1 for 15	4,000
1 for 20	3,000
1 for 25	2,400
1 for 30	2,000

The actual number of authorized shares after giving effect to the REVERSE STOCK SPLIT, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board of directors.

As a result of the reduction in authorized shares of common stock, the same proportion of authorized but unissued shares to shares authorized and issued (or reserved for issuance) would be maintained if the board of directors elects to effect the REVERSE STOCK SPLIT. The table below shows the total number of authorized but unissued (and unreserved) shares of common stock that is expected to result from the capital reduction resulting from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Hypothetical reverse stock split ratio	Approximate number of authorized but unissued (and unreserved) shares of common stock following the reverse stock split (millions of shares)
1 for 2	14,340
1 for 5	5,736
1 for 10	2,868
1 for 15	1,912
1 for 20	1,434
1 for 25	1,147
1 for 30	956

The actual number of authorized but unissued shares of common stock after giving effect to the REVERSE STOCK SPLIT, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board of directors. If the REVERSE STOCK SPLIT is abandoned by the board, we will also abandon the reduction in the number of authorized shares.

Effect of the Reverse Stock Split on Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the REVERSE STOCK SPLIT as was the case immediately preceding the REVERSE STOCK SPLIT. The number of shares deliverable upon settlement or vesting of restricted and deferred stock awards and units will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio determined by the board, as will the number of any shares remaining available for grant under Citi’s 2009 Stock Incentive Plan at the time of the split.

Accounting Matters

The proposed amendments to our restated certificate of incorporation will not affect the par value of our common stock per share, which will remain at $0.01. As a result, as of the EFFECTIVE TIME, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding. Basic earnings per share data will be retroactively adjusted for the changes for all periods presented, with disclosure of such action in the year of change.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the REVERSE STOCK SPLIT to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of February 26, 2010. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the REVERSE STOCK SPLIT.

Each stockholder should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the REVERSE STOCK SPLIT.

U.S. Holders

The REVERSE STOCK SPLIT should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the REVERSE

STOCK SPLIT. Accordingly, the aggregate tax basis in the common stock received pursuant to the REVERSE STOCK SPLIT should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the REVERSE STOCK SPLIT should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the EFFECTIVE TIME. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (IRS) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the REVERSE STOCK SPLIT in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock who is a foreign corporation or a non-resident alien individual.

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the REVERSE STOCK SPLIT. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the REVERSE STOCK SPLIT and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

U.S. Information Reporting and Backup Withholding Tax.    In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the REVERSE STOCK SPLIT if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

No Appraisal Rights

Under Delaware law and Citi’s restated certificate of incorporation, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the REVERSE STOCK SPLIT.

Required Vote and Recommendation

Under Delaware law and Citi’s restated certificate of incorporation, the affirmative vote of holders of a majority of the shares of common stock outstanding as of the record date is required to approve the REVERSE STOCK SPLIT EXTENSION.

The board recommends that you vote in favor of the Reverse Stock Split Extension.

Stockholder Proposals

Citi makes every effort to be responsive to concerns expressed by our stockholders by engaging in dialogues, participating in issuer/investor working groups and adopting policies or initiatives responsive to stockholder concerns when we felt it was in the best interests of all stockholders. This year Citi met with several proponents regarding such issues as compensation consultants and the company’s response to new credit card regulations, among others, and through meaningful dialogue, the sharing of information and/or additional disclosure, we were able to address the concerns raised and come to a mutually satisfactory resolution. We were particularly satisfied with the results of our discussions with the Connecticut Retirement Plans & Trust Funds who had submitted a proposal regarding the use of compensation consultants. Our dialogue over the past two years allowed us to understand and address their concerns. Because the personnel and compensation committee retained the services of a single independent compensation consultant and did not retain any other compensation consultant, the Connecticut Retirement Plans & Trust Funds was satisfied with our practices and withdrew their proposal. We encourage our stockholders to communicate with management and the board of directors. Any stockholder wishing to communicate with management, the board of directors or an individual director should send a request to the Corporate Secretary as described on page 15 in this proxy statement.

Proposal 8

Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, owner of 3,260 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: “That the stockholders of Citigroup assembled in Annual Meeting in person and by proxy, hereby recommend that the corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

“(a) The handing of contribution cards of a single party to an employee by a supervisor.

“(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

“(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee, or candidate.

“(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

“(e) Placing a preponderance of contribution cards of one party at mail station locations.”

REASONS: “The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Citigroup).” “And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.”

“If you AGREE, please mark your proxy FOR this resolution.”

MANAGEMENT COMMENT

The Board of Directors recommends a vote against this proposal. Federal and state regulations, along with Citi’s own policies and procedures, adequately address the issues raised by the proposal. Adoption of the proposal is not in the best interests of Citi or its stockholders.

Citi, like all U.S. corporations, is subject to federal and state laws and regulations that govern corporate participation in political activity. These laws and regulations prohibit most of the practices identified in the stockholder proposal, and Citi does not engage in or endorse any such prohibited practices. As permitted by federal law, Citi sponsors a political action committee, or PAC, which is supported by voluntary contributions from employees and which is not affiliated with any party or candidate. Because Citi already adopted a Political Contributions and Lobbying Statement that is posted on our website, which supports a nonpartisan atmosphere and addresses the specific concerns raised by this proposal, adoption of the proposal would not enhance Citi’s existing commitment to nonpartisan political activities.

Finally, the proposal’s requirement that Citi state on a quarterly basis that it doesn’t engage in the listed practices would be administratively burdensome and would not provide any meaningful information to our stockholders.

Because of existing legal requirements and Citi policies, the board recommends that you vote against this proposal 8.

Proposal 9

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 414 East 12th Street, 12th Floor, City Hall, Kansas City, MO 64106, beneficial owner of 100 shares and Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803-0900, beneficial owner of 56,928 shares have submitted the following proposal for consideration at the annual meeting:

RESOLVED, that the shareholders of Citigroup (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Citigroup, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Citigroup contributed at least $8.5 million in corporate funds since the 2002 election cycle. (CQ’s

PoliticalMoneyLine: http://moneyline.cq.com/pm1/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

MANAGEMENT COMMENT

In early 2007, Citi’s board of directors adopted the Political Contributions and Lobbying Statement, which is posted on our website, that renders the proposal unnecessary. We disclose to our shareholders and the public a list of all corporate political contributions as well as contributions made by Citi’s Political Action Committee (PAC). This list, which is updated and posted on our website annually, in order to promote transparency and accountability, can be found at www.citigroup.com/citigroup/corporategovernance.

In addition, Citi complies with disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. Citi’s approach to, and the rationale for, making political contributions is stated in Citi’s Political

Contributions and Lobbying Statement. Citi believes it has a responsibility to its clients, stockholders, and employees to be engaged in the political process to both protect and promote our shared interests.

Corporate political contributions are prohibited at the federal level. Political contributions to federal candidates, political party committees, and political action committees are made by Citi’s PAC, which is not funded by corporate funds but from the personal funds of employees given voluntarily. Such contributions by the PAC are reported in filings with the Federal Election Commission and are available on our website.

Citi, is of course, a member of a number of trade associations. Trade associations, like corporations,

are prohibited from making political contributions to federal candidates and political party committees. Therefore, although Citi pays membership dues to trade associations, Citi’s payments are not used to make political contributions to federal candidates or officeholders. Additionally, because these associations operate as separate entities apart from their members and take a wide variety of positions on a number of matters, not all of which Citi supports, disclosure of Citi’s payments to these associations would not provide stockholders with a greater understanding of Citi’s strategies or philosophies about its political contributions.

By its adoption of the Citi Political Contributions and Lobbying Statement, Citi has complied in all material respects with this proposal, rendering the proposal unnecessary.

Because Citi has a Political Contributions and Lobbying Statement pursuant to which we post on our website a list of all corporate political contributions and contributions made by Citi’s Political Action Committee, this proposal is unnecessary and the board recommends that you vote against this proposal 9.

Proposal 10

The Sisters of Charity of St. Elizabeth, P.O. Box, 476, Convent Station, NJ 07961-0476, beneficial owner of 300 shares; Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, PA 19014, beneficial owner of 21,072 shares; Benedictine Sisters of Mount St. Scholastica, 801 S. 8th Street, Atchison, KS 66002, beneficial owner of 3,258 shares; Benedictine Sisters of Borne, TX, 285 Oblate Drive, San Antonio, TX 78216, beneficial owner of 900 shares; Maryknoll Fathers and Brothers, P.O. Box 305, Maryknoll, New York 10545-0305, beneficial owner of 58 shares; Sisters of St. Joseph of Carondelet, 11999 Chalon Road, Los Angeles, CA 90049-1524, beneficial owner of 251 shares; Sisters of Charity of the Incarnate Word, 4503 Broadway, San Antonio, TX 78209-6297, beneficial owner of 37,300 shares; Convent Academy of the Incarnate Word, 2930 South Alameda, Corpus Christi, TX 78404-2798, beneficial owner of 70 shares; Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Ave., Montclair, NJ 07042, beneficial owner of 38 shares; Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington D.C. 20017, beneficial owner of 100 shares; The Marianists Province of the United States, 144 Beach 111th Street, Rockaway Park, NY 11694, beneficial owner of 530 shares; and Maryknoll Sisters of St. Dominic, Inc., P.O. Box 311, Maryknoll, NY

10545- 0311, beneficial owner of 100 shares, have submitted the following proposal for consideration at the annual meeting:

Whereas the recent financial crisis has resulted in the destruction of trillions of dollars of wealth and untold suffering and hardship across the world;

Whereas taxpayers in the United States have been forced to extend hundreds of billions of dollars in assistance and guarantees to financial institutions and corporations over the past 18 months;

Whereas leading up to the financial crisis, assets of the largest financial institutions were leveraged at the rate of over 30 to 1;

Whereas very high degrees of leverage in derivatives transactions contributed to the timing and severity of the financial crisis;

Whereas concerns have arisen about the practice of rehypothecation: the ability of derivatives dealers to redeploy cash collateral that gets posted by one of its trading partners. “In the Lehman Brothers bankruptcy, one of the biggest unresolved issues is tracking down collateral Lehman took in as guarantees on derivatives trades and then used as collateral for its own transactions.” (Matthew Goldstein, Reuter’s blog, August 27, 2009)

Whereas the financial system was brought to the brink of collapse by the absence of a system and structure to monitor counterparty risk;

Whereas numerous experts and the U.S. Treasury Department have called for the appropriate capitalization and collateralization of derivative transactions;

Whereas Nobel economist Robert Engel wrote that “inadequately capitalized positions might still build up in derivatives such as collateralized debt obligations and collateralized loan obligations that continue to trade in opaque OTC markets. And this means continued systemic risk to the economy.” (Wall St. Journal, May 19, 2009)

Whereas multilateral trading at derivatives exchanges or comparable trading facilities allows a wider variety of users, including non-financial businesses, to enter into trades at better prices and reduced costs

Be it resolved that the Board of Directors report to shareholders (at reasonable cost and omitting proprietary information) by December 1, 2010, the firm’s policy concerning the use of initial and variance margin (collateral) on all over the counter derivatives trades and its procedures to ensure that the collateral is maintained in segregated accounts and is not rehypothecated;

SUPPORTING STATEMENT

For many years, the proponents have been concerned about the long-term consequences of irresponsible risk in investment products and have expressed these concerns to the company. We applaud the steps that have been implemented to establish a clearinghouse for over the counter derivatives. We believe that the report requested in this proposal will offer information needed to accurately assess our company’s sustainability and overall risk, in order to avoid future financial crises.

MANAGEMENT COMMENT

Citi has in place appropriate policies and procedures regarding margin collateral for over the counter derivative trading. Citi has consistently provided detailed disclosure regarding its derivatives trading activities in its public filings. This information can be found in Citi’s 2009 Annual Report on Form 10-K, in the section entitled “Derivatives.” The 10-K discloses the notional and mark-to-market receivables payable under the company’s derivatives exposures and provides information regarding the fair valuation adjustments for derivatives and derivative obligor information by business segments. On page 100 of the 10-K, disclosure is provided regarding collateral and management of counterparty risk which demonstrates that Citi’s management of collateral for derivatives transactions is adequate and effective.

There is no regulatory requirement to produce a report regarding the “use of initial and variance margin (collateral).” Decisions to prepare or not prepare such a report must take into account the allocation of funds and resources that would need to be devoted to such efforts. Citi, in compliance with regulatory requirements, already discloses information regarding its derivatives trading activities. Further disclosure of the type requested in the proposal would not, in the company’s opinion, be appropriate.

Because Citi has in place policies and procedures regulating the amount of collateral required in over-the-counter derivative trading, and given the disclosure in the 10-K regarding derivatives, the board recommends a vote against this proposal 10.

Proposal 11

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, beneficial owner of 5,850 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board in maintaining its current power to call a special meeting.

This proposal topic won more than 46%-support at our 2009 annual meeting. Proposals often win higher votes on subsequent submissions. This proposal topic won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent research firm rated our company “F” with “High Governance Risk.”

Our directors Anne Mulcahy and Robert Ryan each held a total of 4 director seats each — over-extension concern. Michael Armstrong had 20-years director tenure — independence concern. Richard Parsons was a “Flagged (Problem) Director” according to The Corporate Library because he was the chairperson of the committee that set executive compensation at Citigroup, a committee with a track record of overcompensation under his leadership. This was compounded by Mr. Parsons’s also holding a seat on our key Nomination Committee.

We had no shareholder right to cumulative voting or act by written consent. Proposals to address these topics have received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings

Yes on 11.

MANAGEMENT COMMENT

In 2006, the proponent submitted a proposal requesting that the board amend Citi’s by-laws “to give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.” In 2007, Citi’s board of directors adopted an amendment to Citi’s by-laws to give stockholders that own at least 25% of the outstanding shares of the company’s common stock the right to call a special meeting.

The 2007 amendment to Citi’s by-laws met the essential objective of the proposal by giving stockholders the ability to call special meetings. The proponent’s modification of the numerical percentage of stock necessary for stockholders to call a special meeting is the only difference between the new proposal and the provisions of the by-laws.

Holding a special meeting of our stockholders would be a costly undertaking, involve substantial planning, and require us to commit significant resources and attention to the legal and logistical elements of such a meeting. Moreover, lowering the percentage to 10% would permit one or a few stockholders who own a smaller percentage of

Citi’s common stock to call a special meeting that may serve their narrow purposes rather than those of the majority of our stockholders. The decision to call a special meeting of stockholders should remain at the 25% ownership level, which is an appropriate threshold for a company of Citi’s size. Most large companies that have special meeting by-law provisions, set the threshold at 25% or higher.

The proposal also seeks to ensure that by-law provisions on special meetings not contain “any exception or exclusion conditions (to the fullest extent permitted by state law)” that apply only to stockholders but not to management or the board. Citi’s by-law provisions do not contain any such exception or exclusions.

The special meeting provisions contained in Citi’s by-laws already satisfy the request contained in the proposal to allow stockholders to call special meetings. Citi has complied in all material respects with the essential objective of the proposal by assuring that stockholders have the right to call a special meeting.

Because Citi has adopted by-law amendment granting stockholders the right to call a special meeting, the proposal is unnecessary and the board recommends that you vote against this proposal 11.

Proposal 12

American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, DC 20006, beneficial owner of 9,864 shares, has submitted the following proposal for consideration at the annual meeting:

Resolved, The shareholders of Citigroup Inc. (the “Company”) urge the Board of Directors (the “Board”) to adopt a policy requiring senior executives to retain 75% of all equity-based compensation for at least two years following their departure from the Company, through retirement or otherwise, and to report to shareholders regarding this policy before the Company’s 2011 annual meeting. The policy should prohibit hedging transactions that are not sales but offset the risk of loss to the executive. This proposal shall cover only compensation awards under a new equity plan or a compensation agreement with executives.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at our Company. Because our Company is among those that received the largest taxpayer assistance under the Treasury Department’s Troubled Asset Relief Program (“TARP”), compensation for senior executives must comply with the Treasury Special Master Kenneth Feinberg’s decisions for our senior executives.

In our view, requiring senior executives to hold a significant portion of the shares received through compensation plans after they depart from the Company forces them to focus on the Company’s long-term success and better align their interests with that of shareholders. The absence of such a requirement can allow senior executives to walk away without facing the consequences of actions aimed at generating short-term financial results. We believe that the current financial crisis has made it imperative for companies to reshape compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

The Aspen Principles, endorsed by the largest business groups including The Business Roundtable and the U.S. Chamber of Commerce, as well as the Council of Institutional Investors and the AFL-CIO, urge that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

A 2002 report by a commission of The Conference Board endorsed the idea of equity holding requirements for executives, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

Mr. Feinberg’s compensation decisions require that the majority of base salary be in the form of Company stock that can only be redeemed in three equal installments, beginning on the second anniversary of the grant, or earlier if Citigroup repays its TARP obligations. And long-term incentive awards in the form of restricted stock may only be redeemed in 25% installments for each 25% of our Company’s TARP obligations that are repaid.

In addition to these TARP executive compensation requirements, we believe that senior executives should be required to hold equity awards for at least two years after their departure to ensure they share in both the upside and downside risk of their actions while at the Company.

We urge shareholders to vote FOR this proposal.

MANAGEMENT COMMENT

Citi has a highly restrictive stock ownership commitment, requiring the board and the most senior executives to hold 75% of the net shares delivered to them pursuant to awards granted under Citi’s equity programs, subject to the provisions contained in the commitment. Members of the senior leadership committee must hold 50% of the net shares delivered to them.

As part of its compensation program, Citi ordinarily awards restricted or deferred stock to employees as part of their annual bonus compensation. Restricted and deferred stock awards generally vest over a four-year period and, for the most senior executives, are subject to the holding requirements of the stock ownership commitment. Because members of the senior leadership committee and the most senior executives receive a large portion of their incentive compensation in the form of restricted or deferred stock, and have to hold 50-75% of that stock during their tenure at Citi, Citi’s most senior executives hold a significant proportion of their net worth in Citi stock creating a strong alignment between the interests of these executives and those of Citi’s long-term stockholders. Pursuant to arrangements approved by the Office of the Special Master for TARP Executive Compensation, certain senior executives received a portion of their 2009 compensation in salary stock that was immediately vested but subject to a sale restriction. Shares subject to the sale restriction may be sold or transferred in 36 monthly installments beginning on January 20, 2011, provided that if Citi repays any of its obligations under the Troubled Asset Relief Program, or TARP, the transfer dates will be accelerated.

Requiring Citi’s executives to continue to hold shares for 2 years following their departure from Citi is unnecessary because there are compensating controls in place to prevent the types of behavior the proposal is designed to address. Post-departure holding periods are designed in part to prevent executives from taking actions that would cause the price of a company’s stock to rise as they depart in order for them to be able to sell their holdings at a high price before the behavior of the executive is discovered and corrected.

For executives who meet certain age and service requirements, unvested shares continue to vest following their departure from Citi on the original vesting schedule. Accordingly, for at least three years following their departure, Citi’s executives continue to have shares vest, providing a strong interest in long-term performance of the stock. It would not be in their interest to artificially drive up the share price for the short term to sell their shares immediately following their departure, because for the period of time following their departure they would still have shares that they could not sell at the artificially high price because they would not yet have vested.

The holding period urged by the proponent is designed to ensure that executives have a long-term financial interest in the decisions they make. Citi policies already ensure that this is the case. Citi’s stringent stock ownership commitment serves to align senior management’s interests with those of its stockholders. In addition, as noted above, executives typically have unvested stock that will only become salable after a three-year holding period. Finally, Citi has “clawback” policies under which Citi can recoup executive compensation that over time proves to be based on inaccurate or other information.

We believe that the concerns raised by this proposal have been addressed by the current design of Citi’s equity compensation programs and that adoption of the proposal is unnecessary and unduly restrictive.

Because Citi has a stringent stock ownership commitment in place as well as compensating controls in the form of a “clawback” and multi-year vesting periods on restricted stock that would address the concerns raised by the proposal, the board recommends a vote against this proposal 12.

Proposal 13

American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington DC 20036, beneficial owner of 81,839 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED, that pursuant to section 109 of the Delaware General Corporation Law, stockholders of Citigroup hereby amend the Bylaws to add the following Section 6 to Article IV:

“The board of directors shall, consistent with its fiduciary duties, cause the corporation to reimburse a stockholder or a group of stockholders (together, the “Nominator”) for reasonable expenses (“Expenses”) incurred in connection with nominating one or more candidates in a contested election of directors to the corporation’s board of directors; including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses, so long as (a) the election of fewer than 50% of the directors to be elected is contested in the election, (b) one or more candidates nominated by the Nominator are elected to the corporation’s board of directors, (c) stockholders are not permitted to cumulate their votes for directors, and (d) the election occurred, and the Expenses were incurred, after this bylaw’s adoption. The amount paid to a Nominator under this bylaw in respect of a contested election shall not exceed the amount expended by the corporation in connection with such election.”

SUPPORTING STATEMENT

In our opinion, the power of stockholders to elect directors is the most important mechanism for ensuring that corporations are managed in stockholders’ interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies. Harvard Law School professor Luican Bebchuck has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called “short slates”—slates of director candidates that would not comprise a majority of the board, if elected—contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) The proposed bylaw would provide reimbursement for reasonable expenses incurred in successful short slate efforts—but not contests aimed at changing control by ousting a majority or more of the board—with success defined as the election of at least one member of the short slate.

The bylaw would also cap reimbursable expenses at the amount expended by the company on the contested election. We believe that the amount spent by a dissident stockholder or group will rarely exceed the amount spent by the company, but the cap ensures that the availability of reimbursement does not create an incentive for wasteful spending.

We urge stockholders to vote for this proposal.

MANAGEMENT COMMENT

In 2009, the SEC proposed changes to the federal proxy rules to permit certain stockholders broader access to company proxy materials for the purpose of nominating independent directors. Stockholders currently have the right to nominate director candidates to run against the company’s nominees but do not have the right to use the company proxy materials for that purpose. Since proxy access is under consideration at the SEC and its adoption would render the proposal unnecessary, adoption of the proposal is premature and may ultimately be rendered superfluous.

In addition, the proposal encourages proxy contests and would require all of Citi’s shareholders to bear the expense of any stockholder who seeks to elect candidates of its own choosing to the board. Individual stockholders are not bound by the fiduciary duties that require directors to nominate director candidates who will serve all of Citi’s stockholders and pursue Citi’s best interests. Individual stockholders may pursue their own business or personal interests and are free to nominate director candidates without regard to whether those candidates are committed to the long-term best interests of other stockholders. Hence, adoption of the proposal could require Citi to fund a proxy contest even where those instigating the contest are seeking to advance a special cause or to gain a voice on the board to advocate the goals of a particular constituency.

Proxy contests can lead to a balkanized board of directors where competing factions make it difficult for a company to pursue a successful and consistent business strategy. The best results for stockholders are obtained when directors act together constructively and collegially to create shareholder value.

Fostering proxy contests may deter capable men and women from agreeing to join the board. Through its nomination and governance committee, the board is regularly engaged in considering persons suggested by stockholders and others as potential directors. Most highly qualified people have significant demands on their time that limit the number of directorships they are willing or able to accept. Some attractive director candidates would not be interested in standing for election to the board if they believe that the nominating process will give rise to a proxy contest. Hence, adoption of the proposal could impair Citi’s ability to attract accomplished candidates to serve it as directors.

Since proxy access is under consideration at the SEC and its adoption would render the proposal unnecessary, or perhaps put it in conflict or at variance with whatever the SEC decides, the adoption of the proposal is premature; therefore the board recommends that you vote against this proposal 13.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citi at the address on the cover of this proxy statement. The proposal must be received no later than November 15, 2010.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Citi in writing of the information required by the provisions of Citi’s by-laws dealing with stockholder proposals. The notice must be delivered to Citi’s Corporate Secretary between December 24, 2010 and January 23, 2011. You can obtain a copy of Citi’s by-laws by writing to the Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

Citi pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citi may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Citi will be specially compensated for these activities. Citi also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Citi has retained Morrow & Co. Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $25,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2010 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citi’s officers and directors, and persons who own more than ten percent of a registered class of Citi’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citi with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons,

Citi believes that, during 2009, each of its officers and directors complied with all such filing requirements, with the exception of the inadvertent late filing of a Form 4 report with respect to John M. Deutch concerning shares purchased by his wife in 2006. Mr. Deutch’s Form 4, which should have been filed with the SEC no later than January 20, 2006, was filed on December 21, 2009.

ANNEX A

CITIGROUP INC.

CORPORATE GOVERNANCE GUIDELINES

As of January 20, 2010

Corporate Governance Mission

Citigroup Inc. (the “Company”) aspires to the highest standards of corporate governance and ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to consider the interests of its diverse constituencies around the world, including its customers, employees, suppliers and local communities. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, which should be in the range of 13 to 19, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. Candidates for the Board are recommended to the Board of Directors by the Nomination and Governance Committee in accordance with the qualifications approved by the Board and set forth below, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the stockholders at each Annual Meeting by majority vote (other than in contested elections), to serve for a one-year term, which expires on the date of the next Annual Meeting. Between Annual Meetings, the Board may elect additional Directors to serve until the next Annual Meeting. The Nomination and Governance Committee nominates annually one of the members of the Board to serve as Chairman of the Board.

Confidential Voting Policy

It is the Company’s policy that every stockholder shall have the right to require the Company to keep his or her vote confidential, whether submitted by proxy, ballot, internet voting, telephone voting or otherwise. If a stockholder elects, in connection with any decision to be voted on by stockholders at any Annual or Special Meeting, to keep his or her vote confidential, such vote shall be kept permanently confidential and shall not be disclosed to the Company, to its affiliates, Directors, officers and employees or to any third parties except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. Employee stockholders in the Citigroup Common Stock Fund under the 401(k) plan or one of the Company’s retirement, savings or employee stock ownership plans already enjoy confidential treatment as required by law and, without the need for any action on their parts, will continue to vote their shares confidentially.

Director Independence

At least two-thirds of the members of the Board should be independent. The Board has adopted the Director Independence Standards set forth in the attached Exhibit “A” to assist the Board in making the independence determination. The Director Independence Standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules and all other applicable laws, rules and regulations regarding director independence in effect from time to time. A Director shall qualify as independent for purposes of service on the Board of the Company and its Committees if the Board has determined that the Director has no material relationship with the Company, as defined in the Director Independence Standards.

Qualifications for Director Candidates

One of the of the Board’s most important responsibilities is identifying, evaluating and selecting candidates for the Board of Directors. The Nomination and Governance Committee reviews the qualifications of potential director candidates and makes recommendations to the whole Board. The factors considered by the Committee and the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

•

Whether the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer, Chief Operating Officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale.

•

Whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

•

Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•

Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

Application of these factors involves the exercise of judgment by the Board.

Lead Director

Unless the Chairman of the Board is an independent Director, the Board shall appoint a Lead Director whose responsibilities shall include: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) serving as liaison between the Executive Chairman and the independent Directors; (iii) approving information sent to the Board; (iv) approving meeting agendas for the Board; (v) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent Directors; and (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

Any Lead Director appointed by the Board must satisfy the Director Independence Standards set forth in Exhibit A and the rules of the New York Stock Exchange.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Nomination and Governance Committee, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Members of the Audit Committee may not serve on more than three public company audit committees, including the Audit Committee of the Company.

Interlocking Directorates

No inside Director or Executive Officer of Citigroup shall serve as a director of a company where a Citigroup outside Director is an Executive Officer.

Stock Ownership Commitment

The Board and certain senior executives of the Company are subject to a Stock Ownership Commitment (“SOC”), which requires these individuals to maintain a minimum ownership level of Citigroup stock. The Board may revise the terms of the SOC from time to time to reflect legal and business developments warranting a change. The terms of the current SOC will be reported in the proxy statement for the Company’s Annual Meeting. Exceptions to the SOC may include estate-planning transactions and certain other circumstances.

Retirement from the Board/Term Limits

Directors may serve on the Board until the Annual Meeting of the Company next following their 72nd birthday, and may not be reelected after reaching age 72, unless this requirement has been waived by the Board for a valid reason. The Company has not adopted term limits for Directors.

Change in Status or Responsibilities

If a Director has a substantial change in professional responsibilities, occupation or business association he or she should notify the Nomination and Governance Committee and offer his or her resignation from the Board. The Nomination and Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board.

If a Director assumes a significant role in a not-for-profit entity he or she should notify the Nomination and Governance Committee.

Board Committees

The standing committees of the Board are the Audit Committee, the Personnel and Compensation Committee, the Nomination and Governance Committee, the Public Affairs Committee and the Risk Management and Finance Committee. All members of the Audit Committee, the Personnel and Compensation Committee and the Nomination and Governance Committee shall meet the independence criteria, as determined by the Board, set forth in the NYSE corporate governance rules, and all other applicable laws, rules or regulations regarding director independence. Committee members shall be appointed by the Board upon recommendation of the Nomination and Governance Committee, after consultation with the individual Directors. Committee chairs and members shall be rotated at the recommendation of the Nomination and Governance Committee.

Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year, each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent Director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The Nomination and Governance Committee has the authority of an executive committee of the Board of Directors under Delaware law.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of senior management of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Evaluation of Board Performance

The Nomination and Governance Committee shall conduct an annual review of Board performance, in accordance with guidelines recommended by the Committee and approved by the Board. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each outside Director’s qualification as independent under the NYSE corporate governance rules and all other applicable laws, rules and regulations regarding director independence; consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board; and such other factors as may be determined by the Committee to be appropriate for review. Each of the standing committees shall conduct an annual evaluation of its own performance as provided in its charter. The results of the Board and committee evaluations shall be summarized and presented to the Board.

Attendance at Meetings

Directors are expected to attend the Company’s Annual Meeting of Stockholders, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman should establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and, together with the Lead Director, shall establish the agenda for each Board meeting. Any Board member may suggest items for inclusion on the agenda or may raise subjects that are not on the agenda for that meeting.

Executive Sessions

The non-management Directors shall meet in executive session at each regularly scheduled Board meeting, and the independent Directors shall meet in executive session at least once during each calendar year. The Chairman shall preside at these executive sessions, unless he or she is an Executive Chairman, in which case the Lead Director or, if the Company does not have a Lead Director, an independent Director shall preside.

Annual Strategic Review

The Board shall review the Company’s long-term strategic plans and the principal issues that it expects the Company may face in the future during at least one Board meeting each year.

Communications

The Board believes that senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, at the request of the Board or senior management.

Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the Chairman or the non-management directors as a group, may do so by addressing their correspondence to the board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The board of directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Director Access to Senior Management

Directors shall have full and free access to senior management. Directors are requested to arrange such meetings through the Corporate Secretary. The Board welcomes regular attendance at each Board meeting by senior management of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Nomination and Governance Committee. The Nomination and Governance Committee shall conduct an annual review of director compensation. Directors who are employees of the Company shall not receive any compensation for their services as Directors. Directors who are not employees of the Company may not enter into any consulting arrangements with the Company without the prior approval of the Nomination and Governance Committee. Directors who serve on the Audit Committee shall not directly or indirectly provide or receive compensation for providing accounting, consulting, legal, investment banking or financial advisory services to the Company.

Charitable Contributions

If a Director, or an Immediate Family Member of a Director (see page A-12 for definition) who shares the Director’s household, serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Company and/or the Citi Foundation, such contributions will be reported to the Nomination and Governance Committee at least annually.

In addition, the Company shall disclose in its proxy statement whether the aggregate contributions of the Company and the Citi Foundation to any Charitable Organization in which any independent Director serves as an executive officer exceed the greater of $1 million or 2% of such Charitable Organization’s consolidated gross revenue for any single fiscal year within the preceding three years.

Director Orientation and Continuing Education

The Company shall provide an orientation program for new Directors which shall include presentations by senior management on the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and Executive Officers and its internal and independent auditors. The orientation program may also include visits to certain of the Company’s significant facilities, to the extent practical. The Company shall also make available continuing education programs for all members of the Board. All Directors are invited to participate in the orientation and continuing education programs.

Chairman and CEO Performance

The Personnel and Compensation Committee shall conduct an annual review of the CEO’s performance, as set forth in its charter. The Board of Directors shall review the Personnel and Compensation Committee’s report in order to ensure that the CEO is providing the best leadership for the Company in the long and short term.

Succession Planning

The Nomination and Governance Committee shall make an annual report to the Board on succession planning. The entire Board shall work with the Nomination and Governance Committee to evaluate potential successors to the CEO. The CEO shall meet periodically with the Nomination and Governance Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Conduct and Code of Ethics for Financial Professionals

The Company has adopted a Code of Conduct and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Company’s business operations. The Code of Conduct applies to all employees of the Company and its subsidiaries, as well as to Directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Company and its interests. In addition, the Company has adopted a Code of Ethics for Financial Professionals, which applies to the principal executive officers of the Company and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. The Nomination and Governance Committee shall receive reports regarding compliance with the Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines.

Recoupment of Unearned Compensation

If the Board learns of any misconduct by an Executive Officer that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The Board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an Executive Officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the Executive Officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board could dismiss the Executive Officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Citigroup as may fit the facts surrounding the particular case. The Board may, in determining the appropriate punishment factor take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

For the purposes of this Guideline, “Executive Officer” means any officer who has been designated an executive officer by the Board.

Insider Transactions

The Company does not generally purchase Company common stock from employees (except in connection with the routine administration of employee stock option and other equity compensation programs). Directors and Executive Officers may not trade shares of Company common stock during an administrative “blackout” period affecting the Company’s 401(k) plan or pension plan pursuant to which a majority of the Company’s employees are restricted from trading shares of Company common stock or transferring funds into or out of the Company common stock fund, subject to any legal or regulatory restrictions and the terms of the Company’s Personal Trading Policy.

Stock Options

The Company prohibits the repricing of stock options. All new equity compensation plans and material revisions to such plans shall be submitted to stockholders for approval.

Financial Services

To the extent ordinary course services, including brokerage services, banking services, loans, insurance services and other financial services, provided by the Company to any Director or Immediate Family Member of a Director, are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Company, or by law or regulation, such services shall be provided on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates.

Personal Loans

Personal loans may be made or maintained by the Company to a Director or an Executive Officer (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934), or an Immediate Family Member who shares such person’s household, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Investments/Transactions

All Related Party Transactions (see page A-12 for definition) shall comply with the procedures outlined in the Company’s Policy on Related Party Transactions. Transactions (i) involving a Director (or an Immediate Family Member of a Director) or, (ii) if equal to or in excess of $50 million and involving an Executive Officer (or an Immediate Family Member of an Executive Officer) shall require the approval of the Nomination and Governance Committee of the Board. Transactions involving an Executive Officer (or an Immediate Family Member of an Executive Officer) valued at less than $50 million shall require the approval of the Transaction Review Committee.

The Company, its Executive Officers and any Immediate Family Member who shares an Executive Officer’s household, individually or in combination, shall not make any investment in a partnership or other privately held entity in which a Director is a principal or in a publicly traded company in which a Director owns or controls more than a 10% interest.

Except as otherwise provided by this section, a Director or Immediate Family Member of a Director may participate in ordinary course investment opportunities or partnerships offered or sponsored by the Company only on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

Executive Officers and Immediate Family Members who share an Executive Officer’s household may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Company unless their participation is approved in accordance with these Guidelines. Such approval shall not be required if the investment opportunity: (i) is offered to qualified employees and investment by Executive Officers is approved by the Personnel and Compensation Committee; (ii) is made available to an Executive Officer actively involved in a business unit, the principal activity of which is to make such investments on behalf of the Company, and is offered pursuant to a co-investment plan approved by the Personnel and Compensation Committee; or (iii) is offered to Executive Officers on the same terms as those offered to qualified persons who are not employees of the Company.

Except with the approval of the Nomination and Governance Committee, no Director or Executive Officer may invest in a third-party entity if the investment opportunity is made available to him or her as a result of such individual’s status as, respectively, a Director or an Executive Officer of the Company.

No Director or Immediate Family Member who shares a Director’s household shall receive an IPO allocation from a broker/dealer, including broker/dealers not affiliated with the Company.

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

Exhibit “A” To Corporate Governance Guidelines

Director Independence Standards

A Director shall qualify as independent for purposes of service on the Board of the Company and its committees if the Board has determined that the Director has no material relationship with the Company, either directly or as an officer, partner or employee of an organization that has a relationship with the Company. A Director shall be deemed to have no material relationship with the Company and will qualify as independent provided that (a) the Director meets the Director Independence Standards and (b) if there exists any relationship or transaction of a type not specifically mentioned in the Director Independence Standards, the Board, taking into account all relevant facts and circumstances, determines that the existence of such other relationship or transaction is not material and would not impair the Director’s exercise of independent judgment.

These Director Independence Standards have been drafted to incorporate the independence requirements contained in the NYSE corporate governance rules and all other applicable laws, rules and regulations in effect from time to time and are intended to supplement the provisions contained in the Corporate Governance Guidelines. A fundamental premise of the Director Independence Standards is that any permitted transactions between the Company (including its subsidiaries and affiliates) and a Director, any Immediate Family Member of a Director or their respective Primary Business Affiliations (see page A-12 for definition) shall be on arms-length, market terms.

Advisory, Consulting and Employment Arrangements

During any 12 month period within the last three years, neither a Director nor any Immediate Family Member of a Director shall have received from the Company, directly or indirectly, any compensation, fees or benefits in an amount greater than $120,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to an Immediate Family Member of a Director who is a non-executive employee of the Company or another entity.

In addition, no member of the Audit Committee, nor any Immediate Family Member who shares such individual’s household, nor any entity in which an Audit Committee member is a partner, member or Executive Officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.

Business Relationships

All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s Primary Business Affiliation or the Primary Business Affiliation of an Immediate Family Member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

In addition, the aggregate amount of payments for property or services in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an Executive Officer or employee or where an Immediate Family Member of a Director is an Executive Officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

Loans may be made or maintained by the Company to a Director’s Primary Business Affiliation or the Primary Business Affiliation of an Immediate Family Member of a Director, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Charitable Contributions

Annual contributions in any of the last three calendar years from the Company and/or the Citi Foundation to a Charitable Organization of which a Director, or an Immediate Family Member who shares the Director’s household, serves as a director, trustee or executive officer (other than the Citigroup Foundation and other Charitable Organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the Charitable Organization’s annual consolidated gross revenue.

Employment/Affiliations

An outside Director shall not:

(i) be or have been an employee of the Company within the last three years;

(ii) be part of, or within the past three years have been part of, an interlocking directorate in which a current Executive Officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an Executive Officer; or

(iii) be or have been affiliated with or employed by a present or former outside auditor of the Company within the three-year period following the auditing relationship.

An outside Director may not have an Immediate Family Member who:

(i) is an Executive Officer of the Company or has been within the last three years;

(ii) is, or within the past three years has been, part of an interlocking directorate in which a current Executive Officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such Immediate Family Member as an Executive Officer; or

(iii) (A) is a current partner of the Company’s outside auditor, or a current employee of the Company’s outside auditor and personally works on the Company’s audit, or (B) was within the last three years (but is no longer) a partner of or employed by the Company’s outside auditor and personally worked on the Company’s audit within that time.

Immaterial Relationships and Transactions

The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between the Company and (i) the Director, (ii) an Immediate Family Member of the Director or (iii) the Director’s or Immediate Family Member’s business or charitable affiliations, provided the Company’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between the Company and (i) the Director, (ii) an Immediate Family Member of the Director or (iii) the Director’s or Immediate Family Member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including but not limited to the Director.

Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

Definitions

For purposes of these Corporate Governance Guidelines, (i) the term “Immediate Family Member” means a Director’s or Executive Officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and any person (other than a tenant or domestic employee) who shares the Director’s household; (ii) the term “Primary Business Affiliation” means an entity of which the Director or Executive Officer, or an Immediate Family Member of such a person, is an officer, partner or employee or in which the Director, Executive Officer or Immediate Family Member owns directly or indirectly at least a 5% equity interest; and (iii) the term “Related Party Transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Person (any Director, any Executive Officer of the Company, any nominee for director, any shareholder owning in excess of 5% of the total equity of the Company, and any Immediate Family Member of any such person) has or will have a direct or indirect material interest.

ANNEX B

The text below is the 2009 plan as marked to show amendments that will be effective April 20, 2010, if proposal 3 and proposal 4 in this proxy statement are approved by stockholders. As discussed in proposal 3, and in the description of the 2009 plan beginning on page 98, numerical limits in Section 6(a) and Section 6(d) were restated as of September 10, 2009, to reflect adjustments pursuant to Section 6(e), as of July 29, 2009 and September 10, 2009, as a result of increases in the outstanding common stock from exchange offers completed as of such dates.

CITIGROUP

2009 STOCK INCENTIVE PLAN

(as amended and restated effective April 20, 2010, subject to stockholder approval)

1.	Purpose

The purposes of the Citigroup 2009 Stock Incentive Plan (the “Plan”) are to (i) align Employees’ long-term financial interests with those of the Company’s stockholders; (ii) attract and retain Employees by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those Employees who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2.	Effective Date

The Plan will become effective as of April 21, 2009, subject to approval by the stockholders of the Company.

3.	Definitions

“Award” shall mean an Option, SAR or other form of Stock Award granted under the Plan.

“Award Agreement” shall mean the paper or electronic document evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 13.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Personnel and Compensation Committee of the Board, the members of which shall satisfy the requirements of Rule 16b-3 of the 1934 Act and who shall also qualify, and remain qualified, as “outside directors,” as defined in Section 162(m) of the Code.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Citigroup Inc., a Delaware corporation.

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m) of the Code.

“Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(iv) and Section 7(d).

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange, or on any national securities exchange on which the shares of Common Stock are then listed, on the trading date immediately preceding the date on which the Option or the SAR was granted, or on the date on which the Option or a SAR was granted, in the case of a grant to a Section 16(a) Officer (as defined).

“ISO” shall mean an incentive stock option as defined in Section 422 of the Code.

“Nonqualified Stock Option” shall mean an Option that is granted to a Participant that is not designated as an ISO.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a) and Section 7(d). The term “Option” as used in this Plan includes the terms “Nonqualified Stock Option” and “ISO.”

“Participant” shall mean an Employee who has been granted an Award under the Plan.

“Plan Administrator” shall have the meaning set forth in Section 10.

“Prior Plans” shall mean the Citigroup 1999 Stock Incentive Plan, the Citicorp 1997 Stock Incentive Plan, the Travelers Group Capital Accumulation Plan, and the Citigroup Employee Incentive Plan (formerly the Travelers Group Employee Incentive Plan).

“Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c)(iii) and Section 7(d).

“SAR” shall mean a stock appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b) and Section 7(d).

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.

“Specified Employee” shall have the meaning set forth in Section 409A of the Code.

“Stock Award” shall have the meaning set forth in Section 7(c)(i).

“Stock Payment” shall mean a stock payment that is subject to the terms, conditions, and limitations described or referred to in Section 7(c)(ii) and Section 7(d).

“Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(v) and Section 7(d).

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee in its sole discretion, provided that with respect to any Award that is subject to Section 409A of the Code, “Subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations. Notwithstanding the foregoing, for the purpose of determining whether a corporation or other entity is a Subsidiary for purposes of Section 5(a) hereof, if the Awards proposed to be granted to Employees of such corporation or other entity would be granted based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Sections 1.414(c)-3 and 1.414(c)-4 of the Treasury Regulations apply.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

4.	The Committee

(a)	Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, and limitations applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Sections 4(d) and 7(d) and Section 409A of the Code with respect to all Participants, and subject to the provisions of Section 162(m) of the Code with respect to Covered Employees.

(b)	Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c)	Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers or Covered Employees.

(d)

Prohibition Against Repricing. Notwithstanding any provision of this Plan to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of Awards issued under the Plan be permitted at any time under any circumstances, or (ii) any new Awards be issued in substitution for outstanding Awards previously granted to Participants if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

(e)	Indemnification. No member of the Committee nor any other person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such person shall be liable for any action taken or not taken in reliance upon any such advice.

5.	Participation

(a)	Eligible Employees. Subject to Section 7(a)(i), the Committee shall determine which Employees shall be eligible to receive Awards under the Plan. With respect to Employees subject to U.S. income tax, Options and SARs shall only be granted to such Employees who provide direct services to the Company or a Subsidiary of the Company as of the date of grant of the Option or SAR.

(b)	Participation by Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. A Subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Company. The Committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which Employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the plan shall terminate upon the occurrence of any event that results in such entity no longer constituting a Subsidiary as defined herein; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to the Company theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be a Subsidiary as defined herein, the Employees and Participants employed by such Subsidiary shall be deemed to have terminated employment for purposes of the Plan. With respect to Awards subject to Section 409A of the Code, for purposes of determining whether a distribution is due to a Participant, such Participant’s employment shall be deemed terminated as described in the preceding sentence only if the Committee determines that a Separation from Service has occurred.

(c)

Participation outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for the purposes of this Section 5(c) without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary, or any Assistant Secretary or other appropriate officer of the Company, may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to a Covered Employee shall be taken in compliance with Section 162(m) of the Code and that any such action taken with respect to an Employee who is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code.

6.	Available Shares of Common Stock

(a)	Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Subject to the following provisions of this Section 6, effective September 10, 2009, the aggregate number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed one billion, thirty-two million, eight-hundred-and-twelve thousand, and one-hundred-and-eighty-six (1,032,812,186) shares of Common Stock; provided that, as of April 20, 2010, (i) an additional eight-hundred million (800,000,000) shares may be issued to Participants pursuant to Awards granted under the Plan, and (ii) no more than an additional eight-hundred-and-fifty million (850,000,000) shares shall be available only for issuance as Stock Payments in settlement of “common stock equivalent” awards granted to Employees on January 19, 2009. If any shares referred to in clause (ii) remain unissued after the settlement of all such “common stock equivalent” awards, the remaining shares shall be canceled and may not thereafter be issued to Participants pursuant to any other Awards that may otherwise be granted under the Plan. ~~for these purposes only, each share subject to an Award granted pursuant to Section 7(a) or (b) shall be counted as one share, and each share subject to an Award granted pursuant to Section 7(c) shall be counted as 2.3 shares.~~

(b)	Forfeited and Expired Awards. Awards made under the Plan which, at any time, are forfeited, expire or are canceled or settled without issuance of shares shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) repurchased by the Company with Option exercise proceeds; or (iv) covered by an SAR (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Stock that are actually issued to the Participant upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

(c)	Other Items Not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards that by their terms may be settled only in cash; or (iii) Awards that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Employees as a result of such transaction.

(d)	Other Limitations on Shares that May be Granted under the Plan. Subject to Section 6(e), the aggregate number of shares of Common Stock that may be granted to any single individual during a calendar year in the form of Options, SARs, and/or Stock Awards shall not exceed twenty million, six-hundred-and-fifty-six thousand and two-hundred-and-forty-three (20,656,243).

(e)	Adjustments. In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring, or (ii) any combination or exchange of equity securities (including, without limitation, the exchange of preferred securities owned by the United States government for Common Stock, as announced by the Company in a press release dated February 27, 2009), merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) and (but only to the extent permitted under Section 162(m) of the Code) to the maximum number of shares that may be granted to any single individual pursuant to Section 6(d). In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award (subject to the limitation contained in Section 4(d)), and/or any measure of performance that relates to an outstanding Award. Any adjustment to ISOs under this Section 6(e) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 6(e) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the 1934 Act. With respect to Awards subject to Section 409A of the Code, any adjustments under this Section 6(e) shall conform to the requirements of Section 409A of the Code. Furthermore, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company.

7.	Awards Under The Plan

Awards under the Plan may be granted as Options, SARs or Stock Awards, as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.

(a)	Options. Options granted under the Plan may be Nonqualified Stock Options or ISOs or any other type of stock option permitted under the Code. Options shall expire after such period, not to exceed ten years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms. Except as otherwise provided in Sections 7(a) and (d), Awards of Nonqualified Stock Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.

(i)	ISOs. The terms and conditions of any ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code, and except as provided in Section 7(d), the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. At the discretion of the Committee, ISOs may be granted to any employee of the Company, its parent or any subsidiary of the Company, as such terms are defined in Sections 424(e) and (f) of the Code.

(ii)	Reload Options. Except as provided in this Section 7(a)(ii), no Reload Options (as defined below) shall be granted under the Plan. With respect to the exercise of (A) any Option granted under a Prior Plan (an “Original Option”) pursuant to the terms of which a Participant tenders shares of Common Stock to pay the exercise price and arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, and thereby becomes entitled (if all other applicable conditions have been satisfied) to receive a new Option covering a number of shares of Common Stock equal to the sum of the number of shares tendered to pay the exercise price and the number of shares used to pay the withholding taxes of the Original Option, at an exercise price equal to the Fair Market Value of a share of Common Stock on the exercise date of the Original Option, and which vests six months thereafter and expires no later than the expiration date of the underlying Original Option (a “Reload Option”) or (B) any Reload Option granted as described above, the Participant may receive a new Reload Option. Reload Options will be granted only as provided above and subject to such terms, conditions, restrictions and limitations as provided by the terms of the underlying Original Option or Reload Option (including, but not limited to, eligibility to receive subsequent grants of Reload Options upon satisfaction of the conditions specified in the terms of the underlying Original Option or Reload Option), and subject to such modifications thereto as the Committee (if permitted), in its sole discretion, may from time to time deem appropriate; provided, however, that any such modification shall comply with Section 409A of the Code, to the extent applicable. A Reload Option may not otherwise be granted under the terms of the Plan. To the extent a Reload Option is granted in respect of an Original Option granted under the Plan or Prior Plan, shares issued in connection with such Reload Option shall count towards the maximum number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan as set forth in Section 6(a) and any individual Participant pursuant to Section 6(d). A Reload Option granted hereunder shall not be subject to the minimum vesting requirements of Section 7(d).

(iii)	Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value at the time of grant.

(iv)

Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisablility, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (1) a cash payment in U.S. dollars; (2) tendering (either actually or by attestation) shares of Common Stock owned by the Participant (for any minimum period of time that the Committee, in its discretion, may specify), valued at the fair market value at the time of exercise; (3) arranging to have the appropriate number of shares of Common Stock issuable upon the exercise of an Option withheld or sold; or (4) any combination of the above.

Additionally, the Committee may provide that an Option may be “net exercised,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a fair market value on the date of exercise not in excess of the difference between (x) the aggregate fair market value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such equation to be payable in cash, to the extent practicable, or cancelled.

(v)	ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a subsidiary or parent, as such terms are defined in Section 424(e) and (f) of the Code, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least 110 percent (110%) of the Fair Market Value (at the time of grant) of the Common Stock subject to the Option.

(vi)	$100,000 Per Year Limitation for ISOs. To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(vii)	Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the ISO or (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.

(b)	Stock Appreciation Rights. A SAR represents the right to receive a payment in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the fair market value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR which shall be no less than 100% of the Fair Market Value of the same number of shares at the time the SAR was granted, except that if a SAR is granted retroactively in substitution for an Option, the exercise price of such SAR shall be the Fair Market Value at the time such Option was granted. Any such substitution of a SAR for an Option granted to a Covered Employee may only be made in compliance with the provisions of Section 162(m) of the Code. Except as otherwise provided in Section 7(d), Awards of SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A SAR may only be granted to Employees to whom an Option could be granted under the Plan.

(c)	Stock Awards.

(i)	Form of Awards. The Committee may grant Awards (“Stock Awards”) that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common

Stock or are otherwise based on or related to shares of Common Stock, including, but not limited to, Awards of Restricted Stock, Deferred Stock and Stock Units. Except as otherwise provided in Section 7(d), Stock Awards shall be subject to such terms, conditions, restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time.

(ii)	Stock Payment. If not prohibited by applicable law and to the extent allowed by Section 7(d) of the Plan, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that to the extent Section 409A of the Code is applicable to the grant of unrestricted shares of Common Stock that are issued in tandem with another Award, then such tandem Awards shall conform to the requirements of Section 409A of the Code. A Stock Payment under the Plan may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions. Any shares of Common Stock used for such payment may be valued at a fair market value at the time of payment as determined by the Committee in its sole discretion. Notwithstanding anything to the contrary contained herein, any shares issued subject to Stock Payments granted in settlement of “common stock equivalent” awards dated January 19, 2010, shall not be subject to Section 7(d).

(iii)	Restricted Stock. Except as otherwise provided in Section 7(d), Awards of Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

(iv)	Deferred Stock. Except as otherwise provided in Section 7(d) and subject to Section 409A of the Code to the extent applicable, Awards of Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(v)	Stock Units. A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, except as otherwise provided in Section 7(d) and subject to Section 409A of the Code to the extent applicable, shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(d)

Minimum Vesting. Except for Awards referred to in Section 6(c)(ii) or (iii) and the last sentence of Section 7(c)(ii), or as provided in this Section 7(d), Section 7(a)(ii), and Section 13, Awards shall not vest in full prior to the third anniversary of the Award date; provided, however, that the Committee may, in its sole discretion, grant Awards that provide for accelerated vesting (i) on account of a Participant’s retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a Participant’s employer or any other similar event, and/or (ii) upon the achievement of performance criteria specified by the Committee, as provided in Section 7(e). Notwithstanding the foregoing, up to twenty percent (20%) of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 6(a) may be granted subject to awards with such other vesting requirements, if any, as the Committee may establish in its sole discretion (which number of shares shall be subject to adjustment in accordance with Section 6(e) and which shall not include any shares subject to Awards referred to in Section 6(c)(ii) and (iii) and the last sentence of Section 7(c)(ii), or granted pursuant to Section 7(a)(ii), Section 7(e) or any other provision of this Section 7(d)).

(e)	Performance Criteria. At the discretion of the Committee, Awards may be made subject to, or may vest on an accelerated basis upon, the achievement of performance criteria related to a period of performance of not less than one year, which may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries and may be based upon the attainment of criteria as may be determined by the Committee. When establishing performance criteria for any performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance criteria for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. The Committee, in its sole discretion, may establish or measure performance criteria based on International Financial Reporting Standards or other appropriate accounting principles then in general use and accepted for financial reports the Company is required to file with the United States Securities and Exchange Commission.

8.	Forfeiture Provisions Following a Termination of Employment

Except where prohibited by applicable law, in any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s employment, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time subsequent to his or her termination of employment engages, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or its affiliates is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly, to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Participant, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary; or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The Committee shall make the determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 8, in its sole discretion. For purposes of this Section 8, a Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent (1%) of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the 1934 Act.

9.	Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Stock Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at fair market value at the time of purchase. Unless the Committee determines otherwise, Section 16(a) Officers may not participate in dividend reinvestment programs established under the Plan. Notwithstanding the foregoing, dividends or dividend equivalents may not be paid or accrue with respect to any shares of Common Stock subject to an Award pursuant to Section 7(e), unless and until the relevant performance criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.

10.	Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award. If the Committee determines that an Award shall carry voting rights, the shares allocated to such Award shall be voted by such person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules). In such cases, shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other Awards (including, for these purposes, outstanding awards granted under the Prior Plans or any other plan of the Company) that are eligible to vote (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

11.	Payments and Deferrals

(a)

Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or SARs (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash under such rules and procedures as it may establish, in its discretion, from time to time, (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents, (iv) stipulate in any Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code) would disallow a tax deduction by the Company for all or a portion of such payment; provided, that the period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine in its sole discretion.

Notwithstanding the forgoing, with respect to any Award subject to Section 409A of the Code, the Committee shall not take any action described in the preceding sentence unless it determines that such action will not result in any adverse tax consequences for any Participant under Section 409A of the Code.

(b)	If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

(c)	Notwithstanding the foregoing, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

(d)	If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

12.	Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options (including non-qualified Reload Options) and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred one time to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

13.	Change of Control

(a)	Notwithstanding any provisions of this Plan to the contrary, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

(i)	provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a

Participant whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee;

(ii)	provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change of Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable;

(iii)	provide for the termination of any then outstanding Awards or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change; or

(iv)	cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such change.

For purposes of sub-paragraphs (i) and (ii) above, any Participant whose employment is terminated by the Company other than for “gross misconduct,” or by the Participant for “good reason” (each as defined in the applicable Award Agreement) upon, or on or prior to the first anniversary of, a Change of Control, shall be deemed to have been terminated as a result of the Change of Control.

(b)	A “Change of Control” shall be deemed to occur if and when:

(i)	any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company’s then outstanding securities (provided, however, that, notwithstanding the foregoing, a “Change of Control” shall not include consummation of the exchange of preferred securities owned by the United States government for Common Stock, as announced by the Company in a press release dated February 27, 2009);

(ii)	any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii)	individuals who, as of April 21, 2009, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 21, 2009 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv)	all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v)	there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

(c)	Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, the effect of a Change of Control and what constitutes a Change of Control shall be set forth in the underlying Award programs and/or Award Agreements.

14.	Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The Committee need not require the execution of such document by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time.

15.	Tax Withholding

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of any Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with U.S. generally accepted accounting principles, to the extent applicable. It shall be a condition to the obligation of the Company to issue Common Stock upon the exercise of an Option or a SAR that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

16.	Other Benefit and Compensation Programs

Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.

17.	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

18.	Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan.

19.	Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9.

20.	Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary. The adoption of the Plan shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan.

21.	Amendment and Termination

(a)	The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval, if it would (i) materially increase the number of shares available under the Plan, (ii) materially expand the types of awards available under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) materially extend the term of the Plan, (v) materially change the method of determining the exercise price of an Award, (vi) delete or limit the prohibition against repricing contained in Section 4(d), or (vii) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted). No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 13(a) and Section 21(b) and (c), no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent. Unless terminated earlier by the Board, the Plan will terminate on April 21, 2014.

(b)

The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of a Participant’s offer letter or employment agreement, and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 21(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 21(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 21(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

(c)	To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008 and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA, or if the making of such payment, or accrual, may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. In addition, if applicable, an Award will be subject to forfeiture or repayment if the Award is based on performance metrics that are later determined to be materially inaccurate. Award Agreements shall provide that, if applicable, Participants will grant to the U.S. Treasury (or other body of the U.S. government) and to the Company a waiver in a form acceptable to the U.S. Treasury (or other body) and the Company releasing the U.S. Treasury (or other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury (or other body) pursuant to EESA.

22.	Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23.	Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

24.	No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award's failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

ANNEX C

TAX BENEFITS PRESERVATION PLAN

dated as of

June 9, 2009

between

CITIGROUP INC.,

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Rights Agent

TAX BENEFITS PRESERVATION PLAN

RIGHTS PLAN (this “Rights Plan”) dated as of June 9, 2009 between Citigroup Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, (a) the Company and certain of its Subsidiaries have generated certain Tax Benefits (as defined below) for United States federal income tax purposes; (b) the Company desires to avoid an “ownership change” within the meaning of Section 382 (as defined below), and thereby preserve the Company’s ability to utilize such Tax Benefits, and (c) in furtherance of such objective, the Company desires to enter into this Rights Plan;

WHEREAS, on June 9, 2009, the Board of Directors of the Company authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each share of Common Stock (as defined below) outstanding at the close of business (as defined below) on June 22, 2009 (the “Record Date”) and authorized the issuance, upon the terms and subject to the conditions herein, of one Right (subject to adjustment) in respect of each share of Common Stock issued after the Record Date, each Right representing the right to purchase, upon the terms and subject to the conditions herein, one one-millionth (subject to adjustment) of a share of Preferred Stock (as defined below);

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions. The following terms, as used herein, have the following meanings:

“5% Shareholder” means (i) a Person or group of Persons that is a “5-percent shareholder” of the Company pursuant to Treasury Regulation Section 1.382-2T(g) (other than any “public group” that results, pursuant to Treasury Regulation Section 1.382-2T(j)(2)(iii), from an Announced Exchange) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Treasury Regulation Section 1.382-2T(f)) of the Company if that Person has a “public group” or individual, or a “higher tier entity” of that Person has a “public group” or individual, that is treated as a “5-percent shareholder” of the Company pursuant to Treasury Regulation Section 1.382-2T(g).

“Acquire” (or “Own”) means to obtain (or have, respectively) ownership for purposes of Section 382 of the Code without regard to the constructive ownership rules described in Treasury Regulation Section 1.382-2T(h)(2), (h)(3) and (k) (and “Acquisition” shall have a correlative meaning); provided that for purposes of this definition (i) no Person in Specified Person Group I shall be treated for purposes of Section 382 of the Code (including any Treasury Regulations thereunder) as the same Person as, or related to, any Person in Specified Person Group II, except to the extent a Person in Specified Person Group I makes a “coordinated acquisition” of Company Securities (within the meaning of Treasury Regulations Section 1.382-3(a)(1)(i)) with any Person in Specified Person Group II after the date hereof and (ii) no Person in Specified Person Group I shall be treated as “Acquiring” (or “Owning”) any Company Security by reason of any obtainment of ownership (or possession of ownership, respectively) for purposes of Section 382 of the Code of such Company Security by Persons in Specified Person Group II provided that such Company Security was not obtained pursuant to a “coordinated acquisition” (within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i)) by a Person in Specified Person Group II with any Person in Specified Person Group I after the date hereof. No Person in Specified Person Group I shall be considered as “Acquiring” Company Securities as a result of (A) a transaction that does not result in the percentage stock ownership interest of the

Company, as determined in accordance with Treasury Regulation Sections 1.382-2(a), 1.382-2T(g), (h), (j) and (k) of any Person or “public group” changing, (B) an exercise or receipt of warrants or conversion of Company Securities that were issued by the Company to a Person in Specified Person Group I pursuant to the Specified Exchange Agreement or an Announced Exchange, (C) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (D) the exchange by Persons in Specified Person Group I of Company preferred stock or trust preferred securities for Company Securities in an Announced Exchange (other than pursuant to the Specified Exchange Agreement), provided that in the event that Persons in Specified Person Group I acquire Company Securities in Announced Exchanges (other than pursuant to the Specified Exchange Agreement) with a face or principal amount in excess of $20,000,000 (the “$20 Million Exchange Cap”), Persons in Specified Person Group I shall be deemed to Acquire Company Securities to the extent that such Persons no longer own Company Securities of the same type and in the same amount as the Company Securities acquired in such Announced Exchange in excess of the $20 Million Exchange Cap, (E) any transaction where the Company and a Person in Specified Person Group I are both principals to the transaction (including, for the avoidance of doubt, any distribution or exercise of rights pursuant to any rights plan adopted by the Company) other than an Announced Exchange, (F) In-Kind Distributions to a Person in Specified Person Group I unless and until the IKD Value Limit has been exceeded or (G) an acquisition of Qualifying Debt Securities so long as (x), immediately after such acquisition, Persons in Specified Person Group I do not Own a majority of the principal amount of the applicable series of Qualifying Debt Securities and (y) either (I) prior to making the acquisition of Qualifying Debt Securities, a Person in Specified Person Group I obtains an unqualified “will” level tax opinion from a nationally recognized tax counsel in the United States stating that the acquisition of such Qualifying Debt Securities will not be treated as an acquisition of “stock” within the meaning of Treasury Regulation Section 1.382-2T(f)(18) or (II) the value of all Qualifying Debt Securities that are Company Securities and that are acquired by Persons in Specified Person Group I (individually or in the aggregate) pursuant to this clause (II) does not exceed the QDS Value Limit.

“Acquiring Person” means any Person who or which is or becomes a 5% Shareholder (other than by reason of Treasury Regulation Section 1.382-2T(j)(3)(i) or solely as a result of a transaction in which no “5-percent shareholder” (as defined in Section 382 of the Code and Treasury Regulations thereunder) experiences an increase in its percentage stock ownership interest of the Company, as determined in accordance with Treasury Regulation Sections 1.382-2(a), 1.382-2T(g), (h), (j) and (k)), whether or not such Person continues to be a 5% Shareholder, but shall not include:

        (i) any Exempt Person;

        (ii) any Grandfathered Person;

        (iii) the U.S. Government;

        (iv) any Person who or which the Board determines, in its sole discretion, has inadvertently become a 5% Shareholder (or has either inadvertently failed to continue to qualify as a Grandfathered Person or inadvertently failed to be excluded from the definition of an “Acquiring Person” pursuant to clause (vii) below), so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient Company Securities so that such Person’s Percentage Stock Ownership is less than 5% (or, in the case of any Person who or which has inadvertently failed to continue to qualify as a Grandfathered Person or inadvertently failed to be excluded from the definition of an “Acquiring Person” pursuant to clause (vii) below, the Company Securities that caused such Person to so fail to qualify as a Grandfathered Person or fail to be excluded from the definition of an “Acquiring Person” pursuant to clause (vii) below);

        (v) any Person that has become a 5% Shareholder if the Board in good faith determines that such Person’s attainment of 5% Shareholder status has not jeopardized or endangered the Company’s utilization of the Tax Benefits; provided that such Person does not increase its Percentage Stock Ownership over such Person’s lowest Percentage Stock Ownership immediately following such determination by the Board, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company or (B) any redemption of Company Securities by the Company; and provided further that such Person shall be an “Acquiring Person” if the Board makes a contrary determination in good faith;

        (vi) any Person if, on the date that would have been (absent this clause (vi) of the definition of “Acquiring Person”) a Stock Acquisition Date with respect to such Person, such Person does not Beneficially Own any Company Securities;

        (vii) any Person who or which has become a 5% Shareholder (or failed to continue to qualify as a Grandfathered Person) solely as a result of an in-kind distribution of Company Securities (whether or not in redemption of a Fund Vehicle interest) to such Person (or to an Affiliate) from a Fund Vehicle (or the receipt of cash in lieu of such in-kind distribution); provided that either (A) (1) the Person (or Affiliate) is not and does not control the general partner or investment manager of the Fund Vehicle and is not otherwise principally responsible for the investment decisions of the Fund Vehicle and (2) the Person (or Affiliate) was not otherwise able, using commercially reasonable efforts, to prevent the Fund Vehicle from distributing Company Securities to such Person (or Affiliate), including by electing wherever possible to not have its interest in such Fund Vehicle redeemed, (B) the Person (or Affiliate) is not and does not control the general partner or investment manager of the Fund Vehicle and is not otherwise principally responsible for the investment decisions of the Fund Vehicle and the Person (or Affiliate) receives only cash in lieu of an in-kind distribution of Company Securities from a Fund Vehicle or (C) the Person (or Affiliate) is or controls the general partner or investment manager of the Fund Vehicle or is otherwise principally responsible for the investment decisions of the Fund Vehicle and (1) the Fund Vehicle does not offer its investors the right to elect cash in lieu of an in-kind distribution of Company Securities and (2) only cash in lieu of an in-kind distribution of Company Securities is made to the Person (or Affiliate) (a distribution described in (A), (B) or (C), an “In-Kind Distribution”); provided further that such Person shall be an “Acquiring Person” if such Person (I) is not in Specified Person Group I or Specified Person Group II and such Person increases its Percentage Stock Ownership after the In-Kind Distribution, other than any increase pursuant to or as a result of (x) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (y) any redemption of Company Securities by the Company or (z) an additional In-Kind Distribution, (II) is in Specified Person Group I and such Person Acquires any Company Securities after the In-Kind Distribution, other than pursuant to (w) an additional In-Kind Distribution, (x) the exception contained in the proviso in clause (iii) of the definition of “Grandfathered Person,” (y) the Specified Exchange Agreement or an Announced Exchange or (z) an exercise or receipt of warrants or conversion of Company Securities that were issued by the Company to a Person in Specified Person Group I pursuant to the Specified Exchange Agreement or an Announced Exchange, or (III) is in Specified Person Group II and such Person acquires directly or indirectly (other than any acquisition resulting from a direct or indirect acquisition by a Person in Specified Person Group I, if not effected pursuant to a “coordinated acquisition” (within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i)) with a Person in Specified Person Group II) any Company Securities after the In-Kind Distribution, other than pursuant to an additional In-Kind Distribution; provided further that for purposes of each of clause (A)(2), (B) and (C) (but not for purposes of clause (A)(1)) in the first proviso in this clause (vii), no Person in Specified Person Group II shall be considered an Affiliate of any Person in Specified Person Group I (or vice versa); and

        (viii) any Person that Beneficially Owns at least a majority of the Common Stock following consummation of a Qualified Offer, and, for so long as the Series M Stock remains outstanding, at least a majority of the Series M Stock following consummation of a Qualified Offer.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

“Announced Exchange” means (i) the exchanges occurring pursuant to the Exchange Agreements described in the Form 8-K filed by the Company with the Securities Exchange Commission on March 19, 2009 and (ii) the exchanges occurring pursuant to the exchange offers described in the Company’s Form S-4 dated March 19, 2009, as such form may be amended or updated from time to time.

A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own,” any securities (i) which such Person directly owns or (ii) which such Person would be deemed to constructively own pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“close of business” on any given date means 5:00 p.m., New York City time, on such date; provided that if such date is not a Business Day “close of business” means 5:00 p.m., New York City time, on the next succeeding Business Day.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Securities” means (i) shares of Common Stock, (ii) shares of preferred stock (other than Straight Preferred Stock) of the Company, (iii) warrants, rights, or options (including any interest treated as an option pursuant to Treasury Regulation Section 1.382-4(d)(9)) to acquire stock (other than Straight Preferred Stock) of the Company and (iv) any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18).

“Distribution Date” means the earlier of (i) the close of business on the tenth Business Day after a Stock Acquisition Date and (ii) the close of business on the tenth Business Day (or such later day as may be designated prior to a Stock Acquisition Date by the Board) after the date of the commencement of a tender or exchange offer by any Person if, upon consummation thereof, such Person would or could be an Acquiring Person; provided, however, that if either of such dates occurs after the date of this Rights Plan and on or prior to the Record Date, then the Distribution Date shall be the Record Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, unless otherwise expressly specified.

“Exchange Offer Participant” means any Person (except for any Person in Specified Person Group I or Specified Person Group II) that participates in an Announced Exchange with the Company and that, immediately after the consummation of such Announced Exchange, would (x) be a 5% Shareholder or (y) own Company Securities that would be Beneficially Owned by a 5% Shareholder; provided that, in either case, such Person does not increase such Person’s Percentage Stock Ownership (other than pursuant to such Announced Exchange) between the date hereof and the consummation of such Announced Exchange.

“Exempt Person” means the Company, any Subsidiary of the Company (in each case including, without limitation, in any fiduciary capacity), any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, or any entity or trustee holding Company Securities to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement.

“Expiration Date” means the earlier of (i) the Final Expiration Date and (ii) the time at which all Rights are redeemed as provided in Section 20 or exchanged as provided in Section 21.

“Final Expiration Date” means the date that is thirty-six (36) months and one day after the date hereof.

“Fund Vehicle” means any entity or arrangement that is, or that is operated as or as part of, a private equity fund, hedge fund or other pooled investment vehicle or similar arrangement. For avoidance of doubt, (i) a given Fund Vehicle may be operated alone or together with one or more related Fund Vehicles that were organized pursuant to the same marketing process, that are managed by the same general partner or investment manager (or an Affiliate thereof), that have substantially the same investment objectives and that generally co-invest or invest lockstep together in investment opportunities; and (ii) where an investor holds an interest in a master fund through an entity or arrangement formed by a sponsor of a master fund (which sponsor is unaffiliated with such investor) solely to be a feeder vehicle for one or more investors to invest in that master fund, (A ) the underlying master fund shall be treated as the Fund Vehicle for purposes of this definition and (B) a distribution of Company Securities from the master fund to a feeder vehicle described in clause (ii) that then results in a distribution by that feeder vehicle to the investor will be treated in the same manner under this Plan as though that distribution by the feeder vehicle had been distributed by the master fund to the investor.

“Grandfathered Person” means:

        (i) any Person (other than each Exchange Offer Participant (without regard to the proviso in the definition of “Exchange Offer Participant”), each Person in Specified Person Group I and each Person in Specified Person Group II) who would otherwise qualify as an Acquiring Person as of the date of this Rights Plan, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one-quarter of one percentage point over such Person’s lowest Percentage Stock Ownership on or after the date of this Rights Plan, other than any increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Company Securities that such Person held as of the date of this Rights Plan, (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company or (C) any redemption of Company Securities by the Company;

        (ii) an Exchange Offer Participant, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one-quarter of one percentage point over such Person’s lowest Percentage Stock Ownership after the consummation of the last of the Announced Exchanges, other than an increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Company Securities that such Person held as of the date of this Rights Plan, (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company or (C) any redemption of Company Securities by the Company;

        (iii) each Person in Specified Person Group I, unless and until (A) Persons in Specified Person Group I (individually or in the aggregate) cumulatively Acquire (disregarding any Acquisition in compliance with the immediately following proviso or any Acquisition pursuant to the Specified Exchange Agreement) on or after the Specified Exchange Closing Date any Company Securities except, until the IKD Value Limit has been exceeded, to the extent that the value of all such Company Securities Acquired by Persons in Specified Person Group I does not exceed the value of one-quarter of one percentage point of the then-outstanding Common Stock (the “Quarter Percentage Point Cap”), as calculated in the following manner: the sum of each percentage, calculated separately for each such Acquisition, equal to the product of (1) 100 and (2) the fraction, (x) the numerator of which is the value of such Company Securities Acquired in such Acquisition, and (y) the denominator of which is the product of (I) the price of a share of Common Stock and (II) the number of shares of Common Stock outstanding on the date of the applicable Acquisition, all as reasonably determined by the Board in good faith; for purposes of the foregoing, the price of a share of Common Stock shall be determined using the 20 trading day trailing average closing price for a share of Common Stock for the period ending on the date of the applicable Acquisition; provided, however, that at any time in which (x) Persons in Specified Person Group I, in the aggregate, Own less than 3% of the shares of the then-outstanding Common Stock (the “3% Cap”) and (y) no Person in Specified Person Group I has actual knowledge of any fact that would preclude the Company from relying on the presumption set forth in the first sentence of Treasury Regulation Section 1.382-2T(g)(5)(i)(B), one or more Persons included in Specified Person Group I may (individually or in the aggregate) Acquire, in addition to any Company Securities Acquired in compliance with the Quarter Percentage Point Cap, shares of Common Stock if such Acquisition does not, in the aggregate, cause Persons in Specified Person Group I to Own more than the 3% Cap, and no Person shall be considered an Acquiring Person or fail to be described in this clause (iii) solely as a result of such Acquisition or (B) any Person in Specified Person Group I Acquires any Company Securities during the period from March 18, 2009 through and including the date prior to the Specified Exchange Closing Date;

        (iv) each Person in Specified Person Group II, unless and until Persons in Specified Person Group II directly or indirectly (excluding any acquisition as a result of a direct or indirect acquisition by a Person in Specified Person Group I if not effected pursuant to a “coordinated acquisition” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) with a Person in Specified Person Group II) acquire in the aggregate, at any time after the Specified Exchange Closing Date, any Company Securities except to the extent that the value of all such Company Securities directly or indirectly acquired by Persons in Specified Person Group II does not exceed the value of one-quarter of one percentage point of the then-outstanding Common Stock, as calculated in the following manner: the sum of each percentage, calculated separately for each such acquisition, equal to the product of (1) 100 and (2) the fraction, (x) the numerator of which is the value of such Company Securities acquired in such acquisition, and (y) the denominator of which is the product of (I) the price of a share of Common Stock and (II) the number of shares of Common Stock outstanding on the date of the applicable acquisition, all as reasonably determined by the Board in good faith; for purposes of the foregoing, the price of a share of Common Stock shall be determined using the 20 trading day trailing average closing price for a share of Common Stock for the period ending on the date of the applicable acquisition, other than (A) any acquisition pursuant to or as a result of a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, (B) any acquisition in which no Person’s or “public group’s” percentage stock ownership interest of the Company, as determined in accordance with Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k), has changed or (C) the receipt of any Company Securities pursuant to an Announced Exchange or pursuant to an exercise of warrants or conversion of Company Securities that were issued by the Company to a Person in Specified Person Group II pursuant to an Announced Exchange; provided that no Person in Specified Person Group II directly or indirectly (excluding any acquisition as a result of a direct or indirect acquisition by a Person in Specified Person Group I if not effected pursuant to a “coordinated acquisition” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) with a Person in Specified Person Group II) acquires any Company Securities (other than pursuant to such Announced Exchange) between the date hereof and the consummation of the first of the Announced Exchanges; and

        (v) any Person who would otherwise qualify as an Acquiring Person as a result of a redemption of Company Securities by the Company, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one-quarter of one percentage point over such Person’s lowest Percentage Stock Ownership on or after the date of such redemption, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company or (B) any subsequent redemption of Company Securities by the Company.

The “IKD Value Limit” has been exceeded if the value of all In-Kind Distributions of Company Securities (but not In-Kind Distributions of cash in lieu of Company Securities) to Persons in Specified Person Group I is more than the value of one-quarter of one percentage point of the then-outstanding Common Stock, as calculated in the following manner: the sum of each percentage, calculated separately for each such In-Kind Distribution, equal to the product of (a) 100 and (b) the fraction, (i) the numerator of which is the value of such In-Kind Distribution at the time of the distribution and (ii) the denominator of which is the product of (A) the price of a share of Common Stock and (B) the number of shares of Common Stock outstanding on the date of the applicable In-Kind Distribution, all as reasonably determined by the Board in good faith; for purposes of the foregoing, the price of a share of Common Stock shall be determined using the 20 trading day trailing average closing price for a share of Common Stock for the period ending on the date of the applicable In-Kind Distribution.

“Percentage Stock Ownership” means the percentage stock ownership interest of the Company, as determined in accordance with Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k); provided, however, that for the sole purpose of determining the percentage stock ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Company Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation Section 1.382-2T(h)(2)(i)(A).

“Permitted Transferee” means Eurovest Pte Ltd or any direct or indirect wholly owned subsidiary of Eurovest Pte Ltd that agrees to be bound by the Specified Exchange Agreement.

“Person” means any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, governmental entity, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity. For the avoidance of doubt, a Person in Specified Person Group I shall not be treated as making a “coordinated acquisition” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) (a) with a Person in Specified Person Group II solely by reason of being an Affiliate of a Person in Specified Person Group II or (b) with the Government of Singapore or the Monetary Authority of Singapore solely by reason of the Government of Singapore or the Monetary Authority of Singapore, respectively, owning equity in or making a capital contribution to, having an investment management arrangement with, or having investment assets held or acquired pursuant to such arrangements with, a Person in Specified Person Group I.

“Preferred Stock” means the Series R Participating Cumulative Preferred Stock, $1.00 par value per share, of the Company, having the terms set forth in the form of certificate of designation attached hereto as Exhibit A.

“Purchase Price” means the price (subject to adjustment as provided herein) at which a holder of a Right may purchase one one-millionth of a share of Preferred Stock (subject to adjustment as provided herein) upon exercise of a Right, which price shall initially be $20.00.

The “QDS Value Limit” has been exceeded if the value of all Qualifying Debt Securities acquired by Persons in Specified Person Group I pursuant to clause (G)(y)(II) in the definition of “Acquire” is more than the value of one-quarter of one percentage point of the then-outstanding Common Stock plus the value of the applicable Qualifying Debt Securities acquired, as calculated in the following manner: the sum of each percentage, calculated separately for each such acquisition of Qualifying Debt Securities, equal to the product of (a) 100 and (b) the fraction, (i) the numerator of which is the value of such Qualifying Debt Securities at the time acquired and (ii) the denominator of which is the sum of (I) the product of (A) the price of a share of Common Stock using the 20 trading day trailing average closing price for a share of Common Stock and (B) the number of shares of Common Stock outstanding on the date of the applicable acquisition of such Qualifying Debt Securities and (II) the value of such Qualifying Debt Securities, all as reasonably determined by the Board in good faith; for purposes of the foregoing, the price of a share of Common Stock shall be determined using the 20 trading day trailing average closing price for a share of Common Stock for the period ending on the date of the applicable acquisition.

“Qualified Offer” shall mean an offer determined by a majority of the Board to have each of the following characteristics with respect to the Common Stock and, for so long as the Series M Stock remains outstanding, with respect to the Series M Stock:

        (A) With respect to the Common Stock:

        (i) a tender or exchange offer for all of the outstanding shares of Common Stock at the same per-share consideration;

        (ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act;

        (iii) an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

        (iv) an offer pursuant to which the Person making such offer has announced that it intends, as promptly as practicable upon successful completion of the offer, to consummate a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same form and amount of consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any; and

        (B) With respect to the Series M Stock:

        (i) a tender or exchange offer for all of the outstanding shares of Series M Stock at the same per-share consideration;

        (ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act;

        (iii) an offer that is conditioned on a minimum of at least a majority of the outstanding shares of the Series M Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable; and

        (iv) an offer pursuant to which the Person making such offer has announced that it intends, as promptly as practicable upon successful completion of the offer, to consummate a second step transaction whereby all shares of the Series M Stock not tendered into the offer (to the extent still outstanding) will be acquired at the same form and amount of consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any.

“Qualifying Debt Securities” means securities of the Company (i) that are not exchangeable or convertible into Company Securities and (ii) for which the applicable disclosure document relating to the issuance of such securities states, without qualification, that the securities “will” be treated as indebtedness (or assumes, without qualification, that the securities are indebtedness) for U.S. federal income tax purposes.

“Section 382” means Section 382 of the Code, or any comparable successor provision.

“Securities Act” means the Securities Act of 1933, as amended, unless otherwise expressly specified.

“Series M Stock” means the Series M Common Stock Equivalent, $1.00 par value per share, of the Company.

“Specified Exchange Agreement” means the Exchange Agreement dated March 18, 2009, between the Company and the Specified Investor.

“Specified Exchange Closing Date” means the date on which the closing of the exchange effected pursuant to the Specified Exchange Agreement occurs.

“Specified Investor” means the Government of Singapore Investment Corporation Pte Ltd.

“Specified Person Group I” means (i) the Specified Investor, (ii) any Affiliate of the Specified Investor that is directly or indirectly “controlled by” (as such term is used in the definition of the term “Affiliate”) the Specified Investor and (iii) each Permitted Transferee; provided that a Fund Vehicle shall not be included in “Specified Person Group I” unless a Person described in clause (i), (ii) or (iii) of this definition is the general partner or investment manager of the Fund Vehicle or is otherwise principally responsible for the investment decisions of the Fund Vehicle.

“Specified Person Group II” means (i) Temasek Holdings (Private) Ltd, (ii) any Affiliate of Temasek Holdings (Private) Ltd that is directly or indirectly “controlled by” (as such term is used in the definition of the term “Affiliate”) Temasek Holdings (Private) Ltd, (iii) the Government of Singapore and the Monetary Authority of Singapore and (iv) any other Person that (A) is treated for purposes of Treasury Regulations Section 1.382-2T (by reason of Treasury Regulation Section 1.382-2T(h)(2)(iii)(C) (for the avoidance of doubt, including the flush language at the end of Treasury Regulation Section 1.382-2T(h)(2)(iii)) and/or by reason of such Person constituting the Government of Singapore or an agency, instrumentality or unit of the Government of Singapore) as the same “individual” (or the same entity or same other party, as applicable) as any Person in Specified Person Group I and (B) is not a Person in Specified Person Group I.

“Stock Acquisition Date” means the date of the first public announcement (including the filing of a report on Schedule 13D or Schedule 13G under the Exchange Act (or any similar or successor report)) by the Company or an Acquiring Person indicating that an Acquiring Person has become such.

“Straight Preferred Stock” means preferred stock that is not treated as stock pursuant to Treasury Regulation Section 1.382-2(a)(3).

“Subsidiary” of any Person means any other Person of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries.

“Trading Day” means a day on which the principal national securities exchange or over-the-counter market on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange or over-the-counter market, a Business Day.

“Treasury Regulation” means any final, proposed or temporary regulation of the Department of Treasury under the Code and any successor regulation.

“U.S. Government” means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States or any instrumentality or agency thereof.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Shares	9
Company	Preamble
Exchange Ratio	21
In-Kind Distribution	1
Ownership Statement	3(a)
Quarter Percentage Point Cap	1
Record Date	Recitals
Redemption Price	20
Right	Recitals
Rights Agent	Preamble
Right Certificate	4
3% Cap	1
Trust	21
Trust Agreement	21
$20 Million Exchange Cap	1

Section 2 . Other Definitional and Interpretative Provisions; Application to Series M Preferred Stock. (a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Rights Plan shall refer to this Rights Plan as a whole and not to any particular provision of this Rights Plan. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Rights Plan unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Rights Plan as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Rights Plan. Any singular term in this Rights Plan shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Rights Plan, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any statute, rules or regulations shall be deemed to refer to such statute, rules or regulations as amended from time to time and to any successors thereto.

        (b) Application to Series M Stock. Notwithstanding anything else contained herein, one Right shall be issued with respect to each one one-millionth of a share of Series M Stock outstanding as of the Record Date or issued after the Record Date but prior to the earlier of a Distribution Date and the Expiration Date, and the provisions of this Rights Plan shall be construed to give effect to the foregoing, so that such provisions are applied with respect to the Series M Stock in the same manner as applied to the Common Stock (or if the context so requires, as would apply had the Series M Stock been converted into or exchanged for Common Stock), mutatis mutandis. Upon conversion or exchange of any share of Series M Stock into shares of Common Stock, the Rights associated with such share will automatically be extinguished, and a Right will be issued in respect of each such share of Common Stock. The Board shall have the exclusive power and authority to interpret the provisions of this Rights Plan to give effect to the foregoing. All such interpretations which are done or made by the Board in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties.

Section 3 . Issuance of Rights and Right Certificates. (a) As soon as practicable after the Record Date, the Company will send a summary of the Rights substantially in the form of Exhibit B hereto, by first class mail, postage prepaid, to each record holder of the Common Stock as of the close of business on the Record Date. Certificates for the Common Stock, or current ownership statements issued with respect to uncertificated shares of Common Stock in lieu of such a certificate (an “Ownership Statement”) (which Ownership Statements shall be deemed to be Right Certificates), issued after the Record Date but prior to the earlier of a Distribution Date and the Expiration Date shall have printed or written on or otherwise affixed to them the following legend:

This [certificate] [statement] also evidences certain Rights as set forth in a Rights Plan between Citigroup Inc. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent, dated as of June 9, 2009, and as amended from time to time (the “Rights Plan”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. The Company will mail to the holder of this [certificate] [statement] a copy of the Rights Plan without charge promptly after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Plan, such Rights may be evidenced by separate [certificate] [statements] instead of by this [certificate] [statement] and may be redeemed or exchanged or may expire. As set forth in the Rights Plan, Rights issued or transferred to, or Beneficially Owned by, any Person who is, was or becomes an Acquiring Person (as such terms are defined in the Rights Plan), whether currently Beneficially Owned by or on behalf of such Person or by any subsequent holder, may be null and void.

        (b) Prior to a Distribution Date, (i) the Rights will be evidenced by certificates for the Common Stock or Ownership Statements and not by separate Right Certificates (as hereinafter defined) and the registered holders of the Common Stock shall be deemed to be the registered holders of the associated Rights, and (ii) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock.

        (c) From and after a Distribution Date, the Rights will be evidenced solely by separate Right Certificates or Ownership Statements and will be transferable only in connection with the transfer of the Right Certificates pursuant to Section 5. As soon as practicable after the Company has notified the Rights Agent of the occurrence of a Distribution Date, the Rights Agent will send, by first class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person), one or more Right Certificates evidencing one Right (subject to adjustment as provided herein) for each share of Common Stock so held. If an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 9, the Company shall, at the time of distribution of the Right Certificates, make the necessary and appropriate rounding adjustments in accordance with Section 12(a) so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.

        (d) Rights shall be issued in respect of all shares of Common Stock outstanding as of the Record Date or issued (on original issuance or out of treasury) after the Record Date but prior to the earlier of a Distribution Date and the Expiration Date. In addition, in connection with the issuance or sale of shares of Common Stock following a Distribution Date and prior to the Expiration Date, the Company shall, with respect to shares of Common Stock so issued or sold (i) pursuant to the exercise of stock options or under any employee plan or arrangement or (ii) upon the exercise, conversion or exchange of other securities issued by the Company prior to the Distribution Date, and (iii) may, in any other case, if deemed appropriate by the Board, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided that no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise be made in lieu of the issuance thereof.

Section 4 . Form of Right Certificates. (a) The certificates evidencing the Rights (and the forms of assignment, election to purchase and certificates to be printed on the reverse thereof) (the “Right Certificates”) shall be substantially in the form of Exhibit C hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Rights Plan, or as may be required to comply with any applicable law, rule or regulation or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. The Right Certificates, whenever distributed, shall be dated as of the Record Date.

        (b) The Right Certificates shall be executed on behalf of the Company by its Chief Executive Officer, its Chairman of the Board, its President, its Vice Chairman or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary, an Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, either manually or by facsimile signature. The Right Certificates shall be countersigned, either manually or by facsimile signature, by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose manual or facsimile signature is affixed to the Right Certificates ceases to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may, nevertheless, be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the Person who signed such Right Certificates had not ceased to be such officer of the Company. Any Right Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Plan any such Person was not such an officer.

        (c) Notwithstanding any of the provisions of this Rights Plan or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares of stock issuable upon exercise of the Rights made in accordance with the provisions of this Rights Plan.

Section 5 . Registration; Transfer and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. (a) Following a Distribution Date, the Rights Agent shall keep or cause to be kept, at its principal office or offices designated as the place for surrender of Right Certificates upon exercise, transfer or exchange, books for registration and transfer of the Right Certificates. Such books shall show with respect to each Right Certificate the name and address of the registered holder thereof, the number of Rights indicated on the certificate and the certificate number.

        (b) At any time after a Distribution Date and prior to the Expiration Date, any Right Certificate or Certificates may, upon the terms and subject to the conditions set forth in this Rights Plan, be transferred or exchanged for another Right Certificate or Certificates evidencing a like number of Rights as the Right Certificate or Certificates surrendered. Any registered holder desiring to transfer or exchange any Right Certificate or Certificates shall surrender such Right Certificate or Certificates (with, in the case of a transfer, the form of assignment and certificate on the reverse side thereof duly executed) to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate or Certificates until the registered holder of the Rights has complied with the requirements of Section 6(f). Upon satisfaction of the foregoing requirements, the Rights Agent shall, subject to Sections 6(e), 6(f), 8(e), 12 and 21, countersign and deliver to the Person entitled thereto a Right Certificate or Certificates as so requested. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any transfer or exchange of any Right Certificate or Certificates.

        (c) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will issue and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

Section 6 . Exercise of Rights. (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including Sections 6(e), 6(f) and 8(c)) in whole or in part at any time after a Distribution Date and prior to the Expiration Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment (in lawful money of the United States of America by certified check or bank draft payable in immediately available or next day funds to the order of the Company) of the aggregate Purchase Price with respect to the Rights then to be exercised and an amount equal to any applicable transfer tax or other governmental charge.

        (b) Upon satisfaction of the requirements of Section 6(a) and subject to Section 18(k), the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Stock (or make available, if the Rights Agent is the transfer agent therefor) certificates for the total number of one one-millionths of a share of Preferred Stock to be purchased (and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests) or (B) if the Company shall have elected to deposit the shares of Preferred Stock issuable upon exercise of the Rights with a depositary agent, requisition from the depositary agent depositary receipts representing interests in such number of one one-millionths of a share of Preferred Stock to be purchased (in which case certificates for the shares of Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent and the Company will direct the depositary agent to comply with such request), (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of issuance of fractional shares in accordance with Section 12 and (iii) after receipt of such certificates or depositary receipts and cash, if any, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate (with such certificates or receipts registered in such name or names as may be designated by such holder). If the Company is obligated to deliver Common Stock or other securities or assets pursuant to this Rights Plan, the Company will make all arrangements necessary so that such securities and assets are available for delivery by the Rights Agent, if and when appropriate.

        (c) Each Person (other than the Company) in whose name any certificate for Preferred Stock is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such Preferred Stock represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any transfer taxes or other governmental charges) was made; provided that if the date of such surrender and payment is a date upon which the transfer books of the Company relating to the Preferred Stock are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the applicable transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate shall not be entitled to any rights of a stockholder of the Company with respect to shares for which the Rights shall be exercisable, including the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company except as provided herein.

        (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing the number of Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 12.

        (e) Notwithstanding anything in this Rights Plan to the contrary (except for the last two sentences of this Section 6(e)), any Rights Beneficially Owned by (i) an Acquiring Person from and after the date on which the Acquiring Person becomes such or (ii) a transferee of Rights Beneficially Owned by an Acquiring Person who (A) becomes a transferee after the Stock Acquisition Date with respect to such Acquiring Person or (B) becomes a transferee prior to or concurrently with the Stock Acquisition Date with respect to such Acquiring Person and receives such Rights (I) with actual knowledge that the transferor is or was an Acquiring Person or (II) pursuant to either (x) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (y) a transfer which the Board determines in good faith is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 6(e), shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under this Rights Plan or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 6(e) are complied with, but shall have no liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any transferee of an Acquiring Person hereunder. If a Person in Specified Person Group II is an Acquiring Person, any references to “Rights Beneficially Owned” by such Acquiring Person shall exclude any Rights held by each Person in Specified Person Group I; provided that the Persons in Specified Person Group I are Grandfathered Persons or have failed to be Grandfathered Persons solely as a result of one or more In-Kind Distributions. For the avoidance of doubt, each security that is a Covered Security, share of Investor Preferred Stock, Additional Share or Warrant (each within the meaning of the Specified Exchange Agreement) shall not be subject to dilution under this Rights Plan, and the Rights related thereto shall be exercisable, so long as (A) the Persons in Specified Person Group I are Grandfathered Persons (or have failed to be Grandfathered Persons solely as a result of one or more In-Kind Distributions) and (B) a Person in Specified Person Group I has continuously since the Specified Exchange Closing Date (I) had legal title to such security (or a predecessor security that had, pursuant to its terms, been converted or exchanged into such security), (II) been the registered or record owner of such security (or a predecessor security that had, pursuant to its terms, been converted or exchanged into such security), or (III) held such security (or a predecessor security that had, pursuant to its terms, been converted or exchanged into such security) through one or more custodians, depositaries, broker-dealer firms and/or other similar intermediaries.

        (f) Notwithstanding anything in this Rights Plan to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to any purported transfer pursuant to Section 5 or exercise pursuant to this Section 6 unless the registered holder of the applicable Rights (i) shall have completed and signed the certificate contained in the form of assignment or election to purchase, as the case may be, set forth on the reverse side of the Right Certificate surrendered for such transfer or exercise, as the case may be, (ii) shall not have indicated an affirmative response to clause 1 or 2 thereof and (iii) shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof as the Company shall reasonably request.

Section 7 . Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for exercise, transfer or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by this Rights Plan. The Company shall deliver to the Rights Agent for cancellation, and the Rights Agent shall cancel, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 8 . Reservation and Availability of Capital Stock. (a) The Company covenants and agrees that it will cause to be reserved and kept available a number of authorized but not outstanding shares of Preferred Stock sufficient to permit the exercise in full of all outstanding Rights as provided in this Rights Plan.

        (b) So long as the Preferred Stock issuable upon the exercise of Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all securities reserved for such issuance to be listed on any such exchange upon official notice of issuance upon such exercise.

        (c) The Company shall (i) file, as soon as practicable following the earliest date after a Stock Acquisition Date and determination of the consideration to be delivered by the Company upon exercise of the Rights in accordance with Section 9(a)(ii), or as soon as is required by law following a Distribution Date, as the case may be, a registration statement under the Securities Act with respect to the securities issuable upon exercise of the Rights, (ii) to cause such registration statement to become effective as soon as practicable after such filing and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities and (B) the Expiration Date. The Company shall also take such action as may be appropriate to ensure compliance with the securities or blue sky laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed 90 days after the date set forth in Section 8(c)(i), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement when the suspension is no longer in effect. Notwithstanding anything contained in this Rights Plan to the contrary, the Rights shall not be exercisable for securities in any jurisdiction if the requisite qualification in such jurisdiction has not been obtained, such exercise is not permitted under applicable law or a registration statement in respect of such securities has not been declared effective.

        (d) The Company shall take all such action as may be necessary to insure that all one one-millionths of a share of Preferred Stock issuable upon exercise of Rights shall, at the time of delivery of the certificates for such securities (subject to payment of the Purchase Price), be duly authorized, validly issued, fully paid and nonassessable.

        (e) The Company shall pay when due and payable any and all federal and state transfer taxes and other governmental charges which may be payable in respect of the issuance or delivery of the Right Certificates and of any certificates for Preferred Stock upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax or other governmental charge which may be payable in respect of any transfer involved in the issuance or delivery of any Right Certificates or any certificates for Preferred Stock to a Person other than the registered holder of the applicable Right Certificate. Prior to any such issuance or delivery of any Right Certificates or any certificates for Preferred Stock, any such transfer tax or other governmental charge shall have been paid by the holder of such Right Certificate or it shall have been established to the Company’s satisfaction that no such tax or other governmental charge is due.

Section 9 . Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. (a) (i) To preserve the actual or potential economic value of the Rights, if at any time after the date hereof there shall be any change in the Common Stock or the Preferred Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock or Preferred Stock, as the case may be (other than distribution of the Rights or regular quarterly cash dividends) or otherwise, then, in each such event the Board shall make such appropriate adjustments in the number of shares of Preferred Stock (or the number and kind of other securities) issuable upon exercise of each Right (or in exchange for any Right pursuant to Section 21), the Purchase Price and Redemption Price in effect at such time and/or the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each share of Common Stock) such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the Rights would have had absent such event. If an event occurs which requires an adjustment under both this Section 9(a)(i) and Section 9(a)(ii), the adjustment provided for in this Section 9(a)(i) shall be made prior to, and in addition to, any adjustment required pursuant to Section 9(a)(ii).

        (ii) If any Person becomes at any time after the date of this Rights Plan an Acquiring Person, then each holder of a Right shall (except as otherwise provided herein, including Section 6(e)) be entitled to receive upon exercise thereof (in accordance with the provisions of Section 6) at the then current Purchase Price such number of one-millionths of a share of Preferred Stock (such number of one-millionths of a share being referred to herein as the “Adjustment Shares”) equal to the result obtained by dividing

    (x) the product obtained by multiplying the then current Purchase Price by the number of one-millionths of a share of Preferred Stock for which a Right was exercisable immediately prior to such first occurrence (such product being from such time on the “Purchase Price” for each Right and for all purposes of this Rights Plan) by

    (y) 50% of the current market price per share of Common Stock (determined pursuant to Section 9(d)(i)) on the date of such first occurrence.

        (iii) [Reserved]

        (b) [Reserved]

        (c) [Reserved]

        (d) (i) For purposes of computations hereunder other than computations made pursuant to Section 12, the “current market price” per share of Common Stock on any date shall be the average of the daily closing prices per share of such Common Stock at the close of the regular session of trading for the 30 Trading Days immediately prior to such date; and for purposes of computations made pursuant to Section 12, the “current market price” per share of Common Stock for any Trading Day shall be the closing price per share of Common Stock at the close of the regular session of trading for such Trading Day; provided that if the current market price per share of the Common Stock is determined during a period that is in whole or in part following the announcement by the issuer of such Common Stock of (A) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities exercisable for or convertible into shares of such Common Stock (other than the Rights), or (B) any subdivision, combination or reclassification of such Common Stock, and prior to the ex-dividend date for such dividend or distribution or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current market price” shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sale price, regular way, at the close of the regular session of trading or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system at the close of the regular session of trading with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board (in each case prices which are not identified as having been reported late to such system). If on any such date, no market maker is making a market in the Common Stock or the Common Stock is not publicly held or not so listed or traded, the “current market value” of such shares on such date shall be as determined in good faith by the Board (or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board) which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

        (ii) For the purpose of any computation hereunder, the “current market price” per share of Preferred Stock shall be determined in the same manner as set forth above for the Common Stock in Section 9(d)(i) (other than the last sentence thereof). If the current market price per share of Preferred Stock cannot be determined in such manner, the “current market price” per share of Preferred Stock shall be conclusively deemed to be an amount equal to 1,000,000 (as such number may be appropriately adjusted for such events as stock splits, reverse stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Rights Plan) multiplied by the current market price per share of Common Stock (as determined pursuant to Section 9(d)(i)). For all purposes of this Rights Plan, the “current market price” of one one-millionth of a share of Preferred Stock shall be equal to the “current market price” of one share of Preferred Stock divided by 1,000,000.

        (iii) For the purpose of any computation hereunder, the value of any securities or assets other than Common Stock or Preferred Stock shall be the fair value as determined in good faith by the Board, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

        (e) Notwithstanding any provision of this Rights Plan to the contrary, no adjustment of any item described in Section 9(a)(i) (e.g., the Purchase Price, the Redemption Price, the number of shares of Preferred Stock issuable upon exercise of the Rights, etc) shall be required unless such adjustment would require an increase or decrease of at least 1% in the relevant item; provided that any adjustments which by reason of this Section 9(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made to the nearest cent or to the nearest ten-thousandth of a share of Common Stock or other share or one ten-billionth of a share of Preferred Stock, as the case may be.

        (f) [Reserved]

        (g) All Rights originally issued by the Company subsequent to any adjustment made hereunder shall evidence the right to purchase, at the Purchase Price then in effect, the then applicable number of one-millionths of a share of Preferred Stock and other capital stock issuable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

        (h) [Reserved]

        (i) [Reserved]

        (j) Irrespective of any adjustment or change in the Purchase Price or the number of one-millionths of a share of Preferred Stock issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-millionth of a share and the number of shares which were expressed in the initial Right Certificates issued hereunder.

        (k) [Reserved]

        (l) In any case in which this Section 9 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one-millionths of a share of Preferred Stock or other capital stock, if any, issuable upon such exercise over and above the number of one-millionths of a share of Preferred Stock or other capital stock, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

        (m) Anything in this Section 9 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 9, as and to the extent that it, in its sole discretion, determines to be advisable so that any consolidation or subdivision of the Preferred Stock or Common Stock, issuance wholly for cash of any Preferred Stock or Common Stock at less than the current market price, issuance wholly for cash of any Preferred Stock, Common Stock or securities which by their terms are convertible into or exercisable for Preferred Stock or Common Stock, stock dividends or issuance of rights, options or warrants referred to in this Section 9 hereafter made by the Company to the holders of its Preferred Stock or Common Stock shall not be taxable to such stockholders.

        (n) The Company agrees that after a Distribution Date, it will not, except as permitted by Sections 20, 21 or 24 take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

Section 10 . Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 9, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the Rights Agent and with each transfer agent for the Preferred Stock and the Common Stock a copy of such certificate and (iii) mail a brief summary thereof to each holder of a Right Certificate (or, if prior to a Distribution Date, to each holder of a certificate representing shares of Common Stock) in the manner set forth in Section 23. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

Section 11 . [Reserved].

Section 12 . Fractional Rights and Fractional Shares. (a) The Company is not required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of any such fractional

Rights, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market price of a whole Right. For purposes of this Section 12(a), the current market price of a whole Right shall be the closing price of a Right at the close of the regular session of trading for the Trading Day immediately prior to the date on which such fractional Rights would otherwise have been issuable. The closing price of a Right for any day shall be determined in the manner set forth for the Common Stock in Section 9(d)(i).

        (b) The Company is not required to issue fractions of shares of Preferred Stock (other than fractions which are multiples of one one-millionth of a share of Preferred Stock) upon exercise of the Rights or upon exchange of the Rights pursuant to Section 21(a), and the Company is not required to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are multiples of one one-millionth of a share of Preferred Stock). In lieu of any such fractional shares of Preferred Stock, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market price of one one-millionth of a share of Preferred Stock. For purposes of this Section 12(b), the current market price of one one-millionth of a share of Preferred Stock shall be one one-millionth of the closing price of a share of Preferred Stock (as determined pursuant to Section 9(d)) for the Trading Day immediately prior to the date of such exercise.

        (c) Upon any exchange pursuant to Section 21(c), the Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Rights or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised or exchanged as herein provided an amount in cash equal to the same fraction of the current market price of a share of Common Stock. For purposes of this Section 12(c), the current market price of a share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to Section 9(d)) for the Trading Day immediately prior to the date of such exercise or exchange.

        (d) Each holder of a Right, by his acceptance of the Right, expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right except as permitted by this Section 12.

Section 13 . [Reserved].

Section 14 . Agreement of Right Holders. Each holder of a Right, by his acceptance of the Right, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

        (a) prior to a Distribution Date, the Rights will be evidenced by and transferable only in connection with the transfer of Common Stock;

        (b) after a Distribution Date, the Rights will be evidenced by Right Certificates and transferable only on the registry books of the Rights Agent pursuant to Section 5;

        (c) subject to Sections 5 and 6, the Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to a Distribution Date, a certificate representing shares of Common Stock or an Ownership Statement) is registered as the absolute owner of such certificate and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the certificate representing shares of Common Stock or Ownership Statement made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 6(e), shall be affected by any notice to the contrary; and

        (d) notwithstanding anything in this Rights Plan to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Rights Plan by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

Section 15 . Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of capital stock which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company (including any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting stockholders (except as provided in Section 22), or to receive dividends or subscription rights, or otherwise) until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

Section 16 . Appointment of Rights Agent. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agent. If the Company appoints one or more co-rights agents, the respective duties of the Rights Agent and any co-rights agents shall be as the Company shall determine.

        (b) The Company shall pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the execution or administration of this Rights Plan and the exercise and performance of its duties hereunder. The Company also shall indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the administration of this Rights Plan or the exercise or performance of its duties hereunder, including the costs and expenses of defending against any claim of liability.

Section 17 . Merger or Consolidation or Change of Name of Rights Agent. (a) Any corporation into or with which the Rights Agent or any successor Rights Agent may be merged, consolidated or combined, any corporation resulting from any merger, consolidation or combination to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Plan without the execution or filing of any paper or any further act on the part of any party hereto; provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 19. If at the time such successor Rights Agent succeeds to the agency created by this Rights Plan any of the Right Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Right Certificates so countersigned; and if at that time any of the Right Certificates have not been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Plan.

        (b) If at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and if at that time any of the Right Certificates have not been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Plan.

Section 18 . Duties of the Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Rights Plan upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

        (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

        (b) Whenever in the performance of its duties under this Rights Plan the Rights Agent deems it necessary that any fact or matter (including the identity of any “Acquiring Person” and the determination of “current market price”) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, the Chairman of the Board, the President, the Vice Chairman or any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Rights Plan in reliance upon such certificate.

        (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

        (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Plan or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

        (e) The Rights Agent shall not be responsible (i) in respect of the validity of this Rights Plan or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof), (ii) for any breach by the Company of any covenant or condition contained in this Rights Plan or in any Right Certificate, (iii) for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 6(e)) or (iv) any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided herein or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment). The Rights Agent shall not by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or other securities to be issued pursuant to this Rights Plan or any Right Certificate or as to whether any shares of Preferred Stock or other securities will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

        (f) The Company agrees that it will perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Plan.

        (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer.

        (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Plan. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

        (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or to any holders of Rights resulting from any such act, default, neglect or misconduct; provided that reasonable care was exercised in the selection and continued employment thereof.

        (j) No provision of this Rights Plan shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

        (k) If, with respect to any Right Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the cases may be, has either not been completed or indicates an affirmative response to clause 1 or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

        (l) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with the administration of this Rights Plan or the exercise or performance of its duties hereunder in reliance upon any Right Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

Section 19 . Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Plan upon 30 days’ notice to the Company and to each transfer agent of the Common Stock and Preferred Stock. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ notice to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and, after a Distribution Date, to the holders of the Right Certificates. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized, in good standing and doing business under the laws of the United States or of any state of the United States, authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an affiliate of a corporation described in Section 19(a). After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and, subsequent to a Distribution Date, mail a notice thereof to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 19, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 20 . Redemption. (a) At any time prior to a Distribution Date, the Board may, at its option, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, as such amount may be appropriately adjusted pursuant to Section 9(a)(i) (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. The Redemption Price shall be payable, at the option of the Company, in cash, shares of Common Stock, or such other form of consideration as the Board shall determine.

        (b) Immediately upon the action of the Board electing to redeem the Rights (or at such later time as the Board may establish for the effectiveness of such redemption) and without any further action and without any notice, the right to exercise the Rights will terminate and thereafter the only right of the holders of Rights shall be to receive the Redemption Price for each Right so held. The Company shall promptly thereafter give notice of such redemption to the Rights Agent and the holders of the Rights in the manner set forth in Section 23; provided that the failure to give, or any defect in, such notice shall not affect the validity of such redemption. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

Section 21 . Exchange. (a) At any time on or after a Stock Acquisition Date, with respect to all or any part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to Section 6(e)), the Board may, at its option, exchange for each Right one one-millionth of a share of Preferred Stock, subject to adjustment pursuant to Section 9(a)(i) (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after an Acquiring Person becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding.

        (b) Immediately upon the effectiveness of the action of the Board to exchange any Rights pursuant to Section 21(a) (or at such later time as the Board may establish) and without any further action and without any notice, the right to exercise such Rights will terminate and thereafter the only right of a holder of such Rights shall be to receive that number of fractional shares of Preferred Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly thereafter give notice of such exchange to the Rights Agent and the holders of the Rights to be exchanged in the manner set forth in Section 23; provided that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of Rights for fractional shares of Preferred Stock will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to Section 6(e)) held by each holder of Rights.

        (c) In lieu of exchanging all or any part of the then outstanding and exercisable Rights for fractional shares of Preferred Stock in accordance with Section 21(a), the Board may, at its option, exchange any such Rights (which shall not include Rights that have become void pursuant to Section 6(e)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, as may be adjusted pursuant to Section 9(a)(i).

        (d) Prior to effecting an exchange pursuant to this Section 21, the Board may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the fractional shares of Preferred Stock, or shares of Common Stock or other securities, if any, issuable pursuant to the exchange, and all Persons entitled to receive shares or other securities pursuant to the exchange shall be entitled to receive such shares or other securities (and any dividends or distributions made thereon after the date on which such shares or other securities are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement.

Section 22 . Notice of Proposed Actions and Certain Other Matters. (a) (i) If the Company proposes, at any time after a Distribution Date, (ii) to pay any dividend payable in stock of any class or to make any other distribution (other than a regular quarterly cash dividend out of earnings or retained earnings of the Company) to the holders of Preferred Stock, (iii) to offer to the holders of its Preferred Stock rights or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options, (iv) to effect any reclassification of its Preferred Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Preferred Stock), (v) to effect, or permit any of its Subsidiaries to effect, any consolidation, merger or combination with any other Person, or to effect any sale or other transfer, in one transaction or a series of related transactions, of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries, taken as a whole, or (vi) to effect the liquidation, dissolution or winding-up of the Company, then, in each such case, the Company shall give to each holder of a Right, a notice of such proposed action specifying the record date for the purposes of any such dividend, distribution or offering of rights or warrants, or the date on which any such reclassification, consolidation, merger, combination, sale, transfer, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by Section 22(a)(i) or 22(a)(ii) above at least 20 days prior to the record date for determining holders of the Preferred Stock entitled to participate in such dividend, distribution or offering, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Preferred Stock, whichever shall be earlier. The failure to give notice required by this Section or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action.

        (b) (i) The Company shall as soon as practicable after a Stock Acquisition Date give to each holder of a Right, in accordance with Section 23, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 9(a)(ii), and (ii) all references in Section 22 to Preferred Stock shall be deemed thereafter to refer to Common Stock or other capital stock, as the case may be.

        (c) In addition, the Company shall furnish in writing to any Person in Specified Person Group I or any Person in Specified Person Group II, upon request by such Person, within ten Business Days of such request, (i) the number of shares of then-outstanding Common Stock as of the request date, (ii) the 20 trading day trailing average closing price of a share of Common Stock as of the request date and (iii) the value of specified Qualifying Debt Securities or Company Securities. Such written notice shall be provided to the fax number or email address specified by the requesting Person in Specified Person Group I or Person in Specified Person Group II and shall be deemed furnished upon receipt thereof. If such Person acquires Company Securities within five Business Days after the date of such written notice, the Person may rely on the numbers specified in the written notice in performing the calculations described in clause (iii) or (iv) of the definition of “Grandfathered Person”), the definition of IKD Value Limit or the definition of QDS Value Limit.

Section 23 . Notices. Except as set forth below, all notices, requests and other communications to any party hereunder and to the holder of any Right shall be in writing unless otherwise expressly specified herein. Notices or demands authorized by this Rights Plan to be given or made to or on the Company or (subject to Section 19) the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or registered or certified mail (postage prepaid) to the addresses set forth below (or such other address as such party specifies in writing to the other party):

if to the Company, to:

Citigroup Inc.

399 Park Avenue

New York, New York 10022

Attention:         Michael S. Helfer, Esq.

                           General Counsel

Telephone: (212) 559-5152

Facsimile: (212) 793-5300

if to the Rights Agent, to:

Computershare Trust Company, N.A.

525 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Client Services

Telephone: (201) 222-4836

Facsimile: (201) 222-4593

Except as otherwise expressly set forth in this Rights Plan, notices or demands authorized by this Rights Plan to be given or made by the Company or the Rights Agent to the holder of any Right Certificate any certificate representing shares of Common Stock is sufficiently given or made if sent by first class mail (postage prepaid) to each record holder of such Certificate at the address of such holder shown on the registry books of the Company. Notwithstanding anything in this Rights Plan to the contrary, prior to a Distribution Date a public filing by the Company with the Securities and Exchange Commission shall constitute sufficient notice to the holders of securities of the Company, including the Rights, for purposes of this Rights Plan and no other notice need be given to such holders.

Section 24 . Supplements and Amendments. At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Plan in any respect without the approval of any holders of Rights. At any time after the occurrence of a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend this Rights Plan without the approval of any holders of Rights; provided, however, that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person), (b) cause this Rights Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable. Upon the delivery of a certificate from the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company stating that the proposed supplement or amendment is in compliance with the terms of this Rights Plan, the Rights Agent shall execute such supplement or amendment; provided, however, that the Rights Agent may, but shall not be required to, execute any supplement or amendment that adversely affects its rights, duties or obligations under this Agreement.

Section 25 . Successors. All the covenants and provisions of this Rights Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 26 . Determinations and Actions by the Board, etc. The Board shall have the exclusive power and authority to administer this Rights Plan and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Rights Plan, including the right and power to (i) interpret the provisions of this Rights Plan and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Plan (including a determination to redeem or exchange or not to redeem or exchange the Rights or to amend the Rights Plan). All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties.

Section 27 . Benefits of This Rights Plan. Nothing in this Rights Plan shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing the shares of Common Stock) any legal or equitable right, remedy or claim under this Rights Plan; but this Rights Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing the shares of Common Stock).

Section 28 . Severability. If any term, provision, covenant or restriction of this Rights Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 29 . Governing Law. This Rights Plan, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 30 . Counterparts. This Rights Plan may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 31 . Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, the parties hereto have caused this Rights Plan to be duly executed by their respective authorized officers as of the day and year first above written.

CITIGROUP INC.

By:	/S/ EDWARD J. KELLY, III

NAME: EDWARD J. KELLY, III
TITLE: CHIEF FINANCIAL OFFICER

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/S/ THOMAS GRAYMAN

NAME: THOMAS GRAYMAN
TITLE: REGIONAL VICE PRESIDENT

EXHIBIT A

FORM OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES R PARTICIPATING CUMULATIVE PREFERRED STOCK

OF CITIGROUP INC.

Citigroup Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) or a duly authorized committee of the Board of Directors, in accordance with the certificate of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on June 9, 2009 creating a series of preferred stock of the Corporation from its blank check preferred stock authority designated as “Series R Preferred Stock”.

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, a series of preferred stock, created from its blank check preferred stock authority, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. The shares of such series shall be designated as “Series R Participating Cumulative Preferred Stock” (the “Series R Preferred Stock”), and the number of shares constituting such series shall be 28,000. Such number of shares of the Series R Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series R Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

Section 2. Dividends and Distributions. (a) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series R Preferred Stock with respect to dividends, the holders of shares of Series R Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series R Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series R Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) the Multiplier Number times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series R Preferred Stock. As used herein, the “Multiplier Number” shall be 1,000,000; provided that if, at any time after June 9, 2009, there shall be any change in the Common Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each share of Series R Preferred Stock shall be in the same economic position as prior to such event.

        (b) The Corporation shall declare a dividend or distribution on the Series R Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than as described in Sections 2(a)(ii)(A) and 2(a)(ii)(B)); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series R Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series R Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series R Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such shares of Series R Preferred Stock, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series R Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series R Preferred Stock shall have the following voting rights:

        (a) Each share of Series R Preferred Stock shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of stockholders of the Corporation.

        (b) Except as otherwise provided herein or by law, the holders of shares of Series R Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

        (c)(i) If at any time dividends on any Series R Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series R Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series R Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

        (ii) During any default period, such voting right of the holders of Series R Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(c)(iii) hereof or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall initially exercise such voting right, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series R Preferred Stock.

        (iii) Unless the holders of Preferred Stock shall have previously exercised their right to elect Directors during an existing default period, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing such notice to him at the address of such holder shown on the registry books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series. Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

        (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Section 3(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

        (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Section 3(c)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

        (d) The certificate of incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series R Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series R Preferred Stock, voting separately as a class.

        (e) Except as otherwise expressly provided herein, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series R Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series R Preferred Stock shall have been paid in full, the Corporation shall not:

        (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series R Preferred Stock;

        (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series R Preferred Stock, except dividends paid ratably on the Series R Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

        (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series R Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series R Preferred Stock; or

        (iv) redeem, purchase or otherwise acquire for value any shares of Series R Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series R Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series R Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series R Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the certificate of incorporation of the Corporation or as otherwise permitted under Delaware law.

Section 6. Liquidation, Dissolution and Winding-up. Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series R Preferred Stock unless, prior thereto, the holders of shares of Series R Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series R Preferred Stock shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times (y) the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series R Preferred Stock, except distributions made ratably on the Series R Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series R Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. No Redemption. The Series R Preferred Stock shall not be redeemable.

Section 9. Rank. The Series R Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise, and shall rank senior to the Common Stock as to such matters.

Section 10. Fractional Shares. Series R Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series R Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by its Treasurer and countersigned by an Assistant Secretary this 9th day of June, 2009.

CITIGROUP INC.

By:	/S/ ERIC ABOAF

NAME: ERIC ABOAF
TITLE: TREASURER

By:	/S/ MICHAEL J. TARPLEY

NAME: MICHAEL J. TARPLEY
TITLE: ASSISTANT SECRETARY

EXHIBIT B

AS SET FORTH IN THE RIGHTS PLAN, RIGHTS ISSUED OR

TRANSFERRED TO, OR BENEFICIALLY OWNED BY, ANY PERSON

WHO IS, WAS OR BECOMES AN ACQUIRING PERSON (AS SUCH

TERMS ARE DEFINED IN THE RIGHTS PLAN), WHETHER

CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH

PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID.

SUMMARY OF TERMS

CITIGROUP INC.

TAX BENEFITS PRESERVATION PLAN

Purpose	The purpose of the Tax Benefits Preservation Plan (“Rights Plan”) described in this summary of terms is to preserve the value of the deferred tax assets (“Tax Benefits”) of Citigroup Inc. (the “Company”) for U.S. federal income tax purposes, in light of the recently-announced exchange offers with the U.S. Department of Treasury, certain private holders of the Company’s preferred stock and public holders of the Company’s preferred stock.

Form of Security	The Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s Common Stock and each outstanding one one-millionth of a share of Series M Stock, payable to holders of record as of the close of business on June 22, 2009 (each a “Right” and collectively, the “Rights”)

Exercise	Prior to a Distribution Date[1], the Rights are not exercisable.

After a Distribution Date, each Right is exercisable to purchase, for $20.00 (the “Purchase Price”), one one-millionth of a share of Series R Participating Cumulative Preferred Stock, $1.00 par value per share, of the Company (“Preferred Stock”).

[1]	Distribution Date means the earlier of:

•	the 10th business day after public announcement that any person or group has become an Acquiring Person; and

•

the 10th business day after the date of the commencement of a tender or exchange offer by any person which would or could, if consummated, result in such person becoming an Acquiring Person, subject to extension by the Board of Directors of the Company.

Flip-In	If any person or group (an “Acquiring Person”) becomes a “5-percent shareholder” (subject to certain exceptions described in the Plan), then on a Distribution Date, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of millionths of a share of Preferred Stock of the Company having a market value of twice the Purchase Price; provided that (i) none of the Company and certain affiliates of the Company shall be an Acquiring Person, (ii) none of the U.S. Government, its instrumentalities or agencies and certain of its wholly-owned entities shall be an Acquiring Person, (iii) none of certain existing “5-percent shareholders” (including certain persons who are “5-percent shareholders” following specified exchange offers with the Company) shall be an Acquiring Person unless and until any such “5-percent shareholder” increases its percentage stock ownership in the Company by more than one-quarter of one percentage point, (iv) none of certain other “grandfathered persons” (as described in the Rights Plan) shall be an Acquiring Person so long as any such “grandfathered person” satisfies the applicable requirements set forth in the Rights Plan; (v) no person or group who or which the Board determines, in its sole discretion, has inadvertently become a “5-percent shareholder” (or inadvertently failed to continue to qualify as a “grandfathered person”) shall be an Acquiring Person so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of the Company so that such person’s (or such group’s) percentage stock ownership in the Company is less than 5-percent (or, in the case of any person or group that has inadvertently failed to qualify as a “grandfathered person,” the securities of the Company that caused such person or group to fail to qualify as a “grandfathered person”); (vi) no person or group that has become a “5-percent shareholder” shall be an Acquiring Person if the Board determines, in its sole discretion, that such person’s or group’s attainment of “5-percent shareholder” status has not jeopardized or endangered the Company’s utilization of the Tax Benefits; provided that such a person or group shall be an “Acquiring Person” if the Board, in its sole discretion, makes a contrary determination; (vii) no person or group who or which has become a “5-percent shareholder” (or failed to qualify as a “grandfathered person”) solely as a result of certain “in-kind distributions” shall be an Acquiring Person so long as such person or group satisfies the applicable requirements set forth in the Rights Plan; and (viii) an acquisition by a person or group of at least a majority of the Company’s Common Stock made by that person or group as part of an “qualified offer” (as defined in the Rights Plan) shall not result in any person or group becoming an Acquiring Person.

Exchange

At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the Company’s Common Stock), the Board may elect to exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for one one-millionth of a share of Preferred Stock per Right, subject to adjustment.

Redemption	The Board of Directors may, at its option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $0.00001 per Right at any time prior to a Distribution Date.

Expiration & Renewal	The Rights will expire on the date that is 36 months and one day after the date of adoption of the Rights Plan.

Amendments	At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Plan without the approval of any holders of certificates representing shares of Common Stock.

After a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Plan without the approval of any holders of Rights; provided, however, that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person), (b) cause this Rights Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable.

Shareholder Rights	Rights holders have no rights as a shareholder of the Company, including the right to vote and to receive dividends.

Antidilution Provisions	The Rights Plan includes antidilution provisions designed to prevent efforts to diminish the efficacy of the Rights.

A copy of the Rights Plan has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Plan is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, as amended from time to time, the complete terms of which are hereby incorporated by reference.

EXHIBIT C

[FORM OF RIGHT CERTIFICATE]

No. R—	[Number of] Rights

NOT EXERCISABLE AFTER THE EARLIER OF             , 20            AND THE DATE ON WHICH THE RIGHTS EVIDENCED HEREBY ARE REDEEMED OR EXCHANGED BY THE COMPANY AS SET FORTH IN THE RIGHTS PLAN. AS SET FORTH IN THE RIGHTS PLAN, RIGHTS ISSUED TO, OR BENEFICIALLY OWNED BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS PLAN), WHETHER CURRENTLY BENEFICIALLY OWNED BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BE NULL AND VOID.

RIGHT CERTIFICATE

CITIGROUP INC.

This Right Certificate certifies that                                     , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the holder (upon the terms and subject to the conditions set forth in the Rights Plan dated as of June 9, 2009 (the “Rights Plan”) between Citigroup Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”)) to purchase from the Company, at any time after a Distribution Date and prior to the Expiration Date, one-millionth of a fully paid, nonassessable share of Series R Participating Cumulative Preferred Stock (the “Preferred Stock”) of the Company at a purchase price of $20.00 per one one-millionth of a share (the “Purchase Price”), payable in lawful money of the United States of America, upon surrender of this Right Certificate, with the form of election to purchase and related certificate duly executed, and payment of the Purchase Price at an office of the Rights Agent designated for such purpose.

Terms used herein and not otherwise defined herein shall have the meanings given to them in the Rights Plan.

The number of Rights evidenced by this Right Certificate (and the number and kind of shares issuable upon exercise of each Right) and the Purchase Price set forth above are as of June 9, 2009, and may have been or in the future be adjusted as a result of the occurrence of certain events, as more fully provided in the Rights Plan.

If the Rights evidenced by this Right Certificate are Beneficially Owned by an Acquiring Person after an Acquiring Person has become such, such Rights shall become null and void without any further action, and no holder hereof shall have any rights whatsoever with respect to such Rights. If the Rights evidenced by this Right Certificate are beneficially owned by (a) a transferee of Rights Beneficially Owned by such Acquiring Person who (i) becomes a transferee after a Stock Acquisition Date or (ii) becomes a transferee prior to or concurrently with a Stock Acquisition Date and receives such Rights (A) with actual knowledge that the transferor is or was an Acquiring Person or (B) pursuant to either (I) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (II) a transfer which is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of these transfer restrictions, such Rights shall become null and void without any further action, and no holder hereof shall have any rights whatsoever with respect to such Rights.

This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Plan, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Plan reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Plan.

At any time after a Distribution Date and prior to the Expiration Date, any Right Certificate or Certificates may, upon the terms and subject to the conditions set forth below in the Rights Plan, be transferred or exchanged for another Right Certificate or Certificates evidencing a like number of Rights as the Right Certificate or Certificates surrendered. Any registered holder desiring to transfer or exchange any Right Certificate or Certificates shall surrender such Right Certificate or Certificates (with, in the case of a transfer, the form of assignment and certificate on the reverse side thereof duly executed) to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose.

Subject to the provisions of the Rights Plan, the Board of Directors of the Company may, at its option,

        (a) at any time on or prior to a Distribution Date redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, as may be adjusted pursuant to the Rights Plan; or

        (b) at any time after a Distribution Date exchange all or part of the then outstanding Rights (which shall not include Rights that have become void pursuant to Section 6(e)) for fractional shares of Preferred Stock at an exchange ratio of one millionth of a share of Preferred Stock per Right, as may be adjusted pursuant to the Rights Plan. If the Rights shall be exchanged in part, the holder of this Right Certificate shall be entitled to receive upon surrender hereof another Right Certificate or Certificates for the number of whole Rights not exchanged.

The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are multiples of one one-millionth of a share of Preferred Stock) upon the exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are multiples of one one-millionth of a share of Preferred Stock). In lieu of any such fractional shares of Preferred Stock, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised an amount in cash equal to the same fraction of the current market price of one one-millionth of a share of Preferred Stock. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Certificates for the number of whole Rights not exercised.

No holder of this Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of capital stock which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Plan or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company (including any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Plan), to receive dividends or subscription rights, or otherwise) until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Plan.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal by its authorized officers.

Dated as of             , 20

CITIGROUP INC.

By:
Name:
Title:

[SEAL] Attest:

NAME:
TITLE: SECRETARY

Countersigned:

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:
NAME: THOMAS GRAYMAN
TITLE: REGIONAL VICE PRESIDENT

Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed if the registered holder

desires to transfer the Right Certificate.)

FOR VALUE RECEIVED

hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                               Attorney, to transfer the within Right Certificate on the books of the within named Company, with full power of substitution.

Dated:                     , 20

Signature

Medallion Signature Guaranteed:

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

        (1) the Rights evidenced by this Right Certificate              are              are not Beneficially Owned by an Acquiring Person and              are              are not being assigned by or on behalf of a Person who is or was an Acquiring Person (as such terms are defined in the Rights Plan); and

        (2) after due inquiry and to the best knowledge of the undersigned, it              did              did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or became an Acquiring Person.

Dated:                 , 20 __

Signature

The signatures to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE

(To be executed if the registered holder desires to exercise Rights represented by the Right Certificate.)

To:    Citigroup Inc.

The undersigned hereby irrevocably elects to exercise             Rights represented by this Right Certificate to purchase shares of Preferred Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such securities be issued in the name of and delivered to:

Please insert social security or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Please insert social security or other identifying number

(Please print name and address)

Dated:                 , 20

Signature

Medallion Signature Guaranteed:

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

        (1) the Rights evidenced by this Right Certificate              are              are not Beneficially Owned by an Acquiring Person and              are              are not being exercised by or on behalf of a Person who is or was an Acquiring Person (as such terms are defined in the Rights Plan); and

        (2) after due inquiry and to the best knowledge of the undersigned, it              did              did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or became an Acquiring Person.

Dated:             , 20

Signature

The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

ANNEX D

FORM OF CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CITIGROUP INC.

The undersigned officer of Citigroup Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Citigroup Inc.

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the restated certificate of incorporation of the Corporation, each [two][five][ten][fifteen][twenty][twenty-five][thirty] shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to receive cash (without interest and subject to applicable withholding taxes) from the Corporation’s transfer agent in lieu of such fractional share interests automatically where shares are held in book-entry form and, where shares are held in certificated form, upon the submission of a properly completed and executed transmittal letter and the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: At the Effective Time, Section (A) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation shall be hereby amended to read in its entirety as follows:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [Two Billion Thirty Million (2,030,000,000)][Two Billion Four Hundred Thirty Million (2,430,000,000)][Three Billion Thirty Million (3,030,000,000)][Four Billion Thirty Million (4,030,000,000)][Six Billion Thirty Million (6,030,000,000)][Twelve Billion Thirty Million (12,030,000,000)][Thirty Billion Thirty Million (30,030,000,000)]. The total number of shares of Common Stock which the Corporation shall have authority to issue is [Two Billion (2,000,000,000)][Two Billion Four Hundred Million (2,400,000,000)][Three Billion (3,000,000,000)][Four Billion (4,000,000,000)][Six Billion (6,000,000,000)][Twelve Billion (12,000,000,000)][Thirty Billion (30,000,000,000)] shares of Common Stock having a par value of one cent ($.01) per share. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Thirty Million (30,000,000) shares having a par value of one dollar ($1.00) per share.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [    ] day of [            ], 20[    ].

CITIGROUP INC.

By:
Name:
Title:

D-1

CITIGROUP INC. P.O. BOX 990041 HARTFORD, CT 06199-0041

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m.. Eastern Time on April 19, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citigroup Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.. Eastern Time on April 19, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citigroup Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To view or print a copy of the Proxy Statement or Annual Report on Form 10-K, go to http://www.citigroup.com/citigroup/corporategovernance/ar.htm.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20272-P89831-Z51875	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

CITIGROUP INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR Proposals 1- 7.
1.	Proposal to elect 15 directors		For	Against	Abstain				For	Against	Abstain
	1a.	Alain J.P. Belda	☐	☐	☐		1l.	Anthony M. Santomero	☐	☐	☐
	1b.	Timothy C. Collins	☐	☐	☐		1m.	Diana L. Taylor	☐	☐	☐
	1c.	Jerry A. Grundhofer	☐	☐	☐		1n.	William S. Thompson, Jr.	☐	☐	☐
	1d.	Robert L. Joss	☐	☐	☐		1o.	Ernesto Zedillo	☐	☐	☐
	1e.	Andrew N. Liveris	☐	☐	☐	2.	Proposal to ratify the selection of KPMGLLP as Citi’s independent registered public accounting firm for 2010.		☐	☐	☐
	1f.	Michael E. O’Neill	☐	☐	☐	3.	Proposal to approve Amendments to the Citigroup 2009 Stock Incentive Plan.		☐	☐	☐
	1g.	Vikram S. Pandit	☐	☐	☐	4.	Proposal to approve the TARP Repayment Shares.		☐	☐	☐
	1h.	Richard D. Parsons	☐	☐	☐	5.	Proposal to approve Citi’s 2009 Executive Compensation.		☐	☐	☐
	1i.	Lawrence R. Ricciardi	☐	☐	☐	6.	Proposal to ratify the Tax Benefits Preservation Plan.		☐	☐	☐
	1j.	Judith Rodin	☐	☐	☐	7.	Proposal to approve the Reverse Stock Split Extension.		☐	☐	☐
	1k.	Robert L. Ryan	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 8 through 13.									For	Against	Abstain
8.	Stockholder proposal regarding political non-partisanship.								☐	☐	☐
9.	Stockholder proposal requesting a report on political contributions.								☐	☐	☐
10.	Stockholder proposal requesting a report on collateral for over-the-counter derivatives trades.								☐	☐	☐
11.	Stockholder proposal requesting that stockholders holding 10% or above have the right to call special stockholder meetings.								☐	☐	☐
12.	Stockholder proposal requesting that executive officers retain 75% of the shares acquired through compensation plans for two years following termination of employment.								☐	☐	☐
13.	Stockholder proposal requesting reimbursement of expenses incurred by a stockholder in a contested election of directors.								☐	☐	☐
									Yes	No
Please indicate if you would like to keep your vote confidential under the current policy.									☐	☐
Please indicate if you plan to attend the meeting and vote these shares in person.									☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2010 Annual Meeting of Stockholders

April 20, 2010 at 9:00 a.m. at

The Hilton New York, 1335 Avenue of the Americas, New York, New York

The entrance to the Hilton is on Avenue of the Americas (6th Ave.) between West 53rd Street and West 54th Street.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, do not return your proxy card.

Thank you for your proxy submission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

http://www.citigroup.com/citigroup/corporategovernance/ar.htm.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M20273-P89831-Z51875

CITIGROUP INC.
Proxy Solicited on Behalf of the Board of Directors
of Citigroup Inc. for the Annual Meeting, April 20, 2010

The undersigned hereby constitutes and appoints Richard D. Parsons, Vikram S. Pandit and Michael S. Helfer, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. (“Citigroup”) to be held at The Hilton New York, 1335 Avenue of the Americas, New York, New York, on Tuesday, April 20, 2010, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

If shares of Citigroup Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-7 and AGAINST Proposals 8-13 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE